   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998

                                                REGISTRATION NO. 333-49611
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                   AMERICAN GENERAL HOSPITALITY CORPORATION
          (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)
         MARYLAND                    7011                    75-2648842
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)
                     5605 MACARTHUR BOULEVARD, SUITE 1200
                              IRVING, TEXAS 75038
                                (972) 550-6800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                STEVEN D. JORNS
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                   AMERICAN GENERAL HOSPITALITY CORPORATION
                     5605 MACARTHUR BOULEVARD, SUITE 1200
                              IRVING, TEXAS 75038
                                (972) 550-6800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
      STEVEN L. LICHTENFELD, ESQ.        RICHARD S. BORISOFF, ESQ.
           BATTLE FOWLER LLP          PAUL, WEISS, RIFKIND, WHARTON &
           PARK AVENUE TOWER                     GARRISON
          75 EAST 55TH STREET           1285 AVENUE OF THE AMERICAS
       NEW YORK, NEW YORK 10022        NEW YORK, NEW YORK 10019-6064
            (212) 856-7000                    (212) 373-3000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed Joint Proxy Statement/Prospectus.
                                ---------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                ---------------
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                   PROPOSED         PROPOSED
                                                   MAXIMUM          MAXIMUM
    TITLE OF EACH CLASS OF      AMOUNT TO BE       OFFERING        AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED(1)  REGISTERED(2) PRICE PER SHARE(3) OFFERING PRICE REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------
  Common Stock, par value
   $0.01 per share........       29,049,572        $34.0625       $989,501,046       $291,903

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) This Registration Statement relates to the common stock, par value $0.01 per share, of the Registrant (the "AGH Common Stock") to be issued to holders of common stock, par value $0.01 per share (the "CapStar Common Stock"), of CapStar Hotel Company ("CapStar") in connection with the proposed merger of CapStar with and into the Registrant, with the Registrant as the surviving corporation.

(2) Includes shares of AGH Common Stock to be registered for issuance upon exchange of CapStar's 4.75% Convertible Subordinated Notes due 2004.
(3) Estimated solely for the purpose of determining the Registration Fee in accordance with Rule 457(f). Pursuant to Rule 457(f)(1), the proposed maximum offering price per share of the AGH Common Stock of the Registrant is based upon the average of the high and low prices per share of the CapStar Common Stock on April 2, 1998 on the New York Stock Exchange Composite Transaction Tape.

(4) Of this amount, $290,397 was previously paid on April 3, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                   AMERICAN GENERAL HOSPITALITY CORPORATION

                                                                      .  , 1998

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "AGH Meeting") of American General Hospitality Corporation ("AGH") to be held
on   .  , 1998, at 12:00 p.m., local time, at  . . A Notice of Annual Meeting of Stockholders, a Joint Proxy Statement/Prospectus containing information about the matters to be acted upon at the AGH Meeting and a proxy card are enclosed. Attendance at the AGH Meeting will be limited to the stockholders of record on June 8, 1998, the record date for the AGH Meeting (the "AGH Record Date"), or their proxies, beneficial owners having evidence of ownership on that date and invited guests of AGH.

  At the AGH Meeting, you will be asked to: (i) approve and adopt an Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"), that provides for the merger of CapStar Hotel Company ("CapStar") with and into AGH (the "Merger Proposal" or "Proposal One"); (ii) approve and adopt amendments to AGH's Charter to: (a) increase the authorized number of shares of stock and authorized number of shares of common stock, par value $.01 per share, of AGH (the "AGH Common Stock"), (b) authorize the issuance of shares of preferred stock having such preferences, rights and other terms as the Board of Directors may determine from time to time and (c) to the extent permitted under Maryland law, authorize the Board of Directors to increase or decrease the number of authorized shares of stock without stockholder approval ("Proposal Two"); (iii) approve an amendment and restatement of the American General Hospitality Corporation Non-Employee Directors' Incentive Plan (as amended, the "MeriStar Directors' Plan") ("Proposal Three"); (iv) approve an amendment and restatement of the American General Hospitality Corporation 1996 Incentive Plan (as amended, the "MeriStar Incentive Plan") ("Proposal Four");
(v) approve the election of eight directors, with the election of six of the nominees conditioned upon approval of the Merger Proposal ("Proposal Five") and the consummation of the Merger; and (vi) transact such other business that may properly be brought before the AGH Meeting and at any adjournments or postponements thereof. Proposals Two through Five are collectively referred to herein as the "AGH Proposals" and, together with the Merger Proposal, the "AGH Meeting Proposals."

  Upon completion of the transactions contemplated by the Merger Agreement (the "Transactions"):

  . CapStar will have transferred certain assets and liabilities to MeriStar Hotels & Resorts, Inc., a Delaware corporation and a wholly owned subsidiary of CapStar ("OpCo"), so that OpCo will own the hotel management and leasing business previously operated by CapStar and its subsidiaries, and CapStar will then distribute to its stockholders on a share-for-share basis (the "Spin-Off") all of the outstanding capital stock of OpCo;

  . CapStar will merge with and into AGH (the "Merger") and CapStar's operating partnerships will merge with and into AGH's operating partnership;

  . AGH will be the surviving corporation and will continue its corporate existence under the name MeriStar Hospitality Corporation ("MeriStar" or the "Surviving Corporation"); and

  . each outstanding share of common stock, par value $0.01 per share ("CapStar Common Stock"), of CapStar will be converted into the right to receive 1.0 share of common stock, par value $0.01 per share ("Surviving Corporation Common Stock" or "MeriStar Common Stock"), of the Surviving Corporation (the "CapStar Exchange Ratio"), and each outstanding share of common stock, par value $0.01 per share ("AGH Common Stock"), of AGH will be converted into 0.8475 shares of Surviving Corporation Common Stock (the "AGH Exchange Ratio" and, together with the CapStar Exchange Ratio, the "Exchange Ratios"). Based on the closing prices on May 21, 1998, the market price of one share of AGH Common Stock was $24 5/16 and one share of CapStar Common Stock was $31 1/8. We estimate that following the Merger, AGH Stockholders will own approximately 44% of the stock of MeriStar and CapStar stockholders will own approximately 56% of the stock of MeriStar.

  Detailed descriptions of the Merger Agreement and the Transactions and the AGH Meeting Proposals are set forth in the accompanying Joint Proxy Statement/Prospectus, which you should read carefully in its entirety.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AND THE TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF AGH. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ALL AGH STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL. I believe that the Merger and the Transactions will generate significant opportunities for increasing stockholder value. In determining to approve the Merger Agreement and recommend the approval and adoption of the Merger Proposal, the Board of Directors carefully reviewed and considered the terms and conditions of the proposed Merger and the Transactions, as well as a number of other factors. In addition, the Board of Directors has received the written opinion, dated March 15, 1998, of Salomon Smith Barney, AGH's financial advisor, as to the fairness, from a financial point of view, of the Exchange Ratios to AGH. The full text of the written opinion of Salomon Smith Barney, dated March 15, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

  FURTHERMORE, YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT ALL AGH STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AGH PROPOSALS.

  Your vote is important. The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of AGH Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the AGH Meeting. Approval and adoption of the Merger Proposal requires the affirmative vote of the holders of record of a majority of the shares of AGH Common Stock outstanding on the AGH Record Date. FAILURE TO VOTE OR TO RETURN YOUR PROXY CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER PROPOSAL. UNDER THE MARYLAND GENERAL CORPORATION LAW AND THE AGH CHARTER, APPROVAL OF PROPOSAL TWO, THE AMENDMENTS TO AGH'S CHARTER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE SHARES OF AGH COMMON STOCK OUTSTANDING ON THE AGH RECORD DATE. APPROVAL AND ADOPTION OF (I) PROPOSAL THREE, THE MERISTAR DIRECTORS' PLAN AND (II) PROPOSAL FOUR, THE MERISTAR INCENTIVE PLAN, REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL VOTES CAST AT THE AGH MEETING. PROPOSAL FIVE, ELECTION OF THE DIRECTORS TO SERVE ON THE BOARD OF DIRECTORS, REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF ALL OF THE VOTES CAST AT THE AGH MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE AGH MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, I URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE. As a holder of record, you may, of course, attend the AGH Meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely yours,

                                          Steven D. Jorns
                                          Chairman of the Board, Chief
                                           ExecutiveOfficer and President

                            YOUR VOTE IS IMPORTANT.
              PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

                   AMERICAN GENERAL HOSPITALITY CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON   .  , 1998

  The Annual Meeting of Stockholders (the "AGH Meeting") of American General Hospitality Corporation, a Maryland corporation ("AGH"), will be held on
  . , 1998, at 12:00 p.m., local time, at . . Attendance at the AGH Meeting will be limited to stockholders of record on June 8, 1998, the record date for the AGH Meeting (the "AGH Record Date"), or their proxies, beneficial owners having evidence of ownership on that date and invited guests of AGH.

  The purposes of the AGH Meeting are:

    1. To consider and vote upon a proposal (the "Merger Proposal" or "Proposal One") to approve and adopt an Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"), among AGH, American General Hospitality Operating Partnership, L.P., a Delaware limited partnership, CapStar Hotel Company, a Delaware corporation ("CapStar"), CapStar Management Company, L.P., a Delaware limited partnership, and CapStar Management Company II, L.P., a Delaware limited partnership;

    2. To consider and vote upon a proposal to amend AGH's Charter to: (i) increase the number of authorized shares of stock and authorized number of shares of common stock, par value $.01 per share, of AGH ("AGH Common Stock"), (ii) authorize the issuance of shares of preferred stock having such preferences, rights and other terms as the Board of Directors may determine from time to time, and (iii) to the extent permitted under applicable Maryland law, permit the Board of Directors to increase or decrease the number of authorized shares of stock of AGH without stockholder approval ("Proposal Two");

    3. To consider and vote upon a proposal to approve the amendment and restatement of the American General Hospitality Corporation Non-Employee Directors' Incentive Plan (as amended, the "MeriStar Directors' Plan") ("Proposal Three");

    4. To consider and vote upon a proposal to approve the amendment and restatement of the American General Hospitality Corporation 1996 Incentive Plan (as amended, the "MeriStar Incentive Plan") ("Proposal Four");

    5. To consider and vote upon a proposal to elect eight directors, with the election of six of the nominees conditioned upon approval of the Merger Proposal ("Proposal Five") and the consummation of the Merger; and

    6. To transact such other business that may properly come before the AGH Meeting or any adjournments or postponements thereof.

    Proposals Two through Five are collectively referred to herein as the "AGH Proposals" and, together with the Merger Proposal, the "AGH Meeting Proposals."

  Additional information relating to these matters is described in the accompanying Joint Proxy Statement/Prospectus, which should be read carefully and in its entirety.

  The Merger Agreement contemplates, among other things, that through a series of transactions CapStar will transfer or cause to be transferred certain assets and liabilities to MeriStar Hotels & Resorts, Inc., a Delaware corporation and a wholly owned subsidiary of CapStar ("OpCo"), so that OpCo will own the hotel management and leasing business previously operated by CapStar and its subsidiaries, and that CapStar will then distribute to its stockholders on a share-for-share basis (the "Spin-Off") all of the outstanding capital stock of OpCo. Immediately after the Merger occurs, OpCo will acquire 100% of the limited partnership interests in the third-party lessee that leases most of the hotels owned by AGH and substantially all of the assets of the third-party manager that manages most of the hotels owned by AGH. Thereafter, the Merger Agreement provides that CapStar will merge with and into AGH (the "Merger"), with the result that (a) AGH will be the surviving corporation operating under the name MeriStar Hospitality Corporation ("MeriStar" or the "Surviving Corporation"), (b) CapStar's operating partnership will be merged with and into AGH's operating partnership, and (c) each outstanding share of common stock, par value $0.01 per share ("CapStar Common Stock"), of CapStar will be converted into the right to receive 1.0 share of common stock, par value $0.01 per share ("Surviving Corporation Common Stock" or "MeriStar Common Stock"), of the Surviving Corporation, and each outstanding share of common stock, par value $0.01 per share ("AGH Common Stock"), of AGH will be converted into 0.8475 shares of Surviving Corporation Common Stock. The transactions contemplated by the Merger Agreement are referred to herein as the "Transactions."

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL. FURTHERMORE, THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AGH PROPOSALS.

  To ensure that your vote will be counted, please complete, sign and date the enclosed green proxy card and return it promptly in the enclosed postage paid envelope, whether or not you plan to attend the AGH Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the AGH Meeting.

  Only stockholders of record of AGH at the close of business on the AGH Record Date are entitled to notice of the AGH Meeting, and all holders of record of shares of AGH Common Stock at the close of business on the AGH Record Date are entitled to vote at the AGH Meeting or at any adjournments or postponements thereof.

  The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of AGH Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the AGH Meeting. Approval of the Merger Proposal requires the affirmative vote of the holders of record of a majority of the shares of AGH Common Stock outstanding on the AGH Record Date. Under the Maryland General Corporation Law and the AGH Charter, approval of Proposal Two, the amendments to AGH's Charter, requires the affirmative vote of the holders of two-thirds of the shares of AGH Common Stock outstanding on the AGH Record Date. Approval and adoption of (i) Proposal Three, the MeriStar Directors' Plan, and (ii) Proposal Four, the MeriStar Incentive Plan, requires the affirmative vote of the holders of a majority of all votes cast at the AGH Meeting. Proposal Five, election of the directors to serve on the Board of Directors, requires the affirmative vote of a plurality of all votes cast at the AGH Meeting.

                                          By Order of the Board of Directors,

                                          Kenneth E. Barr
                                          Secretary

Irving, Texas
  .  , 1998

                                   IMPORTANT

  WHETHER OR NOT YOU PLAN TO ATTEND THE AGH MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE SECRETARY OF AGH AT AMERICAN GENERAL HOSPITALITY CORPORATION, 5605 MACARTHUR BOULEVARD, SUITE 1200, IRVING, TEXAS 75038, ATTENTION: SECRETARY, A SIGNED NOTICE OF REVOCATION OR A LATER DATED SIGNED PROXY CARD OR BY ATTENDING THE AGH MEETING AND VOTING IN PERSON. NO STOCKHOLDER OF RECORD MAY APPOINT MORE THAN THREE PERSONS TO ACT AS HIS OR HER PROXY AT THE AGH MEETING.

      PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

                             CAPSTAR HOTEL COMPANY

                                                                      .  , 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the
"CapStar Meeting") of CapStar Hotel Company ("CapStar") to be held on   .  ,
1998, at 12:00 p.m., local time, at the Embassy Row Hilton, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036. A Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus containing information about the matters to be acted upon at the CapStar Meeting and a proxy card are enclosed. Attendance at the CapStar Meeting will be limited to the stockholders of record on June 8, 1998, the record date for the CapStar Meeting (the "CapStar Record Date"), or their proxies, beneficial owners having evidence of ownership on that date and invited guests of CapStar.

  At the CapStar Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"), that provides for the merger of CapStar with and into American General Hospitality Corporation ("AGH").

  Upon completion of the transactions contemplated by the Merger Agreement (the "Transactions"):

  . CapStar will have transferred certain assets and liabilities to MeriStar Hotels & Resorts, Inc., a Delaware corporation and a wholly owned subsidiary of CapStar ("OpCo"), so that OpCo will own the hotel management and leasing business previously operated by CapStar and its subsidiaries, and CapStar will then distribute to its stockholders on a share for share basis (the "Spin-Off") all of the outstanding capital stock of OpCo;

  . CapStar will merge with and into AGH (the "Merger") and CapStar's operating partnerships will merge with and into AGH's operating partnership;

  . AGH will be the surviving corporation and will continue its corporate existence under the name MeriStar Hospitality Corporation ("MeriStar" or the "Surviving Corporation"); and

  . each outstanding share of common stock, par value $0.01 per share ("CapStar Common Stock"), of CapStar will be converted into the right to receive 1.0 share of common stock, par value $0.01 per share ("Surviving Corporation Common Stock" or "MeriStar Common Stock"), of the Surviving Corporation (the "CapStar Exchange Ratio"), and each outstanding share of common stock, par value $0.01 per share ("AGH Common Stock"), of AGH will be converted into 0.8475 shares of Surviving Corporation Common Stock (the "AGH Exchange Ratio" and, together with the CapStar Exchange Ratio, the "Exchange Ratios"). Based on the closing price on May 21, 1998, the market price of one share of AGH Common Stock was $24 5/16 and one share of CapStar Common Stock was $31 1/8. We estimate that following the Merger, CapStar stockholders will own approximately 56% of the stock of MeriStar and AGH stockholders will own approximately 44% of the stock of MeriStar.

  Detailed descriptions of the Merger Agreement and the Transactions are set forth in the accompanying Joint Proxy Statement/Prospectus, which you should read carefully in its entirety.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AND THE TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF CAPSTAR. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ALL CAPSTAR STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL. I believe that the Merger and the Transactions will generate significant opportunities for increasing stockholder value. In determining to approve the Merger Agreement and recommend adoption of the Merger Agreement, the Board of Directors carefully reviewed and considered the terms and conditions of the proposed Merger and the Transactions, as well as a number of other factors. In addition, the Board of Directors has received the opinions of its financial advisors, Lehman Brothers Inc. and Goldman, Sachs & Co. The full text of the written opinions of Lehman Brothers Inc. and Goldman, Sachs & Co., dated March 16, 1998 and March 15, 1998, respectively, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Appendix C and Appendix D, respectively, to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in their entirety.

  Your vote is important. Approval and adoption of the Merger Proposal requires the affirmative vote of the holders of record of a majority of the shares of CapStar Common Stock outstanding on the CapStar Record Date. FAILURE TO VOTE OR TO RETURN YOUR PROXY CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE CAPSTAR MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, I URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE. As a holder of record, you may, of course, attend the CapStar Meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely yours,

                                          Paul W. Whetsell
                                          Chairman of the Board, Chief
                                           Executive Officer and President

                            YOUR VOTE IS IMPORTANT.
              PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

                             CAPSTAR HOTEL COMPANY

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON   .  , 1998

  A Special Meeting of stockholders (the "CapStar Meeting") of CapStar Hotel
Company, a Delaware corporation ("CapStar"), will be held on   .  , 1998, at
12:00 p.m., local time, at the Embassy Row Hilton, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036. Attendance at the CapStar Meeting will be limited to stockholders of record on June 8, 1998, the record date for the CapStar meeting (the "CapStar Record Date") or their proxies, beneficial owners having evidence of ownership on that date and invited guests of CapStar.

  The purpose of the CapStar Meeting is to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"), among American General Hospitality Corporation, a Maryland corporation ("AGH"), American General Hospitality Operating Partnership, L.P., a Delaware limited partnership, CapStar, CapStar Management Company, L.P., a Delaware limited partnership, and CapStar Management Company II, L.P., a Delaware limited partnership.

  The Merger Agreement contemplates, among other things, that through a series of transactions CapStar will transfer or cause to be transferred certain assets and liabilities to MeriStar Hotels & Resorts, Inc., a Delaware corporation and a wholly owned subsidiary of CapStar ("OpCo"), so that OpCo will own the hotel management and leasing business previously operated by CapStar and its subsidiaries, and that CapStar will then distribute to its stockholders on a share-for-share basis (the "Spin-Off") all of the outstanding capital stock of OpCo. Immediately after the Merger occurs, OpCo will acquire 100% of the limited partnership interests in the third-party lessee that leases most of the hotels owned by AGH and substantially all of the assets of the third-party manager that manages most of the hotels owned by AGH. Thereafter, the Merger Agreement provides that CapStar will merge with and into AGH (the "Merger"), with the result that (a) AGH will be the surviving corporation operating under the name MeriStar Hospitality Corporation ("MeriStar" or the "Surviving Corporation"), (b) CapStar's operating partnership will be merged with and into AGH's operating partnership, and (c) each outstanding share of common stock, par value $0.01 per share ("CapStar Common Stock"), of CapStar, will be converted into the right to receive 1.0 share of common stock, par value $0.01 per share ("Surviving Corporation Common Stock" or "MeriStar Common Stock"), of the Surviving Corporation, and each outstanding share of common stock, par value $0.01 per share ("AGH Common Stock"), of AGH will be converted into 0.8475 shares of Surviving Corporation Common Stock.

  The transactions contemplated by the Merger Agreement are referred to herein as the "Transactions." The terms of the Merger Agreement and the Surviving Corporation Common Stock to be issued in connection therewith are described in detail in the accompanying Joint Proxy Statement/Prospectus.

  THE BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

  Although the Spin-Off will not be effected at this time unless the Merger is approved by the stockholders of CapStar and all other conditions precedent have been satisfied or waived, the Spin-Off is separate from the Merger and the shares of OpCo to be received by holders of CapStar Common Stock in the Spin-Off do not constitute a part of the Merger consideration. The stockholders of CapStar are being asked to vote on the approval and adoption of the Merger Agreement and are not being asked, and are not required, to vote on the Spin-Off.

  To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope, whether or not you plan to attend the CapStar Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the CapStar Meeting.

  Only stockholders of record of CapStar at the close of business on the CapStar Record Date are entitled to notice of the CapStar Meeting, and all holders of record of shares of CapStar Common Stock at the close of business on such record date are entitled to vote at the CapStar Meeting or at any adjournments or postponements thereof. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of CapStar Common Stock.

                                          By Order of the Board of Directors,

                                          John Emery
                                          Secretary

Washington, D.C.
  .  , 1998

                                   IMPORTANT

  WHETHER OR NOT YOU PLAN TO ATTEND THE CAPSTAR MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE SECRETARY OF CAPSTAR AT CAPSTAR HOTEL COMPANY, 1010 WISCONSIN AVENUE, WASHINGTON, D.C. 20007,
ATTENTION: SECRETARY, A SIGNED NOTICE OF REVOCATION OR A LATER DATED SIGNED PROXY CARD OR BY ATTENDING THE CAPSTAR MEETING AND VOTING IN PERSON. NO STOCKHOLDER OF RECORD MAY APPOINT MORE THAN THREE PERSONS TO ACT AS HIS OR HER PROXY AT THE CAPSTAR MEETING.

      PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 22, 1998

[LOGO]                                                                    [LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS

                                  -----------

                             JOINT PROXY STATEMENT
                                      FOR
                    AMERICAN GENERAL HOSPITALITY CORPORATION
   ANNUAL MEETING OF STOCKHOLDERS OF AMERICAN GENERAL HOSPITALITY CORPORATION
                            TO BE HELD ON  . , 1998

                             CAPSTAR HOTEL COMPANY
            SPECIAL MEETING OF STOCKHOLDERS OF CAPSTAR HOTEL COMPANY
                            TO BE HELD ON  .  , 1998

                                  -----------

                                   PROSPECTUS
                                      FOR
                    AMERICAN GENERAL HOSPITALITY CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                                  -----------

  This Joint Proxy Statement/Prospectus is being furnished to the holders of outstanding shares of common stock, par value $0.01 per share ("AGH Common Stock"), of American General Hospitality Corporation, a Maryland corporation ("AGH"), in connection with the solicitation of proxies by the Board of Directors of AGH (the "AGH Board"), for use at the Annual Meeting of Stockholders of AGH (the "AGH Meeting") and at any adjournments or postponements thereof. At the AGH Meeting, the stockholders of AGH will be asked to consider and vote upon the following proposals: (i) to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"), among AGH, American General Hospitality Operating Partnership, L.P., a Delaware limited partnership ("AGH Operating Partnership"), CapStar Hotel Company, a Delaware corporation ("CapStar"), CapStar Management Company, L.P., a Delaware limited partnership, L.P. ("CapStar Management"), and CapStar Management Company II, L.P., a Delaware limited partnership ("CapStar Management II") that provides for the merger of CapStar with and into AGH (the "Merger Proposal" or "Proposal One"); (ii) to approve and adopt amendments to AGH's Charter (as amended, the "MeriStar Charter") to: (a) increase the number of authorized shares of stock and authorized number of shares of AGH Common Stock, (b) authorize the issuance of shares of preferred stock having such preferences, rights and other terms as the AGH Board may determine from time to time and (c) to the extent permitted under Maryland law, authorize the AGH Board to increase or decrease the number of authorized shares of AGH without stockholder approval ("Proposal Two"); (iii) to approve the amendment and restatement of the American General Hospitality Corporation Non-Employee Directors' Incentive Plan (the "Directors' Plan" and, as amended, the "MeriStar Directors' Plan") ("Proposal Three"); (iv) to approve the amendment and restatement of the American General Hospitality Corporation 1996 Incentive Plan (the "1996 Incentive Plan" and, as amended, the "MeriStar Incentive Plan") ("Proposal Four"); (v) to elect eight directors, with the election of six of the nominees conditioned upon approval of the Merger Proposal ("Proposal Five") and the consummation of the Merger; and (vi) to transact such other business that may properly be brought before the AGH Meeting and at any adjournments or postponements thereof. Proposals Two through Five are collectively referred to herein as the "AGH Proposals" and, together with the Merger Proposal, the "AGH Annual Meeting Proposals." The AGH Meeting will be held on . , 1998, at 12:00 p.m., local time, at . .

  This Joint Proxy Statement/Prospectus is also being furnished to the holders of outstanding shares of common stock, par value $0.01 per share ("CapStar Common Stock"), of CapStar in connection with the solicitation of proxies by the Board of Directors of CapStar (the "CapStar Board"), for use at the Special Meeting of Stockholders of CapStar (the "CapStar Meeting") and at any adjournment or postponement thereof. At the CapStar Meeting, the Stockholders of CapStar will be asked to consider and vote upon the Merger Proposal. The CapStar Meeting will be held on . , 1998, at 12:00 p.m., local time, at the Embassy Row Hilton, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036.

  This Joint Proxy Statement/Prospectus also constitutes the prospectus of AGH in connection with the shares of common stock, par value $0.01 per share ("Surviving Corporation Common Stock" or "MeriStar Common Stock"), of MeriStar that may be issued pursuant to the Merger Agreement. The Merger Agreement provides that CapStar will merge with and into AGH (the "Merger"), with the result that (a) AGH will be the surviving corporation operating under the name MeriStar Hospitality Corporation ("MeriStar" or the "Surviving Corporation") and (b) each outstanding share of CapStar Common Stock will be converted into the right to receive 1.0 share of the Surviving Corporation Common Stock (the "CapStar Exchange Ratio") and each outstanding share of common stock, par value $0.01 per share ("AGH Common Stock"), of AGH will be converted into
0.8475 shares of the Surviving Corporation Common Stock (the "AGH Exchange Ratio" and, together with the CapStar Exchange Ratio, the "Exchange Ratios"). Based on the closing prices on May 21, 1998, the market value of one share of AGH Common Stock was $24 5/16 and one share of CapStar Common Stock was $31 1/8.

  SEE "RISK FACTORS" BEGINNING ON PAGE 27 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY THE AGH STOCKHOLDERS AND CAPSTAR STOCKHOLDERS.

  This Joint Proxy Statement/Prospectus, the accompanying form of proxy and the accompanying Notices of Meeting are first being mailed to the stockholders of AGH and CapStar on or about . , 1998.

 THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR
  DISAPPROVED  BY  THE  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE
   SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
    ANY STATE SECURITIES  COMMISSION PASSED UPON THE  ACCURACY OR ADEQUACY
     OF THIS JOINT PROXY  STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
      CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS  . , 1998.

  The Merger Agreement contemplates, among other things, that through a series of transactions CapStar will transfer or cause to be transferred certain assets and liabilities to MeriStar Hotels & Resorts, Inc., a Delaware corporation and a wholly owned subsidiary of CapStar ("OpCo"), so that OpCo will own the hotel management and leasing business previously operated by CapStar and its subsidiaries, and that CapStar will then distribute to its stockholders on a share-for-share basis (the "Spin-Off") all of the outstanding capital stock of OpCo. Immediately after the Merger occurs, OpCo will acquire 100% of the limited partnership interests in the third-party lessee that leases most of the hotels owned by AGH and substantially all of the assets of the third-party manager that manages most of the hotels owned by AGH.

  The transactions contemplated by the Merger Agreement are referred to herein as the "Transactions." The terms of the Merger Agreement and the MeriStar Common Stock to be issued in connection therewith are described in detail in the accompanying Joint Proxy Statement/Prospectus.

  Upon consummation of the Merger, the MeriStar Common Stock will be listed on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, under the symbol "MHX."

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AGH OR CAPSTAR. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR SOLICITATION OF A PROXY. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR THE SALE OF ANY SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AGH OR CAPSTAR SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements in this Joint Proxy Statement/Prospectus and the documents incorporated by reference herein constitute or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performances or achievements of MeriStar to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among others things, the following: the matters described under "Risk Factors"; the possibility that expected cost savings from the Transactions may not be fully realized or may not be realized within the expected time frames; the possibility that costs or difficulties may arise relating to the integration of the businesses of CapStar and AGH; the ability of MeriStar and OpCo to successfully implement their acquisition and operating strategies; MeriStar's and OpCo's ability to manage rapid expansion; lease rents and availability of financing; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to MeriStar, OpCo or the structure of the Transactions. In addition, MeriStar's continued qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Readers should carefully review AGH's and CapStar's financial statements and the notes thereto, as well as the risk factors described herein and in the AGH Incorporated Documents (as defined herein) and the CapStar Incorporated Documents (as defined herein). In addition, readers are advised that the forward-looking statements safe harbor included in Section 27A of the Securities Act and Section 21E of the Exchange Act does not apply to the operations of a partnership.

                             AVAILABLE INFORMATION

  AGH and CapStar are each subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. AGH and CapStar each file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov). In addition, the AGH Common Stock and CapStar Common Stock are listed on the NYSE. AGH and CapStar file reports, proxy and information statements and other information with the NYSE. These documents may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  AGH has filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, relating to the shares of the Surviving Corporation Common Stock that will be issued to holders of CapStar Common Stock in connection with the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by AGH with the Commission, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated into this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents (the "AGH Incorporated Documents") previously filed by AGH with the Commission (File No. 001-11903) under the Exchange Act are incorporated herein by reference:

    (a) AGH's Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 1997 (collectively, the "AGH Form 10-K"); and

    (b) AGH's Quarterly Report on Form 10-Q and the 10-Q/A for the period ended March 31, 1998.

    (c) AGH's Current Reports on Form 8-K: dated January 8, 1998 and filed on January 23, 1998; dated February 12, 1998 and filed on February 13, 1998; dated February 13, 1998 and filed on February 27, 1998; dated February 18, 1998 and filed on February 19, 1998; dated February 24, 1998 and filed on February 25, 1998; dated March 15, 1998 and filed on March 17, 1998; dated April 6, 1998 and filed on April 7, 1998 (and the related Form 8-K/A, filed on May 22, 1998); and dated April 22, 1998 and filed on April 27, 1998.

  The following documents (the "CapStar Incorporated Documents") previously filed by CapStar with the Commission (File No. 001-12017) under the Exchange Act are incorporated herein by reference:

    (a) CapStar's Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1997 (collectively, the "CapStar Form 10-K"); and

    (b) CapStar's Quarterly Report on Form 10-Q filed by CapStar for the period ended March 31, 1998.

    (c) CapStar's Current Reports on Form 8-K: dated August 1, 1997 and filed on August 13, 1997; dated August 18, 1997 and filed on September 2, 1997; dated September 5, 1997 and filed on September 8, 1997; dated and filed on September 9, 1997; dated and filed on September 18, 1997; dated and filed on September

  22, 1997; dated January 6, 1998 and filed on January 21, 1998 (and the related Form 8-K/A, filed on March 6, 1998); dated March 2, 1998 and filed on March 17, 1998 (and the related Form 8-K/A, filed on May 6, 1998); dated March 15, 1998 and filed on March 17, 1998; and dated and filed on April 7, 1998 (and the related Form 8-K/A, filed on May 22, 1998).

  In addition, all documents filed by AGH or CapStar pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the AGH Meeting and the CapStar Meeting shall be deemed to be incorporated by reference into this Joint Proxy/Statement Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to AGH and its subsidiaries, and to the third-party lessee and manager, which lease and manage most of AGH's hotels, has been supplied by AGH, and all such information relating to CapStar and it subsidiaries, including OpCo, has been supplied by CapStar.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF CAPSTAR COMMON STOCK OR AGH COMMON STOCK, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO AGH, FROM AMERICAN GENERAL HOSPITALITY CORPORATION, 5605 MACARTHUR BOULEVARD, SUITE 1200, IRVING, TEXAS 75038, (972) 550-6800, ATTENTION: CORPORATE SECRETARY, AND IN THE CASE OF DOCUMENTS RELATING TO CAPSTAR, FROM CAPSTAR HOTEL COMPANY, 1010 WISCONSIN AVENUE, N.W., WASHINGTON, D.C. 20007, (202) 965-4455, ATTENTION: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY . , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................... iii
AVAILABLE INFORMATION.....................................................  iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  iv
SUMMARY...................................................................   1
  General.................................................................   1
  Risk Factors............................................................   2
  The Companies...........................................................   4
  The AGH Meeting.........................................................   4
  The CapStar Meeting.....................................................   7
  The Opinions of Financial Advisors......................................   9
  The Merger and the Transactions.........................................  10
  Formation Transactions..................................................  15
  Ownership Structure.....................................................  16
  AGH Selected Historical Financial Information...........................  19
  CapStar Selected Historical Financial Information.......................  21
  MeriStar Selected Unaudited Pro Forma Financial Information.............  23
  OpCo Selected Unaudited Pro Forma Financial Information.................  24
  Comparative Per Share Information.......................................  25
  Comparative Per Share Market Price and Dividend and Distribution
   Information............................................................  26
RISK FACTORS..............................................................  27
  Possible Adverse Effects Resulting from the Transactions................  27
  Redistribution of OpCo Common Stock.....................................  28
  Possible Failure to Acquire Adequate Debt Financing; No Limits on
   Indebtedness...........................................................  28
  Benefits to Certain Directors and Officers of AGH and CapStar...........  28
  No Appraisal or Dissenters' Rights......................................  29
  Possible Conflict of Interest Risks in Relationship Between MeriStar and
   OpCo...................................................................  29
  No Arms's Length Bargaining.............................................
  Possible Adverse Effects Relating to the Lodging Industry...............  31
  Possible Adverse Effects of Necessary Operating Costs and Capital
   Expenditures...........................................................
  Possible Adverse Effects Relating to the Ownership of Real Estate.......  34
  Competition for Expansion Opportunities.................................  34
  Consent of Ground Lessor Required for Sale and Renovation of Certain
   Hotels.................................................................  35
  REIT Tax Risks..........................................................  35
  Paper Clip Structure Risks..............................................  37
  Dependence on Key Personnel.............................................  37
  Possible Adverse Effects on Market Price of MeriStar Common Stock
   Arising from Shares Available for Future Sale..........................  37
  Adverse Effect of Increase in Market Interest Rates on Prices for
   MeriStar Common Stock..................................................  37
  Absence of a Public Market for OpCo Common Stock........................  38
  Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and
   of the MeriStar Charter and MeriStar Bylaws............................  38
  Issuance of Additional Shares...........................................  39
  Ability of MeriStar Board to Change Policies............................  40
  Restrictions Relating to Alternative Transactions.......................  40
  Differences in Stockholder Rights of MeriStar and CapStar Stockholders..  40
THE AGH MEETING...........................................................  41
  Date, Time and Place of AGH Meeting.....................................  41
  Purposes of the AGH Meeting.............................................  41
  Record Date.............................................................  41
  Proxies; Voting and Revocation..........................................  42
  Required Votes..........................................................  42

                                                                           PAGE
                                                                           ----
  Solicitation of Proxies.................................................  43
  No Dissenters' Appraisal Rights.........................................  43
  Proposal One: Approval and Adoption of the Merger Agreement.............  43
  Proposal Two: Approval of the MeriStar Charter..........................  43
  Reasons for and Effect of the Proposed Amendments.......................  44
  Recommendation of the Board of Directors; Vote Required for Approval....  45
  Proposal Three: Approval of the MeriStar Directors' Plan................  46
  Summary of Amendment....................................................  46
  Recommendation of Board of Directors; Vote Required for Approval........  48
  Proposal Four: Approval of the Meristar Incentive Plan..................  48
  The MeriStar Incentive Plan.............................................  49
  Recommendation of Board of Directors; Vote Required for Approval........  52
  Proposal Five: Election of Directors....................................  52
  Information Regarding Nominees and Directors............................  53
  Recommendation of the Board of Directors; Required Vote for Approval....  55
THE CAPSTAR MEETING.......................................................  56
  Date, Time and Place of CapStar Meeting.................................  56
  Purpose of the CapStar Meeting..........................................  56
  Record Date.............................................................  56
  Proxies; Voting and Revocation..........................................  56
  Required Votes..........................................................  57
  Solicitation of Proxies.................................................  57
  No Appraisal or Dissenters' Rights......................................  57
  No Approval of the Spin-Off by the Stockholders of OpCo and CapStar is
   Required...............................................................  58
THE MERGER................................................................  59
  Background..............................................................  59
  Recommendation of the AGH Board; AGH's Reasons for and Against the
   Merger.................................................................  62
  Recommendation of the CapStar Board; CapStar's Reasons for and Against
   the Merger.............................................................  63
  Certain Exchanged Information...........................................  65
  Opinion of Financial Advisor to AGH.....................................  66
  Opinion of Financial Advisors to CapStar................................  70
  Benefits of Certain Officers and Directors of AGA and CapStar...........  78
  Federal Income Tax Consequences to Holders of CapStar Common Stock......  79
  Federal Income Tax Consequences to Holders of AGH Common Stock..........  81
  Federal Income Tax Considerations Relating to MeriStar..................  83
  Accounting Treatment....................................................  97
  Financial Effects of the Merger.........................................  97
  Regulatory Approvals....................................................  98
  Stock Exchange Listing..................................................  98
  Federal Securities Laws Consequences....................................  98
  Appraisal and Dissenters' Rights........................................  99
  CapStar Convertible Notes...............................................  99
THE MERGER AGREEMENT...................................................... 100
  Terms of the Merger..................................................... 100
  Exchange of New Stock Certificates...................................... 101
  Transactions Relating to the OP Merger.................................. 103
  Other Transactions...................................................... 103
  Representations and Warranties.......................................... 103
  Certain Covenants....................................................... 104
  No Solicitation of Transactions......................................... 105
  Employment Matters...................................................... 106
  Stock Exchange Listing.................................................. 106
  Preparation of Registration Statement................................... 107

                                                                          PAGE
                                                                          ----
  Indemnification........................................................ 107
  Conditions to the Merger............................................... 107
  Termination............................................................ 108
  Termination Fees and Expenses.......................................... 109
  Amendment and Waiver................................................... 110
THE SPIN-OFF............................................................. 111
  Background of and Reasons for the Spin-Off............................. 111
  Restructuring and Spin-Off............................................. 112
  Federal Income Tax Consequences to Holders of CapStar Common Stock..... 114
  Federal Income Tax Considerations Relating to OpCo..................... 115
  Credit Commitments to OpCo............................................. 118
  The Lessee-Manager Acquisition Agreement............................... 118
  The Intercompany Agreement............................................. 118
  Terms of Contribution, Assumption and Indemnity Agreement.............. 119
  Rights Offering........................................................ 120
CERTAIN RELATED AGREEMENTS............................................... 120
  MeriStar Operating Partnership Agreement............................... 120
  The Participating Leases............................................... 122
MERISTAR UNAUDITED PRO FORMA FINANCIAL STATEMENTS........................ 125
OPCO UNAUDITED PRO FORMA FINANCIAL STATEMENTS............................ 133
BUSINESS OF AGH.......................................................... 139
BUSINESS OF CAPSTAR...................................................... 140
BUSINESS OF OPCO......................................................... 141
POLICIES OF MERISTAR..................................................... 142
  Dividend and Distribution Policies..................................... 142
  Investment Policies.................................................... 142
  Financing Policies..................................................... 143
  Conflicts of Interest Policies......................................... 144
  Policies with Respect to Other Activities.............................. 144
  Working Capital Reserves............................................... 145
MANAGEMENT OF MERISTAR................................................... 146
  Directors.............................................................. 146
  Executive Officers..................................................... 146
  Employment Agreements.................................................. 146
MANAGEMENT OF OPCO....................................................... 149
  Directors.............................................................. 149
  Executive Officers..................................................... 149
DESCRIPTION OF MERISTAR CAPITAL STOCK.................................... 151
  General................................................................ 151
  MeriStar Common Stock.................................................. 151
  MeriStar Preferred Stock............................................... 151
  Transfer Agent and Registrar........................................... 152
COMPARISON OF RIGHTS OF HOLDERS OF AGH COMMON STOCK AND CAPSTAR COMMON
 STOCK................................................................... 153
  General................................................................ 153
  Authorized Capital..................................................... 153
  Number of Directors; Election of Directors; Removal; Vacancies......... 153
  Charter Amendments..................................................... 155
  ByLaw Amendments....................................................... 155
  Advance Notice of Director Nominations and New Business................ 155
  Stockholder Meetings................................................... 156

                                                                            PAGE
                                                                            ----
  Stockholder Action Without a Meeting..................................... 156
  Restrictions on Ownership and Transfer................................... 156
  Certain Extraordinary Transactions....................................... 157
  State Takeover Legislation............................................... 157
  Standard of Conduct for Directors........................................ 159
  Indemnification of Directors and Officers................................ 159
  Limitation of Personal Liability of Directors and Officers............... 160
  Appraisal and Dissenters' Rights......................................... 161
  Payment of Dividends and Other Distributions............................. 161
  Inspection of Books and Records.......................................... 162
  Investment Policies...................................................... 162
ADDITIONAL INFORMATION FOR AGH MEETING..................................... 163
  Security Ownership of Certain Beneficial Owners and Management........... 163
  AGH Board and Committees................................................. 164
  Executive Officers....................................................... 165
  Compensation Committee Interlocks and Insider Participation.............. 165
  Compensation of Directors................................................ 165
  Executive Compensation................................................... 166
  Report of the AGH Compensation Committee of the AGH Board................ 168
  Stock Performance Graph.................................................. 171
  Certain Relationships and Related Transactions........................... 172
  Compliance with Section 16(a) of the Exchange Act........................ 173
  Advance Notice Bylaw..................................................... 173
  Stockholder Proposals.................................................... 174
  Other Matters............................................................ 174
LEGAL MATTERS.............................................................. 175
EXPERTS.................................................................... 175
GLOSSARY................................................................... 176
APPENDIX A--THE MERGER AGREEMENT........................................... A-1
APPENDIX B--THE OPINION OF SALOMON SMITH BARNEY............................ B-1
APPENDIX C--THE OPINION OF LEHMAN BROTHERS INC. ........................... C-1
APPENDIX D--THE OPINION OF GOLDMAN, SACHS & CO. ........................... D-1
APPENDIX E--THE MERISTAR CHARTER........................................... E-1
APPENDIX F--THE MERISTAR DIRECTORS' PLAN................................... F-1
APPENDIX G--THE MERISTAR INCENTIVE PLAN.................................... G-1
APPENDIX H--THE REPORT OF COOPERS & LYBRAND L.L.P. ........................ H-1

                                    SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Stockholders of AGH and CapStar are urged to review this entire Joint Proxy Statement/Prospectus carefully, including such Appendices and the documents incorporated herein by reference. As used herein, (i) references to "CapStar" refer to CapStar or CapStar and its subsidiaries (including OpCo), as the context requires, and (ii) references to AGH refer to AGH or AGH and its subsidiaries, as the context requires. See "Glossary of Terms" for the definitions of certain terms used in this Joint Proxy Statement/Prospectus.

GENERAL

  This Joint Proxy Statement/Prospectus relates to the Annual Meeting of stockholders (the "AGH Meeting") of American General Hospitality Corporation, a Maryland corporation ("AGH"), and the Special Meeting of stockholders (the "CapStar Meeting") of CapStar Hotel Company, a Delaware Corporation ("CapStar"). At the respective meetings of AGH and CapStar, among other things, the AGH stockholders and the CapStar stockholders will each consider a proposal (the "Merger Proposal" or "Proposal One") involving the combination of AGH and CapStar through the proposed merger (the "Merger") of CapStar with and into AGH. See "The Merger" and "The Merger Agreement." At the AGH Meeting, the stockholders of AGH will also be asked to consider certain other matters, including: (i) amendments to AGH's charter (the "AGH Charter" and, as amended, the "MeriStar Charter") to become effective upon the effective time (the "Effective Time") of the Merger ("Proposal Two"); (ii) the MeriStar Directors' Plan ("Proposal Three"); (iii) the MeriStar Incentive Plan ("Proposal Four");
(iv) the election of eight directors, with the election of six of the nominees conditioned upon approval of the Merger Proposal ("Proposal Five") and the consummation of the Merger; and (v) to transact such other business that may properly come before the AGH Meeting or any adjournments or postponements thereof. Proposals Two through Five are collectively referred to herein as the "AGH Proposals," and, together with the Merger Proposal, the "AGH Meeting Proposals." See "The AGH Meeting--Proposal Two: Approval of the MeriStar Charter," "--Proposal Three: Approval of the MeriStar Directors' Plan," "-- Proposal Four: Approval of the MeriStar Incentive Plan," and "--Proposal Five:
Election of Directors."

  The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"), among AGH, American General Hospitality Operating Partnership, L.P. ("AGH Operating Partnership"); CapStar, CapStar Management Company, L.P. ("CapStar Management") and CapStar Management Company II, L.P. ("CapStar Management II"), a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A. See "The Merger Agreement" and "The AGH Meeting--Proposal One: Approval and Adoption of the Merger Agreement." The Merger Agreement contemplates, among other things, that through a series of transactions CapStar will transfer or cause to be transferred certain assets and liabilities to MeriStar Hotels & Resorts, Inc., a Delaware corporation and a wholly owned subsidiary of CapStar ("OpCo"), so that OpCo will own the hotel management and leasing business previously operated by CapStar and its subsidiaries, and that CapStar will then distribute to its stockholders on a share-for-share basis (the "Spin-Off") all of the outstanding capital stock of OpCo. Immediately following the Merger, OpCo will acquire 100% of the limited partnership interests in, AGH Leasing, L.P., the third-party lessee that leases most of the hotels owned by AGH ("AGH Leasing"), and substantially all of the assets of American General Hospitality, Inc. the third-party manager that manages most of the hotels owned by AGH. Thereafter, the Merger Agreement provides that the Merger will occur, with the result that
(i) AGH will be the surviving corporation operating under the name MeriStar Hospitality Corporation ("MeriStar"), (ii) CapStar's operating partnership will be merged with and into the AGH Operating Partnership, and (iii) each outstanding share of common stock, par value $0.01 per share ("CapStar Common Stock"), of CapStar will be converted into the right to receive 1.0 share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock" or "MeriStar Common Stock") and each outstanding share of common stock, par value $0.01 per share ("AGH Common Stock"), of AGH will be converted into 0.8475 shares of the Surviving Corporation Common Stock. Except in connection with the rights offering being made by OpCo to MeriStar's stockholders whereby MeriStar's stockholders will receive the right to purchase shares of OpCo Common Stock, the existing AGH stockholders will not receive shares in AGH Leasing or OpCo solely as a result of the Merger. See "The Spin-Off--Rights Offering."

RISK FACTORS

  In considering whether to approve the Merger and the AGH Proposals, stockholders of AGH and CapStar should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the matters discussed under "Risk Factors." Such matters include:

  . Failure to manage rapid growth and integrate operations, including the fact that OpCo, which has been newly formed, will manage substantially all of the MeriStar Owned Hotels, and the failure to integrate all of such hotels into OpCo's management and operating structures, each of which could have a materially adverse effect on the results of operation and financial condition of MeriStar;

  . Failure to realize the benefits of synergies, including the realization of cost savings, expected to be derived from the Merger;

  . The possible adverse effect to CapStar and AGH stockholders resulting from the fixed Exchange Ratios;

  . Certain members of the management and the Board of Directors of AGH and CapStar have certain interests in, and will receive benefits as a consequence of, the Merger and related transactions that are separate from the interests of, and benefits to, stockholders of AGH and CapStar, and which may result in conflicts of interest with respect to their obligations to AGH and CapStar in determining whether it would consummate the Merger and the transactions related thereto;

  . The absence of appraisal or dissenters' rights for stockholders of AGH and CapStar who vote against the Merger;

  . Conflicts of interest in the relationship between MeriStar and OpCo, including (i) several common members of the Boards of Directors and the same highest ranking two executive officers, (ii) governance by an Intercompany Agreement which restricts each party from taking advantage of certain business opportunities without first presenting those opportunities to the other party, (iii) OpCo's dependence on MeriStar due to its restricted corporate purpose and the Intercompany Agreement,
     (iv) MeriStar's dependence on OpCo for substantially all its revenue from rent payments under the Participating Leases, and (v) dependence on OpCo and other operators of hotels to operate and manage the MeriStar Owned Hotels;

  . Risks inherent in the lodging industry generally including (i) changes in general and economic conditions; (ii) cyclical overbuilding in the lodging industry; (iii) varying levels of demand for rooms and related services; (iv) competition from other hotels; (v) dependence on business and commercial travelers and tourism; (vi) recurring need for renovations; (vii) changes in governmental regulations; (viii) changes in interest rates and the availability of credit and (ix) seasonality of the lodging industry;

  . The requirement of ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixture and equipment ("FF&E"), which could have an adverse effect on cash available for distribution;

  . MeriStar will operate in the highly competitive lodging industry, where some competitors may have greater resources and tolerance for risk;

  . Risks affecting the real estate industry generally, including risks incident to the ownership of real estate and investment in a single industry, reliance on the ability of OpCo or any third party operator of MeriStar hotels to generate lease payments, changes in economic conditions, interest rate changes, cost and terms of financing, liabilities for unknown or future environmental problems and illiquidity of real estate;

  . Tax risks, including taxation of MeriStar as a corporation if it fails to qualify as a REIT and taxation of its operating partnership as a corporation if it were deemed not to be a partnership, and MeriStar's liability for federal and state taxes on its income in either such event which could have a material adverse effect on cash available for distribution;

  . As a result of the independent trading of the common stock of MeriStar and OpCo, the stockholders of each company may develop divergent interests which could lead to conflicts of interests and, in turn, a weakening of the symbiotic relationship between the two companies; and

  . The restriction on ownership of shares of MeriStar Common Stock intended to ensure compliance with certain requirements related to continued qualification of MeriStar as a REIT, and certain other provisions in MeriStar's Charter and Bylaws, all of which may have the effect of inhibiting a change in control of MeriStar even when such a change of control could be beneficial to MeriStar's stockholders.

THE COMPANIES

American General
 Hospitality Corporation....
5605 MacArthur Boulevard,     AGH is a self-administered real estate investment
Suite 1200                    trust (a "REIT") that owns a geographically di-
Irving, Texas 75038           verse portfolio of primarily full-service hotels.
(972) 550-6800                AGH currently owns 53 hotels located in 21 states
                              and containing an aggregate of approximately
                              12,599 rooms (the "AGH Owned Hotels"). Substan-tially all of the AGH Owned Hotels are operated under franchise agreements with national hotel brands, including Crowne Plaza(R), Hilton(R),
                              Wyndham(R), Marriott(R), Holiday Inn Select(R),
                              Radisson(R), Westin(R), DoubleTree(R), Holiday
                              Inn(R) and Sheraton(R).

CapStar Hotel Company.......
1010 Wisconsin Avenue, N.W.   CapStar is a leading owner and manager of
Washington, D.C. 20007        upscale, full-service hotels in North America.
(202) 965-4455                CapStar owns, leases and/or manages 141 hotels
                              located in 31 states, the District of Columbia, the Virgin Islands and Canada, and containing
                              28,247 rooms. Of these hotels, CapStar owns and manages 55 upscale, full-service hotels that con-tain 14,767 rooms (the "CapStar Owned Hotels"), leases 46 (of which it manages 36) hotels that contain 6,581 rooms (the "CapStar Leased Ho-tels"), and manages an additional 40 hotels owned by third parties that contain 6,899 rooms (the
                              "CapStar Managed Hotels"). The CapStar Owned Ho-tels are located in major metropolitan areas or rapidly growing secondary cities and are well lo-cated within these markets. Such hotels are oper-ated under nationally recognized brand names such as Hilton, Sheraton, Westin, Marriott, Doubletree and Embassy Suites(R).

MeriStar Hospitality
 Corporation................  MeriStar will become the owner of all of the AGH
1010 Wisconsin Avenue, N.W.   Owned Hotels and CapStar Owned Hotels (collec-
Washington, D.C. 20007        tively, the "MeriStar Owned Hotels") and will
(202) 965-4455                continue the hotel ownership and investment busi-
                              nesses of AGH and CapStar.

MeriStar Hotels & Resorts,
 Inc. ......................  OpCo will be the successor in interest to and
1010 Wisconsin Avenue, N.W.   will assume all of the rights and liabilities
Washington, D.C. 20007        with respect to the management agreements and
(202) 965-4455                leases of CapStar, AGH Leasing, and American Gen-
                              eral Hospitality, Inc., a Texas corporation
                              ("AGHI" and, together with CapStar and AGH Leas-ing, the "Predecessor Entities"). See "The Spin-
                              Off--The Lessee-Manager Acquisition Agreement."
                              Upon the effective time of the Spin-Off, OpCo will lease and manage 135 hotels containing
                              31,156 rooms, manage an additional 55 hotels con-taining 9,822 rooms, and lease (but not manage)
                              11 hotels containing 1,498 rooms. OpCo expects to be one of the largest independent hotel manage-ment companies in the United States based on rooms under management.

THE AGH MEETING

Date, Time and Place of
 Meeting....................  The AGH Meeting will be held on  . , 1998, at
                              12:00 p.m., local time, at  . .

Record Date; Shares
 Entitled to Vote...........  Holders of record of AGH Common Stock at the close of business on June 8, 1998 (the "AGH Rec-ord Date"), are entitled to notice of and to vote at the AGH Meeting. At the close of business on the AGH Record Date, there were . shares of AGH Common Stock outstanding and entitled to vote.

Matters for Consideration
 at the AGH Meeting.........  At the AGH Meeting, the stockholders of AGH will be asked to consider and vote upon the following proposals:

                              Proposal One: Approval and adoption of the Merg-er;

                              Proposal Two: Approval and adoption of an amend-ment to AGH's Charter to: (i) increase the number of authorized shares of stock and number of au-thorized shares of AGH Common Stock, (ii) autho-rize the issuance of shares of preferred stock having such preferences, rights and other terms as the AGH Board may determine from time to time, and (iii) to the extent permitted under applica-ble Maryland law, permit the AGH Board to in-crease or decrease the number of authorized shares of AGH without stockholder approval;

                              Proposal Three: Approval and adoption of the MeriStar Directors' Plan;

                              Proposal Four: Approval and adoption of the MeriStar Incentive Plan; and

                              Proposal Five: The election of eight directors, with the election of six of the nominees condi-tioned upon approval of the Merger Proposal and consummation of the Merger.

Approval of the Merger
 Proposal and the AGH
 Proposals..................  Each stockholder of record as of the AGH Record
                              Date is entitled at the AGH Meeting to one vote for each share of AGH Common Stock held. The presence in person or by proxy of holders of at least a majority of the total number of outstand-ing shares of AGH Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the AGH Meeting. Under the Maryland General Corporation Law (the "MGCL") and AGH Charter, the affirmative vote of the holders of a majority of all of the outstanding shares of AGH Common Stock outstanding on the AGH Record Date is required to approve the Merger Proposal. Under the MGCL and the AGH Charter, ap-proval and adoption of the amendments to AGH's Charter requires the affirmative vote of the holders of record of two-thirds of the shares of AGH Common Stock outstanding on the AGH Record Date. Approval and adoption of: (i) the MeriStar Directors' Plan and (ii) the MeriStar Incentive Plan requires the affirmative vote of a majority of all votes cast at the AGH Meeting. The elec-tion of the directors to serve on the MeriStar Board requires the affirmative vote of a plural-ity of all of the votes cast at the AGH Meeting. As of the date hereof, the directors and execu-tive officers of AGH and their respective affili-ates owned 2.1% of the issued and outstanding shares of AGH Common Stock.

Recommendation of the AGH
 Board; AGH's Reasons for
 the Merger............       The AGH Board unanimously approved the terms of
                              the Merger Agreement and the other agreements to be executed by AGH, determined that the Transac-tions were fair to and in the best interests of AGH and its stockholders and recommends that the stockholders of AGH vote FOR approval and adop-tion of the Merger Proposal. The material factors that the AGH Board of Directors considered in granting such approval include the following: (i) the belief that the Merger would create the larg-est independent multi-brand owner of premium, full-service hotels in the country based on rooms under management that combines the senior manage-ment teams of AGH and CapStar and creates a com-bined entity that has the ability to capitalize on the complementary expertise and philosophies of each other's acquisition and management teams;
                              (ii) the belief that the Merger would create sig-nificant expansion in the geographic diversifica-tion of the combined entity's ownership, manage-ment and operation of hotel properties which would reduce exposure to the fluctuating local economic and seasonal cycles; (iii) the belief that the Merger would create increased access to capital markets, which would result in the com-bined entity having debt or other financing available on more attractive terms, thereby en-hancing its liquidity and possibly increasing in-stitutional investor participation in the owner-ship of the MeriStar Common Stock and improving
                              MeriStar's credit rating; (iv) the belief that the Merger would create the ability for the com-bined entity to compete more effectively for ac-quisition and expansion opportunities, and for its experienced acquisitions team to be a supe-rior consolidator (especially with respect to larger portfolios and corporate acquisitions);
                              (v) the belief that the Merger would create op-portunities for economies of scale and operating efficiencies that should result from the Merger and which are expected to increase funds from op-erations per share and result in operating cost savings of $5 to $10 million during the first year of combined operations, which savings were based upon a pro forma analysis of the Merger, the operating cost savings are expected to be re-alized at the hotel property level, which savings were accounted for in structuring the departmen-tal thresholds under the Participating Leases, and through a decrease to general and administra-tive expenses at MeriStar; (vi) the belief that the Merger would create the opportunity to recog-nize unrealized potential in the AGH hotel port-folio through improved leasing and management op-portunities, enhanced franchise relationships and enhanced professional acquisitions and management teams; (vii) the belief that the Merger would create the attractive opportunity of the REIT structure to investors that may choose to invest in the hotel ownership business, the hotel man-agement business, or both; (viii) the belief that the Merger would create the opportunity to recog-nize operational cost savings and that the sig-nificant synergies in the MeriStar/OpCo structure make hotel ownership interests complementary with management interests; (ix) the favorable struc-ture of the Merger as a merger-of-equals, in that AGH would be engaging in a strategic combination with a company with similar strategies and goals, and is not placing itself for sale; (x) general industry, economic and market conditions, both current and projected, including the paramount interests of AGH's stockholders and the potential impact of the Merger upon the interests of AGH's employees and creditors as well as the possible impacts on the communities in which AGH has oper-ations; (xi) the belief that the combined company's nine-member MeriStar Board, made up of four directors of AGH, four directors of CapStar, and one director chosen jointly by AGH and CapStar, and a seasoned and proven management team drawn from both companies, would provide sound and effective leadership for the combined company; (xii) the belief that the Merger would create a highly experienced hotel management team in one operating company that has multiple means for growth through its relationship with MeriStar, strategic alliances, other third-party owners and management company acquisitions; and
                              (xiii) the belief that the Merger will combine similar, strong property operating systems that can achieve increased efficiencies and profits from each companies' recent product improvements and repositionings. The decision of the AGH Board to approve the Merger Agreement and to recommend that the AGH stockholders vote to approve and adopt the Merger Agreement and to approve the Merger is also based upon several other factors, including the written opinion of Salomon Smith
                              Barney, dated March 15, 1998, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Ex-change Ratios were fair from a financial point of view to AGH. See "The Merger--Recommendation of the AGH Board; AGH's Reasons for and Against the
                              Merger."

THE CAPSTAR MEETING

Date, Time and Place of
 Meeting....................  The CapStar Meeting will be held on  . , 1998, at
                              12:00 p.m., local time, at the Embassy Row Hil-ton, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036.

Record Date; Shares
 Entitled to Vote...........  Holders of record of CapStar Common Stock at the close of business on June 8, 1998 (the "CapStar Record Date"), are entitled to notice of and to vote at the CapStar Meeting. At the close of business on the CapStar Record Date, there were
                               .  shares of CapStar Common Stock outstanding
                              and entitled to vote.

Approval of the Merger
 Proposal...................  Each stockholder of record as of the CapStar Rec-
                              ord Date is entitled at the CapStar Meeting to one vote for each share of CapStar Common Stock held. Under the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation of CapStar, as amended (the "CapStar Charter"), the affirmative vote in person or by proxy of the holders of a majority in voting power of all of the outstanding shares of CapStar Common Stock is required to approve the Merger Agreement. As of the date hereof, the directors and executive officers of CapStar and their respective affiliates owned 2.9% of the is-sued and outstanding shares of CapStar Common Stock.

                              Although the Spin-Off will not be effected unless the Merger is approved by the stockholders of CapStar and all other conditions precedent thereto have been satisfied or waived, the Spin-Off is separate from the Merger and the shares of OpCo to be received by holders of CapStar Common Stock in the Spin-Off do not constitute a part of the Merger consideration. The stockholders CapStar are being asked to vote on the approval and adoption of the Merger Agreement and are not being asked, and are not required, to vote on the Spin-Off.

Recommendation of the
 CapStar Board; CapStar's
 Reasons for the Merger.....  The CapStar Board unanimously approved the terms of the Merger Agreement and the other agreements to be executed by CapStar, determined that the Transactions were fair to and in the best inter-ests of CapStar and its stockholders and recom-mends that the stockholders of CapStar vote FOR approval and adoption of the Merger Agreement. The material factors that the CapStar Board of Directors considered in granting such approval include the following: (i) the belief that the Merger would create the largest independent mul-ti-brand owner of premium, full-service hotels in the country based on rooms under management that combines the senior management teams of AGH and CapStar and creates a combined entity that has the ability to capitalize on the complementary expertise and philosophies of each other's acqui-sition and management teams; (ii) the belief that the Merger would create significant expansion in the geographic diversification of the combined entity's ownership, management and operation of hotel properties which would reduce exposure to the fluctuating local economic and seasonal cy-cles; (iii) the belief that the Merger would cre-ate increased access to capital markets, which would result in the combined entity having debt or other financing available on more attractive terms, thereby enhancing its liquidity and possi-bly increasing institutional investor participa-tion in the ownership of the MeriStar Common Stock and improving MeriStar's credit rating;
                              (iv) the belief that the Merger would create the ability for the combined entity to compete more effectively for acquisition and expansion oppor-tunities, and for its experienced acquisitions team to be a superior consolidator (especially with respect to larger portfolios and corporate acquisitions); (v) the belief that the Merger would create opportunities for economies of scale and operating efficiencies that should result from the Merger and which are expected to in-crease CapStar's funds from operations per share and result in operating cost savings of $5 to $10 million during the first year of combined opera-tions, which were based upon a pro forma analysis of the Merger, the operating cost savings are ex-pected to be realized at the hotel property level, which savings were accounted for in structuring the de-partmental thresholds under the Participating Leases, and through a decrease to general and ad-ministrative expenses at MeriStar; (vi) the be-lief that the Merger would create the opportunity to recognize unrealized potential in the CapStar hotel portfolio through improved leasing and man-agement opportunities, enhanced franchise rela-tionships and enhanced professional acquisitions and management teams; (vii) the belief that the Merger would create the attractive opportunity of the REIT structure to investors that may choose to invest in the hotel ownership business, the hotel management business, or both; (viii) the belief that the Merger would create the opportu-nity to recognize operational cost savings and that the significant synergies in the MeriStar/OpCo structure make hotel ownership in-terests complementary with management interests;
                              (ix) the favorable structure of the Merger as a merger-of-equals, in that CapStar would be engag-ing in a strategic combination with a company with similar strategies and goals, and is not placing itself for sale; (x) general industry, economic and market conditions, both current and projected, including the paramount interests of CapStar's stockholders and the potential impact of the Merger upon the interests of CapStar's em-ployees and creditors as well as the possible im-pacts on the communities in which CapStar has op-erations; (xi) the belief that the combined company's nine-member MeriStar Board, made up of four directors of AGH, four directors of CapStar, and one director chosen jointly by AGH and CapStar, and a seasoned and proven management team drawn from both companies, will provide sound and effective leadership for the combined company; (xii) the belief that the Merger would create a highly experienced hotel management team in one operating company that has multiple means for growth through its relationship with MeriStar, strategic alliances, other third-party owners and management company acquisitions; and
                              (xiii) the belief that the Merger will combine similar, strong property operating systems that can achieve increased efficiencies and profits from each companies' recent product improvements and repositionings. The decision of the CapStar Board to approve the Merger Agreement and to rec-ommend the CapStar Stockholders to vote to adopt the Merger Agreement and to approve the Merger is also based upon the opinions of Goldman Sachs and Lehman Brothers, CapStar's financial advisors. See "The Merger--Recommendation of the CapStar Board; CapStar's Reasons for and Against the Merger."

THE OPINIONS OF FINANCIAL ADVISORS

Opinion of Financial
 Advisor to AGH.............  Smith Barney Inc. and Salomon Brothers Inc (col-
                              lectively doing business as and referred to herein as "Salomon Smith Barney") have acted as financial advisor to AGH in connection with the Merger and has delivered to the AGH Board a writ-ten opinion, dated March 15, 1998, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratios were fair, from a financial point of view, to AGH. The full text of the written opinion of Salomon Smith Barney, dated March 15, 1998, which sets forth the as-sumptions made, matters considered and limita-tions on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE AGH BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIOS FROM A FINANCIAL POINT OF VIEW TO AGH, DOES NOT AD-DRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMEN-DATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCK-HOLDER SHOULD VOTE AT THE AGH MEETING. See "The Merger--Opinion of Financial Advisor to AGH."

Opinions of Financial
 Advisors to CapStar........
                              The CapStar Board has received the written opin-ion, dated March 15, 1998, of Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to CapStar, to the effect that, as of such date, and based upon and subject to the matters stated therein, the CapStar Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of CapStar Common Stock. The CapStar Board has received the written opinion, dated March 16, 1998, of Lehman Brothers Inc. ("Lehman Brothers"), financial advisor to CapStar, to the effect that, as of such date, and based upon and subject to the matters stated therein, the CapStar Exchange Ratio and shares of OpCo to be received by holders of CapStar Common Stock pursuant to the Spin-Off, taken together, was fair to such holders from a financial point of view. The full text of the opinions of Lehman Brothers and Goldman Sachs, which set forth the assumptions made, matters considered and limits of the review undertaken by Lehman Brothers and Goldman Sachs, are attached hereto as Appendix C and Appendix D, respectively, and should be read carefully in their entirety by CapStar stockhold-ers. THE OPINIONS OF GOLDMAN SACHS AND LEHMAN BROTHERS ARE DIRECTED TO THE CAPSTAR BOARD AND RELATE ONLY TO THE MATTERS DESCRIBED ABOVE, DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RE-LATED TRANSACTIONS AND DO NOT CONSTITUTE A RECOM-MENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CAPSTAR MEETING. See "The Merger--Opinion of Financial Advisors to CapStar."


THE MERGER AND THE TRANSACTIONS

Purpose of the Merger.......  The purpose of the Merger is to merge AGH and
                              CapStar.

Effect of the Merger upon     CapStar will merge with and into AGH with the re-
 AGH........................  sult that (a) AGH will be the Surviving Corpora-
                              tion operating under the name MeriStar Hospital-ity Corporation, (b) CapStar's operating partner-ship will be merged with and into AGH's operating partnership, and (c) each share of AGH Common
                              Stock will be converted into 0.8475 shares of Surviving Corporation Common Stock.

Effect of the Merger upon
 CapStar....................  CapStar will merge with and into AGH with the re-
                              sult that (a) AGH will be the Surviving Corpora-tion operating under the name MeriStar Hospital-ity Corporation, (b) CapStar's operating partner-ships will be merged with and into AGH's operat-ing partnership, and (c) each outstanding share of CapStar Common Stock will be converted into the right to receive 1.0 share of Surviving Cor-poration Common Stock.

Conditions to the Merger....

                              The respective obligations of AGH and CapStar to consummate the Merger are subject to the fulfill-ment or waiver of certain conditions including among others: (i) the Merger shall have been ap-proved in the manner required by applicable law or by applicable regulations of any stock ex-change or other regulatory body by the AGH and CapStar shareholders entitled to vote thereon;
                              (ii) the NYSE shall have approved for listing the shares of AGH Common Stock of the Surviving Cor-poration to be issued in the Merger, subject to official notice of issuance; (iii) the Registra-tion Statement (of which this Proxy Statement is a part) shall have become effective under the Se-curities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order and the OpCo Registration Statement shall have become effective under the Exchange Act; (iv) none of the parties to the Merger Agreement shall be subject to any order or in-junction against the consummation of the transac-tions contemplated by the Merger Agreement; (v) all necessary state securities or "blue sky" per-mits and other authorizations necessary to issue shares of AGH Common Stock to the stockholders of CapStar shall have been obtained by MeriStar;
                              (vi) AGH and CapStar shall have received certain legal opinions (vii) each of AGH and OpCo shall have executed and delivered the Intercompany Agreement; (viii) there shall not have been any federal legislative or regulatory change that would cause AGH to cease to qualify as a REIT for federal income tax purposes; (ix) the Spin-Off shall have been consummated; (x) OpCo or its sub-sidiaries, as the case may be, shall have exe-cuted and delivered each of the Lease Agreements;
                              (xi) AGH and AGH Operating Partnership shall have obtained a senior credit facility in the amount of at least $1 billion, having a term of at least three years, and having other terms and condi-tions substantially the same as the terms of their existing credit facility; (xii) all condi-tions to the closing of the Manager-Lessee Agree-ment shall have been satisfied or waived; (xii) KPMG Peat Marwick LLP shall have delivered to AGH and AGH Operating Partnership a statement con-firming that the earnings and profits of CapStar immediately before the Spin-Off are not greater than $55 million and the tax basis of the OpCo Common Stock is not less than $67 million; and
                              (xiv) KPMG Peat Marwick LLP shall have delivered to AGH and AGH Operating Partnership a statement confirming that the pro forma book value of OpCo as of January 1, 1997 (after taking into account the transactions contemplated of the Merger Agreement) does not exceed $75 million.

Material Differences
 between Rights of AGH
 Stockholders and CapStar
 Stockholders...............

                              AGH is incorporated under the laws of the State of Maryland and CapStar is incorporated under the laws of the State of Delaware. CapStar stockhold-ers, whose rights as stockholders currently are governed by Delaware law, the CapStar Charter and the CapStar By-Laws, will become, upon consumma-tion of the Merger, stockholders of AGH, and their rights as stockholders will then be gov-erned by Maryland law and the AGH Charter and AGH Bylaws.

                              Certain material differences between the rights of stockholders of AGH and the stockholders of CapStar include the following: (i) the MGCL, the AGH Charter and AGH Bylaws contain provisions that may be deemed to have an anti-takeover ef-fect (See "Risk Factors--Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the MeriStar Charter and MeriStar Bylaws");
                              (ii) the number of shares of authorized stock of AGH and of MeriStar, assuming that Proposal Two is approved by the stockholders of AGH, is sub-stantially greater than that of CapStar; (iii) the AGH Charter and AGH Bylaws provide for a classified board of directors and do not permit cumulative voting in the election of directors, whereas the CapStar Charter and CapStar Bylaws do permit cumulative voting and do not provide for a classified board; (iv) the ability of AGH stock-holders to amend the AGH Charter and AGH Bylaws is more limited than the ability of CapStar stockholders to amend its charter and by-laws;
                              (v) the AGH Board has the exclusive power to adopt, alter or repeal any provision of the AGH Bylaws and to make new bylaws, whereas the CapStar By-Laws may be adopted, altered or re-pealed by the affirmative vote of the holders of a majority of shares present and entitled to vote in the election of directors; (vi) the AGH Bylaws provide for advance notice to stockholders of the nomination of persons for election to the AGH Board, whereas the CapStar Charter and the CapStar By-Laws do not require advance notice of nomination of persons for election to the CapStar Board; (vii) the AGH Charter, subject to certain exceptions, contains restrictions on ownership and transfer of AGH Common Stock, whereas the CapStar Charter and CapStar By-Laws do not con-tain any provisions restricting the ownership or transfer of CapStar Common Stock; (viii) the Maryland Business Combination Law differs in cer-tain respects from and is more restrictive than the Delaware Business Combination Law and the MGCL contains a Control Share Acquisition Stat-ute, whereas the DGCL has no comparable control share acquisition provision; and (ix) the MGCL has limitations on which stockholders may inspect the books and records of a Maryland company, whereas under the DGCL, any stockholder of a Del-aware company may examine the list of stockhold-ers and any stockholder making a written demand may inspect any other corporate books and records for any purpose related to the stockholder's in-terest as a stockholder. See "Comparison of Rights of Holders of AGH Common Stock and CapStar Common Stock."

                              Holders of shares of AGH Common Stock are not en-
                              titled to dissenters' appraisal rights under the
Appraisal and Dissenters'     MGCL. Holders of shares of CapStar Common Stock
 Rights.....................  are not entitled to appraisal or dissenters'
                              rights under the DGCL. See "The Merger--Appraisal and Dissenters' Rights."

Accounting Treatment........
                              The Merger will be treated as a purchase for fi-nancial reporting purposes in accordance with generally accepted accounting principles. In ac-cordance with the provisions of Accounting Prin-ciples Board Opinion No. 16, "Business Combina-tions," CapStar will be considered the acquiring enterprise for financial reporting purposes. MeriStar's unaudited pro forma financial state-ments give effect to the acquisition of AGH by CapStar under the purchase method of accounting and are based on the assumptions and adjustments described in the notes to the unaudited pro forma financial statements. See "Unaudited Pro Forma Financial Statements."

Regulatory Approvals........
                              Other than (i) the Commission's declaring effec-tive (a) the Registration Statement containing this Prospectus/Joint Proxy Statement, (b) the Registration Statement on Form 8-A relating to OpCo, and (c) the Registration Statement on Form S-1 relating OpCo, (ii) approvals in connection with compliance with applicable Blue Sky or state securities laws, (iii) the filing of the Articles of Merger with the State Department of Assess-ments and Taxation of Maryland and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) the fil-ing of such reports under Section 13(a) of the Exchange Act as may be required in connection with the Merger Agreement and the other Transac-tions, neither the management of AGH nor the man-agement of CapStar believes that any filing with or approval of any governmental authority is nec-essary in connection with the Merger.

Federal Income Tax
 Consequences...............  It is a condition to the consummation of the
                              Merger that CapStar receive an opinion from Paul, Weiss, Rifkind, Wharton & Garrison, counsel to CapStar, to the effect that, as of the date of consummation of the Merger, the Merger will be treated for U.S. Federal income tax purposes as a reorganization under the provision of Section 368 of the Code. See "The Merger--Federal Income Tax Consequences to Holders of CapStar Common Stock." The Spin-Off will be treated as a taxable distri-bution to holders of CapStar Common Stock. See "The Spin-Off--Federal Income Tax Consequences to Holders of CapStar Common Stock." MeriStar in-tends to continue to qualify as a REIT for fed-eral income tax purposes after the consummation of the Merger and will receive an opinion of Bat-tle Fowler LLP, counsel to AGH, to such effect. See "The Merger--Federal Income Tax Considera-tions Relating to MeriStar."

Background and Reasons for
the Spin-Off...........       In order to maintain its status as a REIT for
                              federal income tax purposes, MeriStar may not operate hotels. OpCo is a new corporation that has been formed to succeed to CapStar's hotel management and leasing business and to own assets that MeriStar could not itself own. Following the Merger and OpCo's acquisition of the CapStar's hotel leasing and management business, MeriStar will lease substantially all of its hotels to OpCo pursuant to separate participating leases
                              (the "Participating Leases") that are designed to allow MeriStar to achieve substantial participation in any future growth of revenues generated at its hotels.

                              The Spin-Off of OpCo, together with the rights offering (the "Rights Offering") of shares of common stock of OpCo that will be made to MeriStar stockholders shortly following the Merger, will enable investors who own both AGH Common Stock and CapStar Common Stock the opportunity to invest separately in the growth and income associated with MeriStar's REIT hotel ownership operations as well as the hotel leasing and management operations of the taxable C-corporation OpCo.

Intercompany Agreement......
                              MeriStar and OpCo intend to enter into an agreement (the "Intercompany Agreement"), promptly after the Spin-Off, pursuant to which, among other things, (a) MeriStar will agree under certain circumstances to offer to OpCo an opportunity to become the lessee of hotel properties acquired by MeriStar in the future (under mutually satisfactory lease terms) and (b) OpCo will agree not to make any real estate investments that may be structured in a manner that qualifies under federal income tax requirements applicable to REITs unless it first offers MeriStar the opportunity to make such investment and MeriStar has rejected the opportunity. See "The Spin-Off--The Intercompany Agreement." The Intercompany Agreement is structured to provide MeriStar and OpCo with a symbiotic relationship so that investors in both companies may enjoy the economic benefit of the entire enterprise. This is commonly known as the "paper-clip" REIT structure. AGH and CapStar believe that MeriStar will be the first publicly-traded lodging REIT to utilize the "paper-clip" REIT structure.

                              However, investors should be aware that because of the independent trading of MeriStar and OpCo, stockholders will develop divergent interests which could lead to conflicts of interest. This divergence of interests could also lead the two companies into separate directions thereby weakening the symbiotic relationship between them. See "Risk Factors--Paper Clip Structure Risks."

                          FORMATION TRANSACTIONS

  Set forth below is a description of the principal transactions in connection with the Merger and the Spin-Off (the "Formation Transactions").

  . CapStar currently conducts all of its business through two partnerships, (the "CapStar Management Partnerships"). In order to separate CapStar's hotel management operations from its hotel ownership operations CapStar and the CapStar Management Partnerships will effectuate the following series of transactions:

    . The CapStar Management Partnerships will contribute all of their hotel related assets together with certain other assets, subject to substantially all of their liabilities, to CapStar Hotel OP, L.P. and CapStar Hotel OP II, L.P. (the "CapStar Hotel OPs"), in exchange for interests in the CapStar Hotel OPs;

    . The CapStar Management Partnerships will contribute all their management and substantially all their leasehold related assets, together with certain other assets (including cash), subject to certain indebtedness and certain other liabilities, to OpCo Operating Partnership and OpCo Operating Partnership II (the "OpCo Operating Partnerships") in exchange for interests in the OpCo Operating Partnerships;

    . The CapStar interests in the CapStar Management Partnerships will be exchanged for the CapStar Management Partnerships interests in the OpCo Operating Partnerships; and

    . CapStar will contribute its interests in the OpCo Operating Partnerships to OpCo in exchange for 100% of the outstanding capital stock of OpCo.

  . CapStar will distribute pro rata to its stockholders all of the issued and outstanding shares of OpCo Common Stock in connection with the Spin-Off;

  . CapStar will be merged with and into AGH at the Effective Time with AGH being the Surviving Corporation in the Merger and continuing its existence under the name "MeriStar Hospitality Corporation;"

  . Concurrent with the Merger, CapStar and AGH will effect a merger of the CapStar Hotel OPs with and into AGH Operating Partnership;

  . Immediately following the Merger, OpCo will acquire 100% of the limited partnership interests of the third-party lessee that leases most of the hotels owned by AGH, and substantially all of the assets of the third-party manager that manages most of the hotels owned by AGH;

  . OpCo has agreed to pay $95 million, payable through the issuance of approximately $11.2 million of units of limited partnership interests in OpCo Operating Partnership and approximately $83.8 million in cash for such third-party lessee, of which 22.82% is owned by certain executive officers of AGH, and such third-party manager, of which 20.83% is owned by certain executive officers of AGH;

  . OpCo and MeriStar will each tender employment agreements, make offers of employment and grant restricted stock and stock options to certain existing employees of CapStar and AGH;

  . OpCo will receive a commitment from AGH Operating Partnership for a line of credit in an amount of at least $50 million; and

  . MeriStar will enter into the Proposed Credit Facility in a principal amount of at least $1 billion.

OWNERSHIP STRUCTURE

  The diagrams set forth below illustrate the ownership of AGH and CapStar at the date of this Joint Proxy Statement/Prospectus and following consummation of the Merger.

                           PRE-MERGER AGH STRUCTURE
                           ------------------------

 [Flow chart of AGH's organizational structure prior to the Merger which shows
(x) AGH as (i) public company, (ii) director owner of interests in certain subsidiaries, and (iii) 100% owner of AGH GP, Inc., which is 1% general partner of AGH Operating Partnership and 100% owner of AGH LP, Inc., which is a 85.2% limited partner of AGH Operating Partnership; (y) AGH Operating Partnership as (i) lessor of participating leases with AGH Leasing, L.P., which has management agreements with AGHI, (ii) direct owner of hotel properties and subsidiaries owning properties.]

                         Pre-Merger CapStar Structure
                         -----------------------------


[Flow chart of CapStar's Organizational Structure prior to the Merger which identifies CapStar as 100% owner of CapStar L.P. Corporation, CapStar
General Corp. and CapStar Limited Corp., each of which owns an interest in Capstar Management Company, II, L.P., which directly owns hotels and 1% general partner of Capstar Management Company, L.P., which own hotels directly.]

                             Post-Meger Structure
                            ---------------------


[Flow chart of MeriStar's Organizational Structure prior to the merger which shows MeriStar as 100% owner of MeriStar L.P., Inc, which is an 89.52% limited partner of MeriStar Operating Partnership, which owns hotels directly or through subsidiaries that are owned by it and Meristar. The chart identifies the intercompany relationship with Op Co.]

AGH SELECTED HISTORICAL FINANCIAL INFORMATION

  The selected historical financial information of AGH set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of AGH contained in the AGH Form 10-K and AGH's Form 10-Q for the three months ended March 31, 1998 which are incorporated herein by reference.

                                                    THREE MONTHS   YEAR ENDED
                                                       ENDED      DECEMBER 31,
                                                   MARCH 31, 1998     1997
                                                   -------------- ------------
                                                    (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER
                                                           SHARE DATA)
OPERATING RESULTS:
Participating Lease revenue.......................   $   31,249     $ 59,934
Office building rental income.....................          818        1,206
                                                     ----------     --------
  Total revenue...................................       32,067       61,140
                                                     ----------     --------
Depreciation......................................        8,604       13,970
Amortization......................................          442        1,106
Real estate and personal property taxes and
 property insurance...............................        3,187        7,073
Office building operating expenses................          370          597
General and administrative........................          757        2,000
Ground lease expense..............................          627        1,272
Amortization of unearned officers' compensation
 (A)..............................................           53          126
Merger expenses...................................        2,100
Interest expense, net.............................        6,635        8,277
                                                     ----------     --------
  Total expenses..................................       22,775       34,421
                                                     ----------     --------
Income before minority interest...................        9,292       26,719
Minority interest (B).............................        1,197        3,234
                                                     ----------     --------
Net income applicable to common stockholders......   $    8,095     $ 23,485
                                                     ==========     ========
Basic net income per common share.................   $     0.35     $   1.60
                                                     ==========     ========
Diluted net income per common share...............   $     0.35     $   1.58
                                                     ==========     ========
Weighted average number of basic shares of AGH
 Common Stock outstanding.........................       22,807       14,678
                                                     ==========     ========
Weighted average number of diluted shares of AGH
 Common Stock outstanding.........................       23,033       14,841
                                                     ==========     ========
BALANCE SHEET DATA:
Investments in hotel properties, net..............   $1,071,108     $569,590
Total assets......................................    1,148,078      585,088
Debt..............................................      501,570       77,452
Minority interest in Operating Partnership........       85,104       43,357
Stockholders' equity..............................      530,615      443,250
OTHER FINANCIAL DATA:
Funds from operations (C).........................   $   15,590     $ 35,764
Net cash provided by operating activities.........       12,919       42,430
Net cash used in investing activities.............     (476,700)    (328,193)
Net cash provided by financing activities.........      463,953      282,675

--------

(A) Represents amortization of unearned officer's compensation, represented by an aggregate of 50,000 shares of restricted AGH Common Stock issued to executive officers, 10% of which shares vested at the date of grant (July 31, 1996) (5,000 shares at $17.75 per share) and 20% of which shares vested on each anniversary date of the date of grant.

(B) Calculated as 12.9% and 12.1% for the historical periods ended March 31, 1998 and December 31, 1997, respectively.

(C) Represents funds from operations of AGH. The items added back to net income applicable to common stockholders have been adjusted for AGH's ownership percentage in the AGH Operating Partnership of 87.1% and 87.9% for the historical periods ended March 31, 1998 and December 31, 1997, respectively. AGH computes funds from operations under the National Association of Real Estate Investment Trusts ("NAREIT") definition. Funds From Operations consists of net income applicable to common stockholders (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. AGH considers Funds from operations to be an appropriate measure of the performance of an equity REIT. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Although Funds from operations has been calculated in accordance with the NAREIT definition, Funds From operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds from operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on its hotels.

                                                            HISTORICAL
                                                     -------------------------
                                                     THREE MONTHS
                                                        ENDED      YEAR ENDED
                                                      MARCH 31,   DECEMBER 31,
                                                         1998         1997
                                                     ------------ ------------
Net income applicable to common stockholders........   $ 8,095      $23,485
Depreciation........................................     7,495       12,279
                                                       -------      -------
Funds from operations...............................   $15,590      $35,764
                                                       =======      =======
Weighted average number of basic shares of Common
 Stock outstanding..................................    22,807       14,678
Weighted average number of diluted shares of Common
 Stock outstanding..................................    23,033       14,841

CAPSTAR SELECTED HISTORICAL FINANCIAL INFORMATION

  The selected historical financial information of CapStar set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of CapStar contained in the CapStar Form 10-K and CapStar's Form 10-Q for the three months ended March 31, 1998 which are incorporated herein by reference.

                          THREE MONTHS ENDED
                               MARCH 31,                  YEAR ENDED DECEMBER 31,
                          --------------------  ------------------------------------------------
                             1998       1997       1997       1996       1995      1994    1993
                          ----------  --------  ----------  ---------  ---------  ------  ------
                              (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Revenue:
Rooms...................  $  100,876  $ 31,260  $  207,736  $  68,498  $  14,456  $    0  $    0
Food, beverage, office
 rental and other.......      41,739    15,977     103,521     36,949      7,471       0       0
Management services and
 other revenues.........         987       871       5,136      4,345      4,436   4,418   4,234
                          ----------  --------  ----------  ---------  ---------  ------  ------
    Total revenue.......     143,602    48,108     316,393    109,792     26,363   4,418   4,234
                          ----------  --------  ----------  ---------  ---------  ------  ------
Operating expenses:
Departmental expenses:
Rooms...................      24,193     7,764      51,075     17,509      4,190       0       0
Food, beverage and
 other..................      31,087    12,398      77,373     27,102      5,437       0       0
Undistributed operating
 expenses:
Administrative and
 general................      25,245     8,846      50,332     20,448      8,078   4,508   4,065
Property and other
 operating costs........      35,857     8,067      55,111     17,151      3,934       0       0
Depreciation and
 amortization...........       9,508     3,499      20,990      8,248      2,097      23      14
                          ----------  --------  ----------  ---------  ---------  ------  ------
    Total operating
     expenses...........     125,890    40,574     254,881     90,458     23,736   4,531   4,079
                          ----------  --------  ----------  ---------  ---------  ------  ------
Net operating income
 (loss).................      17,712     7,534      61,512     19,334      2,627    (113)    155
Interest expense, net...       9,972     4,252      21,024     12,346      2,414       0       0
Minority interest.......        (561)      (48)     (1,425)        39         18       0       0
Provision for income
 taxes (A)..............       2,728     1,294      14,911      2,674          0       0       0
Income (loss) before
 extraordinary loss.....       4,451     1,940      24,152      4,353        231    (113)    155
Extraordinary loss (B)..         --        --       (4,092)    (1,956)      (888)      0       0
                          ----------  --------  ----------  ---------  ---------  ------  ------
    Net income (loss)...  $    4,451  $  1,940  $   20,060  $   2,397  $    (657) $ (113) $  155
                          ==========  ========  ==========  =========  =========  ======  ======
Basic earnings per share
 before extraordinary
 loss (C)...............  $     0.18  $   0.14  $     1.29  $    0.31        --      --      --
Diluted earnings per
 share before
 extraordinary
 loss (C)...............  $     0.18  $   0.14  $     1.27  $    0.31        --      --      --
Number of shares of
 common stock issued and
 outstanding (D)........      24,890    13,540      24,867     12,754        --      --      --
BALANCE SHEET DATA (AS
 OF MARCH 31 AND
 DECEMBER 31):
Property and equipment,
 gross..................  $1,164,167  $428,575  $  950,052  $ 343,092  $ 110,883  $  176  $  134
Total assets............   1,328,457   490,968   1,124,642    379,161    132,650   1,232   1,458
Debt....................     675,447   166,764     492,771    200,361     73,574       0       0
OTHER FINANCIAL DATA:
EBITDA (E)..............  $   27,220  $ 11,033  $   82,502  $  27,582  $   4,724  $  (90) $  169
Net cash provided by
 (used in) operating
 activities.............      25,938   (17,048)     59,882     13,373      4,357      66    (101)
Net cash used in
 investing activities...    (213,564)  (72,250)   (586,259)  (225,251)  (116,573)    (41)    (24)
Net cash provided by
 financing activities...     181,892    84,094     588,428    226,830    119,048       0     244

--------
(A) No provision for federal income taxes was included prior to August 1996 because CapStar's predecessor entities were partnerships and all federal income tax liabilities were passed through to the individual partners.
(B) During 1995, 1996 and 1997, certain loan facilities were refinanced and the write-offs of deferred costs associated with the prior facilities were recorded as extraordinary losses.
(C) Basic and diluted earnings per share before extraordinary loss for the year ended December 31, 1996 is based on earnings for the period from August 20, 1996 through December 31, 1996.
(D) As of December 31 for the periods presented.

(E) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because (i) it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization and minority interests of common and preferred CapStar OP Unit holders, which is generally equivalent to EBITDA and (ii) EBITDA is unaffected by the debt and equity structure of the entity. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to net income under GAAP for purposes of evaluating CapStar's results of operations and may not be comparable to other similarly titled measures used by other companies.

                           THREE MONTHS
                         ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                         ---------------- --------------------------------------
                          1998     1997     1997     1996    1995   1994   1993
                         ------- -------- -------- -------- ------- -----  -----
                           (UNAUDITED)
EBITDA CALCULATION
Net Operating income
 (loss)................. $17,712 $  7,534 $ 61,512 $ 19,334 $ 2,627 $(113) $ 155
Add:
Depreciation and
 amortization........... $ 9,508 $  3,499 $ 20,990 $  8,248 $ 2,097 $  23  $  14
                         ------- -------- -------- -------- ------- -----  -----
EBITDA.................. $27,220 $ 11,033 $ 82,502 $ 27,582 $ 4,724 $ (90) $ 169
                         ======= ======== ======== ======== ======= =====  =====

MERISTAR SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The selected unaudited pro forma financial information of MeriStar set forth below is presented assuming the following Transactions had occurred on March 31, 1998 or at the beginning of 1997: (i) CapStar's purchase of nine hotels subsequent to December 31, 1997, (ii) the Spin-Off, (iii) the execution of the Participating Leases and the related transfer of net hotel operating assets to OpCo, (iv) the execution of the note receivable in the amount of $35 million from OpCo to fund OpCo's acquisition of AGH Leasing and AGHI, (v) CapStar's purchase of 28 hotels, 40 leases and the management business of Winston during 1997, (vi) the Merger, and (vii) the Transactions. The following is qualified in its entirety by, and should be read in conjunction with, the MeriStar Unaudited Pro Forma Financial Statements included herein and the historical financial information of AGH and CapStar incorporated by reference herein.

                                                        PRO FORMA
                                                        MARCH 31,    PRO FORMA
                                                           1998        1997
(IN THOUSANDS, EXCEPT PER SHARE DATA)                   ----------  -----------
OPERATING RESULTS:
Participating lease revenue...........................  $   85,006  $   304,754
Office rental and other revenue.......................       1,836        7,948
                                                        ----------  -----------
   Total revenue......................................      86,842      312,702
                                                        ----------  -----------
Depreciation and amortization.........................      24,748       90,372
Property taxes, insurance and other...................      11,622       44,483
General and administrative............................       1,507        6,064
Office rental and other expenses......................         810        3,448
Interest expense, net.................................      24,869       97,730
                                                        ----------  -----------
   Total expenses.....................................      63,556      242,097
                                                        ----------  -----------
Income before minority interest.......................      23,286       70,605
Minority interest.....................................       2,189        6,767
                                                        ----------  -----------
Net income applicable to common stockholders..........  $   21,097  $    63,838
                                                        ==========  ===========
Basic net income per common share.....................  $     0.46  $      1.40
                                                        ==========  ===========
Diluted net income per common share...................  $     0.46  $      1.39
                                                        ==========  ===========
Weighted average number of basic shares of MeriStar
 Common Stock outstanding.............................      45,498       45,475
                                                        ==========  ===========
Weighted average number of diluted shares of MeriStar
 Common Stock outstanding.............................      45,817       45,768
                                                        ==========  ===========
BALANCE SHEET DATA (AS OF MARCH 31):
Investment in hotel properties, net...................  $2,607,744  $       --
Total assets..........................................   2,776,842          --
Debt..................................................   1,529,694          --
Minority interest in MeriStar Operating Partnership...     139,822          --
Stockholders' equity..................................   1,059,867          --
                                                        ==========  ===========
OTHER FINANCIAL DATA:
Funds from operations(A)..............................  $   41,983  $   141,982
Net cash provided by operating activities.............      31,982      150,261
Net cash used in investing activities.................  (1,006,564)  (1,946,056)
Net cash provided by financing activities.............     929,566    1,915,773
                                                        ==========  ===========
Number of shares of MeriStar Common Stock and MeriStar
 Common OP Units outstanding..........................      49,887       49,864
Number of shares of MeriStar preferred OP Units
 outstanding..........................................         392          392

--------

(A) Represents pro forma funds from operations of MeriStar. The items added back to net income applicable to MeriStar Common Stock have been adjusted by MeriStar's ownership percentage in the MeriStar Operating Partnership on a pro forma basis. Funds from operations for MeriStar is computed under the NAREIT definition. Funds from operations consist of net income applicable to common stockholders (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations is considered to be an appropriate measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of a REIT to incur and service debt, to make capital expenditures and to fund other cash needs. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Although funds from operations has been calculated in accordance with the NAREIT definition, funds from operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds from operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on MeriStar's hotels.

                                                       PRO FORMA
                                          ------------------------------------
                                          THREE MONTHS ENDED    YEAR ENDED
                                            MARCH 31, 1998   DECEMBER 31, 1997
                                          ------------------ -----------------
Net income applicable to common
 stockholders............................      $21,097           $ 63,838
Depreciation.............................       20,886             78,144
                                               -------           --------
Funds from operations....................      $41,983           $141,982
                                               =======           ========

OPCO SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The OpCo selected unaudited pro forma and historical financial information set forth below is qualified in its entirety by, and should be read in conjunction with, the Unaudited Pro Forma Financial Statements of OpCo included herein and the historical combined financial statements of OpCo incorporated herein by reference.

                         THREE MONTHS ENDED MARCH 31,                 YEAR ENDED DECEMBER 31,
                         ------------------------------ --------------------------------------------------------
                         PRO FORMA                      PRO FORMA
                           1998       1998      1997      1997
                         UNAUDITED  UNAUDITED UNAUDITED UNAUDITED    1997      1996     1995     1994     1993
                         ---------  --------- --------- ---------  --------  --------  -------  -------  -------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Revenue:
 Rooms.................. $176,474    $23,404   $   --   $ 674,197  $  9,880  $    --   $   --   $   --   $   --
 Food, beverage and
  other.................   68,017      2,576       --     264,440     1,871       --       --       --       --
 Management services
  and other revenues....    2,085      4,150     1,139     10,510    12,088     7,050    5,354    4,418    4,234
                         --------    -------   -------  ---------  --------  --------  -------  -------  -------
   Total revenues.......  246,576     30,130     1,139    949,147    23,839     7,050    5,354    4,418    4,234
                         --------    -------   -------  ---------  --------  --------  -------  -------  -------
Operating expenses:
Departmental expenses:
 Rooms..................   41,232      5,124       --     165,633     2,533       --       --       --       --
 Food, beverage and
  other.................   49,451      1,493       --     195,555     1,170       --       --       --       --
Undistributed operating
 expenses:
 Administrative and
  general...............   43,794      6,963     2,202    159,909    10,473     6,140    4,745    4,508    4,065
 Participating lease
  expense...............   85,592     10,655       --     297,201     4,135       --       --       --       --
 Property operating
  costs.................   29,962      4,142       --     114,699     1,917       --       --       --       --
 Depreciation and
  amortization..........    1,224        421        96      4,690       636       349       84       23       14
                         --------    -------   -------  ---------  --------  --------  -------  -------  -------
   Total operating
    expenses............  251,255     28,798     2,298    937,687    20,864     6,489    4,829    4,531    4,079
                         --------    -------   -------  ---------  --------  --------  -------  -------  -------
Net operating income
 (loss).................   (4,679)     1,332    (1,159)    11,460     2,975       561      525     (113)     155
Equity in earnings
 (loss) of affiliates...      --        (521)      --          46        46       --       --       --       --
Interest expense, net...    2,006         18        14      5,297        56       123       44      --       --
Minority interest.......   (1,074)        35       --       1,047       103       --       --       --       --
Income tax provision
 (benefit)..............   (2,244)       --        --       2,065       --        --       --       --       --
                         --------    -------   -------  ---------  --------  --------  -------  -------  -------
   Net income (loss).... $ (3,367)   $   758    (1,173) $   3,097  $  2,862  $    438  $   481  $  (113) $   155
                         ========    =======   =======  =========  ========  ========  =======  =======  =======
Basic and diluted net
 income (loss) per
 common share........... $  (0.14)   $   --    $   --   $    0.12  $    --   $    --   $   --   $   --   $   --
BALANCE SHEET DATA:
Total assets ........... $198,879    $84,719   $25,415  $     --   $ 84,419  $ 24,366  $ 2,881  $ 1,232  $ 1,458
Debt....................   65,776        776       800        --        981       885      950      --       --
OTHER FINANCIAL DATA:
EBITDA(A)............... $ (3,455)   $ 1,753   $(1,063) $  16,150  $  3,611  $    910  $   609  $   (90) $   169
Net cash provided by
 (used in) operating
 activities.............   (1,583)     2,760       682      9,697     4,465     1,226      208       66     (101)
Net cash used in
 investing activities...  (84,125)      (326)     (902)   (90,300)   (6,501)   (1,826)     (61)     (41)     (24)
Net cash provided by
 (used in) financing
 activities.............   64,795       (205)      (85)    69,208     4,208       699       59      --       244

--------

(A) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because (i) it is industry practice to evaluate hotel properties based on operating income before interest depreciation and amortization and minority interests, which is generally equivalent to EBITDA, and (ii) EBITDA is unaffected by the debt and equity structure of the entity. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs, should not be considered as an alternative to net income under GAAP for purposes of evaluating CapStar's results of operations and may not be comparable to other similarly titled measures used by other companies.

                            THREE MONTHS ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                         ----------------------------------- --------------------------------------
                          PRO FORMA                           PRO FORMA
                            1998        1998        1997        1997
                         (UNAUDITED) (UNAUDITED) (UNAUDITED) (UNAUDITED) 1997  1996 1995 1994  1993
                         ----------- ----------- ----------- ----------- ----- ---- ---- ----  ----
EBITDA CALCULATION
Net operating income
 (loss).................   (4,679)      1,332      (1,159)     11,460    2,975 561  525  (113) 155
Add:
Depreciation and
 amortization...........    1,224         421          96       4,690      636 349   84    23   14
                           ------       -----      ------      ------    ----- ---  ---  ----  ---
EBITDA..................   (3,455)      1,753      (1,063)     16,150    3,611 910  609   (90) 169

COMPARATIVE PER SHARE INFORMATION

  Set forth below are historical net income per common share, cash distributions per common share and book value per common share data of AGH and CapStar, pro forma combined per share data of MeriStar and equivalent pro forma per share data of AGH. The Merger will be treated as a purchase for financial reporting purposes in accordance with generally accepted accounting principles. In accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations," CapStar will be considered the acquiring enterprise for financial reporting purposes. MeriStar's unaudited pro forma financial statements give effect to the acquisition of AGH by CapStar under the purchase method of accounting and are based on the assumptions and adjustments described in the notes to the MeriStar Unaudited Pro Forma Financial Statements, included elsewhere herein. The data set forth below should be read in conjunction with AGH and CapStar audited consolidated financial statements, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The data should also be read in conjunction with the MeriStar Unaudited Pro Forma Financial Statements, including the notes thereto, included elsewhere herein. The pro forma data is not necessarily indicative of the actual financial position that would have occurred, or future operating results that will occur, upon consummation of the Merger.

                                   FOR THE THREE MONTHS ENDED                          FOR THE YEAR ENDED
                                          MARCH 31, 1998                               DECEMBER 31, 1997
                          --------------------------------------------- ------------------------------------------------
                                           (UNAUDITED)
                                                                AGH                                             AGH
                             AGH      CAPSTAR     MERISTAR   PRO FORMA     AGH      CAPSTAR     MERISTAR     PRO FORMA
                          HISTORICAL HISTORICAL PRO FORMA(A) EQUIVALENT HISTORICAL HISTORICAL PRO FORMA(A) EQUIVALENT(B)
                          ---------- ---------- ------------ ---------- ---------- ---------- ------------ -------------
Basic net income per
 common share before ex-
 traordinary items......    $ 0.35     $ 0.18      $ 0.46      $ 0.39     $ 1.60     $ 1.29      $ 1.40        $1.19
Diluted net income per
 common share before ex-
 traordinary items......      0.35       0.18        0.46        0.39       1.58       1.27        1.39         1.18
Cash
 distributions/dividends
 per common share.......      0.43        --         0.50        0.43       1.67        --         1.97         1.67
Book value per common
 share..................     21.82      21.09       23.29       19.74      20.93      20.89         --           --

--------
(A) The MeriStar pro forma per share information has been prepared as if the Spin-Off, the Merger and the Transactions, as described in the MeriStar Unaudited Pro Forma Financial Statements (included elsewhere herein), had occurred at January 1, 1997.
(B) The equivalent pro forma per share data of AGH is calculated by multiplying each MeriStar pro forma per share amount by the AGH Exchange Ratio of 0.8475.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND AND DISTRIBUTION INFORMATION

  AGH Common Stock and CapStar Common Stock are listed on the NYSE under the symbols "AGT" and "CHO," respectively.

  The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of AGH Common Stock and CapStar Common Stock, in each case as reported on the NYSE composite tape, and the dividends and/or cash distributions declared on such stock for the same period.

                              AGH COMMON STOCK         CAPSTAR COMMON STOCK
                         ---------------------------  ----------------------------
                          HIGH    LOW   DISTRIBUTION   HIGH    LOW       DIVIDENDS
                         ------ ------- ------------  -------  ----      ---------
                                            (IN DOLLARS)
1996
  Third Quarter(1)...... $  19  $17 1/2   $0.2476(2)  $18 3/8  $16 1/2     $ --
  Fourth Quarter........ 23 3/4  18 7/8    0.4075      19 5/8   16 7/8       --
1997
  First Quarter......... 28 3/8  23 1/8    0.4075      28 1/8   19 3/8       --
  Second Quarter........ 27 1/8     23     0.4075      31 5/8   24 1/2       --
  Third Quarter......... 29 1/4  24 1/4    0.4275      36 9/16  30 57/64     --
  Fourth Quarter........ 29 7/8  24 5/8    0.4275      38 5/16  32 3/8       --
1998
  First Quarter......... 28 1/2     26     0.4275(3)   36 7/8    31          --
  Second Quarter
   (through May 21,
   1998)................ 27 3/4     24         --(4)   34 3/4   31 1/16      --

--------
(1) From July 31, 1996 for AGH Common Stock and from August 20, 1996 for CapStar Common Stock.
(2) Represents a pro rata distribution of AGH's quarterly distribution of $0.4075 per share of AGH Common Stock based on a partial calendar quarter beginning on July 31, 1996 (the date of AGH's initial public offering) through September 30, 1996.
(3) On March 12, 1998, AGH declared a distribution of $0.4275 per share of AGH Common Stock relating to the first quarter of 1998 that will be paid on April 30, 1998 to AGH stockholders of record as of April 15, 1998.
(4) Not yet declared.

  MeriStar intends to make regular quarterly distributions to its stockholders. Future distributions by MeriStar will be at the discretion of the MeriStar Board and will depend on MeriStar's financial condition, capital requirements, annual distributions requirements under the REIT provisions of the Code and such other factors as the MeriStar Board deems relevant. There can be no assurance that any such distributions will be made by MeriStar.

  In order to maintain its qualification as a REIT, MeriStar must make annual distributions to its stockholders of at least 95% of its REIT taxable income (excluding net capital gains). Under certain circumstances, MeriStar may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. In such event, MeriStar would seek to borrow the amount to obtain the cash necessary to make distributions to retain its qualification as a REIT for federal income tax purposes.

  On March 13, 1998, the last full trading day preceding the joint public announcement by AGH and CapStar that they had entered into the Merger Agreement, the closing price of AGH Common Stock and CapStar Common Stock on the NYSE Composite Tape was $26 15/16 and $35 3/4 per share, respectively. On May 22, 1998, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of AGH Common Stock and CapStar Common Stock on the NYSE Composite Tape was $22 5/16 and $31 1/8 per share, respectively. HOLDERS OF AGH COMMON STOCK AND CAPSTAR COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TRANSACTIONS.

  For a discussion of MeriStar's distribution policy following the Merger, see "Policies of MeriStar--Dividend and Distribution Policies."

                                 RISK FACTORS

  Stockholders of AGH and CapStar, in considering whether to approve the Merger, should consider, in addition to the other information set forth in this Joint Proxy Statement/Prospectus, the matters discussed in this section. Such matters address the risks of the Transactions, the risks arising from the relationship of MeriStar and OpCo and the risks relating to the businesses in which CapStar and AGH are engaged. This Joint Proxy Statement/Prospectus contains forward-looking statements that involve material risks and uncertainties. See "Special Note Regarding Forward-Looking Statements." MeriStar's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Joint Proxy Statement/Prospectus.

POSSIBLE ADVERSE EFFECTS RESULTING FROM THE TRANSACTIONS

 FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS

  AGH and CapStar are currently experiencing a period of rapid growth. Since their initial public offerings in July 1996 and August 1996, respectively, AGH and CapStar have invested an aggregate of approximately $1,807 million to purchase 84 hotels, increasing their combined guest room portfolios by more than 421%. Based upon the respective portfolios of AGH and CapStar at April 1, 1998, MeriStar's aggregate rooms portfolio after giving effect to the Merger will consist of 25,854 rooms. The consolidation of functions and integration of departments, systems and procedures and the formation of OpCo to manage the MeriStar Owned Hotels will present a significant management challenge, and the failure to integrate all of such hotels into OpCo's management and operating structures could have a material adverse effect on the results of operations and financial condition of MeriStar. There can be no assurance that the anticipated benefits from the Merger will be realized or that the integration will be successful and timely implemented.

  MeriStar's ability to manage its growth effectively requires MeriStar to select capable lessees and managers for its newly acquired hotels. There can be no assurance that OpCo or other hotel management companies and/or operators will be able to manage MeriStar's newly acquired hotels. See "--Dependence on OpCo and Payments under the Participating Leases."

 FAILURE TO OBTAIN ANTICIPATED COST SAVINGS

  MeriStar expects to achieve certain benefits from the consummation of the Merger, particularly cost savings and other operating efficiencies resulting from a reduction of overhead and the elimination of management and administrative fees and other property expenses, which could result in operating cost savings of $5 to $10 million during the first year of combined operations, which savings were based upon a pro forma analysis of the Merger, the operating costs savings are expected to be realized at the hotel property level, which savings were accounted for in structuring the departmental participating rent to thresholds under the Participating Leases and through a decrease to general and administration expenses at MeriStar. No assurance can be given that any such cost savings anticipated from the Merger will be achieved or, if cost savings are realized, that they will be as substantial as anticipated.

 FIXED EXCHANGE RATIO

  Upon completion of the Merger, each share of CapStar Common Stock will be converted into the right to receive 1.0 share of MeriStar Common Stock and each share of AGH Common Stock will be converted into 0.8475 of a share of MeriStar Common Stock. The Exchange Ratios are fixed numbers and will not be adjusted in the event of any increase or decrease in the price of either AGH, Common Stock or CapStar Common Stock. As a result, the value of the shares of MeriStar Common Stock received by the CapStar and AGH stockholders in the Merger could vary depending on fluctuations in the value of CapStar Common Stock or AGH Common Stock. Such fluctuations may be the result of changes in business, operations or prospects of CapStar, AGH or MeriStar, (as a combined Company) market assessments of the likelihood that the Merger will be consummated, the timing thereof, regulatory considerations, general market and economic conditions and other factors. Accordingly, there can be no assurance that the value of the MeriStar Common Stock received pursuant to the Merger on the date of the Merger Agreement will be the same as on the date of the AGH Meeting and CapStar Meeting, or the Effective Time of the Merger.

 FAILURE TO TRANSFER LIQUOR AND FOOD LICENSES

  In connection with the Merger, CapStar intends to transfer certain operating licenses, such as food and beverage licenses, to OpCo. MeriStar will also be subject to the risk that in connection with the Merger, it may not be possible to transfer such operating licenses, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until OpCo obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverage licenses or other operating licenses could adversely affect the ability of OpCo to generate revenues and make lease payments to MeriStar.

REDISTRIBUTION OF OPCO COMMON STOCK

  Trading in shares of OpCo will likely be characterized by a period of redistribution among the MeriStar shareholders who receive such shares in the Spin-Off (especially in light of the taxable nature of the Spin-Off) which may temporarily depress the market price of such shares during such period.

FAILURE TO ACQUIRE ADEQUATE DEBT FINANCING; NO LIMITS ON INDEBTEDNESS

  MeriStar is currently negotiating a line of credit facility (the "Proposed Credit Facility") with an anticipated maximum principal amount of approximately $1.0 billion to $1.3 billion. Upon consummation of the Merger, MeriStar expects that it will have approximately $788 million of outstanding indebtedness under the Proposed Credit Facility, $150 million of outstanding 8.75% Senior Subordinated Notes due 2007 and $173 million of outstanding 4.75% Convertible Notes due 2004, and will have outstanding mortgage indebtedness encumbering nine of the hotels of approximately $104 million. Neither the MeriStar Charter nor the bylaws of MeriStar (the "MeriStar Bylaws") will limit the amount of indebtedness it may incur. Subject to limitations in its debt instruments, MeriStar expects to incur additional debt in the future to finance acquisitions, capital improvements and renovations.

  There can be no assurances that MeriStar will be able to meet its debt service obligations, and, to the extent that it cannot, MeriStar risks the loss of some or all of its assets. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt, such as the Proposed Credit Facility, and could reduce the amount of cash available to MeriStar to service its debt. Adverse economic conditions could cause the terms on which borrowings become available to MeriStar to be unfavorable. In such circumstances, if MeriStar is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties, which may not at times permit realization of the maximum return on such investments.

BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF AGH AND CAPSTAR

  In considering the recommendation of the Board of Directors of AGH and CapStar to approve the Merger and the transactions related thereto, stockholders of AGH and CapStar should be aware that certain members of management of the Board of Directors of AGH and CapStar have certain interests in, and will receive benefits as a consequence of, the Merger and the transactions related thereto that are separate from the interests of, and benefits to, stockholders of AGH and CapStar generally, and which may result in conflicts of interest with respect to their obligations to AGH and CapStar in determining whether it should consummate the Merger. Among the material benefits to be received by such persons in connection to the Merger are (i) the receipt by certain executive officers of AGH, including Messrs. Jorns, Wiles and Barr, of an aggregate of approximately $24.3 million in cash and interests in OpCo in connection with the sale of AGH Leasing and the assets of AGHI to OpCo, (ii) the grant of 150,000 shares of restricted MeriStar Common Stock (that vest over a three year period commencing one year after the date of grant) to the holders of CapStar Stock Options, including 66,115 shares to the executive officers and directors of CapStar, (iii) the acceleration of the vesting of the options held by the AGH and CapStar executive officers and directors (except that certain AGH and CapStar executive officers have agreed to waive such acceleration), (iv) the receipt by the executive officers of AGH and CapStar of new employment agreements in MeriStar and/or OpCo that, in certain circumstances, provide for increased base salary payments and (v) the grant of new MeriStar and/or OpCo options to the executive officers and directors of AGH and CapStar. See "The Merger--Benefits to Certain Directors and Officers of AGH and CapStar."

NO APPRAISAL OR DISSENTERS' RIGHTS

  Under the MGCL and the DGCL, stockholders of AGH and CapStar who do not vote in favor of the Merger will not have appraisal or dissenters' rights in connection with the Merger if it is approved.

CONFLICT OF INTEREST RISKS IN RELATIONSHIP BETWEEN MERISTAR AND OPCO

 GENERAL CONFLICTS OF INTEREST

  MeriStar and OpCo will have several common members of their Boards of Directors as well as their two senior executives. MeriStar and OpCo will operate in a relationship governed by the Intercompany Agreement, which restricts each party from taking advantage of certain business opportunities without first presenting those opportunities to the other party. Also, in their relationship with MeriStar as owner and OpCo as lessee and manager of hotels, MeriStar and OpCo may have conflicting views on the manner in which the MeriStar hotels are operated and managed, and with respect to lease arrangements, acquisitions and dispositions. As a result, the directors and senior executives of MeriStar (who serve in similar capacities at OpCo) may well be presented with several decisions which provide them the opportunity to benefit MeriStar to the detriment of OpCo or benefit OpCo to the detriment of MeriStar. Such inherent potential conflicts of interest will be present in all of the numerous transactions between MeriStar and OpCo. See "The Spin-Off" for a more detailed description of the Intercompany Agreement.

 RESTRICTIONS ON OPCO'S AND MERISTAR'S BUSINESS AND FUTURE OPPORTUNITIES

  The certificate of incorporation of OpCo (the "OpCo Charter") provides that, for so long as the Intercompany Agreement remains in effect, OpCo is prohibited from engaging in activities or making investments that a REIT could make unless MeriStar was first given the opportunity but elected not to pursue such activities or investments. The OpCo Charter also provides that a corporate purpose of OpCo is to perform its obligations under the Intercompany Agreement. Under the OpCo Charter and the Intercompany Agreement, OpCo has agreed not to acquire or make (i) investments in real estate (which, for purposes of the Intercompany Agreement, include the provision of services related to real estate and investment in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets) or (ii) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to REITs, unless in either case it has notified MeriStar of the acquisition or investment opportunity, in accordance with the terms of the Intercompany Agreement, and MeriStar has determined not to pursue such acquisition or investment; provided, however, that OpCo may make limited minority investments or contributions as part of a lease arrangement with a party that is not an affiliate of OpCo in a bona fide arm's-length transaction; provided further, that such investment or contribution does not materially impact OpCo's financial and legal qualifications to lease and manage additional MeriStar properties. See "The Spin-Off--The Intercompany Agreement." OpCo also has agreed to assist MeriStar in structuring and consummating any such acquisition or investment which MeriStar elects to pursue, on terms determined by MeriStar. On the other hand, the Intercompany Agreement grants OpCo the right of first refusal to become the lessee of any real property acquired by MeriStar as to that MeriStar determines that, consistent with MeriStar's status as a REIT, it is required to enter into a separate Participating Lease. This lessee opportunity will be available to OpCo only if MeriStar determines, in its sole discretion, that OpCo is qualified to be the lessee. Because of the provisions of the Intercompany Agreement and the OpCo Charter, the nature of OpCo's business and the opportunities it may pursue are restricted.

 OPCO'S DEPENDENCE UPON MERISTAR; LIMITED RESOURCES FOR GROWTH THROUGH NEW OPPORTUNITIES

  Due to OpCo's restricted corporate purpose and the Intercompany Agreement, OpCo will rely on MeriStar to provide OpCo with the lessee opportunities described in the Intercompany Agreement only if it is necessary for MeriStar, consistent with its status as a REIT, to enter into a Participating Lease and only if OpCo and MeriStar negotiate mutually satisfactory Participating Lease. If MeriStar in the future should fail to qualify as a REIT, such failure could have a substantial adverse effect on those aspects of OpCo's business operations and business opportunities that are dependent upon MeriStar. For example, the Intercompany Agreement remains effective even if MeriStar ceases to qualify as a REIT, with OpCo's rights relating to lessee opportunities under the Intercompany Agreement continuing to be based on MeriStar's need to enter into a Participating Lease due to its status as a REIT. Accordingly, if MeriStar failed to qualify as a REIT and thereafter acquired a property, MeriStar would have the right under the Intercompany Agreement to lease the property to any person or entity pursuant to any type of lease (including a Participating Lease) or to operate the property itself. OpCo, however, would remain subject to all of the limitations on its operations contained in the OpCo Charter and the Intercompany Agreement. In addition, although it is anticipated that any Participating Lease involving OpCo generally will provide that OpCo's rights will continue following a sale of the property or an assignment of the lease (with the likelihood of a sale or assignment of lease possibly increasing if MeriStar fails to qualify as a REIT), OpCo could lose its rights under any such Participating Lease upon the expiration of the lease. If OpCo and MeriStar do not negotiate a mutually satisfactory Participating Lease within 30 days after MeriStar provides OpCo with written notice of the lessee opportunity (or such longer period to which OpCo and MeriStar may agree), MeriStar may offer the opportunity to others for a period of one year before it must again offer the opportunity to OpCo.

 CONFLICTS RELATING TO SALE OF HOTELS SUBJECT TO LEASES

  MeriStar generally will be obligated under its master leases with OpCo to pay a lease termination fee to OpCo if MeriStar elects to sell a hotel or if it elects not to restore a hotel after a casualty and does not replace it with another hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to the fair market value of OpCo's remaining leasehold interest under the lease to be terminated. Where applicable, the termination fee is equal to the fair market value of OpCo's leasehold interest in the remaining term of the lease to be terminated. A decision to sell a hotel may, therefore, have significantly different consequences for MeriStar and OpCo.

 DEPENDENCE ON OPCO AND PAYMENTS UNDER THE PARTICIPATING LEASES

  Upon consummation of the Merger, MeriStar will lease substantially all of the MeriStar Owned Hotels to OpCo pursuant to separate lease agreements ("Participating Leases"). MeriStar's ability to make distributions to its stockholders will depend primarily upon the ability of OpCo to make rent payments under the Participating Leases (which will be dependent primarily on the ability of OpCo and other potential operators to generate sufficient revenues in excess of operating expenses from those hotels which are leased to them). A failure or a delay by OpCo in making such payments may be caused by reductions in revenue from such hotels or in the net operating income of OpCo or otherwise. Any failure or delay by OpCo in making rent payments may adversely affect MeriStar's ability to make distributions to stockholders. Although failure on the part of OpCo to materially comply with the terms of a Participating Lease (including failure to pay rent when due) will give MeriStar the non-exclusive right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease, MeriStar would then be required to find another lessee to lease such hotel. There can be no assurance that MeriStar would be able to find another lessee or that, if another lessee were found, MeriStar would be able to enter into a new lease on favorable terms.

 LACK OF CONTROL OVER MANAGEMENT AND OPERATIONS OF THE HOTELS

  MeriStar will be dependent on the ability of OpCo and other operators of hotels to operate and manage the MeriStar Owned Hotels. To maintain its status as a REIT, MeriStar will not be able to operate the MeriStar Owned Hotels or any subsequently acquired hotels. As a result, MeriStar will be unable to directly implement strategic business decisions with respect to the operation and marketing of the MeriStar Owned Hotels, such as decisions with respect to the setting of room rates, food and beverage operations and certain similar matters.

 POTENTIAL NEGATIVE IMPACT ON MERISTAR ACQUISITIONS

  MeriStar's ability to acquire additional hotels could be negatively impacted by the relationship between MeriStar and OpCo because hotel management companies, franchisees and others who historically approached CapStar or AGH with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future knowing that MeriStar will rely primarily on OpCo to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on MeriStar's acquisition activities in the future.

 NO ARM'S LENGTH BARGAINING

  The terms of the Intercompany Agreement, the agreement pursuant to which (i) MeriStar and OpCo will provide to each other a right of first opportunity with respect to certain investment opportunities available to each of them, (ii) OpCo will provide certain corporate and other general services to MeriStar and
(iii) MeriStar and OpCo agree to cooperate and coordinate with each other with regard to certain matters, was not negotiated on an arm's length basis. Because Messrs. Whetsell, Jorns, Worms and Doctoroff, will be directors of both MeriStar and OpCo and Messrs. Whetsell and Jorns will be executive officers of both MeriStar and OpCo, there is a potential conflict of interest with respect to the enforcement and termination of the Intercompany Agreement to benefit MeriStar to the detriment of OpCo or benefit OpCo to the detriment of MeriStar. Because of these conflicts, Messrs. Whetsell's, Jorn's, Worms' and Doctoroff's decisions relating to MeriStar's enforcements under the Intercompany Agreement may not solely reflect the interests of MeriStar's stockholders.

ADVERSE EFFECTS RELATING TO THE LODGING INDUSTRY

 OPERATING RISKS

  MeriStar's business will be subject to all of the operating risks inherent in the lodging industry. These risks include the following: (i) changes in general and local economic conditions; (ii) cyclical overbuilding in the lodging industry; (iii) varying levels of demand for rooms and related services; (iv) competition from other hotels, motels and recreational properties, some of which may have greater marketing and financial resources than MeriStar; (v) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (vi) the recurring need for renovations, refurbishment and improvements of hotel properties; (vii) changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and (viii) changes in interest rates and the availability of credit. Demographic, geographic or other changes in one or more of MeriStar's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

  These factors could adversely affect the ability of OpCo to generate revenues and make lease payments to MeriStar and, therefore, MeriStar's ability to make distributions to its stockholders.

 SEASONALITY

  The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at the MeriStar Owned Hotels can be expected to cause quarterly fluctuations in the lease revenues of MeriStar. Quarterly earnings also may be adversely affected by events beyond MeriStar's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

 FRANCHISE AGREEMENTS

  Upon completion of the Merger, 103 of the MeriStar Owned Hotels will be operated pursuant to existing franchise or license agreements with nationally recognized hotel companies (the "Franchise Agreements"). The Franchise Agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with MeriStar's and OpCo's philosophy of creating specific business plans tailored to each hotel and to each market. Such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. Action or inaction on the part of any of MeriStar, OpCo or third-party operators could result in a breach of such standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

  In connection with terminating or changing the franchise affiliation of a MeriStar Owned Hotel or a subsequently acquired hotel, OpCo may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The Franchise Agreements covering the MeriStar Owned Hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the Franchise Agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel.

  Under their existing Franchise Agreements, AGH and CapStar may be required to obtain the consent of the franchisors under such agreements to consummate the Transactions. There can be no assurance that these consents will be obtained.

 ADVERSE EFFECTS OF NECESSARY OPERATING COSTS AND CAPITAL EXPENDITURES

  Hotels in general, including the MeriStar Owned Hotels, require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixture and equipment ("FF&E"). Under the terms of the Participating Leases, MeriStar is obligated to establish a reserve to pay the cost of certain capital expenditures at the MeriStar Owned Hotels and pay for periodic replacement or refurbishment of FF&E. MeriStar controls the use of funds in this reserve. However, if capital expenditures exceed MeriStar's expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on cash available for distribution. In addition, MeriStar may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

 COMPETITION IN THE LODGING INDUSTRY

  The lodging industry is highly competitive. There is no single competitor or small number of competitors of MeriStar that will be dominant in the industry. The MeriStar Owned Hotels will operate in areas that contain numerous competitors, some of which have substantially greater resources than MeriStar and the ability to accept more risk than MeriStar will be able to manage. Competition in the lodging industry is based generally on location, room rates and range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the MeriStar Owned Hotels will compete, thereby adversely affecting MeriStar's operations and the number of suitable investment opportunities.

  In addition, the success of the MeriStar Owned Hotels and any hotel acquired in the future is dependent on the supply/demand fundamentals in their respective markets. According to Smith Travel Research, total room supply in the United States increased by 3.4%, or approximately 116,000 rooms from 1996 to 1997. This is compared to an average annual increase in room supply in the United States of 1.1% from 1991 to 1996. Although management believes that most of the increase in room supply in the United States is in the limited service or extended stay sections of the industry (which constitute approximately 2% of MeriStar Owned Hotels based upon the number of guest rooms), it is possible that a dramatic increase in the supply of full service midscale and lower upscale hotels could occur. Any significant increase in the supply of full service hotel rooms in the markets where the MeriStar Owned Hotels are located that outpaces the growth in demand in such markets could have a material adverse effect on occupancy, ADR and REVPAR at such hotels or at hotels acquired in the future.

 POTENTIAL COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of the hotels, MeriStar could be held liable for the costs of remedial action with respect to such regulated substances and storage tanks and claims related thereto. Activities have been undertaken to close or remove storage tanks located on the property of several of the MeriStar Owned Hotels.

  All of the MeriStar Owned Hotels have undergone Phase I environmental site assessments ("Phase Is"), which generally provide a nonintrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer, within the last 18 months. The purpose of a Phase I is to identify potential sources of contamination for which the MeriStar Owned Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase Is have not revealed any environmental liability or compliance concerns that MeriStar believes would have a material adverse effect on MeriStar's results of operation or financial condition, nor is MeriStar aware of any such liability or concerns.

  In addition, the MeriStar Owned Hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of certain asbestos-containing materials ("ACMs") and govern emissions of and exposure to asbestos fibers in the air. ACMs are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the MeriStar Owned Hotels. Operations and maintenance programs for maintaining such ACMs have been or are in the process of being designed and implemented, or the ACMs have been scheduled to be or have been abated, at such hotels. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on MeriStar's results of operations or financial condition.

 GOVERNMENTAL REGULATION

  A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. MeriStar believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the MeriStar Owned Hotels and could otherwise adversely affect MeriStar's results of operations or financial condition.

  Under the Americans with Disabilities Act (the "ADA"), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the MeriStar Owned Hotels, a determination that MeriStar is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. MeriStar is likely to incur additional costs of complying with the ADA.

 INVESTMENT IN SINGLE INDUSTRY

  MeriStar's current strategy is to acquire interests only in hospitality and lodging. As a result, MeriStar will be subject to risks inherent in investments in a single industry. The effects on cash available for distribution resulting from a downturn in the hotel industry may be more pronounced than if MeriStar had diversified its investments.

ADVERSE EFFECTS RELATING TO THE OWNERSHIP OF REAL ESTATE

 GENERAL

  Upon consummation of the Merger, MeriStar will continue the businesses previously undertaken separately by AGH and CapStar of owning, operating and acquiring hotels. The business risks to be faced by MeriStar will be similar to those now faced separately by AGH and CapStar. MeriStar's strategy to acquire interests only in hotels will be subject to varying degrees of risk generally incident to the ownership of real property and investment in a single industry. The underlying value of MeriStar's hotel investments and MeriStar's income and ability to make distributions to its stockholders will be dependent upon the ability of OpCo or any third-party operators to operate the hotels in a manner sufficient to maintain or increase revenues and to generate sufficient revenue in excess of operating expenses to make lease payments to MeriStar. Income from the hotels may be adversely affected by changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty or other losses, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in real estate tax rates and other operating expenses and adverse changes in zoning laws and other governmental rules and fiscal policies. Many of these risks are beyond the control of MeriStar, and the effects of these risks are likely to be more pronounced than if MeriStar had diversified investments. In addition, real estate investments are relatively illiquid, resulting in a limited ability of MeriStar to vary its portfolio of hotels in response to changes in economic and other conditions.

 VALUE AND ILLIQUIDITY OF REAL ESTATE

  Real estate investments are relatively illiquid. The ability of MeriStar to vary its portfolio in response to changes in economic and other conditions will be limited. If MeriStar must sell an investment, there can be no assurance that MeriStar will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of MeriStar's investment.

COMPETITION FOR EXPANSION OPPORTUNITIES

  MeriStar will compete for the acquisition of hotels with entities that have substantially greater financial resources than MeriStar. MeriStar believes that, as a result of the downturn experienced by the lodging industry from the late 1980s through the early 1990s and the significant number of foreclosures and bankruptcies created thereby, the prices for many hotels have for several years been at historically low levels and often well below the cost to build new hotels. The economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions may cause additional investors to enter the hotel acquisition market, which may in turn cause hotel acquisition costs to increase and the number of attractive hotel acquisition opportunities to decrease.

CONSENT OF GROUND LESSOR REQUIRED FOR SALE AND RENOVATION OF CERTAIN HOTELS

  Certain of MeriStar's hotels will be subject to ground leases, space leases and a bay bottom lease for certain offshore property. In addition, MeriStar may acquire hotels in the future that are subject to ground leases. Any proposed sale of such hotels by MeriStar or any proposed assignment of MeriStar's leasehold interest in the ground leases, space leases and bay bottom lease, as well as subletting, may require the consent of the respective third-party lessors. Upon consummation of the Merger, there can be no assurance that MeriStar will be able to obtain such requisite consents. As a result, MeriStar may not be able to sell, assign, transfer or convey its interest in any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of the stockholders of MeriStar.

  Under certain of their existing ground leases and mortgages, AGH and CapStar will be required to obtain the consent of third parties to consummate the Transactions. Although AGH and CapStar expect to obtain such consents, there can be no assurance that they will be obtained.

REIT TAX RISKS

 DEPENDENCE ON QUALIFICATION AS A REIT

  AGH has and MeriStar intends to operate in a manner designed to permit it to qualify as a REIT for federal income tax purposes. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within MeriStar's control may affect its ability to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, such as MeriStar. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. AGH and CapStar will receive an opinion of Battle Fowler LLP, counsel to AGH and MeriStar to the effect that, based on various assumptions relating to the operation of AGH and CapStar and representations made by AGH and CapStar as to certain factual matters, commencing with the taxable year ending December 31, 1998, AGH has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and the proposed method of operation of MeriStar, including, without limitation, the consummation of the Transactions, will enable MeriStar to continue to meet the requirements for qualification and taxation as a REIT under the Code. Such legal opinion is not binding on the Internal Revenue Service (the "IRS"). See "The Merger-- Federal Income Tax Considerations Relating to MeriStar."

  If MeriStar and OpCo were treated as stapled entities under Section 269B(a)(3) of the Code or if the separate corporate existence of OpCo were disregarded or OpCo were treated as an agent of MeriStar for federal income tax purposes, MeriStar would not qualify as a REIT under the Code. AGH and CapStar will receive an opinion of counsel to the effect that MeriStar and OpCo will not be treated as stapled entities under Section 269B(a)(3) of the Code and that, based upon the intended operations of each entity and certain other factors and upon representations made by certain persons who will be members of management of MeriStar and OpCo, the separate corporate identities of MeriStar and OpCo will be respected and OpCo will not be treated as an agent of MeriStar for federal income tax purposes. See "The Merger--Federal Income Tax Considerations Relating to MeriStar--Treatment of MeriStar and OpCo as Separate Entities."

  If MeriStar fails to qualify as a REIT in any taxable year, MeriStar will not be allowed a deduction for distributions to its stockholders in computing its taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, MeriStar would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification would reduce the funds of MeriStar available for investment or distribution to stockholders because of the additional tax liability of MeriStar for the year or years involved. See "The Merger--Federal Income Tax Considerations Relating to MeriStar."

  If MeriStar were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Code and, to the extent that distributions to stockholders would have been made in anticipation of MeriStar's qualifying as a REIT, MeriStar might be required to borrow funds or to liquidate certain of its assets to pay the applicable corporate income tax. Although MeriStar currently operates in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the MeriStar Board to decide to revoke the REIT election.

 ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS

  To obtain the favorable tax treatment accorded to REITs under the Code, MeriStar generally will be required each year to distribute to its stockholders at least 95% of its REIT taxable income. MeriStar will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for the calendar year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of its undistributed income from prior years. The requirement to distribute a substantial portion of MeriStar's net taxable income could cause MeriStar to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require MeriStar to borrow funds or to sell assets to fund the costs of such items.

  MeriStar intends to make distributions to its stockholders to comply with the distribution provisions of the Code and generally to avoid federal income taxes and the nondeductible 4% excise tax. MeriStar's income will consist primarily of its share of the income of MeriStar Operating Partnership, and MeriStar's cash flow will consist primarily of its share of distributions from MeriStar Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of MeriStar or MeriStar Operating Partnership) and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require MeriStar to borrow funds directly or through MeriStar Operating Partnership on a short- or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT and avoid federal income taxes and the 4% nondeductible excise tax. In such circumstances, MeriStar might need to borrow funds directly in order to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations.

  Distributions by MeriStar Operating Partnership will be determined by its sole general partner, a wholly owned subsidiary of MeriStar, and are dependent on a number of factors, including the amount of cash available for distribution, MeriStar Operating Partnership's financial condition, any decision by the MeriStar Board to reinvest funds rather than to distribute such funds, MeriStar Operating Partnership's capital expenditure requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the MeriStar Board deems relevant. Accordingly, although MeriStar intends to continue to satisfy the annual distribution requirement so as to avoid corporate income taxation on the earnings that it distributes, there can be no assurance that it will be able to do so.

 CONSEQUENCES OF FAILURE TO QUALIFY AS PARTNERSHIPS

  AGH and CapStar will receive an opinion of Battle Fowler LLP, counsel to AGH and MeriStar, stating that, based upon the provisions of the form of partnership agreement of the MeriStar Operating Partnership and on certain factual assumptions and representations, including the assumption that the MeriStar Operating Partnership Agreement will contain provisions to ensure that in the event that the MeriStar Operating Partnership is a publicly traded partnership it will be eligible for treatment as a partnership for federal income tax purposes the AGH Operating Partnership and its subsidiary partnerships have been and continue to be, and giving effect to the Transactions, the MeriStar Operating Partnership and each of its subsidiary partnerships will be treated as partnerships, and not as corporations, for federal income tax purposes. Such opinion is not binding on the IRS. If the IRS were successfully to determine that any such partnership is properly treated as a corporation, MeriStar would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on MeriStar Operating Partnership or any of the subsidiary partnerships, with a concomitant loss of REIT status of MeriStar, would substantially reduce the amount of cash available for distribution. See "The Merger--Federal Income Tax Considerations Relating to MeriStar."

 POSSIBLE FEDERAL TAX DEVELOPMENTS

  If the Merger is consummated after December 31, 1998, certain proposed legislation applicable to REITs would require CapStar to recognize taxable gain equal to the excess of the fair market value of its assets transferred to MeriStar in the Merger over its tax basis in such assets as of the date preceding the date of such transfer. See "The Merger--Federal Income Tax Considerations Relating to MeriStar--Possible Federal Tax Developments."

PAPER CLIP STRUCTURE RISKS

  The Intercompany Agreement between MeriStar and OpCo has been structured to provide the two companies with a symbiotic relationship so that investors in both companies may enjoy the economic benefit of the entire enterprise. This is known as the "paper-clip" REIT structure. However, because of the independent trading of the common stock of MeriStar and OpCo, stockholders in each company may develop divergent interests which could lead to conflicts of interest. This divergence of interests could also reduce the anticipated benefits of the relationship between the two companies.

DEPENDENCE ON KEY PERSONNEL

  Upon consummation of the Merger, MeriStar and OpCo will place substantial reliance on the lodging industry knowledge and experience and the continued services of both AGH and CapStar senior management, led by Messrs. Whetsell and Jorns. MeriStar's future success and its ability to manage future growth depend in large part upon the efforts of these persons and on MeriStar's ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that MeriStar will be successful in attracting and retaining such personnel. MeriStar's inability to attract and retain other highly qualified personnel may adversely affect the results of operations and financial condition. MeriStar and OpCo will have employment agreements with Messrs. Whetsell and Jorns for initial terms of five years with automatic renewals on a year-to-year basis thereafter, unless terminated in accordance with their terms. See "Management of MeriStar--Employment Agreements."

POSSIBLE ADVERSE EFFECTS ON MARKET PRICE OF MERISTAR COMMON STOCK ARISING FROM SHARES AVAILABLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that any future sales of shares, or the availability of shares for future sale, will have on the market prices for MeriStar Common Stock following the Merger. Sales of substantial amounts of MeriStar Common Stock (including MeriStar Common Stock issued in connection with outstanding stock options or the exchange or sale of units of limited partner interest ("MeriStar OP Units") in the MeriStar Operating Partnership) or the perception that such sales could occur could adversely affect the prevailing market price for MeriStar Common Stock. With the exception of the MeriStar Common Stock issued to affiliates of MeriStar and CapStar in connection with the Merger, all of the MeriStar Common Stock to be issued to holders of AGH Common Stock or CapStar Common Stock in connection with the Merger will be freely transferable, except as otherwise restricted by the AGH Charter.

ADVERSE EFFECT OF INCREASE IN MARKET INTEREST RATES ON PRICES FOR MERISTAR COMMON STOCK

  One of the factors that may influence the prices for the MeriStar Common Stock in public trading markets will be the annual yield from distributions by MeriStar on the MeriStar Common Stock as compared to yields on certain financial instruments. An increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market prices for the MeriStar Common Stock.

ABSENCE OF A PUBLIC MARKET FOR OPCO COMMON STOCK

  There is currently no public market for the common stock, par value $0.01 per share ("OpCo Common Stock"), of OpCo. Application has been made to list the OpCo Common Stock on the NYSE. There can be no assurance as to the prices at which trading in OpCo Common Stock will occur after the Spin-Off or that an active trading market in the OpCo Common Stock will develop or be sustained in the future. In the event no active trading market develops for the OpCo Common Stock, holders of shares of OpCo Common Stock may not be able to sell their shares promptly at a reasonable price. Accordingly, holders of OpCo Common Stock should consider the OpCo Common Stock a long-term investment.

  The prices at which the OpCo Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, MeriStar's and OpCo's performance and prospects, the depth and liquidity of the market for the OpCo Common Stock, investor perception of MeriStar, OpCo and of the hotel industry in which MeriStar and OpCo operate, economic conditions in general, OpCo's dividend policy, and general financial and other market conditions. Such volatility and other factors may materially adversely affect the market price of the OpCo Common Stock.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE MERISTAR CHARTER AND MERISTAR BYLAWS

  Certain provisions of Maryland law and of the MeriStar Charter and the MeriStar Bylaws may have the effect of discouraging a third party from making an acquisition proposal for MeriStar and could delay, defer or prevent a change in control of MeriStar or other transaction under circumstances that could give the holders of MeriStar Common Stock the opportunity to realize a premium over the then-prevailing market prices of the MeriStar Common Stock. Such provisions include the following:

 OWNERSHIP LIMITATION

  In order for MeriStar to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of stock of MeriStar may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of MeriStar's taxable year. Furthermore, if any stockholder of MeriStar owns, actually or constructively, 10% or more of OpCo, OpCo could become a Related Party Tenant (as defined in "The Merger--Federal Income Tax Considerations Relating to MeriStar") of MeriStar, which would result in loss of REIT status for MeriStar. The MeriStar Charter prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of any class of MeriStar's outstanding stock by any person (the "Ownership Limitation"), subject to an exception that permits mutual funds and certain other entities to own as much as 15% of any class of MeriStar's stock in appropriate circumstances (the "Look-Through Ownership Limitation"). Generally, the stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. In addition, the MeriStar Charter prohibits a stockholder of MeriStar from owning MeriStar Common Stock if such ownership would cause MeriStar to own, actually or constructively, 10% or more of the ownership interests in a tenant of MeriStar's, the MeriStar Operating Partnership's or a subsidiary partnership's real property. The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of MeriStar in which holders of some or a majority of the MeriStar Common Stock might receive a premium for their MeriStar Common Stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests.

 STAGGERED BOARD

  The MeriStar Board will be divided into three classes of directors. The initial term of the first class expired in 1997 and the current term of such class expires in 2000, and the initial terms of the second and third classes will expire in 1998, and 1999, respectively. Directors of each class will be elected for three-year terms upon the expiration of the current class terms, and, beginning in 1999 and each year thereafter, one class of directors will be elected by the stockholders. A director may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of directors, which super-majority vote may have the effect of delaying, deferring or preventing a change in control of MeriStar even though a change in control might be in the best interests of the stockholders of MeriStar. See "Comparison of Rights of Holders of MeriStar Common Stock and CapStar Common Stock."

 MARYLAND BUSINESS COMBINATION STATUTE

  Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation such as MeriStar and any person who owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the holders of shares of MeriStar Common Stock receive a minimum price (as defined in the MGCL) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. See "Comparison of Rights of Holders of MeriStar Common Stock and CapStar Common Stock."

 MARYLAND CONTROL SHARE ACQUISITION STATUTE

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  The MeriStar Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of shares of stock of MeriStar. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the MeriStar Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire MeriStar and of increasing the difficulty of consummating any such offer. See "Comparison of Rights of Holders of AGH Common Stock and CapStar Common Stock."

ISSUANCE OF ADDITIONAL SHARES

  Upon stockholder approval of the amendment and restatement of the AGH Charter (which upon approval will become the MeriStar Charter), the MeriStar Charter will authorize the MeriStar Board, without a vote of the stockholders, to (i) amend the MeriStar Charter to increase or decrease the aggregate number of shares of any class that MeriStar has the authority to issue; provided that House Bill 360 is ratified (see "AGH Meeting--Proposal Two: Approval of the MeriStar Charter"), (ii) cause MeriStar to issue additional authorized but unissued shares of MeriStar Common Stock or MeriStar Preferred Stock, and
(iii) classify any unissued shares of MeriStar Preferred Stock and to set the preferences, rights and other terms of such classified or unclassified shares. See "AGH Meeting--Proposal Two: Approval of MeriStar Charter." Although there is no such intention at the present time, the MeriStar Board could establish a series of MeriStar Preferred Stock that could, depending on the terms of such series, adversely affect the voting power of the holders of MeriStar Common Stock and could delay, defer or prevent a transaction or a change in control of MeriStar that might involve a premium price for the MeriStar Common Stock or otherwise be in the best interest of the stockholders. The MeriStar Charter and Bylaws of MeriStar will also contain other provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of MeriStar that might involve a premium price for the MeriStar Common Stock or otherwise be in the best interest of the stockholders. See "Description of MeriStar Common Stock" and "Comparison of Rights of Holders of AGH Common Stock and CapStar Common Stock."

ABILITY OF MERISTAR BOARD TO CHANGE POLICIES

  The major policies of MeriStar, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by the MeriStar Board. The MeriStar Board may amend or revise these and other policies at any time and from time to time at its discretion without a vote of the stockholders of MeriStar. See "Policies of MeriStar."

RESTRICTIONS RELATING TO ALTERNATIVE TRANSACTIONS

  Subject to certain limited exceptions, AGH and CapStar have agreed under the Merger Agreement that each will not, nor permit their respective subsidiaries, officers, directors, agents or representatives, to (i) solicit, initiate or encourage the submission of any proposal, other than by the other party, for a merger, consolidation, share exchange, business combination or other similar transaction or any proposal or offer, other than by the other party, to acquire, directly or indirectly, more than a 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, CapStar or AGH, as the case may be, (ii) enter into any agreement with respect to such transactions, or (iii) participate in any discussions or negotiations, or provide any information, regarding such transactions, or take any other action to facilitate such transactions. Notwithstanding the foregoing, upon appropriate board of director action, the board of directors of CapStar and AGH, to the extent required by Delaware law or Maryland law, as the case may be, may in response to certain unsolicited requests for such a transaction, participate in discussions or negotiations with any person or entity that makes a proposal regarding such a transaction. In addition, if either AGH or CapStar enters into an acquisition agreement with a third party, under certain circumstances such contracting party shall be required to pay to the other party a break-up fee in the amount of $35.0 million plus an expense reimbursement equal to the lesser of (i) $3.0 million and (ii) such party's actual out-of-pocket expenses. The non-solicitation covenant, together with the requirement to pay break-up fees and break-up expenses, could have the effect of deterring other potential acquirors from making competing offers for CapStar or AGH, including certain offers that may be more favorable to the stockholders of CapStar or AGH. See "The Merger Agreement--No Solicitation of Transactions."

DIFFERENCES IN STOCKHOLDER RIGHTS OF MERISTAR AND CAPSTAR STOCKHOLDERS

  As a result of the Merger, CapStar stockholders will no longer own shares of CapStar and will become stockholders of MeriStar. While CapStar is a Delaware corporation, MeriStar will be a Maryland corporation, and the different laws governing the two corporations, together with differences in the provisions of the respective corporate charters and bylaws of MeriStar and CapStar, result in differences in the rights of stockholders of the two corporations. As a result of these differences, the rights of MeriStar stockholders may in some cases be considered less favorable than the rights of CapStar stockholders. See "Comparison of Rights of Holders of AGH Common Stock and CapStar Common Stock."

                                THE AGH MEETING

DATE, TIME AND PLACE OF AGH MEETING

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of AGH as part of the solicitation of proxies by the AGH Board for use at the AGH Meeting to be held on . , 1998, at 12:00 p.m., local time, at the Holiday Inn Select DFW Airport South, 440 West Airport Freeway, Irving, Texas 75062. This Joint Proxy Statement/Prospectus, the enclosed form of proxy and the accompanying Notice of Annual Meeting are first being mailed to stockholders of AGH on or about . , 1998.

PURPOSES OF THE AGH MEETING

 The Merger

  At the AGH Meeting, holders of AGH Common Stock will consider and vote upon Proposal One, the approval and adoption of the Merger Agreement, pursuant to which CapStar will be merged with and into AGH, with AGH as the surviving entity, and each outstanding share of CapStar Common Stock will be converted into the right to receive 1.0 share of MeriStar Common Stock and each share of AGH Common Stock will be converted into 0.8475 share of MeriStar Common Stock. Maryland law requires AGH to obtain stockholder approval of the Merger by the vote of a majority of the outstanding shares of AGH Common Stock entitled to vote at the AGH Meeting.

 Other Matters

  The stockholders of AGH will also consider at the AGH Meeting and vote upon
(i) Proposal Two, approval of an amendment and restatement of the AGH Charter to (a) increase the authorized number of shares of stock and the authorized number of shares of AGH Common Stock, (b) authorize the issuance of preferred stock having such preferences, rights and other terms as the AGH Board may determine from time to time, and (c) to the extent permitted under applicable Maryland law, permit the AGH Board to increase or decrease the number of authorized shares of AGH without stockholder approval; (ii) Proposal Three, to approve the MeriStar Directors' Plan; (iii) Proposal Four, to approve the MeriStar Incentive Plan; (iv) Proposal Five, to approve the election of eight directors, in each case, to serve until the end of such director's term and until their successors are elected and qualify; provided that the election of six of the directors is conditional upon approval of the Merger Proposal and the consummation of the Merger; and (v) to consider and vote upon such other matters as may properly come before the AGH Meeting.

  Management of AGH knows of no matter to be brought before the AGH Meeting other than as referred to herein. If any other business should properly come before the AGH Meeting, other than as referred to herein, the persons named in the proxy will vote in their discretion.

  THE AGH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF AGH VOTE FOR APPROVAL OF THE MERGER PROPOSAL. THE AGH BOARD ALSO UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF AGH VOTE FOR APPROVAL OF THE AGH PROPOSALS.

RECORD DATE

  The AGH Board has fixed the close of business on June 8, 1998 as the AGH Record Date. Only the holders of record of the outstanding shares of AGH Common Stock on the AGH Record Date will be entitled to notice of, and to vote at, the AGH Meeting and any adjournments or postponements thereof. At the AGH Record Date, . shares of AGH Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of AGH Common Stock outstanding and entitled to vote on the AGH Record Date is necessary to constitute a quorum at the AGH Meeting. Votes at the AGH Meeting will be tabulated by one or more independent inspectors of election appointed by AGH. Abstentions and votes withheld by brokers in the absence of instructions from street-name holders ("broker non-votes") will be deemed included in the determination of shares present at the AGH Meeting for purposes of determining a quorum. Abstentions and broker non-votes will not be counted as votes cast on proposals submitted to stockholders. Abstentions and broker non-votes will have the effect of votes cast against Proposals One and Two and will have no effect on the votes to approve Proposals Three, Four and Five.

PROXIES; VOTING AND REVOCATION

  Shares of AGH Common Stock, represented by a properly executed proxy received prior to the vote at the AGH Meeting and not revoked, will be voted at the AGH Meeting as directed in the proxy. If a proxy is submitted and no directions are given, the proxy will be voted for the approval of the Merger Proposal and for the additional proposals referred to herein. AGH intends to count shares of AGH Common Stock present in person at the AGH Meeting but not voting, and shares of AGH Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the AGH Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares for the Merger held for such customers without special instructions from such customers. Non-voting shares (including broker non-votes) and abstentions will have the effect of a vote against the Merger Proposal and Proposal Two and will have no effect on the votes to approve Proposals Three, Four and Five.

  Each share of AGH Common Stock is entitled to one vote with respect to the Merger Proposal and the other proposals referred to herein. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the AGH Meeting to permit further solicitation of proxies in favor of such proposals; provided, however, that no proxy that is voted against the Merger Proposal and the other proposals referred to herein will be voted in favor of any adjournment or postponement if the Merger Proposal and the other proposals are to be considered at the adjourned or postponed meeting. The proxy also confers discretionary authority on the individuals appointed by the AGH Board and named on the proxy card to vote the AGH Common Stock represented thereby on any matter that is properly presented for action at the AGH Meeting. Such discretionary authority will not be used to vote for an adjournment of the AGH Meeting to permit further solicitation of proxies if the stockholder votes against any of the AGH Meeting Proposals. Votes will be tabulated at the AGH Meetings by inspectors of election.

  A stockholder of record may revoke a proxy at any time prior to its being voted by filing an instrument of revocation with the Secretary of AGH (American General Hospitality Corporation, 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038), by filing a duly executed proxy bearing a later date, or by appearing at the AGH Meetings in person, notifying the Secretary and voting by ballot at the AGH Meeting. Any stockholder of record attending the AGH Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary of AGH) of a stockholder at the AGH Meeting will not constitute revocation of a previously given proxy. In addition, stockholders who beneficially hold shares of AGH Common Stock that are not registered in their own name will need additional documentation from the record holder of such shares to attend and vote personally at the AGH Meeting.

REQUIRED VOTES

  As of the AGH Record Date, . shares of AGH Common Stock were outstanding and entitled to vote. All properly executed proxies delivered pursuant to this solicitation and not properly revoked will be voted at the AGH Meeting as specified in such proxies. If no choice is specified, the shares represented by a signed proxy will be voted in favor of each of the proposals set forth in the Notice of Annual Meeting of AGH attached hereto.

  The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of AGH Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the AGH Meeting. The affirmative vote of the holders of record of a majority of the shares of AGH Common

Stock outstanding on the AGH Record Date is required to approve the Merger Proposal. The affirmative vote of the holders of record of two-thirds of the shares of AGH Common Stock outstanding on the AGH Record Date is required for the approval of Proposal Two, approval of the MeriStar Charter. The affirmative vote of a majority of all votes cast at the AGH Meeting is necessary to approve Proposals Three, approval of the MeriStar Directors' Plan, and Four, approval of the MeriStar Incentive Plan. The affirmative vote of a plurality of all of the votes cast at the AGH Meeting is required for Proposal Five, election of Directors.

SOLICITATION OF PROXIES

  The expense of printing and mailing this Joint Proxy Statement/Prospectus and the material used in this solicitation of proxies will be borne equally by AGH and CapStar. It is contemplated that AGH proxies will be solicited through the mail and directly by officers, directors and regular employees of AGH and CapStar not specifically employed for such purpose, without additional remuneration therefor. AGH will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. AGH has engaged MacKenzie Partners, Inc. to represent it in connection with the solicitations of proxies at a cost of approximately $8,500 plus expenses.

NO DISSENTERS' APPRAISAL RIGHTS

  Holders of AGH Common Stock will not have dissenters' appraisal rights in connection with the Merger or any other matter to be voted on at the AGH Meeting. See "Risk Factors--No Appraisal or Dissenters' Rights."

  THE MATTERS TO BE CONSIDERED AT THE AGH MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF AGH. ACCORDINGLY, THE STOCKHOLDERS OF AGH ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROPOSAL ONE: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

  For a description of the Merger Proposal and the Merger Agreement, see "The Merger" and "The Merger Agreement."

PROPOSAL TWO: APPROVAL OF THE MERISTAR CHARTER

 The Proposed Amendments

  By resolutions adopted on April 6, 1998, the AGH Board approved and declared advisable the adoption of certain amendments to the AGH Charter pursuant to which:

  1. Article V, Section 1 would be amended to provide that the number of authorized shares of stock of AGH will be increased to 350,000,000, and the number of authorized shares of AGH Common Stock will be increased to 250,000,000;

  2. Article V, Section 1 would further be amended to provide for authorization of 100,000,000 shares of preferred stock, par value $0.01 per share, of AGH (the "AGH Preferred Stock"); and

  3. Article V, Section 1 would further be amended to allow the AGH Board, to the extent permitted by Maryland law, to amend the AGH Charter, without stockholder approval, to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class of stock of AGH.

  If the stockholders of AGH approve the proposed amendments, the AGH Charter will be amended and restated as proposed by the AGH Board, and the provisions described above will take effect upon acceptance for record of the MeriStar Charter by the State Department of Assessments and Taxation of Maryland in substantially the form attached hereto as Appendix E.

REASONS FOR AND EFFECT OF THE PROPOSED AMENDMENTS

 Increase in Authorized Shares and Authorized Shares of AGH Common Stock

  The AGH Charter currently authorizes AGH to issue up to 100,000,000 shares of stock, consisting of 100,000,000 shares of AGH Common Stock. As of March 31, 1998, AGH had 24,315,832 shares of AGH Common Stock outstanding. In addition, as of the same date, 6,724,240 shares of AGH Common Stock were reserved for issuance as follows: 923,748 shares were reserved for issuance under the 1996 Incentive Plan; 58,692 shares were reserved for issuance under the Directors' Plan; 1,841,863 shares were issuable upon exercise of outstanding stock options to purchase shares of AGH Common Stock; and 3,899,937 shares were reserved for issuance upon exchange of AGH OP Units for AGH Common Stock.

  The AGH Board believes that if the Merger is consummated without an increase in the number of authorized shares of stock and the number of authorized shares of AGH Common Stock, AGH will not have a sufficient number of authorized but unissued shares of stock and AGH Common Stock to give it maximum flexibility to meet a variety of business needs as they may arise and to enhance AGH's flexibility in connection with possible future opportunities.

  Increasing the number of authorized shares of stock to a number that provides for a substantial number of additional authorized but unissued shares of stock is a common occurrence among publicly held companies. The authorized shares of AGH Common Stock will be available for issuance at such times and for such purposes as the AGH Board may deem advisable without further action by AGH's stockholders, except as may be required by applicable laws or regulations, including applicable stock exchange rules. These purposes may include, without limitation, stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property, funding of programs or businesses, raising additional capital or other corporate purposes. The AGH Board has no current plan to issue any shares of AGH Common Stock for any such purposes (other than issuances pursuant to the Merger, the transactions contemplated pursuant to the Merger Agreement, existing employee benefit programs and in connection with the exchange of units of limited partnership interest in the AGH Operating Partnership) and does not intend to issue any stock except on terms or for reasons which the AGH Board deems to be in the best interests of AGH.

  Because the holders of the AGH Common Stock do not have preemptive rights, the issuance of additional AGH Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders' proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

  While the issuance of shares by certain entities in certain instances may have the effect of delaying, deferring or preventing a hostile takeover, the AGH Board does not believe that the authority to issue additional shares of AGH Common Stock is likely to have a significant additional anti-takeover effect because of existing provisions in AGH's Charter restricting the concentration of ownership of the outstanding shares of AGH Common Stock.

 Authorization of AGH Preferred Stock

  The proposed amendments to the AGH Charter will (i) authorize AGH to issue up to 100,000,000 shares of AGH Preferred Stock and (ii) authorize the AGH Board to classify any unissued shares of AGH Preferred Stock. Prior to the issuance of shares of each series, the AGH Board will be required by the MGCL and new Article V, Section 5 to set, subject to the provisions of the AGH Charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series of AGH Preferred Stock. Shares of AGH Preferred Stock of any such series will be available for issuance without further action by the stockholders of AGH (except as required by applicable laws or regulations, including applicable stock exchange rules).

  The proposed amendment to authorize AGH Preferred Stock does not effect any change in the number or rights of authorized shares of AGH Common Stock except to the extent that any class or series of AGH Preferred Stock authorized by the AGH Board may grant to the holders thereof preferential rights that would grant to the holders of such class or series certain preferences or priorities over the holders of the AGH Common Stock, such as a liquidation or dividend preference.

  AGH's primary purpose in having AGH Preferred Stock available for issuance is to allow greater flexibility with respect to future financings or acquisitions and in carrying out other corporate purposes. Since no AGH Preferred Stock has been issued and the issuance of the same is not currently contemplated, it is not possible to know whether or to what extent such AGH Preferred Stock, if ever issued, would have preference over the holders of AGH Common Stock in the distribution of any assets in the event of a liquidation.

  While the issuance of shares by certain entities in certain instances may have the effect of delaying, deferring or preventing a hostile takeover, the AGH Board believes that the existing provisions in AGH's Charter restricting the concentration of ownership of the outstanding shares of AGH makes the authority to issue AGH Preferred Stock less significant as an anti-takeover device. See "Risk Factors--Issuance of Additional Shares."

 Authority of the AGH Board to Increase or Decrease the Authorized Capital

  A bill (House Bill 360) was introduced in the House of Delegates of the General Assembly of Maryland which, if enacted, upon its effectiveness, will permit the board of directors of a Maryland corporation, such as AGH, to include in its charter a provision permitting the board of directors, without stockholder action, to amend the corporation's charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the corporation has authority to issue. House Bill 360 was not passed in the 1998 legislative session of the General Assembly, but it is expected that a similar bill will be introduced in the 1999 session.

  Under Maryland law as currently in effect, a Maryland corporation, such as AGH, is required to obtain the approval of its stockholders each time it proposes to amend its charter to increase or decrease its number of authorized shares of stock. This process is expensive and time-consuming. Adopting the proposed amendment to the AGH Charter, although such amendment would not permit the AGH Board to increase or decrease the number of authorized shares of AGH until House Bill 360, or a similar bill, is ratified and becomes effective, will enable the AGH Board to amend the AGH Charter to increase or decrease the number of authorized shares of stock without stockholder approval. Adding the provision permitted by House Bill 360 to the AGH Charter requires the approval of the stockholders of AGH.

  Accordingly, the AGH Board unanimously adopted a resolution declaring that it is advisable and in the best interests of AGH to add to Article V, Section I of the AGH Charter the following sentence: "To the extent permitted under Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue." The effect of this amendment will be to permit the AGH Board, without stockholder action, to increase or decrease (a) the total number of authorized shares of AGH and/or (b) the number of authorized shares of any one or more classes.

  The AGH Board believes that the proposed amendment is in the best interests of AGH and its stockholders because it will provide AGH with additional flexibility to meet a variety of business needs as they may arise. These business needs may include stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property, funding of programs or businesses, raising additional capital or other corporate purposes. Responding to such needs or opportunities often requires quick action and the process of obtaining stockholder approval to amend the Charter is both time-consuming and expensive. The AGH Board has no current plan to exercise the power conferred by this amendment, assuming that House Bill 360, or a similar bill is enacted, and become effective and does not intend to exercise this power except on terms or for reasons which the AGH Board deems to be in the best interests of AGH.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL

  The affirmative vote of holders of record of two-thirds of the outstanding shares of AGH Common Stock on the AGH Record Date is required for approval of the proposed amendments to the AGH Charter. See "The

AGH Meeting--Required Votes." If the proposed amendments are approved by the stockholders of AGH, they will become effective upon the acceptance of the Articles of Amendment and Restatement of AGH for record by the State Department of Assessments and Taxation of Maryland, which is expected to occur as soon as reasonably practicable after approval.

  THE AGH BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERISTAR CHARTER.

PROPOSAL THREE: APPROVAL OF THE MERISTAR DIRECTORS' PLAN

  In connection with the Merger, the AGH Board has adopted, subject to stockholder approval of the Merger and in consultation with a professional compensation consultant, an amendment to the American General Hospitality Corporation Non-Employee Directors' Incentive Plan (the "Directors' Plan"), which amends and restates the Directors' Plan (as so amended following stockholder approval, the "MeriStar Directors' Plan").

SUMMARY OF AMENDMENT

  AGH instituted the Directors' Plan in July 1996 to attract and retain experienced and knowledgeable persons to serve as outside directors to AGH. The Directors' Plan initially provided for a one-time grant of options to each outside director and an annual grant of shares equal in value to approximately one-half of the director's annual retainer. The amendment, among other things,
(i) changes the name of the plan to the MeriStar Hospitality Corporation Non-Employee Directors' Incentive Plan, (ii) increases the number of shares of MeriStar Common Stock authorized for issuance under the MeriStar Directors' Plan, (iii) provides for annual option grants and eliminates the stock awards,
(iv) permits the accelerated vesting of options granted under the MeriStar Directors' Plan, including previously granted options, and (v) makes certain revisions in light of changes to Rule 16b under the Exchange Act. The amendments were made in accordance with the recommendations of a professional compensation consultant.

  The AGH Board authorized the increase in shares of MeriStar Common Stock, subject to stockholder approval, in order to accommodate director compensation following the Merger. Following the Merger, MeriStar Common Stock will be issued under the MeriStar Directors' Plan. The MeriStar Board will receive annual option grants to purchase 5,000 shares of MeriStar Common Stock; the initial grant is with respect to 7,500 shares. In addition, the AGH Board amended the Directors' Plan to reflect the current flexibility permitted by Rule 16b-3 under the Exchange Act. In this regard, the AGH Board authorized the discretionary acceleration of vesting of options and the limited transfer of options for estate planning purposes. If the MeriStar Directors' Plan is approved by the stockholders, options previously granted under the Directors' Plan will become fully vested upon consummation of the Merger.

  A copy of the MeriStar Directors' Plan is attached as Appendix F. The following summary of certain provisions of the MeriStar Directors' Plan does not purport to be complete and is qualified in its entirety by reference to Appendix F.

 Share Authorization

  A maximum of 125,000 shares of MeriStar Common Stock (which includes 57,256 shares remaining available under the existing Directors' Plan) may be issued under the MeriStar Directors' Plan. The share limitation and terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

 Eligibility

  The MeriStar Directors' Plan provides for the grant of options to purchase MeriStar Common Stock to each director who is not an officer or employee of MeriStar or its subsidiaries (each an "Independent Director").

  Independent Directors of MeriStar will be paid an annual fee of $20,000. In addition, each Independent Director will be paid $1,250 for attendance at each meeting of the MeriStar Board; $1,000 for attendance at each meeting of a committee of the MeriStar Board of which such director is a member and $500 for each telephonic meeting of the MeriStar Board or a committee thereof of which such director is a member. Directors who are employees of MeriStar will not receive any fees for their service on the MeriStar Board or a committee thereof. MeriStar will reimburse directors for their out-or-pocket expenses in connection with their service on the MeriStar Board.

 Options

  Pursuant to the MeriStar Directors' Plan, each Independent Director will be awarded an option to purchase 7,500 shares of MeriStar Common Stock upon initial commencement of service after the Merger, whether by appointment or election. Thereafter, each Independent Director will be granted an option (a "MeriStar Stock Option") to purchase 5,000 shares of MeriStar Common Stock on the first business day following MeriStar's annual meeting of stockholders. The exercise price of option grants will be 100% of the fair market value of the MeriStar Common Stock on the date of grant, and options will vest in three annual installments commencing one year after the date of grant. The exercise price may be paid in cash, cash equivalents acceptable to the AGH Compensation Committee, MeriStar Common Stock or a combination thereof. Options granted under the MeriStar Directors' Plan, once vested, are exercisable for ten years from the date of grant. Upon termination of service as a director, options that have not vested are forfeited and vested options may be exercised until they expire. All options accelerate upon a change in control of MeriStar.

 Certain Federal Income Tax Consequences Relating to Options

  Generally, an eligible director does not recognize any taxable income, and MeriStar is not entitled to a deduction upon the grant of an option. Upon the exercise of an option, the eligible director recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. The director will then take a basis in such shares equal to their fair market value at the time of option exercise, and any gain or loss subsequently recognized upon a sale or exchange of such shares will be treated as capital gain or loss to such director. Special rules may apply as a result of Section 16 of the Exchange Act. MeriStar is generally entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income. Eligible directors may be subject to backup withholding requirements for federal income tax. Options are generally non-transferrable. However, the MeriStar Directors' Plan authorizes the granting of options that are transferable to Permitted Family Members (as defined therein).

  The transfer of an option to a Permitted Family Member will have no immediate tax consequences to MeriStar, the director or the Permitted Family Member. Upon the subsequent exercise of the transferred option by the Permitted Family Member, the director will realize ordinary income in an amount measured by the difference between the option exercise price and the fair market value of the shares on the date of exercise, and the employer will be entitled to a deduction in the same amount. Any difference between such fair market value and the price at which the Permitted Family Member may subsequently sell such shares will be treated as capital gain or loss to the Permitted Family Member, long-term or short-term depending on the length of time the shares have been held by the Permitted Family Member.

 MeriStar Common Stock in Lieu of Fees

  Independent Directors may elect to receive all or a portion of their annual retainer in shares of MeriStar Common Stock rather than cash. Unless an Independent Director elects otherwise, fees paid in stock will be paid at the same time as fees paid in cash.

 Amendment and Termination

  The MeriStar Directors' Plan provides that the MeriStar Board may amend or terminate the MeriStar Directors' Plan at any time. An amendment will not become effective without stockholder approval if the amendment (i) materially increases the number of shares that may be issued under the MeriStar Directors' Plan or (ii) stockholder approval would be required for compliance with stock exchange rules. No options may be granted under the MeriStar Directors' Plan after December 31, 2008.

 MeriStar Stock Option Grants

  The following table sets forth information regarding the proposed grants of MeriStar Stock Options under the MeriStar Directors' Plan:

                                                       NUMBER OF MERISTAR
                                                       STOCK OPTIONS  TO  DOLLAR
NAME AND POSITION                                          BE GRANTED     VALUE
-----------------                                      ------------------ ------
James F. Dannhauser--Director.........................        7,500        $ 0
Daniel Doctoroff--Director............................        7,500          0
William Janes--Director...............................        7,500          0
H. Cabot Lodge III--Director..........................        7,500          0
James R. Worms--Director..............................        7,500          0
Mahmood Khimji........................................        7,500          0
Non-Executive Director Group..........................       45,000          0

RECOMMENDATION OF BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of all votes cast at the AGH Meeting is required to approve the MeriStar Directors' Plan. See "The AGH Meeting-- Required Votes."

  THE AGH BOARD HAS UNANIMOUSLY APPROVED THE MERISTAR DIRECTORS' PLAN AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERISTAR DIRECTORS' PLAN.

PROPOSAL FOUR: APPROVAL OF THE MERISTAR INCENTIVE PLAN

  The AGH Board, in connection with the Merger and in consultation with a professional compensation consultant, has amended and restated the American General Hospitality Corporation 1996 Stock Incentive Plan to provide a means with which to compensate executives following the Merger (upon approval of the stockholders, the "MeriStar Incentive Plan"). The AGH Board continues to believe that stock-based performance compensation is an effective means of aligning the interests of executives with the interests of stockholders. Accordingly, the MeriStar Incentive Plan (i) increases the number of options that can be granted to a participant from 250,000 to 750,000 in any calendar year, (ii) limits the number of shares that may be granted at less than fair market value, (iii) provides for the automatic acceleration of vesting of awards upon a change in control of MeriStar (as defined in the MeriStar Incentive Plan), and (iv) changes the name of the 1996 Incentive Plan to the MeriStar Incentive Plan. Following the Merger, MeriStar Common Stock will be issued under the MeriStar Incentive Plan. In all other respects, the MeriStar Incentive Plan remains as it was following its amendment on April 7, 1997.

  Current trends in compensation favor larger grants of options subject to longer vesting schedules rather than smaller annual grants. The AGH Board has found that the current annual limit of 250,000 shares is not sufficient in light of this recent trend. The AGH Board believes this change is necessary for MeriStar to remain competitive in terms of executive compensation and for MeriStar to continue to attract and retain talented, high-caliber executives. In addition, the AGH Board recognizes the MeriStar Incentive Plan's flexibility in permitting grants to newly hired employees at 85% of fair market value. This flexibility is intended to allow for the price fluctuations that might occur between the time a new executive is recruited and the time the Compensation Committee officially acts to grant options to the newly hired executive. The provision is not intended to permit general "in-the-money grants" to new hires. Accordingly, and in light of the increased limit on grants, the AGH Board has amended the 1996 Plan to place specific limitations on the frequency with which this feature can be used. Accordingly, the MeriStar Incentive Plan provides that no more than 10% of the shares granted under the MeriStar Incentive Plan will be granted at less than fair market value. In addition, the MeriStar Incentive Plan provides for the automatic acceleration of awards in the event of a change in control of MeriStar. This amendment was made to bring the MeriStar Incentive Plan in line with current compensatory practices.

  A copy of the MeriStar Incentive Plan is attached as Appendix G. The following summary of certain provisions of the MeriStar Incentive Plan does not purport to be complete and is qualified in its entirety by reference to Appendix G.

THE MERISTAR INCENTIVE PLAN

  The AGH Board adopted, subject to stockholder approval, the MeriStar Incentive Plan for the purposes of (i) attracting and retaining employees, directors and other service providers with ability and initiative, (ii) providing incentives to those deemed important to the success of MeriStar and related entities, and (iii) associating the interests of these individuals with the interests of MeriStar and its stockholders through opportunities for increased stock ownership.

 Administration

  The MeriStar Incentive Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority to administer the MeriStar Incentive Plan. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to
Section 16 of the Exchange Act. As used in this summary, the term
"Administrator" means the Compensation Committee or its delegate, as appropriate.

 Eligibility

  Each employee of MeriStar or of an affiliate of MeriStar (other than employees of the Lessee, AGHI or OpCo who are not also employees of MeriStar) or any other person whose efforts contribute to MeriStar's performance, including an employee who is a member of the MeriStar Board, is eligible to participate in the MeriStar Incentive Plan ("Participants"). Notwithstanding the foregoing, as a result of the Merger, CapStar options will be converted into MeriStar options, whether or not the option holders are employed by MeriStar. See "The Merger Agreement--Stock Options and Other Stock Rights." The Administrator may from time to time grant stock options, stock awards, incentive awards or performance shares to Participants. As of March 31, 1998, the class of Participants consisted of approximately 17 persons.

 Options

  Options granted under the MeriStar Incentive Plan may be incentive stock options ("ISOs") or nonqualified stock options. An option entitles a Participant to purchase shares of MeriStar Common Stock from MeriStar at the option price. The option price may be paid in cash with shares of MeriStar Common Stock, or with a combination of cash and MeriStar Common Stock. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than 100% for existing employees (85% in connection with the hiring of new employees) of the shares' fair market value on the date of grant; provided, however, no more than 10% of the shares under the MeriStar Incentive Plan will be granted at less than 100% of fair market value. The exercise price of an ISO may not be less than 100% of the shares' fair market value on the date of grant (110% of the fair market value in the case of an ISO granted to a 10% stockholder of MeriStar). Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator but the maximum term of an option is ten years in the case of an ISO or five years in the case of an ISO granted to a 10% stockholder.

  ISOs may only be granted to employees; however, no employee may be granted ISOs (under the MeriStar Incentive Plan or any other plan of MeriStar) that are first exercisable in a calendar year for MeriStar Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 750,000 shares of MeriStar Common Stock.

 Stock Awards

  Participants also may be awarded shares of MeriStar Common Stock pursuant to a stock award. A Participant's rights in a stock award will be nontransferable or forfeitable or both unless certain conditions prescribed by the Administrator are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with MeriStar for a specified period or that MeriStar or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the MeriStar Common Stock or MeriStar's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. A stock award, no portion of which is immediately vested and nonforfeitable, will be restricted, in whole or in part, for a period of at least three years; provided, however, that the period will be at least one year in the case of a stock award that is subject to objectives based on one or more of the foregoing performance criteria. The maximum number of stock awards that may be granted to an individual in any calendar year cannot exceed 50,000 shares of MeriStar Common Stock.

 Incentive Awards

  Incentive awards also may be granted under the MeriStar Incentive Plan. An incentive award is an opportunity to earn a bonus, payable in cash, upon attainment of stated performance objectives. The objectives may be stated with reference to the fair market value of the MeriStar Common Stock or on MeriStar's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. The period in which performance will be measured will be at least one year. No Participant may receive an incentive award payment in any calendar year that exceeds the lesser of (i) 100% of the Participant's base salary (prior to any salary reduction or deferral election) as of the date of grant of the incentive award or (ii) $250,000.

 Performance Share Awards

  The MeriStar Incentive Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of MeriStar Common Stock if certain standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. These conditions may include, for example, a requirement that the Participant continue employment with MeriStar for a specified period or that MeriStar or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the MeriStar Common Stock or on MeriStar's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. To the extent that performance shares are earned, the obligation may be settled in cash, in MeriStar Common Stock, or by a combination of the two. No Participant may be granted performance shares for more than 12,500 shares of MeriStar Common Stock in any calendar year.

 Transferability

  Awards granted under the MeriStar Incentive Plan are generally nontransferable. The Compensation Committee may, however, grant awards other than ISOs, which are transferable to Permitted Family Members.

 Share Authorization

  At any given time, the maximum number of shares of MeriStar Common Stock that may be issued pursuant to awards granted under the MeriStar Incentive Plan will be the total of (i) ten (10%) percent of the number of shares of MeriStar Common Stock that were outstanding as of the end of the immediately preceding calendar year (rounded downward if necessary to eliminate fractional shares), minus (ii) the number of shares subject to awards that were granted under the MeriStar Incentive Plan through the last day of the immediately preceding calendar year, plus (iii) as of the last day of the immediately preceding calendar year, the number of shares with respect to which previously granted awards have expired. In addition to the foregoing, in no event may the total number of shares of MeriStar Common Stock covered by outstanding ISOs granted under the MeriStar Incentive Plan, plus the number of shares of MeriStar Common Stock issued pursuant to the exercise of ISOs, whenever granted under the Amended and Restated Plan, exceed approximately 1.4 million shares. All awards made under the MeriStar Incentive Plan will be evidenced by written agreements between MeriStar and the Participant. The share limitation and the terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. As of . , 1998, the closing price of a share of AGH Common Stock on the NYSE was $ . .

 Termination and Amendment

  No option or stock award may be granted and no performance shares may be awarded under the MeriStar Incentive Plan more than ten years after the earlier of the date that the MeriStar Incentive Plan is adopted by the MeriStar Board or the date that it is approved by MeriStar's stockholders. The MeriStar Board may amend or terminate the MeriStar Incentive Plan at any time, but, except as set forth in the immediately preceding paragraph, an amendment will not become effective without stockholder approval if the amendment materially (i) increases the number of shares of MeriStar Common Stock that may be issued under the MeriStar Incentive Plan (other than an adjustment as described above), (ii) changes the eligibility requirements, or (iii) increases the benefits that may be provided under the MeriStar Incentive Plan.

 Certain Federal Income Tax Consequences

  In general, a Participant will not recognize taxable income upon the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value of the shares received on the date of exercise over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income. When a Participant disposes of shares acquired by exercise of an ISO, the Participant's gain (the difference between the sale proceeds and the price paid by the Participant for the shares) upon the disposition will be taxed as capital gain provided the Participant does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise, and exercises the option while an employee of MeriStar or of a subsidiary of MeriStar or within three months after termination of employment for reasons other than death or disability. If the first condition is not met, the Participant generally will realize ordinary income in the year of the disqualifying disposition. If the second condition is not met, the Participant generally will recognize ordinary income upon exercise of the ISO.

  In general, a Participant who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Special timing rules may apply to a Participant who is subject to Section 16(a) of the Exchange Act.

  A Participant will recognize income on account of the settlement of a performance share award or incentive award. A Participant will recognize income equal to any cash that is paid and with respect to performance share awards, which are settled in shares, will recognize the fair market value of MeriStar Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award.

  The employer (either MeriStar or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option, the vesting of a restricted share award, payment under an incentive award and the settlement of a performance share award. The amount of the deduction will be equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain disqualifying dispositions of MeriStar Common Stock acquired upon the exercise of an ISO.

  The transfer of a nonqualified stock option to a Permitted Family Member will have no immediate tax consequences to MeriStar, the Participant or the Permitted Family Member. Upon the subsequent exercise of the transferred option by the Permitted Family Member, the Participant will realize ordinary income in an amount measured by the difference between the option exercise price and the fair market value of the shares on the date of exercise, and the employer will be entitled to a deduction in the same amount. Any difference between such fair market value and the price at which the Permitted Family Member may subsequently sell such shares will be treated as capital gain or loss to the Permitted Family Member, long- or short-term depending on the length of time the shares have been held by the Permitted Family Member. There has been no formal pronouncement on the tax consequences of the transfer of other awards. Accordingly, if such transfers are permitted, Participants will be directed to consult their own tax advisers.

  Section 162(m) of the Code places a limitation of $1,000,000 on the amount of compensation payable to each of the named executive officers that MeriStar may deduct for federal income tax purposes. The limit does not apply to certain performance-based compensation paid under a plan that meets the requirements of the Code and regulations promulgated thereunder. While the MeriStar Incentive Plan generally complies with the requirements for performance-based compensation, options granted at less than 100% of fair market value and stock awards granted under the MeriStar Incentive Plan will not satisfy those requirements.

 MeriStar Stock Options; Shares of MeriStar Stock

  The following table sets forth for certain executive officers of MeriStar information regarding the grant of MeriStar Stock Options as parity awards and the grant of shares of MeriStar Common Stock under the MeriStar Incentive Plan. See "Management of MeriStar" information concerning the business experience of the proposed executive officers of MeriStar.

                                       NUMBER OF    NUMBER OF SHARES
                                     MERISTAR STOCK   OF MERISTAR
                                     OPTIONS TO BE    COMMON STOCK     DOLLAR
NAME AND POSITION                      GRANTED(1)   TO BE GRANTED(2)  VALUE(3)
-----------------                    -------------- ---------------- ----------
Paul W. Whetsell
  Chairman of the Board and Chief
   Executive Officer................    353,743          22,051      $  620,184
John Emery
  Chief Financial Officer...........    120,936           9,179      $  258,159
Executive Group.....................    474,679          31,230      $  878,343
Non-Executive Director Group(4).....          0           2,646      $   74,419
  Non-Executive Officer Employee
   Group............................    105,222         116,124      $3,265,988

--------
(1) The awards described herein are parity awards, such that after the Merger similarly situated executives will have the same number of options to purchase MeriStar Common Stock. Similar parity awards will be made by OpCo. The options will vest in three annual installments beginning on the first anniversary of the Effective Time.
(2) The awards are part of a pool of 150,000 shares of MeriStar Common Stock to be awarded to holders of CapStar Stock Options in proportion to their total CapStar option holdings. The shares of MeriStar Common Stock will vest in three annual installments beginning on the first anniversary of the Effective Time.

(3) Valuation is based on May 21, 1998 closing price of the CapStar Common Stock as reported on the NYSE of $31 1/8 less an assumed value of OpCo of $3.00 per share.

(4) Includes the following director nominees: Daniel Doctoroff, William Janes, and Mahmood Khimji.

  Awards granted under the MeriStar Incentive Plan are discretionary and are therefore not determinable at this time.

RECOMMENDATION OF BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of all votes cast at the AGH Meeting is required to approve the MeriStar Incentive Plan. See "The AGH Meeting-- Required Votes."

  THE AGH BOARD HAS UNANIMOUSLY APPROVED THE MERISTAR INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERISTAR INCENTIVE PLAN.

PROPOSAL FIVE: ELECTION OF DIRECTORS

  In connection with the Merger, the AGH Board has approved, (i) subject to the approval of the Merger Proposal and the consummation of the Merger, the election of six individuals to serve as members of the MeriStar Board, (ii) subject to the approval of the Merger Proposal and consummation of the Merger the resignation of two individuals who are currently members of the AGH Board who will no longer serve on the MeriStar Board, and (iii) the re-election of two individuals who are currently members of the AGH Board who will also serve as members of the MeriStar Board if the Merger Proposal is approved. Although certain of the proposed directors will also serve as initial directors of OpCo, a majority of the directors of MeriStar will be independent of OpCo and a majority of the directors of OpCo will be independent of MeriStar.

  The AGH Board is divided into three classes. The term of the Class I directors expires in 2000; the term of the Class II directors expires in 1998 and the term of the Class III directors expires in 1999. As the term of each class expires, directors in that class will be elected by the stockholders of AGH for a term of three years and until their successors are duly elected and qualified or until their earlier death, resignation or removal.

  At the AGH Meeting, three Class II directors will be elected to serve on the AGH Board until the Annual Meeting of Stockholders in 2001 and until their successors are duly elected and qualified or until their earlier death, resignation or removal. The AGH Board has nominated H. Cabot Lodge III, James
R. Worms and Paul W. Whetsell to serve as Class II Directors. Paul W. Whetsell is nominated to become a member of the MeriStar Board only if both the Merger Proposal and Proposal Five are approved. The AGH Board anticipates that Messrs. Lodge, Worms and Whetsell will serve, if elected, as Class II directors. However, if Messrs. Lodge, Worms and Whetsell are unable to accept the election, the proxies will be voted for the election of such other person as the AGH Board may recommend.

  At the AGH Meeting, two Class I directors will be elected to serve on the MeriStar Board until the Annual Meeting of Stockholders in 2000 and until their successors are duly elected and qualified or until their earlier death, resignation or removal. The AGH Board has nominated Daniel L. Doctoroff and William S. Janes to serve as Class I Directors. Messrs. Doctoroff and Janes are nominated to become members of the MeriStar Board only if both the Merger Proposal and Proposal Five are approved. The AGH Board anticipates that Messrs. Doctoroff and Janes will serve, if elected, as Class I directors. However, if Messrs. Doctoroff and Janes are unable to accept the election, the proxies will be voted for the election of such other person as the AGH Board may recommend.

  At the AGH Meeting, three Class III directors will be elected to serve on the MeriStar Board until the Annual Meeting of Stockholders in 1999 and until their successors are duly elected and qualified or until their earlier death, resignation or removal. The AGH Board has nominated Bruce G. Wiles, James F. Dannhauser and Mahmood Khimji to serve as Class III Directors. Messrs. Wiles, Dannhauser and Khimji are nominated to become members of the MeriStar Board only if both the Merger Proposal and Proposal Five are approved. The AGH Board anticipates that Messrs. Wiles, Dannhauser and Khimji will serve, if elected, as Class III directors. However, if Messrs. Wiles, Dannhauser and Khimji are unable to accept the election, the proxies will be voted for the election of such other person as the AGH Board may recommend.

  The following discussion sets forth the names, age and business histories of the nominees, the director whose term will continue after the AGH Meeting and the resigning directors, and the year of the Annual Meeting of Stockholders at which each director's term will expire (assuming, in the case of the eight nominees, that they are elected).

INFORMATION REGARDING NOMINEES AND DIRECTORS

 Class II Nominees for Election at 1998 Meeting (Terms Expiring in 2001)

  H. Cabot Lodge III has been a director of AGH since July 1996. Mr. Lodge is a co-founder and has served since October 1995 as Chairman of the Board of Superconducting Core Technologies, Inc., a wireless telecommunications equipment manufacturer. From August 1983 to August 1995, he was a Managing Director and Executive Vice President of W.P. Carey & Co., a New York real estate investment bank that specializes in long-term net leases with corporations and manages in excess of $1.5 billion in assets, through one publicly traded limited liability company and three non-publicly-traded real estate investment trusts. Mr. Lodge also is a principal of Carmel Lodge, LLC, a New York-based investment firm. He is a member of the Board of Directors of TelAmerica Media, Inc., High Voltage Engineering Corp. and Monument Realty.

  James R. Worms has been a director of AGH since July 1996. Mr. Worms has served since August 1995 as a Managing Director of William E. Simon & Sons L.L.C., a private investment firm and merchant bank, and President of William
E. Simon & Sons Realty, through which the firm conducts its real estate activities. Prior to joining William E. Simon & Sons, Mr. Worms was employed since March 1987 by Salomon Brothers Inc, an international investment banking firm, most recently as a Managing Director.

  The following individual is nominated to become a Class II member of the MeriStar Board only if both the Merger Proposal and Proposal Five are approved:

  Paul W. Whetsell has been Chairman of the Board of CapStar since 1996 and served as President and Chief Executive Officer of CapStar since its founding in 1987. From 1981 to 1986, Mr. Whetsell served as Vice President of Development for Lincoln Hotels in Dallas, Texas. Prior to that, from 1973 to 1981, Mr. Whetsell worked for Quality Inns in various capacities in its franchise division, culminating in Vice President of Franchise.

 Class I Nominees for Election at 1998 Meeting (Terms Expiring in 2000)

  The following individuals are nominated to become Class I members of the MeriStar Board only if both the Merger Proposal and Proposal Five are approved:

  Daniel L. Doctoroff has been Managing Director of Oak Hill Partners, Inc., the investment advisor to several private investment funds (including Acadia Partners, L.P.), and its predecessor since August 1987; Vice President and Director of Acadia Partners MGP, Inc. since March 1992; Vice President of Keystone, Inc. since March 1992; and a Managing Partner of Insurance Partners Advisors, L.P. since February 1994. All of such entities are affiliates of Acadia Partners. Mr. Doctoroff is also a Director of Bell & Howell Holdings Company, Kemper Corporation and Specialty Foods Corporation.

  William S. Janes has served as a Principal and Director of RMB Realty, Inc. since 1990. Prior to that, from 1984 to 1989, Mr. Janes served as Regional General Partner of Lincoln Property Company. Mr. Janes serves as a Director of Paragon Group, Inc., a publicly traded real estate investment trust, as well as Brazos Asset Management, Brazos Fund, Paragon Property Services, Inc. and Carr Real Estate Services. Mr. Janes maintains professional affiliations as a member of the National Association of Real Estate Investment Trusts, the Society of Industrial and Office Realtors and the Urban Land Institute.

 Class III Nominees for Election at 1998 Meeting (Terms Expiring in 1999)

  The following individuals are nominated to become Class III members of the MeriStar Board only if both the Merger Proposal and Proposal Five are approved:

  Bruce G. Wiles has been an Executive Vice President of AGH since April 1996. Mr. Wiles has served since 1989 as an Executive Vice President of AGHI, where he is responsible for AGHI's acquisition and development activities. Mr. Wiles has more than fourteen years of experience in the hospitality industry. Prior to joining AGHI in 1989, Mr. Wiles was a Senior Vice President for Integra, a Dallas-based NYSE hotel management and restaurant company. At Integra, his duties included evaluating hotel acquisitions and overseeing real estate development, as well as the acquisition and negotiation of all real estate based financing.

  James F. Dannhauser has been the Chief Financial Officer of Premier Parks Inc. since October 1995 and a member of the Board of Directors of that company since December 1992. Premier Parks Inc. is a public company listed on the NYSE. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq de Neuflize & Co. Incorporated, an investment banking firm. Mr. Dannhauser is a member of the Board of Directors of Lepercq.

  Mahmood Khimji has served as Senior Vice President of Highgate Hotels, Inc., an owner and operator of hotel and commercial properties throughout North America, since 1988. Prior to that, from 1986 to 1988, Mr. Khimji was an associate at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Khimji serves as a Director of the Texas Hotel/Motel Association.

 Continuing Class I Director (Term to Expire in 2000)

  Steven D. Jorns has been the Chairman of the Board of AGH, Chief Executive Officer and President of AGH since April 1996. Mr. Jorns is the founder of and has served since its formation in 1981 as Chairman of the Board, Chief Executive Officer and President of AGHI. Prior to forming AGHI, Mr. Jorns spent seven years with an affiliate of General Growth Companies overseeing that company's hotel portfolio. Prior to that, Mr. Jorns was associated with Hospitality Motor Inns, a division of Standard Oil of Ohio, and held marketing positions with Holiday Inns, Inc.

  The following individuals are currently Class III members of the AGH Board and have agreed to resign their membership on the AGH Board if the Merger Proposal and Proposal Five are approved. Accordingly, such individuals will not serve as members of the MeriStar Board:

  James B. McCurry has been a director of AGH since July 1996. Since July 1997 Mr. McCurry has been a partner at Bain & Company, an international management consulting firm specializing in corporate strategy. Mr. McCurry served from December 1994 through December 1996 as Chief Executive Officer of NeoStar Retail Group, Inc. ("NeoStar"), a specialty retailer of consumer software. NeoStar filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in September 1996. From April 1983 to December 1994, Mr. McCurry was the Chairman of Babbage's Inc., a consumer software retailer, which merged with Software Etc. Stores, Inc. in December 1994 to form NeoStar. He is a member of the Board of Directors of Pacific Sunwear of California, Inc.

  Kent R. Hance has been a director of AGH since July 1996. Mr. Hance has been since 1994 a law partner in the firm Hance, Scarborough, Woodward & Weisbart, L.L.P., Austin, Texas, and from 1991 to 1994 he was a law partner in the firm of Hance and Gamble. From 1985 to 1987, Mr. Hance was a law partner with Boyd, Viegal and Hance. Mr. Hance served as a member of the Texas Railroad Commission from 1987 until 1990 and as its Chairman from 1989 until 1990. From 1979 to 1985, he served as a member of the United States Congress. Mr. Hance served as a State Senator in the State of Texas from 1975 to 1979 and was a professor of business law at Texas Tech University from 1969 to 1973.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REQUIRED VOTE FOR APPROVAL

  The affirmative vote of a plurality of all votes cast at the AGH Meeting is required to approve the election of the directors as set forth above. See "The AGH Meeting--Required Votes."

  THE AGH BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ELECT THE DIRECTORS AS SET FORTH ABOVE.

                              THE CAPSTAR MEETING

DATE, TIME AND PLACE OF CAPSTAR MEETING

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of CapStar as part of the solicitation of proxies by the CapStar Board for use at the CapStar Meeting to be held on . , 1998, at 12:00 p.m., local time, at the Embassy Row Hilton, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036. This Joint Proxy Statement/Prospectus, the enclosed form of proxy and the accompanying Notice of Special Meeting are first being mailed to stockholders of CapStar on or about . , 1998.

PURPOSE OF THE CAPSTAR MEETING

 The Merger

  At the CapStar Meeting, holders of CapStar Common Stock will consider and vote upon the approval and adoption of the Merger Agreement, pursuant to which CapStar will be merged with and into AGH, with AGH as the surviving entity, each outstanding share of CapStar Common Stock will be converted into the right to receive 1.0 share of MeriStar Common Stock and each share of AGH Common Stock will be converted into 0.8475 shares of MeriStar Common Stock. Delaware law requires CapStar to obtain stockholder approval of the Merger Agreement by the vote of a majority of the outstanding shares of CapStar Common Stock entitled to vote at the CapStar Meeting.

  Management of CapStar knows of no matters to be brought before the CapStar Meeting other than that referred to herein. If any other business should properly come before the CapStar Meeting other than that referred to herein, the persons named in the proxy will vote in accordance with their best judgment.

  THE CAPSTAR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CAPSTAR VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

RECORD DATE

  The CapStar Board has fixed the close of business on June 8, 1998 as the CapStar Record Date. Only the holders of record of the outstanding shares of CapStar Common Stock on the CapStar Record Date will be entitled to notice of, and to vote at, the CapStar Meeting and any adjournments or postponements thereof. At the CapStar Record Date, . shares of CapStar Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of CapStar Common Stock outstanding and entitled to vote on the CapStar Record Date is necessary to constitute a quorum at the CapStar Meeting.

PROXIES; VOTING AND REVOCATION

  Shares of CapStar Common Stock, represented by a properly executed proxy received prior to the vote at the CapStar Meeting, and not revoked, will be voted at the CapStar Meeting as directed in the proxy. If a proxy is submitted and no directions are given, the proxy will be voted for the approval and adoption of the Merger Agreement. CapStar intends to count shares of CapStar Common Stock present in person at the CapStar Meeting but not voting, and shares of CapStar Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the CapStar Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the affirmative vote of the holders of a majority of the outstanding shares of CapStar Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement, such nonvoting shares and abstentions will have the effect of a vote against the approval of the Merger Agreement. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval and adoption of the Merger Agreement without special instructions from such customers.

  Each share of CapStar Common Stock is entitled to one vote with respect to the Merger Proposal. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the CapStar Meeting to permit further solicitation of proxies in favor of such proposal; provided, however, that no proxy that is voted against the Merger Proposal will be voted in favor of any adjournment or postponements if such postponement is to be considered at the adjourned or postponed meeting. Votes are tabulated at the CapStar Meeting by inspectors of election. The proxy also confers discretionary authority on the individuals appointed by the CapStar Board and named on the proxy card to vote the CapStar Common Stock represented thereby on any matters that are properly presented for action at the CapStar Meeting. Such discretionary authority will not be used to vote for an adjournment of the CapStar Meeting to permit further solicitation of proxies if the stockholder votes against the Merger Proposal.

  A stockholder of record may revoke a proxy at any time prior to its being voted by filing an instrument of revocation with John Emery, Corporate Secretary of CapStar (CapStar Hotel Company, 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007), by filing a duly executed proxy bearing a later date, or by appearing at the CapStar Meeting in person, notifying the Corporate Secretary, and voting by ballot at the CapStar Meeting. Any stockholder of record attending the CapStar Meeting may vote in person whether or not a proxy has been previously given, but the mere presence of a stockholder at the CapStar Meeting will not constitute revocation of a previously given proxy. In addition, stockholders who beneficially hold shares of CapStar Common Stock that are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the CapStar Meeting.

REQUIRED VOTES

  As of the CapStar Record Date, . shares of CapStar Common Stock were outstanding and entitled to vote. All properly executed proxies delivered pursuant to this solicitation and not properly revoked will be forwarded at the CapStar Meeting as specified in such proxies. If no choice is specified, the shares represented by a signed proxy will be voted in favor of each of the proposals set forth in the Notice of Special Meeting of CapStar attached hereto. The affirmative vote of the holders of record of a majority of the shares of CapStar Common Stock outstanding on the CapStar Record Date is required to approve the Merger Proposal. Although holders are not being asked to vote on the Spin-Off, the approval of the Merger Agreement by holders of CapStar Common Stock is a condition to the consummation of the Spin-Off and the Merger.

SOLICITATION OF PROXIES

  The expense of printing and mailing this Joint Proxy Statement/Prospectus and the material used in this solicitation of proxies will be borne equally by AGH and CapStar. It is contemplated that CapStar proxies will be solicited through the mail and directly by officers, directors and regular employees of AGH and CapStar. CapStar will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. CapStar has engaged MacKenzie Partners, Inc. to represent it in connection with the solicitations of proxies at a cost of approximately $6,500 plus expenses.

NO APPRAISAL OR DISSENTERS' RIGHTS

  Holders of CapStar Common Stock will not have dissenters' rights in connection with the Merger. See "Risk Factors--No Appraisal or Dissenters' Rights."

  THE MATTERS TO BE CONSIDERED AT THE CAPSTAR MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF CAPSTAR. ACCORDINGLY, THE STOCKHOLDERS OF CAPSTAR ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

NO APPROVAL OF THE SPIN-OFF BY THE STOCKHOLDERS OF OPCO AND CAPSTAR IS
REQUIRED

  Although the Spin-Off will not be effected unless the Merger is approved by the stockholders of CapStar and all other conditions precedent have been satisfied or waived, the Spin-Off is separate from the Merger and the shares of OpCo to be received by holders of CapStar Common Stock in the Spin-Off do not constitute a part of the Merger consideration. The stockholders of CapStar are being asked to vote on the approval and adoption of the Merger Agreement and are not being asked, and are not required, to vote on the Spin-Off. See "Risk Factor--Conflicts of Interest Risks in Relationship between MeriStar and OpCo" and "The Spin-Off-Background of and Reasons for the Spin-Off."

                                  THE MERGER

BACKGROUND

  AGH is a self-administered REIT that owns a geographically diverse portfolio of full-service hotels. CapStar is a leading owner and manager of upscale, full-service hotels in North America.

  On or about June 2, 1997, Steven Jorns, Chairman of the Board, Chief Executive Officer and President of AGH, and Bruce Wiles, Executive Vice President of AGH, met with Paul Whetsell, Chairman of the Board, President and Chief Executive Officer of CapStar, and Mahmood Khimji, a Director of CapStar and a principal of Highgate Hotels, Inc., for dinner in New York City, at which time they informally discussed a potential business alliance between CapStar and AGH.

  On July 28, 1997, Steven Jorns met with Mahmood Khimji in Irving, Texas to further discuss a possible strategic alliance between CapStar and AGH.

  On July 29, 1997, Steven Jorns met with Paul Whetsell in Irving, Texas to discuss matters relating to the proposed strategic alliance that Mr. Jorns had discussed the previous day with Mr. Khimji.

  On July 31, 1997 during an informal meeting, AGH and another publicly traded lodging REIT commenced discussions regarding a possible acquisition of AGH by this REIT. Commencing in early September 1997 through mid-January 1998, informal discussions regarding this transaction were held intermittently throughout this period. In addition, during this time period, financial information regarding the companies was exchanged and various acquisition structures were proposed. Based on the information exchanged, as well as the objectives of each of the companies involved in these discussions, the parties were unable to agree on a value for AGH and all further discussions were terminated.

  On September 22, 1997, Steven Jorns met with Paul Whetsell and a representative of Lehman Brothers Inc., CapStar's financial advisor, and a representative of Smith Barney Inc. (now associated with Salomon Brothers Inc and collectively doing business as Salomon Smith Barney), AGH's financial advisor, in New York City. The parties discussed a possible business combination of AGH and CapStar that was to be structured as an acquisition of AGH by CapStar. During the two week period following the meeting, financial information regarding the companies was exchanged. Based on this information, AGH and CapStar determined that parties could not agree on the basis for establishing an appropriate methodology for valuing the companies in a business combination and, as a result, all further discussions were terminated. The significant factors leading up to the initial termination of these discussions was CapStar's desire to structure the acquisition as a pooling transaction for accounting purposes, which it was ultimately determined could not feasibly be accomplished, and AGH's desire to receive a substantial premium for its stock, which CapStar determined was not economically feasible because of the potential dilution that such a transaction would have on its stockholders.

  On February 3, 1998, discussions between Steven Jorns and Paul Whetsell were reinitiated. Mr. Jorns met Mr. Whetsell in New York City to discuss a possible merger between CapStar and AGH, including a proposal to possibly spin-off the management/leasing business of CapStar.

  Meetings between Paul Whetsell, Steven Jorns and representatives of the financial advisors of AGH and CapStar continued on February 10 and 11, 1998 in New York City. During these meetings, among other things, further proposals relating to a possible merger between CapStar and AGH and a spin-off and the potential benefits afforded by such transactions were discussed. These benefits included the integration of senior management from the two companies that would combine the companies' recognized leadership in property management and acquisitions.

  On February 19, 1998, a telephonic meeting of the AGH Board was held to advise the AGH Board of the discussions with CapStar to date.

  Paul Whetsell, John Emery, Chief Financial Officer of CapStar, Bruce Wiles and Steven Jorns held the next meeting on February 23, 1998 in Washington D.C., together with representatives of the financial advisors to AGH and CapStar (including Goldman, Sachs & Co., CapStar's financial co-advisor). From February 23 to February 24, 1998, the parties continued to negotiate the terms of the transaction, which included: (i) governance matters for the surviving entity, including the board of directors of the combined company and naming of key executive officers; (ii) certain tax matters relating to the proposed merger of AGH and CapStar; and (iii) the respective views on the valuation methods and proposed range of exchange ratios for the AGH Common Stock and CapStar Common Stock.

  On the afternoon of February 24, 1998, the parties met at CapStar's offices to discuss the proposed merger. At the meeting, the parties considered the unique benefits of a merger and the opportunity to enhance stockholder value that could be realized if the two companies were merged, including the creation of a larger company that would pursue a more aggressive growth strategy, synergies in expenses, greater purchasing power, increased marketing strength, a deeper combined management team, solidified franchise affiliations, potentially improved credit rating and reduced cost of borrowings, and potentially increased liquidity in the combined company's equity due to the larger public float and increased diversification of the combined company's asset base. Later that evening, executives of AGH and CapStar met.

  On February 25, 1998, Paul Whetsell, Steven Jorns, Bruce Wiles and John Emery met with FPL Associates Consulting, an employee benefits consulting company, to discuss engaging such company to analyze employee benefit and compensation issues in connection with the proposed merger. AGH's and CapStar's legal and financial advisors and accountants also met on this date at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, CapStar's counsel, to discuss a range of issues, including the basic terms and provisions of the proposed agreement, structuring issues, documents, transaction responsibility and the mechanics of due diligence associated with the proposed transaction. At the conclusion of the meeting, it was agreed that Battle Fowler LLP, counsel for AGH, would commence the drafting of definitive merger documentation for review by all parties. Discussions regarding this and other issues continued throughout the week of March 2, 1998.

  On February 27, 1998, the CapStar Board convened and received a report from management on the status of the proposed merger of CapStar and AGH to date.

  On March 2, 1998, the AGH Board convened and received a report from management on the status of the proposed Merger of CapStar and AGH to date.

  On March 2, 1998, the CapStar Board requested that Coopers & Lybrand L.L.P. prepare a report (attached hereto as Annex H) concerning the paper-clip structure, a brief summary of which was delivered to the CapStar Board on March 12, 1998. Coopers and Lybrand L.L.P. is recognized as a leading consulting firm for the hospitality industry. Coopers and Lybrand L.L.P. was selected to prepare the report on the basis of its strong reputation for consulting services in the hospitality industry and its experience in the preparation of such reports. Coopers & Lybrand L.L.P. serves as the independent public accountants for AGH. The CapStar Board did not consider the contents of the report significant in making its decision to recommend the approval of the Merger. The report analyzed the shareholder wealth and tax implications relating to several real estate business structures, including C-corporations, REITs, and paired share and paper-clip REITs.

  On March 4 and March 5, 1998, executives of AGH and CapStar met together with representatives of Salomon Smith Barney, to attend operational due diligence meetings in Irving, Texas.

  During the week of March 9, 1998, CapStar and AGH met, with their respective counsel, as well as their respective financial advisors, to discuss and negotiate the terms and conditions of the drafts of the definitive documentation prepared by AGH's counsel. At the conclusion of these discussions, it was agreed that there were certain issues remaining to be resolved, including the proposed exchange ratios.

  During the period March 9, 1998 through March 11, 1998, more discussions were held by telephone between representatives of AGH and CapStar to resolve outstanding economic issues with respect to the proposed merger transaction. During those discussions, proposals were made for a ratio for exchanging CapStar Common Stock for MeriStar Common Stock and a ratio for exchanging AGH Common Stock for MeriStar Common Stock at the time of the merger. The representatives of AGH and CapStar present at the meeting also discussed the necessity for both AGH and CapStar to gain approval by the required vote of each of its stockholders to effect the proposed transaction. At the conclusion of the meeting, the parties agreed to proceed as rapidly as possible to resolve all outstanding issues and finalize the documentation for the proposed transaction by March 15, 1998.

  On March 12, 1998, the CapStar Board held a meeting in New York City at which time details of the status of the proposed merger were discussed. Representatives of CapStar's legal and financial advisors also attended the meeting. During the meeting, the CapStar Board discussed the status of the proposed transaction, including the proposed CapStar Exchange Ratio and the issues concerning financial valuation and diligence matters presented by the counsel and financial advisors to CapStar. The CapStar Board concluded that it would take no action at that meeting concerning the proposed transaction and that it agreed with the positions taken by CapStar's management with respect to the outstanding issues regarding the proposed transaction. Mr. Whetsell indicated to the CapStar Board that he would keep them apprised of further developments.

  On March 12, 1998, the AGH Board held a meeting in New York City at which time details of the status of the proposed merger were discussed. Representatives of AGH's legal and financial advisors also participated in the meeting. At the meeting, Mr. Jorns updated the AGH Board as to the negotiations that had taken place since the March 2, 1998 telephonic board meeting and described the potential benefits to AGH and its stockholders of the Merger. Salomon Smith Barney reviewed with the AGH Board the financial terms of the proposed transaction and the valuation methodologies to be utilized by Salomon Smith Barney in connection with its analysis of the Exchange Ratios. AGH's legal and accounting representatives discussed the results of their due diligence review and AGH's legal counsel summarized the terms of the documentation. AGH Board members asked management and its financial and legal advisors several questions regarding the proposed transaction, including the potential operational and financial benefits and considerations relating to the proposed merger as well as its possible disadvantages and risks. In addition, at this meeting the AGH Board noted the prior discussion involving a potential sale of AGH. The AGH Board requested management to proceed with its negotiations and concluded that it would take no action at that time, but scheduled an AGH Board meeting for March 15, 1998.

  On March 15, 1998, a meeting of the CapStar Board was held. Lehman Brothers and Goldman Sachs presented the CapStar Board with their analysis of certain financial aspects of the proposed merger. Prior to the meeting, the members of the CapStar Board were furnished with a summary of the proposed transaction prepared by counsel for CapStar and the then-current drafts of the Merger Agreement and the related agreements. At the conclusion of this meeting, Lehman Brothers and Goldman Sachs delivered their oral opinions, which they subsequently confirmed in writing. See "The Merger--Opinion of Financial Advisors to CapStar." The CapStar Board then voted that the Merger, including the CapStar Exchange Ratio, is fair and in the best interests of CapStar and its stockholders, to approve the Merger and the transactions contemplated thereby and to recommend that the stockholders of CapStar vote FOR the approval and adoption of the Merger Agreement.

  On March 15, 1998, a meeting of the AGH Board was held. At such meeting, Salomon Smith Barney reviewed with the AGH Board the financial analyses performed by Salomon Smith Barney in respect of the Exchange Ratios and rendered to the AGH Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated March 15, 1998) to the effect that, as of such date and based upon and subject to certain matters stated therein, the Exchange Ratios were fair, from a financial point of view, to AGH. The AGH Board then unanimously voted that the Merger, including the Exchange Ratios, is fair and in the best interests of AGH and its stockholders and to approve the Merger and the transactions contemplated thereby and to recommend that the stockholders of AGH vote FOR the Merger Proposal.

  On March 16, 1998, AGH and CapStar issued a joint press release to the effect that a definitive Merger Agreement had been signed.

RECOMMENDATION OF THE AGH BOARD; AGH'S REASONS FOR AND AGAINST THE MERGER

  At the AGH Board meeting held on March 12, 1998, the AGH Board received and considered the presentations of the senior management of AGH and its legal and financial advisors regarding the proposed Transactions. On March 15, 1998, the AGH Board unanimously approved the terms of the Merger Agreement and the other agreements to be executed by AGH or its subsidiaries and determined that the Transactions were fair to and in the best interests of AGH and its stockholders. THE AGH BOARD HAS DETERMINED THAT THE TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF AGH AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF AGH VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

  In reaching its determination to approve the Merger and the Transactions, the AGH Board considered a number of factors, including, without limitation, the factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the Merger and the Transactions, the AGH Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. However, in the view of the AGH Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the AGH Board in its deliberations relating to the Merger.

  The material factors that the AGH Board considered in granting such approval include the following:

    (i) the belief that the Merger would create the largest independent multi-brand owner of premium, full-service hotels in the country that combines the senior management teams of AGH and CapStar and creates a combined entity that has the ability to capitalize on the complementary expertise and philosophies of each other's acquisition and management teams;

    (ii) the belief that the Merger would create significant expansion in the geographic diversification of the combined entity's ownership, management and operation of hotel properties, which would reduce competition and exposure to the fluctuating local economic and seasonal cycles;

    (iii) the belief that the Merger would create increased access to capital markets, which would result in the combined entity having debt or other financing available on more attractive terms, thereby enhancing its liquidity and possibly increasing institutional investor participation in the ownership of the MeriStar Common Stock and improving MeriStar's credit rating;

    (iv) the belief that the Merger would create the ability for the combined entity to compete more effectively for acquisition and expansion opportunities and for its experienced acquisitions team to be a superior consolidator (especially with respect to larger portfolios and corporate acquisitions);

    (v) the belief that the Merger would create opportunities for economies of scale and operating efficiencies that should result from the Merger and which are expected to increase AGH's funds from operations per share and result in operating cost savings of $5 to $10 million during the first year of combined operations, which savings were based upon a pro forma analysis of the Merger, the operating cost savings are expected to be realized at the hotel property level, which savings were accounted for in structuring the departmental participating rent thresholds under the Participating Leases, and through a decrease to general and administrative expenses at MeriStar;

    (vi) the belief that the Merger would create the opportunity to recognize unrealized potential in the AGH hotel portfolio through improved leasing and management opportunities, enhanced franchise relationships and enhanced professional acquisitions and management teams;

    (vii) the belief that the Merger would create the attractive opportunity of the REIT structure to investors that may choose to invest in the hotel ownership business, the hotel management business, or both;

    (viii) the belief that the Merger would create the opportunity to recognize operational cost savings and that the significant synergies in the MeriStar/OpCo structure makes hotel ownership interests complementary with management interests;

    (ix) the favorable structure of the Merger as a merger-of-equals in that AGH will be engaging in a strategic combination with a company with similar strategies and goals, and is not placing itself for sale. The AGH Board views as favorable the fact that the Merger will allow AGH to achieve many of the same objectives of a large acquisition (for example, increasing size and total market capitalization) without paying a substantial premium to the acquired company. Further, the AGH Board views as favorable the fact that the Merger, because it has been structured as a merger-of-equals, will allow AGH's stockholders to fully participate in the growth of the combined entity while retaining, for the benefit of the combined entity, the services of the senior management team of AGH;

    (x) general industry, economic and market conditions, both current and projected, including the paramount interests of AGH's stockholders and the potential impact of the Merger upon the interests of AGH's employees and creditors as well as the possible impacts on the communities in which AGH has operations;

    (xi) the belief that the combined company's nine member MeriStar Board, made up of four directors of AGH, four directors of CapStar, one director chosen jointly by AGH and CapStar and a seasoned and proven management team drawn from both companies will provide sound and effective leadership for the combined company;

    (xii) the belief that the Merger would create a highly experienced hotel management team in one operating company that has multiple means for growth through its relationship with OpCo, strategic alliances, other third-party owners and management company acquisitions; and

    (xiii) the belief that the Merger will combine similar, strong property operating systems that can achieve increased efficiencies and profits from each companies' recent product improvements and repositionings.

  The AGH Board also considered the following potential material disadvantages in granting approval of the Merger:

    (i) the risks inherent in attempting to successfully integrate the management of AGH and CapStar into an effective leadership organization;

    (ii) the risks inherent in achieving the anticipated synergies and cost savings from the Merger;

    (iii) the risks of implementing 56 new Participating Leases for the CapStar Owned Hotels;

    (iv) following the Merger, MeriStar would be more leveraged than its peers and may have to depend on equity offerings to finance any future acquisitions;

    (v) the possibility that if the Merger were announced but not consummated, the price of the AGH Common Stock could decline significantly below the current trading price;

    (vi) the voting power dilution of the Merger on the AGH stockholders, resulting in AGH's stockholders ownership of approximately 44% of the shares of MeriStar Common Stock (as opposed to 100% of AGH Common Stock); and

    (vii) certain members of AGH's management and board have interests in the Merger that are in addition to and not necessarily aligned with the interests in the Merger of holders of AGH Common Stock generally (see "Benefits of Certain Officers and Directors of AGH and CapStar" below).


  The decision of the AGH Board to approve the Merger Agreement and to recommend that the AGH stockholders vote to approve and adopt the Merger Agreement and to approve the Merger is also based upon the written opinion of Salomon Smith Barney, dated March 15, 1998, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratios were fair from a financial point of view to AGH. See "-- Opinion of Financial Advisor to AGH." Although the AGH Board relied in part upon the opinion of Salomon Smith Barney, it did not specifically adopt the conclusions of the fairness opinion as such opinion was only one of many factors considered by the AGH Board in connection with its deliberations.

RECOMMENDATION OF THE CAPSTAR BOARD; CAPSTAR'S REASONS FOR AND AGAINST THE
MERGER

  At the CapStar Board meeting held on March 12, 1998, the CapStar Board received and considered the presentations of the management of CapStar and its legal and financial advisors regarding the proposed Transactions. On March 15, 1998, the CapStar Board unanimously approved the terms of the Merger Agreement and the other agreements to be executed by CapStar or its subsidiaries and determined that the Transactions were fair to and in the best interests of CapStar and its stockholders. THE CAPSTAR BOARD HAS DETERMINED THAT THE TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF CAPSTAR AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF CAPSTAR VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  In reaching its determination to approve the Transactions, the CapStar Board considered a number of factors, including, without limitation, the factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the Transactions, the CapStar Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. However, in the view of the CapStar Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the CapStar Board in its deliberations relation to the Merger.

  The material factors that the CapStar Board considered in granting such approval include the following:

    (i) the belief that the Merger would create the largest independent multi-brand owner of premium, full-service hotels in the country that combines the senior management teams of AGH and CapStar and creates a combined entity that has the ability to capitalize on the complementary expertise and philosophies of each other's acquisition and management teams;

    (ii) the belief that the Merger would create significant expansion in the geographic diversification of the combined entity's ownership, management and operation of hotel properties, which would reduce competition and exposure to the fluctuating local economic and seasonal cycles;

    (iii) the belief that the Merger would create increased access to capital markets, which would result in the combined entity having debt or other financing available on more attractive terms, thereby enhancing its liquidity and possibly increasing institutional investor participation in the ownership of the MeriStar Common Stock and improving MeriStar's credit rating;

    (iv) the belief that the Merger would create the ability for the combined entity to compete more effectively for acquisition and expansion opportunities and for its experienced acquisitions team to be a superior consolidator (especially with respect to larger portfolios and corporate acquisitions);

    (v) the belief that the Merger would create opportunities for economies of scale and operating efficiencies should result from the Merger and which are expected to increase CapStar's funds from operations per share and result in operating cost savings of $5 to $10 million during the first year of combined operations, which savings were based upon a pro forma analysis of the Merger, the operating cost savings are expected to be realized at the hotel property level, which savings were accounted for in structuring the departmental participating rent thresholds under the Participating Leases, and through a decrease to general and administrative expenses at MeriStar;

    (vi) the belief that the Merger would create the opportunity to recognize unrealized potential in the CapStar hotel portfolio through improved leasing and management opportunities, enhanced franchise relationships and enhanced professional acquisitions and management teams;

    (vii) the belief that the Merger would create the attractive opportunity of the REIT structure to investors that may choose to invest in the hotel ownership business, the hotel management business, or both;

    (viii) the belief that the Merger would create the opportunity to recognize operational cost savings and that the significant synergies in the MeriStar/OpCo structure makes hotel ownership interests complementary with management interests;

    (ix) the favorable structure of the Merger as a merger-of-equals in that CapStar will be engaging in a strategic combination with a company with similar strategies and goals, and is not placing itself for sale. The CapStar Board views as favorable the fact that the Merger will allow CapStar to achieve many of the same objectives of a large acquisition (for example, increasing size and total market capitalization) without paying a substantial premium to the acquired company. Further, the CapStar Board views as favorable the fact that the Merger, because it has been structured as a merger-of-equals, will allow CapStar's stockholders to fully participate in the growth of the combined entity while retaining, for the benefit of the combined entity, the services of the senior management team of CapStar;

    (x) general industry, economic and market conditions, both current and projected, including the paramount interests of CapStar's stockholders and the potential impact of the Merger upon the interests of CapStar's employees and creditors as well as the possible impacts on the communities in which CapStar has operations;

    (xi) the belief that the combined company's nine member MeriStar Board, made up of four directors of AGH, four directors of CapStar, one director chosen jointly by AGH and CapStar and a seasoned and proven management team drawn from both companies will provide sound and effective leadership for the combined company;

    (xii) the belief that the Merger would create a highly experienced hotel management team in one operating company that has multiple means for growth through its relationship with OpCo, strategic alliances, other third-party owners and management company acquisitions; and

    (xiii) the belief that the Merger will combine similar, strong property operating systems that can achieve increased efficiencies and profits from each company's recent product improvements and repositionings.

  The CapStar Board also considered the following potential material disadvantages in granting approval of the Merger:

    (i) the significant costs involved in connection with consummating the Merger and the substantial management time and effort required to effectuate the Merger and the substantial costs that CapStar would be required to expense if the Merger were not consummated;

    (ii) the risks inherent in integrating the management of CapStar and AGH;

    (iii) the concern that because of the independent trading of the two separate companies as a result of the Merger and Spin-Off, the companies could develop divergent interests weakening their symbiotic relationship;

    (iv) the possibility that the price of CapStar Common Stock could decline significantly below the current trading price if the Merger, once announced, was not consummated;

    (v) the inherent complexity of the transaction;

    (vi) the risks inherent in achieving the anticipated synergies and cost savings from the Merger; and

    (vii) the risk that proposed federal legislation could modify many of the tax benefits currently enjoyed within the REIT structure.

  The CapStar Board considered a number of alternatives in addition to the Merger, including (i) the purchase of several small REITs, (ii) the creation of a "paper clip" structure by splitting into a REIT and a C-corporation without the involvement of a third party, and (iii) remaining a C-corporation.

  The decision of the CapStar Board to approve the Merger Agreement and to recommend that the CapStar stockholders vote to adopt the Merger Agreement and to approve the Merger is also based upon the opinions of Goldman Sachs and Lehman Brothers, CapStar's financial advisors for the Merger. See "The Merger--Opinions of Financial Advisors to CapStar." The CapStar Board did not specifically adopt the conclusions of the fairness opinions as such opinions were only one of many factors considered by the CapStar Board in connection with its deliberations.

CERTAIN EXCHANGED INFORMATION

  In connection with their diligence of each other, AGH and CapStar exchanged, and provided to their respective financial advisors, certain financial projections of future economic performance that were prepared by their respective managements. Such financial projections included estimates of EBITDA and FFO of each of the companies for the full 1998, and for the 1999, calendar years. AGH projected EBITDA and FFO for 1998 to be approximately $135.1 million and $97.3 million, respectively, and for 1999 to be approximately $152.8 million and $113.8 million, respectively, and CapStar projected EBITDA and FFO for 1998 to be approximately $160.4 million and $109.7 million, respectively, and for 1999 to be approximately $180.8 million and $130.4 million, respectively. Each party's projections, with immaterial revisions, were provided to the other party's financial advisors. Such estimates assumed that, for the entire 1998 year and for 1999, AGH and CapStar owned all hotels which were either owned by them or under firm contract at March 15, 1998, except that they did not include the 11 hotels that constitute the Group II portion of the hotels AGH has agreed to purchase from Prime Hospitality Corp.; that each of AGH and CapStar maintained their then current debt facilities throughout 1998 and 1999; and that no pro forma savings were achieved from the Merger. Also, in the case of CapStar, the estimates were based on the assumption that CapStar had spun-off its hotel management and operating business and operated as a stand-alone REIT for all of 1998 and for 1999.

  THE PROJECTIONS REFERRED TO ABOVE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. NEITHER THE AUDITORS OF AGH OR CAPSTAR NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FOREGOING PROJECTIONS, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTIONS PREPARED BY THE MANAGEMENT OF AGH AND CAPSTAR ARE INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SOLELY BECAUSE SUCH INFORMATION WAS EXCHANGED AS PART OF THE COMPANIES' DILIGENCE AND THEIR RESPECTIVE ON-GOING DIALOGUES WITH THEIR FINANCIAL ADVISORS. AGH AND CAPSTAR DISCLAIM ANY DUTY TO UPDATE SUCH PREDICTIONS. IN ADDITION, BECAUSE THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF AGH AND CAPSTAR, THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED AND ACTUAL RESULTS MAY BE EITHER HIGHER OR LOWER THAN THOSE PROJECTIONS. SEE "RISK FACTORS."

  The projections referred to above should be read together with the sections entitled "Risk Factors" and "Unaudited Pro Forma Financial Statements" contained elsewhere in this Joint Proxy Statement/Prospectus.

OPINION OF FINANCIAL ADVISOR TO AGH

  Salomon Smith Barney was retained by AGH to act as its financial advisor in connection with the proposed Merger. On March 15, 1998, at a meeting of the AGH Board held to evaluate the proposed Merger, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 15, 1998) to the AGH Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratios were fair, from a financial point of view, to AGH.

  In arriving at its opinion, Salomon Smith Barney reviewed the Merger Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of AGH and certain senior officers and other representatives and advisors of CapStar concerning the businesses, operations and prospects of AGH and CapStar. Salomon Smith Barney examined certain publicly available business and financial information relating to AGH and CapStar as well as certain financial forecasts and other information and data for AGH and CapStar which were provided to or otherwise discussed with Salomon Smith Barney by the respective managements of AGH and CapStar, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the AGH Common Stock and CapStar Common Stock; the historical and projected earnings and other operating data of AGH and CapStar; and the capitalization and financial condition of AGH and CapStar. Salomon Smith Barney analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of AGH and CapStar. Salomon Smith Barney also evaluated the potential pro forma financial impact of the Merger on AGH. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.

  In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the managements of AGH and CapStar advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AGH and CapStar as to the future financial performance of AGH and CapStar and the strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney assumed, with the consent of the AGH Board, that the Transactions will be effected in accordance with the terms contemplated thereby and, to the extent relevant to its analysis, Salomon Smith Barney evaluated AGH and CapStar after giving effect to such Transactions. Salomon Smith Barney also assumed, with the consent of the AGH Board, that the Merger will be treated as a reorganization for federal income tax purposes and that the Merger and the Transactions will not adversely affect the real estate investment trust status of the combined entity resulting from the Merger. The opinion of Salomon Smith Barney, as set forth therein, relates to the relative values of AGH and CapStar. Salomon Smith Barney did not express any opinion as to what the value of the MeriStar Common Stock actually will be when issued pursuant to the Merger or the price at which the MeriStar Common Stock will trade subsequent to the Merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AGH or CapStar nor did Salomon Smith Barney make any physical inspection of the properties or assets of AGH or CapStar. Salomon Smith Barney was not requested to consider, and Salomon Smith Barney's opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for AGH or the effect of any other transaction in which AGH might engage. Although Salomon Smith Barney evaluated the Exchange Ratios from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between AGH and CapStar. No other limitations were imposed by AGH on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED MARCH 15, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER TO THE AGH BOARD AS APPENDIX B HERETO. IN GIVING SUCH CONSENT, SALOMON SMITH BARNEY DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER, NOR DOES IT THEREBY ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY/PROSPECTUS FORMS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE AGH BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIOS FROM A FINANCIAL POINT OF VIEW TO AGH, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE AGH MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Salomon Smith Barney's opinion was not based on any single factor or analysis, but rather on the totality of the factors considered and analyses performed. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to AGH, CapStar, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AGH and CapStar. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the AGH Board in its evaluation of the Merger and should not be viewed as determinative of the views of the AGH Board or management of AGH with respect to the Exchange Ratios or the proposed Merger. The opinion of Salomon Smith Barney was rendered on March 15, 1998. The Merger Agreement does not require as a condition to closing that such opinion be updated.

 Contribution Analysis

  Salomon Smith Barney analyzed the respective contributions of AGH and CapStar to, among other things, the earnings before interest, taxes, depreciation and amortization ("EBITDA") and funds from operations ("FFO") of the combined company for fiscal years 1998 and 1999 based on internal estimates of the managements of AGH and CapStar, without giving effect to certain cost savings and other potential synergies anticipated by the managements of AGH and CapStar to result from the Merger. This analysis indicated that (i) in fiscal year 1998, AGH and CapStar would contribute approximately 47.3% and 52.7% and 45.7% and 54.3%, respectively, of the FFO and EBITDA of the combined company, implying an exchange ratio of 0.8360 to
0.9230 and (ii) in fiscal year 1999, AGH and CapStar would contribute approximately 46.7% and 53.3% and 45.7% and 54.3%, respectively, of the FFO and EBITDA of the combined company, implying an exchange ratio of 0.8165 to 0.9202, as compared to the AGH Exchange Ratio of 0.8475.

 Pro Forma Merger Analysis

  Salomon Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the estimated FFO of AGH in fiscal years 1998 and 1999 based on internal estimates of the managements of AGH and CapStar. The results of the pro forma merger analysis suggested that the Merger could be approximately 0.3% accretive to the FFO of AGH in fiscal year 1998 after giving effect to approximately $1.6 million of cost savings and other potential synergies anticipated by the managements of AGH and CapStar to result from the Merger, and approximately 0.8% to 1.5% accretive to the FFO of AGH in fiscal year 1999 both before and after giving effect to such cost savings and other potential synergies. The actual results achieved by the combined entity may vary from projected results and the variations may be material.

 Selected Company Analysis

  Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of CapStar and, given the fact that the pro forma combined company will publicly trade as a REIT upon consummation of the Merger, the following selected publicly traded REIT companies in the lodging industry: Boykin Lodging Company; Equity Inns, Inc.; FelCor Suite Hotels, Inc.; Hospitality Properties Trust; Innkeepers USA Trust; RFS Hotel Investors Inc.; and Sunstone Hotel Investors, Inc. (collectively, the "CapStar Selected Companies"). Salomon Smith Barney compared, among other things, market values as a multiple of estimated calendar 1998 and 1999 FFO. All multiples were based on closing stock prices as of March 13, 1998. FFO estimates for the CapStar Selected Companies were based on estimates of selected investment banking firms and FFO estimates for CapStar were based on internal estimates of CapStar management. Salomon Smith Barney also evaluated the estimated calendar 1998 and 1999 FFO of CapStar on an adjusted basis assuming CapStar completed an equity offering to reduce its total debt to capitalization ratio to a level generally comparable to that of similar publicly traded REITs of 35% ("AFFO"). Applying a range of multiples for the CapStar Selected Companies of estimated calendar 1998 and 1999 FFO of 7.6x to 9.6x and 7.0x to 8.9x, respectively, to CapStar's estimated calendar 1998 and 1999 FFO and AFFO resulted in implied exchange ratios of 0.6491 to 0.8228 and
0.6784 to 0.8599, respectively, as compared to the AGH Exchange Ratio of 0.8475.

  Salomon Smith Barney also compared certain financial and stock market information for AGH and the following selected publicly traded REIT companies in the lodging industry: Boykin Lodging Company; Equity Inns, Inc.; FelCor Suite Hotels, Inc.; Hospitality Properties Trust; Innkeepers USA Trust; Patriot American Hospitality, Inc.; RFS Hotel Investors Inc.; Starwood Lodging; and Sunstone Hotel Investors, Inc. (collectively, the "AGH Selected Companies"). Salomon Smith Barney compared, among other things, market values as multiples of estimated calendar 1998 and 1999 FFO. All multiples were based on closing stock prices on March 13, 1998. FFO estimates for the AGH Selected Companies and AGH were based on estimates of selected investment banking firms. This analysis indicated a range of multiples of estimated calendar 1998 and 1999 FFO for the AGH Selected Companies of 7.6x to 10.3x and 7.0x to 8.9x, respectively, as compared to estimated calendar 1998 and 1999 FFO multiples for AGH of 9.4x and 8.2x, respectively.

  No company or business used in the "Selected Company Analysis" as a comparison is identical to AGH or CapStar. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies or the business segment or company to which they are being compared.

 Trading Analysis

  Salomon Smith Barney performed an analysis designed to determine an implied exchange ratio based upon the average trading prices of AGH Common Stock and CapStar Common Stock over the 30-day, 10-day and 5-day periods prior to, and as of, March 13, 1998. Assuming a range of multiples of estimated calendar 1998 earnings per share ("EPS") for OpCo of 14.8x to 29.7x and subtracting the implied per share value of OpCo from the average trading prices of CapStar Common Stock over the related periods, this analysis resulted in an implied exchange ratio of 0.7982 to 0.9442, as compared to the AGH Exchange Ratio of 0.8475.

 Net Asset Valuation Analysis

  Salomon Smith Barney performed separate net asset valuation analyses of each of AGH Owned Hotels and CapStar Owned Hotels, including hotels undergoing repositioning (the "Repositioning Hotels") and hotels currently expected to be sold, by subtracting outstanding debt from the gross estimated value of such hotels, based on internal estimates of the managements of AGH and CapStar. Gross estimated value for the AGH Owned Hotels and CapStar Owned Hotels was estimated by capitalizing estimated calendar 1998 net operating income ("NOI") after reserves for recurring capital expenditures. Gross estimated value for the Repositioning Hotels was estimated by capitalizing estimated calendar 1999 NOI after reserves for recurring capital expenditures. Capitalization rates were applied based on, among other things, each hotel's geographic market, franchise brand and service offerings and ranged from 9.25% to 12.75% in the case of the AGH Owned Hotels and 9.00% to 11.00% in the case of the CapStar Owned Hotels. This analysis indicated an implied exchange ratio of 0.8027 to 0.9626, as compared to the AGH Exchange Ratio of 0.8475.

 Other Factors and Comparative Analyses

  In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the historical and projected financial results of AGH and CapStar, (ii) the history of trading prices and volume of AGH Common Stock and CapStar Common Stock and the relationship of movements of such Common Stock and movements of the common stock of various lodging REIT companies and C corporation companies and (iii) the relationship of movements of AGH Common Stock, movements of the common stock of various paired share and other hotel REIT companies and movements in the REIT Index.

 Miscellaneous

  Pursuant to the terms of Salomon Smith Barney's engagement, AGH has agreed to pay Salomon Smith Barney for its services in connection with the Merger,
(i) an opinion fee of $1.25 million, which fee was payable upon delivery of Salomon Smith Barney's opinion and (ii) a transaction fee of $5.0 million, payable and contingent upon consummation of the Merger (against which the opinion fee specified in clause (i) is creditable). AGH has also agreed to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

  Salomon Smith Barney has advised AGH that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of AGH and CapStar for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to AGH and CapStar unrelated to the Merger, including having acted as a financial advisor to AGH in connection with certain asset acquisitions and as a lead underwriter in connection with certain public offerings of the securities of AGH, for which services Salomon Smith Barney has received and will receive customary compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with AGH, CapStar and their respective affiliates.

  Salomon Smith Barney is an internationally recognized investment banking firm and was selected by AGH based on its experience and expertise in merger and acquisition transactions generally and in the REIT industry specifically and its familiarity with AGH and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINION OF FINANCIAL ADVISORS TO CAPSTAR
 GOLDMAN, SACHS & CO.

  At the March 15, 1998 meeting of the CapStar Board, Goldman Sachs rendered its oral opinion, which was subsequently confirmed by a written opinion dated the same date, that as of such date, and based upon and subject to various qualifications and assumptions described therein, the CapStar Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of CapStar Common Stock.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MARCH 15, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. GOLDMAN SACHS' OPINION WAS DIRECTED TO THE CAPSTAR BOARD IN CONNECTION WITH, AND FOR THE PURPOSES OF, ITS EVALUATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CAPSTAR AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with its opinion, Goldman Sachs reviewed among other things, the Merger Agreement and the form of Intercompany Agreement; CapStar's Registration Statements as amended and supplemented by CapStar since the initial public offering of CapStar Common Stock and AGH's Registration Statements as amended and supplemented by AGH since the initial public offering of AGH Common Stock; Annual Reports to Stockholders and Annual Reports on Form 10-K of CapStar for the two years ended December 31, 1997 and Annual Reports to Stockholders and Annual Reports on Form 10-K of AGH for the year ended December 31, 1996 and a draft Annual Report on Form 10-K of AGH for the year ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CapStar and AGH; certain other communications from CapStar and AGH to their respective stockholders; certain internal financial analyses and forecasts for CapStar and AGH prepared by their respective managements and certain pro forma financial information and forecasts for MeriStar prepared by CapStar and reviewed by AGH, which financial information and forecasts take into account the effects of the Transactions. Goldman Sachs also held discussions with members of the senior management of CapStar and AGH regarding the past and current business operations, financial condition and future prospects of their respective companies, both individually and on a combined pro forma basis after giving effect to the Transactions and the strategic rationale for, and the potential benefits of, the Transactions. The financial prospects discussed included future potential acquisitions and synergies in operations and costs of financing. In addition, Goldman Sachs reviewed the reported price and trading activity for CapStar Common Stock and AGH Common Stock, compared certain financial and stock market information for CapStar and AGH with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the lodging industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. With respect to the financial forecasts furnished by CapStar and AGH, Goldman Sachs assumed, with CapStar's consent, that they have been reasonably prepared and reflected the best currently available estimates and judgment of CapStar's and AGH's management as to the expected future financial performance of CapStar and AGH, as the case may be, both individually and, in the case of MeriStar, on a pro forma basis after giving effect to the Transactions. Goldman Sachs assumed, with CapStar's consent, that the Transactions will comply with any applicable laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of CapStar or AGH or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs' opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Goldman Sachs noted that its opinion did not address, and it was not opining upon, the prices at which shares of Surviving Corporation Common Stock and shares of OpCo Common Stock will trade following the consummation of the Transactions, nor upon any of the Transactions contemplated by the Merger Agreement and the related agreements, other than the fairness, from a financial point of view, of the CapStar Exchange Ratio to the holders of CapStar Common Stock. Goldman Sachs noted that the distribution of OpCo's Common Stock to holders of CapStar Common Stock in connection with the Spin-Off will be effected on a pro rata basis. No limitations were imposed by CapStar on the scope of Goldman Sachs' investigation or the procedures to be followed by Goldman Sachs in rendering its opinion. Goldman Sachs was not requested to and did not make any recommendation to the CapStar Board as to the form or amount of consideration to be received by CapStar stockholders in the Merger, which was determined through arms-length negotiations between CapStar and AGH and their legal and financial advisors.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The CapStar Board retained Goldman Sachs based upon Goldman Sachs' experience and expertise and its familiarity with CapStar. Goldman Sachs is familiar with CapStar, having provided certain investment banking services to CapStar from time to time, including (A) having acted as (i) a co-managing underwriter of the initial public offering of CapStar Common Stock on August 20, 1996, (ii) a co-managing underwriter of a public offering of CapStar Common Stock on March 12, 1997,
(iii) a co-managing underwriter of a public offering of CapStar's 4.75% Convertible Subordinated Notes due 2004 and CapStar Common Stock on October 9, 1997 (in each case for which it received customary compensation), and (B) having acted as CapStar's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. In addition, Goldman Sachs is a full service securities firm and in the ordinary course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of CapStar and AGH.

  For information concerning Goldman Sachs' fee arrangement with CapStar, see "--The CapStar Financial Advisors Fee Arrangement."

 LEHMAN BROTHERS INC.

  On March 15, 1998, Lehman Brothers rendered its oral opinion, which was subsequently confirmed in a written opinion, dated March 16, 1998, that as of such date, and based upon and subject to various qualifications and assumptions described therein, the CapStar Exchange Ratio and shares of OpCo to be offered to holders of CapStar Common Stock pursuant to the Spin-Off, taken together, is fair, from a financial point of view, to such shareholders.

  THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS, DATED MARCH 16, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. LEHMAN BROTHERS' OPINION WAS DIRECTED TO THE CAPSTAR BOARD IN CONNECTION WITH, AND FOR THE PURPOSE OF, ITS EVALUATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CAPSTAR AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  No limitations were imposed by CapStar on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the CapStar Board as to the form or amount of consideration to be received by CapStar stockholders in the Merger and the Spin-Off, which was determined through arm's-length negotiations between CapStar and AGH and their legal and financial advisors. In arriving at its opinion, Lehman Brothers did not ascribe a range of values to CapStar and OpCo, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to CapStar stockholders in the Merger and the Spin-Off (the "Proposed Transaction") on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the CapStar Board in connection with its consideration of the Proposed Transaction and does not constitute a recommendation to any stockholder of CapStar as to how such stockholder should vote with respect to the Proposed Transaction. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, CapStar's underlying business decision to proceed with or effect the Proposed Transaction.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Proposed Transaction, including with respect to the corporate governance and management of MeriStar; (ii) publicly available information concerning CapStar and AGH that Lehman Brothers believed to be relevant to its analysis; (iii) financial and operating information with respect to the business, operations, properties and prospects of CapStar, OpCo and AGH furnished to Lehman Brothers by CapStar and AGH; (iv) a trading history of CapStar's Common Stock from September 1996 to present, and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant; (v) a trading history of AGH's common stock from September 1996 to present, and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant; (vi) a comparison of the historical financial results and present financial conditions of CapStar and OpCo with those of other companies that Lehman Brothers deemed relevant; (vii) a comparison of the historical financial results and present financial condition of AGH with those of other companies that Lehman Brothers deemed relevant; (viii) a comparison of the financial terms of the Proposed

Transaction with the financial terms of certain other completed transactions that Lehman Brothers deemed relevant and with strategic alternatives available to CapStar on a stand alone basis; (ix) the relative contributions of CapStar and AGH, on a pro forma basis, to the historical and projected funds from operations and cash flow of MeriStar; and (x) the potential pro forma impact of the Proposed Transaction on MeriStar, including the cost savings, operating synergies and strategic benefits expected by management of CapStar to result from a combination of the applicable businesses. In addition, Lehman Brothers had discussions with the management of CapStar concerning the businesses, operations, assets, financial conditions and prospects of CapStar and OpCo and with the management of AGH concerning its business, operations, assets, financial condition and prospects, both individually and on a combined pro forma basis after giving effect to the transactions contemplated by the Merger Agreement, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of CapStar and AGH that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of CapStar, OpCo, AGH and MeriStar, upon advice of CapStar and AGH, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of CapStar and AGH, as the case may be, as to the future financial performance of CapStar, OpCo, AGH and MeriStar, and that CapStar and AGH would perform, and OpCo and MeriStar will perform, substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of certain of the properties of CapStar and AGH and did not make or obtain any evaluations or appraisals of the assets or liabilities of CapStar or AGH. Upon advice of CapStar and its legal and accounting advisors, Lehman Brothers assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and therefore as a tax-free transaction to the shareholders of CapStar. Lehman Brothers assumed, with CapStar's consent, that the transactions contemplated by the Merger Agreement will comply with applicable laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

  In addition, Lehman Brothers expressed no opinion as to the prices at which shares of common stock of MeriStar or OpCo actually will trade following the consummation of the Merger and the Spin-Off. Lehman Brothers noted that the process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes in, among other things, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, Lehman Brothers noted that trading in shares of OpCo will likely be characterized by a period of redistribution among holders of CapStar Common Stock who receive such shares in the Spin-Off (especially in light of the taxable nature of the Spin-Off) which may temporarily depress the market price of such shares during such period. Accordingly, Lehman Brothers' opinion should not be viewed as providing any assurance that the combined market value of the shares of common stock of MeriStar and the shares of common stock of OpCo to be received by holders of CapStar Common Stock pursuant to the Proposed Transaction will be in excess of the current market value of the shares of CapStar Common Stock owned by such shareholder at any time prior to announcement or consummation of the Proposed Transaction.

  Lehman Brothers is an internationally recognized investment banking firm. Lehman Brothers, as a part of its investment banking business, is continuously engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The CapStar Board retained Lehman Brothers based upon Lehman Brothers' experience and expertise and its familiarity with CapStar. Lehman Brothers has performed various services for CapStar from time to time, including (A) acting as: (i) lender in a $202.5 million mortgage financing effected in August, 1996, (ii) lead underwriter in CapStar's initial public offering of CapStar Common Stock in August, 1996, (iii) lead underwriter in an offering of CapStar Common Stock in March, 1997, (iv) arranger and syndication agent for CapStar's senior secured credit facility in June, 1997, (v) lender for CapStar's non-recourse credit facility in August, 1997, (vi) sole underwriter in an offering of CapStar's 8 3/4% Senior Subordinated Notes in August 1997, (vii) lead underwriter in an offering of CapStar Common Stock in October, 1997, (viii) lead underwriter in an offering of CapStar's 4 3/4% Convertible Subordinated Notes (in each case for which it received customary compensation) and (B) acting as CapStar's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. In the ordinary course of its business, Lehman Brothers actively trades in the securities of CapStar and AGH for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  For information concerning Lehman Brothers' fee arrangement with CapStar, see "The Merger--Opinion of Financial Advisors to CapStar--The CapStar Financial Advisers Fee Arrangement."

 CapStar Financial Advisors Board Presentation

  The following is a summary of certain financial analysis presented to the CapStar Board by Goldman Sachs and Lehman Brothers (the "CapStar Financial Advisors") on March 15, 1998 in a joint presentation in connection with their respective opinions and does not purport to be a complete description of the analyses performed by Goldman Sachs and Lehman Brothers respectively.

 Pro Forma Merger Analysis

  The CapStar Financial Advisors performed an accretion and dilution analysis to shareholders of CapStar under a "stand-alone" basis and "merged REIT" basis using certain projections provided by CapStar management, in each case on a primary shares basis and a fully-diluted shares basis (which assumed the conversion of CapStar's $172.5 million 4.75% Convertible Notes due 2004). The analysis performed under the "stand-alone" basis assumed that CapStar would not merge with AGH but would instead operate as a separate company under a REIT structure, whereas the analysis performed under the "merged REIT" basis assumed the merger of CapStar and AGH pursuant to the Merger Agreement. In evaluating the estimated funds from operations ("FFO") of the combined company, the CapStar Financial Advisors utilized certain projections provided by CapStar and AGH management which projections, among other things, combined the operating results of CapStar and AGH. The analysis was performed using two scenarios provided by CapStar management: Scenario 1 and Scenario 2 (together, the "Scenarios"). The Scenarios assumed $1.0 million dollars in general and administrative savings, equity issuance costs of 4.0%, a debt to equity ratio of 35%/65% for acquisitions and an EBITDA multiple for acquisitions of 8.75x. Furthermore, Scenario 1 assumed a 9.0x FFO multiple for equity issuances and a 7.25% cost of debt, whereas Scenario 2 assumed a 9.5x FFO multiple for equity issuances and a 6.75% cost of debt. In addition, the "stand-alone" basis assumed an acquisition pace for 1998 and 1999 that was one-half of the pace for the "merged REIT" basis. The analysis indicated that the "merged REIT" basis, when compared to the "stand-alone" basis, would be accretive to CapStar's FFO per share on a primary shares basis in 1998 and 1999 by 2.0% and 5.9% for Scenario 1 and 2.6% and 8.4% for Scenario 2 and on a fully diluted shares basis in 1998 and 1999 by 5.0% and 8.3% for Scenario 1 and 5.5% and 10.7% for Scenario 2.

 Contribution Analysis

  The CapStar Financial Advisors analyzed the respective contributions of EBITDA, FFO, equity market capitalization and total market capitalization by CapStar and AGH to MeriStar on a pro forma basis before taking into account any of the possible benefits that may be realized following the Merger. The review was based on CapStar's and AGH's current operating characteristics and existing hotels portfolios as if all their respective hotels had been owned as of January 1, 1998 and assumed that no future acquisitions would be made. In addition, CapStar's projected EBITDA and FFO were derived assuming that OpCo had been spun-off, and that in calculating equity market capitalization, it was assumed that OpCo was a spun-off entity in a "paper-clip" REIT structure. The analysis showed that: (i) CapStar would contribute 54.3% of MeriStar's 1998 EBITDA and that AGH would contribute 45.7%, resulting in an implied AGH Exchange Ratio of 0.8433; (ii) CapStar would contribute 54.1% of MeriStar's 1999 EBITDA and that AGH would contribute 45.9%, resulting an implied AGH Exchange Ratio of 0.8492; (iii) CapStar would contribute 53.4% of MeriStar's 1998 FFO and that AGH would contribute 46.6%, resulting in an implied AGH Exchange Ratio of 0.8721; (iv) CapStar would contribute 53.6% of MeriStar's 1999 FFO and that AGH would contribute 46.4%, resulting in an implied AGH Exchange Ratio of 0.8641; (v) CapStar would contribute 51.5% of MeriStar's equity market capitalization (as of March 13, 1998) and that AGH would contribute 48.5%, resulting in an implied AGH Exchange Ratio of 0.9409; and (vi) CapStar would contribute 54.8% of MeriStar's total market capitalization (which was calculated with net debt as of February, 1998) as of March 13, 1998 and that AGH would contribute 45.2%, resulting in an implied AGH Exchange Ratio of 0.8244.

 AGH Exchange Ratio Analysis

  The CapStar Financial Advisors analyzed the hypothetical value to be received by AGH shareholders for the following periods (the "Designated Periods"): March 13, 1998 and the average for the periods preceding March 13, 1998 by 30 days, 90 days, 180 days and 360 days. The analysis was based on applying the AGH Exchange Ratio to the implied per share price of MeriStar (which was calculated by subtracting the value of OpCo, which in turn was calculated net of projected tax liability from the implied per share price of CapStar and based on the midpoint of the EBITDA multiple range set forth below in OpCo Sensitivity Analysis) for the Designated Periods. The review showed that the net value per share to AGH shareholders had a range of $28.13 to $25.20 for the Designated Periods, resulting in a premium to AGH shareholders of 4.4% to (6.4)%. Based on management run-rate estimates of AGH 1998 EBITDA and 1999 EBITDA, the CapStar Financial Advisors calculated that the implied purchase price to 1998 EBITDA multiple would range from 9.6x to 8.9x and that the implied purchase price to 1999 EBITDA multiple would range from 8.4x to 7.9x, in each case for the Designated Periods. Using management run-rate estimates of AGH 1998 EBITDA, the CapStar Financial Advisors calculated that the implied purchase price to 1998 FFO multiple would range from 8.4x to 7.5x for the Designated Periods, compared to 9.8x to 8.8x based on First Call estimates. Based on management run-rate estimates of AGH 1999, the CapStar Financial Advisors calculated that the implied purchase price to 1999 FFO multiple would range from 7.1x to 6.4x for the Designated Periods, as compared to 8.5x to 7.7x based on First Call estimates. First Call is an on-line data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on certain public companies.

 Merged REIT Sensitivity Analysis

  Using projections provided by CapStar and AGH management, the CapStar Financial Advisors analyzed the theoretical value per share to CapStar shareholders of the value to be received by such shareholders on a "merged REIT" basis using: (i) 1998 FFO multiples of 9.0x to 11.0x for MeriStar (following the Spin-Off of OpCo) and 1998 EBITDA multiples from 7.0x to 11.0x for OpCo (the estimated value of OpCo was not adjusted for shareholders' tax liability associated with the Spin-Off); and (ii) 1999 FFO multiples of 8.0x to 10.0x for MeriStar and 1999 EBITDA multiples from 7.0x to 11.0x for OpCo. The analysis indicated the per share value to be received by CapStar shareholders on a "merged REIT" basis would range from approximately $36.00 to $46.00 for 1998 and from approximately $37.75 to $49.00 for 1999. The CapStar Financial Advisors make no assurance or representation that shares of MeriStar Common Stock will trade within such ranges subsequent to the Effective Time.

 CapStar Stand-Alone Sensitivity Analysis

  Using projections provided by CapStar and AGH management, the CapStar Financial Advisors analyzed the theoretical value per share to CapStar shareholders of the value to be received by such shareholders on a "stand-alone" basis using: (i) 1998 FFO multiples of 9.0x to 11.0x for CapStar on a "stand-alone" basis (following the Spin-Off of OpCo) and OpCo 1998 EBITDA multiples from 7.0x to 11.0x (the value of OpCo was not adjusted for shareholders' tax liability associated with the Spin-Off); and (ii) 1999 FFO multiples of

CapStar on a "stand-alone" basis with a range from 8.0x to 10.0x and OpCo 1999 EBITDA of 7.0x to 11.0x. The analysis indicated the per share value to be received by CapStar shareholders on a "stand-alone" basis would range from approximately $33.50 to $42.25 for 1998 and from approximately $33.75 to $43.25 for 1999.

 OpCo Sensitivity Analysis

  Using CapStar management projections for 1998 EBITDA and pro forma average net debt of OpCo outstanding in 1998, the CapStar Financial Advisors analyzed the theoretical value per share to CapStar shareholders of OpCo on both a "stand-alone" basis and "merged REIT" basis based on 1998 EBITDA multiples ranging from 7.0x to 11.0x. The analysis indicated that on a "stand-alone" basis, the per share price of OpCo would range from approximately $1.75 to $3.50, compared to from approximately $2.25 to $5.00 on a "merged REIT" basis. The CapStar Financial Advisors make no assurance or representation that shares of OpCo Common Stock will trade within such range subsequent to the Effective Time.

 Selected Transaction Analysis

  The CapStar Financial Advisors reviewed certain publicly available information relating to seven pending and consummated business combinations in the lodging industry since 1996 (listed by acquiror/target): (1) Meditrust/La Quinta Inns, Inc., (2) Patriot American Hospitality, Inc./Interstate Hotels Company, (3) Starwood Hotels & Resorts/ITT Corporation, (4) Starwood Lodging Trust/Westin Hotels & Resorts Worldwide, Inc., (5) Bristol Hotel Company/Bass plc, (6) Doubletree Corporation/Red Lion Hotels, Inc. and (7) Promus Hotel Corporation/Doubletree Corporation (the "Comparable Transactions"). For each Comparable Transaction, the CapStar Financial Advisors reviewed, among other things, the total transaction value as multiple of forward EBITDA and forward FFO and the premium over the stock price one month prior to announcement. Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of CapStar and the acquired businesses analyzed, the CapStar Financial Advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of CapStar and such acquired companies.

  The analysis indicated that, for the Comparable Transactions: (i) the forward EBITDA multiples had a range of 7.6x to 11.3x, compared to a multiple of 9.6x AGH's 1998 management run-rate estimated EBITDA; (ii) the forward FFO multiples had a range of 6.9x to 10.0x, compared to a multiple of 8.4x AGH's 1998 management run-rate estimated FFO; and (iii) a discount over the average stock price one month prior to announcement of 0.4% to a premium of 35.7%, compared to a discount of 1.8% to the AGH one month average stock price.

 Comparable Company Analysis

  The CapStar Financial Advisors reviewed and compared certain financial information, ratios and public market multiples relating to CapStar and AGH to corresponding financial information, ratios and public market multiples for selected publicly traded companies in the hotel and lodging industry. The selected companies with respect to the hotel ownership aspect of the analysis were Bristol Hotel Company, Prime Hospitality Corp., Starwood Hotels and Resorts Worldwide, Inc., Patriot American Hospitality, Inc., FelCor Suite Hotels, Inc., Boykin Lodging and Sunstone Hotel Investors, Inc. (collectively, the "Selected Hotel Owner Companies"). The selected companies with respect to the operating aspect of the analysis were Promus Hotel Corporation, Choice Hotels International, Marriott International, Insignia Financial Group, CB Commercial, Grubb & Ellis and Trammell Crow (collectively, the "Selected Operating Companies," together with the Selected Hotel Owner Companies, the "Selected Companies"). The Selected Hotel Owner Companies and the Selected Operating Companies were chosen because they are publicly-traded companies with operations that, for the purpose of the CapStar Financial Advisor's analysis, are similar to those aspects of CapStar and AGH to which they were compared. For the comparable company analysis, the estimates for CapStar, AGH and the Selected Companies were based on research published by selected investment banking firms and market valuations as of March 13,

1998. Because of the lack of a sufficient number of independent comparable companies and the inherent difference between the businesses, operations and prospects of CapStar and AGH and the businesses, operations and prospects of the companies included as Selected Companies, the CapStar Financial Advisors believed that a purely quantitative comparable CapStar analysis would not be particularly meaningful in the context of the Merger. The CapStar Financial Advisors believe that an appropriate use of a comparable CapStar analysis in this instance would involve qualitative judgments concerning differences between the financial and operating characteristics of CapStar and AGH and the companies included as Selected Companies that would affect the public trading values of CapStar and such comparable companies.

  With respect to the Selected Hotel Owner Companies, the CapStar Financial Advisors considered: (i) 1998 and 1999 EBITDA multiples (based on March 13, 1998 closing share prices and research analysts' EBITDA estimates) that ranged from 6.1x to 12.1x for 1998 and 4.4x to 10.3x for 1999; (ii) 1998 and 1999 FFO
multiples that ranged from 8.5x to 10.7x for 1998 and 7.8x to 8.9x for 1999; and (iii) net debt to total market capitalization ratios that ranged from 14.6% to 45.8%. For CapStar, the CapStar Financial Advisors observed that: (i) 1998 and 1999 EBITDA multiples were 9.6x and 8.2x, respectively; (ii) 1998 and 1999 FFO multiples were 9.3x and 7.8x, respectively, and (iii) the 1998 net debt to total market capitalization ration was 27.0%. For AGH, the CapStar Financial Advisors observed that: (i) 1998 and 1999 EBITDA multiples were 10.2x and 9.1x, respectively; (ii) 1998 and 1999 FFO multiples were 9.4x and 8.2x, respectively; and (iii) the average 1998 net debt to total market capitalization ratio was 36.9%.

  With respect to the Selected Operating Companies, the CapStar Financial Advisors considered: (i) 1998 and 1999 EBITDA multiples that ranged from 6.9x to 13.1x for 1998 and 9.8x to 10.5x for 1999; and (ii) 1998 and 1999 earnings per share multiples that ranged from 10.0x to 26.9x for 1998 and 8.6x to 23.3x for 1999. For purposes of their analysis the CapStar Financial Advisors utilized a range of 1998 EBITDA multiples for OpCo of 7.0x to 11.0x.

 Net Asset Value Analysis

  The CapStar Financial Advisors performed a theoretical net asset value analysis, based upon the product of management's estimates of 1998 EBITDA and a real estate valuation multiple of approximately 9.0x 1998 EBITDA and current debt levels, of: (i) CapStar as currently constituted as a subchapter C corporation; and (ii) AGH, as compared to CapStar's and AGH's current equity market capitalization per share, 30-day average share price, 90-day average share price, 180-day average share price and 360-day average share price. The analysis indicates that CapStar has traded at a range during the various periods reviewed from a discount of 2.8% to net asset value to a premium of 7.6% of net asset value. The analysis indicates that AGH has traded during the various periods reviewed at a range of premium of 5.1% to 8.5%.

 Exchange Ratio Analysis

  The CapStar Financial Advisors compared the AGH Exchange Ratio of 0.8475 to the ratio of AGH's and CapStar's share prices on March 13, 1998 and the average share prices for the periods preceding March 13, 1998 by one week, one month, three months, six months, 12 months and 18 months (the "Historical Ratios"), as well as the ratio adjusted to reflect a management's estimate of a theoretical value for OpCo of approximately $2.50 per share (the "Adjusted Ratios"). The CapStar Financial Advisors observed that the Historical Ratios ranged from 0.7456 to 0.8923 and the Adjusted Ratios ranged from 0.8032 to 0.9813.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of the CapStar Financial Advisors. In arriving at their fairness opinions, the CapStar Financial Advisors considered the results of all such analyses and did not attribute any particular weight to any analysis or factor considered by them; rather the CapStar Financial Advisors made their determination as to fairness on the basis of their experience and professional judgment, after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to CapStar, AGH, OpCo or MeriStar. The analyses were prepared solely for the purpose of the CapStar Financial Advisors providing their opinions to the CapStar Board and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CapStar, AGH and the CapStar Financial Advisors or any other person assumes responsibility if future results are materially different from those forecasted. As described above, the CapStar Financial Advisors' opinions to the CapStar Board were one of many factors taken into consideration by the CapStar Board in making its determination to approve the Merger Agreement. The CapStar Financial Advisors' opinions were rendered as of March 15, 1998. The Merger Agreement does not require as a condition to closing that such opinions be updated.

 The CapStar Financial Advisors Fee Arrangement

  Pursuant to engagement letters between Goldman Sachs and CapStar and Lehman Brothers and CapStar, each of the CapStar Financial Advisors is entitled to a fee of $625,000 upon execution of the Merger Agreement. Upon consummation of the Merger, each of the CapStar Financial Advisors will be entitled to a fee of $2.75 million and the prior payment of $625,000 will be credited toward such fee. In addition, under certain circumstances, each of the CapStar Financial Advisors will be entitled to 5% of any termination fees paid to CapStar. CapStar has agreed to reimburse the CapStar Financial Advisors for their reasonable expenses in connection with their engagement and to indemnify the CapStar Financial Advisors against certain liabilities, including certain liabilities under federal securities laws. Except as described above, in the event the Merger is not consummated, the CapStar Financial Advisors will not be entitled to any additional compensation.

BENEFIT'S OF CERTAIN OFFICERS AND DIRECTORS OF AGH AND CAPSTAR

  In considering the recommendations of the Board of Directors of AGH and CapStar to approve the Merger Proposal and the Transactions, stockholders should be aware that certain members of the management and the Board of Directors of these companies have certain interests in, and will receive benefits as a consequence of the Merger and the Transactions that are separate from the interest of, and benefits to, the stockholders of these companies generally.

  Lessee-Manager Acquisition Agreement. In connection with the Lesser-Manager Acquisition Agreement, OpCo has agreed to pay $95 million, payable through the issuance of approximately $11.2 million of units of limited partnership interests in the OpCo Operating Partnership ("OpCo OP Units") and approximately $83.8 million in cash, in connection with the OpCo's acquisition of 100% of the limited partnership interests in AGH Leasing, the third party lessee that leases substantially all the hotels owned by AGH, and substantially all of the assets and certain liabilities of AGHI, the third-party manager that manages most of the hotels owned by AGH. Steven D. Jorns and Bruce G. Wiles, who are each partners in AGH Leasing and stockholders of AGHI, and Kenneth E. Barr, who is a partner in AGH Leasing, will realize material benefits as a result of the consummation of the Lessee-Manager Acquisition Agreement, including the receipt of approximately $3.5 million, $1.1 million and $.3 million, respectively, of OpCo OP Units and approximately $14.0 million, $4.4 million and $1.0 million, respectively, of cash. See "The Spin-Off--The Lessee-Manager Acquisition Agreement." In addition, upon consummation of the Lessee-Manager Acquisition, the pledge of 275,000 AGH OP Units by the partners of AGH Leasing, including Messrs. Jorns, Wiles and Barr, to secure AGH Leasing's obligations under the Participating Leases will be terminated. Moreover, Messrs. Jorns and Wiles, as stockholders of AGHI, will be relieved of a contractual obligation to purchase interests in AGH with 50% of the dividends (net of tax liabilities) received by each stockholder of AGHI that are attributable to AGHI's earnings from the management of the AGH Owned Hotels.

  Award of Additional MeriStar Common Stock. As a result of the consummation of the Merger, a total of 150,000 shares of MeriStar Common Stock will be awarded to the current holders of CapStar Stock Options. In connection therewith, the executive officers of CapStar will receive 59,059 shares of MeriStar Common Stock and the directors of CapStar will receive 7,056 shares of MeriStar Common Stock. The stock awards will be made in proportion to each holder's total CapStar Stock Option holdings immediately prior to the Effective Time. Such shares of MeriStar Common Stock will vest in three annual installments beginning on the first anniversary of the Effective Time.

  Employee Agreements. As described in "Management of MeriStar--Employment Agreements," upon consummation of the Merger, Paul W. Whetsell, CapStar's Chief Executive Officer and President, will become the Chairman of the Board and Chief Executive Office of MeriStar and OpCo; Steven D. Jorns, AGH's Chairman of the Board, Chief Executive Officer and President, will become Vice Chairman and Chief Operating Officer of MeriStar and OpCo; Bruce G. Wiles, AGH's Executive Vice President, will become the President and Chief Investment Officer of MeriStar; John Emery, CapStar's Chief Financial Officer, will become the Chief Financial Officer of MeriStar; David E. McCaslin, CapStar's Chief Operating Officer, will become President of OpCo; James A. Calder; CapStar's Senior Vice President-Finance, will become Chief Financial Officer of OpCo; Kenneth E. Barr, AGH's Chief Financial Officer, will become Treasurer and Chief Accounting Officer of MeriStar; and John E. Plunket, CapStar's Senior Vice President, Finance and Development, will become Executive Vice President, Finance and Development of OpCo. In recognition of the changing nature of their respective responsibilities, Messrs. Whetsell and Jorns will be employed by OpCo and MeriStar pursuant to new employment agreements at a higher level of compensation than are currently the case, including a base salary of $285,000 per year for each as employees of MeriStar and a base salary of $190,000 per year for each as employees of OpCo, as compared to $225,000 and $125,000, respectively, under their respective current employment agreements. Messrs. Wiles, Emery and Barr will be employed by MeriStar as a result of the Merger at a higher level of compensation than are currently the case, including a base salary of $300,000, $275,000 and $190,000, respectively, as compared to $110,000, $200,000 and $95,000, respectively, under their respective current employment agreements. Messrs. McCaslin, Calder and Plunket will be employed by OpCo at a higher level of compensation than are currently the case, including a base salary of $300,000, $200,000 and $160,000, respectively, as compared to $215,000, $132,600 and 150,000, respectively, under their respective current employment agreements. See "Management of MeriStar--Employment Agreements" and "Management of OpCo." In addition, each of the proposed officers of MeriStar and Opco will be eligible to receive an annual incentive bonus at the following targeted amounts (i) 25% (Threshold), (ii) 75% (Target) and (iii) 150% (Maximum Bonus Amount), as compared to a discretionary performance bonus in the case of the AGH employees which for 1997 equaled 50% and in the case of the CapStar employees for 1997 equaled between 35% to 100%.

  MeriStar and OpCo Option Grants. In connection with the consummation of the Merger, (i) each of Messrs. Whetsell, Emery, Barr, Calder and Plunket will receive MeriStar Stock Options in the following share amounts: 353,743, 120,936, 12,500, 47,500 and 12,500, respectively and (ii) each of Messrs. Jorns, Wiles, McCaslin, Emery, Calder, Barr and Plunket will receive OpCo Stock Options in the following share amounts: 250,000, 125,000, 87,500, 20,936, 47,500, 25,000 and 10,000. The foregoing options are scheduled to vest ratably over a three year period.

  Acceleration of AGH Option's and CapStar Options. As a result of the Merger,
(i) 80,000 outstanding CapStar Stock Options held by the non-employee directors of CapStar and 669,582 outstanding CapStar Stock Options held by certain executive officers of CapStar will become immediately vested and exercisable at an exercisable price per share equal to the former price per share of CapStar Common Stock, as adjusted to reflect the value of the Spin-Off, as determined by the board of directors of CapStar, and (ii) 40,000 outstanding AGH Stock Options (prior to adjustment pursuant to the merger) held by non-employee directors of AGH and 1,323,973 outstanding AGH Stock Options (prior to adjustment pursuant to the merger) held by certain execution officers of AGH as well as 50,000 shares of restricted stock awards (prior to adjustment pursuant to the merger), will become immediately vested and exercisable, at an exercise price per share equal to the former exercise price per share divided by the AGH Exchange Ratio. Messrs. Whetsell, Jorns, Wiles, Emery and Barr have agreed to waive their entitlement to the vesting of their existing stock options, and in the case of the AGH employees their restricted stock awards as well, provided however, that in the event their employment is voluntarily or involuntarily terminated within 24 months after the Effective Time, then such outstanding stock options and restricted stock awards will immediately vest in accordance with their original terms. In addition, the substituted stock options with greater than a three year vesting schedule that are granted to the AGH employees at the executive vice president level and above will be placed on a three year vesting schedule in conformity with CapStar's vesting schedule.

  Directors Benefits. Each of the non-employee directors of MeriStar and OpCo will be paid a higher annual director's fee equal to $20,000, as compared to the current annual fee of $12,000 and $17,000 (50% payable in stock) at CapStar and AGH, respectively. In addition, each independent director of each of MeriStar and OpCo will be paid higher board meeting fees, committee meeting fees and telephone meeting fees equal to $1,250, $1,000 and $500 per meeting, respectively, as compared to the current board meeting fees, committee meeting fees and telephone meeting fees of $750, $500 and $0 per meeting attended, respectively. Such independent directors will also be granted a greater number of director stock options than each currently is entitled to receive. Such directors will receive an initial award of 7,500 MeriStar Stock Options and an additional 5,000 annually, as compared to CapStar's initial grant of 5,000 MeriStar Stock Options and 5,000 additional stock options granted annually and AGH's initial grant of 10,000 AGH Stock Options with no additional options awarded thereafter. The MeriStar Stock Options granted to the directors will vest over a three year period.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CAPSTAR COMMON STOCK

  The following describes certain material federal income tax consequences of the Merger to holders of CapStar Common Stock. However, this discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstance or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison ("CapStar Tax Counsel") the following discussion accurately reflects the material federal income tax consequences of the Merger to a holder of CapStar Common Stock. CAPSTAR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  This discussion is based on the Code, applicable Department of Treasury regulations ("Treasury Regulations"), judicial authority and administrative rulings and practice, all as of the date of this Joint Proxy Statement/Prospectus. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to CapStar's stockholders.

  The Merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is expected that CapStar Tax Counsel will issue an opinion at the closing of the Merger to such effect. Such opinion will be based upon the understanding that the relevant facts are as described in the Joint Proxy Statement/Prospectus and exhibits and appendices hereto, and in rendering such opinion such counsel will rely on the accuracy of the factual statements and representations in the foregoing documents and upon certain representations made in writing to such counsel. The obligation of CapStar to consummate the Merger is conditioned upon the receipt of such opinion. An opinion of counsel is not binding on the IRS or the courts. CapStar has not requested and will not request an advance ruling from the IRS.

  Assuming the Merger so qualifies as a reorganization, the material federal income tax consequences of the Merger will be as follows:

    (i) The exchange in the Merger of CapStar Common Stock for MeriStar Common Stock will not result in the recognition of gain or loss to CapStar stockholders with respect to such exchange, except as described in (ii) below and except to the extent that the receipt of the stock of OpCo in the Spin-Off and the receipt of rights in the Rights Offering are treated as "boot" received in the Merger. See "The Spin-Off--Federal Income Tax Consequences to Holders of CapStar Common Stock".

    (ii) Each stockholder of CapStar who receives cash proceeds in lieu of fractional interests in shares of MeriStar Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such stockholder's fractional share interests. Such gain or loss generally will constitute capital gain or loss if such stockholder's shares of CapStar Common Stock were held as a capital asset at the Effective Time.

    (iii) The tax basis of the shares of MeriStar Common Stock (including fractional share interests for which cash is ultimately received) received by a CapStar stockholder in the Merger will be equal to the tax basis of the shares of CapStar Common Stock exchanged therefor, decreased by the amount of cash and the fair market value of any other "boot" received by such stockholder and increased by the amount of gain (if any) recognized by such stockholder in the Merger.

    (iv) A stockholder's holding period with respect to the MeriStar Common Stock received in the Merger will include the holding period of the CapStar Common Stock exchanged in the Merger if such CapStar Common Stock was held as a capital asset at the Effective Time.

    (v) No gain or loss will be recognized by AGH or CapStar as a result of the Merger, except to the extent that the distribution of stock of OpCo in the Spin-Off and the distribution of rights in the Rights Offering treated as "boot" distributed in the Merger. See "The Spin-Off--Federal Income Tax Consequences to Holders of CapStar Common Stock."

  Even if the Merger qualifies as a reorganization within the meaning of
Section 368(a) of the Code, a recipient of shares of MeriStar Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely in exchange for shares of CapStar Common Stock). Gain also will have to be recognized to the extent that a holder of CapStar Common Stock is treated as receiving (directly or indirectly) consideration other than MeriStar Common Stock in exchange for such stockholder's CapStar Common Stock. See "The Spin-Off-- Federal Income Tax Consequences to Holders of CapStar Common Stock."

  If the Merger does not qualify as a reorganization within the meaning of
Section 368(a) of the Code, then each holder of CapStar Common Stock will recognize gain or loss with respect to each share of CapStar Common Stock equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the MeriStar Common Stock received in exchange therefor. In such event, a CapStar stockholder's aggregate basis in any MeriStar Common Stock received will equal its fair market value, and the stockholder's holding period for such stock will begin the day after the Merger.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF AGH COMMON STOCK

  The following describes the material federal income tax consequences to holders of AGH Common Stock of the conversion of each share of AGH Common Stock into 0.8475 shares of MeriStar Common Stock in connection with the Merger. However, this discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstance or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of Battle Fowler LLP, counsel to AGH and MeriStar ("AGH Tax Counsel"), the following discussion accurately reflects the material federal income tax consequences of the conversion to a holder of AGH Common Stock. AGH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE CONVERSION, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

  This discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this Joint Proxy Statement/Prospectus. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the conversion to AGH's stockholders.

  The conversion of each share of AGH Common Stock into 0.8475 shares of MeriStar Common Stock will be a tax-free transaction to the holders of AGH Common Stock, except to the extent that the distribution of rights in the rights offering is treated as "boot" distributed in a recapitalization in which the holders of AGH Common Stock exchange their shares for shares of MeriStar Common Stock. Although the matter is not free from doubt, in the opinion of AGH Tax Counsel, because the rights offering is an integral part of a series of related transactions culminating in the Merger, the distribution of rights should constitute boot distributed in a recapitalization of AGH. As a result, a holder of AGH Common Stock will recognize gain equal to the lesser of (i) the fair market value of the rights received by such stockholder or
(ii) the sum of the fair market values of the MeriStar Common Stock and the rights received by such stockholder minus the adjusted tax basis of such stockholder in its AGH Common Stock exchanged therefor. The amount of gain recognized by a holder of AGH Common Stock that "has the effect of the distribution of a dividend" will be treated as ordinary dividend income to the extent of the stockholder's ratable share of the undistributed earnings and profits of AGH as of the Effective Time and any excess will be treated as gain from the exchange of property. Such gain will be capital gain if the shares of AGH Common Stock were held as a capital asset at the Effective Time.

  In general, the determination as to whether the gain recognized by an AGH stockholder will be treated as capital gain or dividend income depends upon whether and to what extent the transactions related to the Merger will be deemed to reduce the stockholder's percentage ownership of MeriStar following the Merger. For purposes of that determination, the stockholder is treated as if it first exchanged all of its shares of AGH Common Stock solely for MeriStar Common Stock and then MeriStar immediately redeemed (the "deemed redemption") a portion of such MeriStar Common Stock in exchange for the boot the stockholder actually received. If, under section 302 of the Code, the deemed redemption is "substantially disproportionate" with respect to an AGH stockholder, the gain recognized will be treated as capital gain. One requirement that must be met in order for the deemed redemption to be "substantially disproportionate" is that the percentage of the outstanding voting stock of MeriStar following the Merger and the deemed redemption considered owned by the stockholder is less than 80% of the percentage of the outstanding voting stock of MeriStar considered owned by the stockholder following the Merger but immediately before the deemed redemption. Although the matter is not free from doubt, in determining whether this test is satisfied, the reduction in percentage interests of the AGH stockholder as a result of the issuance of additional shares of MeriStar Common Stock to former CapStar stockholders in the Merger should be taken into account. Based on calculations of the relative values of the MeriStar Common Stock and the rights to be received by holders of AGH Common Stock and the amount of stock to be issued to former CapStar stockholders in the Merger, it is anticipated that the deemed redemption will be "substantially disproportionate" with respect to holders of AGH Common Stock. Accordingly, the gain recognized by such stockholders will be taxed as a capital gain.

  In applying the foregoing tests, under the attribution rules of section 318 of the Code, a stockholder is deemed to own (i) stock owned and, in some cases, constructively owned by family members, by certain estates and trusts of which the stockholder is a beneficiary and by certain affiliate entities
(ii) stock subject to an option actually or constructively owned by the stockholder or such other persons. As the determination as to whether an AGH stockholder has recognized capital gain with respect to the receipt of the rights is complex, each stockholder that believes that it might qualify for capital gain treatment under the above rules is urged to consult its tax advisor with respect to such determination.

  If the distribution of the rights instead was treated as a distribution of property under section 301 of the Code, an amount equal to the fair market value of the rights on the date of distribution would be treated as a dividend to the extent of the current and accumulated earnings and profits of AGH on such date, including earnings and profits resulting from the distribution of the rights. The earnings and profits of AGH immediately prior to the Effective Time would be increased by an amount equal to the fair market value of the rights. Any amount in excess of the earnings and profits of AGH would be treated first as a tax-free return of capital, reducing the stockholder's tax basis in its AGH Common Stock, and any amount in excess of tax basis would be taxable as gain from the sale or exchange of such stockholder's shares of AGH Common Stock. Such gain would be capital gain if such stockholder's shares of AGH Common Stock were held as a capital asset on the date of distribution.

  Each holder of AGH Common Stock who receives cash proceeds in lieu of fractional interests in shares of MeriStar Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such stockholder's fractional share interests. Such gain or loss generally will constitute capital gain or loss if such stockholder's shares of AGH Common Stock were held as a capital asset at the time of the conversion. The tax basis of the shares of MeriStar Common Stock (including fractional share interests for which cash is ultimately received) received by an AGH stockholder in the conversion will be equal to the tax basis of the shares of AGH Common Stock exchanged therefor, decreased by the amount of cash and the fair market value of any "boot" received by such stockholder and increased by the amount of gain (if any) recognized by such stockholder. A stockholder's holding period with respect to the MeriStar Common Stock received in the conversion will include the holding period of the AGH Common Stock exchanged in the conversion if such AGH Common Stock was held as a capital asset at the time of the conversion. The tax basis of an AGH stockholder in the rights received in the rights offering will be the fair market value of such rights and the holding period for such rights will begin on the date of the distribution. No gain or loss will be recognized by AGH or MeriStar as a result of the conversion, except that AGH will recognize gain on the distribution of rights in the rights offering in an amount equal to the fair market value of such rights at the time of the distribution.

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO MERISTAR

  The following is a summary of material federal income tax matters relating to the operations of MeriStar following the Merger that may be relevant to prospective stockholders of MeriStar, is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of AGH Tax Counsel, the following discussion accurately reflects the federal income tax considerations relating to the operations of MeriStar following the Merger that are likely to be material to a stockholder of MeriStar. See "The Spin-Off Federal Income Tax Consequences to Holders of CapStar Common Stock" and "The Spin-Off Federal Income Tax Consequences to Holders of AGH Common Stock" for a discussion of certain tax consequences of the Merger to the holders of CapStar Common Stock and AGH Common Stock and "The Spin-Off--Federal Income Tax Consequences to holders of CapStar Common Stock" for a discussion of certain tax consequences of the Spin-Off to CapStar and to the holders of CapStar Common Stock.

  EACH PROSPECTIVE STOCKHOLDER OF MERISTAR IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMMON STOCK OF MERISTAR AND OF MERISTAR'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

 General

  AGH made an election to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1996. AGH believes it is organized and operated in such a manner as to qualify for taxation as a REIT under the Code. MeriStar intends to continue to operate in such a manner and, as a result of the Merger, the assets and income of CapStar, other than those transferred to OpCo in connection with the Spin-Off, will be subject to the REIT rules described below. However, no assurance can be given that MeriStar will operate in a manner so as to qualify or remain qualified.

  The requirements relating to the federal income tax treatment of REITs and their stockholders are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

 Opinion of Tax Counsel to AGH and MeriStar

  In the opinion of AGH Tax Counsel, commencing with the taxable year ended December 31, 1996, AGH has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and the proposed method of operation of MeriStar, including, without limitation, the consummation of the Transactions, will enable MeriStar to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of AGH Tax Counsel is based on various assumptions and is conditioned upon certain representations made by AGH and CapStar as to factual matters. Such factual assumptions and representations are set forth below. Moreover, for periods beginning after December 31, 1997, such qualification and taxation as a REIT depends upon the ability of AGH and MeriStar to meet, through actual annual operating results, the distribution levels, diversity of stock ownership and the various other qualification tests imposed under the Code that are discussed below, the results of which have not and will not be reviewed by AGH Tax Counsel. Accordingly, no assurance can be given that the actual results of MeriStar's operations for any one taxable year will satisfy such requirements.

 Taxation of MeriStar

  A REIT generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

  However, REITs may be subject to federal income tax in the following circumstances. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains. Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, if the REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if a REIT acquires any asset from a C corporation (i.e., a corporation generally subject to a full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation (a "carryover basis transaction"), and the REIT recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the REIT (the "Restriction Period"), then pursuant to guidelines issued by the IRS in IRS Notice 88-19 (the "Built-in Gain Rules"), the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the REIT's adjusted basis in such asset as of the beginning of such Restriction Period (the "Built-in Gain") will be subject to a tax at the highest regular corporate rate. Assuming that AGH and MeriStar will make elections pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury Regulations, the Built-in Gain Rules will apply to the acquisition of assets from CapStar in the Merger. Certain proposed legislation, if enacted, would change the Built-in Gain Rules. See "--Possible Federal Tax Developments."

 Requirements for Qualification

  To qualify as a REIT, a corporation must elect to be so treated and must meet the requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

 Organizational Requirements

  The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the REIT provisions of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; and (vi) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

  For taxable years beginning after 1997, if a REIT complies with Treasury Regulations that provide procedures for ascertaining the actual ownership of shares of its stock for such taxable year and the REIT did not know (and with the exercise of reasonable diligence could not have known) that it failed to meet the requirement of condition (vi) above for such taxable year, the REIT will be treated as having met the requirement of condition (vi) for such year.

  AGH has satisfied and MeriStar intends to continue to satisfy the requirements set forth in (i) through (iv) above and believe that they have and will have sufficient diversity of share ownership to allow them to satisfy conditions (v) and (vi) above. The AGH Charter includes certain restrictions regarding transfers of shares of MeriStar Common Stock that are intended to assist MeriStar in satisfying the share ownership requirements described in
(v) and (vi) above.

  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. MeriStar's taxable year is the calendar year.

  MeriStar anticipates that it will have one or more "qualified REIT subsidiaries." Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and such items (as the case may be) of the REIT. In applying the requirements described herein, MeriStar's "qualified REIT subsidiaries" will be ignored, and all assets and liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of MeriStar.

  In the case of a REIT that is a partner in a partnership, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the income and asset tests described herein. Thus, MeriStar's proportionate share of the assets, liabilities and items of income of the MeriStar Operating Partnership, and of the partnerships, limited liability companies, joint ventures and business trusts in which MeriStar or the MeriStar Operating Partnership will have an interest (the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of MeriStar for purposes of applying the requirements described herein, provided that the MeriStar Operating Partnership and the Subsidiary

Partnerships are treated as partnerships for federal income tax purposes. See "--Income Taxation of the MeriStar Operating Partnership, the Subsidiary Partnerships and Their Partners."

 Treatment of MeriStar and OpCo as Separate Entities.

  Section 269B(a)(3) of the Code provides that if the shares of a REIT are stapled with the shares of any other entity, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether the REIT qualifies as a REIT. If Section 269B(a)(3) of the Code applied to MeriStar and OpCo, MeriStar would not be able to satisfy the gross income tests described below and thus would not be eligible to be taxed as a REIT. Section 269B of the Code treats entities as stapled if more than 50 percent of the beneficial ownership interests in each of the entities consists of stapled interests, which are interests that, by reason of the form of ownership, restrictions on transfer, or other terms or conditions, are transferred or required to be transferred in connection with the transfer of the other such interests. The shares of OpCo will be issued independently of the shares of MeriStar and will be traded separately as well. In the opinion of AGH Tax Counsel, MeriStar and OpCo will not be treated as stapled entities under Section 269B(a)(3) of the Code.

  Even though Section 269B(a)(3) of the Code does not apply to MeriStar and OpCo, because at least initially some employees, members of management and directors of MeriStar and OpCo will be the same, it is possible that the IRS could seek to assert that OpCo should be treated as an agent of MeriStar or that MeriStar and OpCo should be treated as one entity for federal income tax purposes. However, after the consummation of the Transactions, at least five of the initial directors of MeriStar (i.e. a majority of such directors) will not be directors of OpCo and certain of the executive officers of MeriStar will not be executive officers of OpCo. OpCo will enter into contracts, hire employees and hold itself out to the public as a separate corporate entity. Although the stockholders of OpCo and CapStar will be identical immediately after the Spin-Off, after the Merger the stockholders of OpCo and MeriStar will not be identical and the shares of OpCo will be traded separately from those of MeriStar. In addition, MeriStar and OpCo will not hold themselves out to the public as principal and agent and the Participating Leases, the Intercompany Agreement and other material transactions among MeriStar, OpCo, the OpCo Operating Partnership, the MeriStar Operating Partnership and any entities in which each of them will own an interest have been and will be negotiated and structured with the intention of achieving an arm's-length result. Based on the foregoing, AGH Tax Counsel is of the opinion that the separate corporate identities of MeriStar and OpCo will be respected and that OpCo will not be treated as an agent of MeriStar for federal income tax purposes.

 Income Tests

  For MeriStar to maintain qualification as a REIT, there are two gross income requirements that it must satisfy annually. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from qualified REITs and, in certain circumstances, interest) or from "qualified temporary investment income" (generally, income attributable to the temporary investment of new capital received by the REIT). Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for taxable years of AGH prior to 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of AGH's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by MeriStar, the MeriStar Operating Partnership and the Subsidiary Partnerships will qualify as "rents from real property" only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively (through the application of certain stock attribution rules modified, for taxable years beginning after 1997, to attribute stock owned by partners to a partnership only in the case of partners who own 25% or more of the capital or profits interest in such partnership) owns ten percent or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the REIT may directly perform certain customary services (e.g., furnishing water, heat, light and air conditioning and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property (e.g., renting parking spaces on a reserved basis to tenants).

  Upon the consummation of the Merger, substantially all of the MeriStar Owned Hotels will be leased to the OpCo Operating Partnership under the Participating Leases. In order for the rents payable under the leases to constitute "rents from real property", the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement) and the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

  In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the service recipient shares the risk that the property will decline in value, the service recipient shares in any appreciation in the value of the property, the service recipient shares in increases in the property's operating costs or the service recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the present or absence of any single factor may not be dispositive in every case.

  AGH Tax Counsel is of the opinion that the Participating Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the MeriStar Operating Partnership or a Subsidiary Partnership, as applicable, and the OpCo Operating Partnership or other applicable lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the lessee will have the right to exclusive possession and use and quiet enjoyment of the hotels during the term of the lease, (iii) the lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the hotels and generally will control how the hotels are operated and maintained, (iv) the lessee generally will bear all of the costs and expenses of operating the hotels during the term of the leases, (v) the lessee will benefit from any savings in the costs of operating the hotels during the term of the lease, (vi) the lessee will indemnify MeriStar against liabilities imposed upon or asserted against MeriStar during the term of the lease, (vii) the lessee will be obligated to pay substantial fixed rent for the period of use of the hotels and (viii) the lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the hotels.

  Stockholders should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of AGH Tax Counsel with respect to the relationship between the MeriStar Operating Partnership or a Subsidiary Partnership, as applicable, and the lessee is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. AGH Tax Counsel's opinion is not binding upon the IRS or the courts. If the IRS were to successfully recharacterize the leases as service contracts or partnership agreements, rather than true leases, part or all of the payments that the MeriStar Operating Partnership and the Subsidiary Partnerships receive from the lessee would not qualify as "rents from real property". In such event, MeriStar likely would not be able to satisfy either the 75% or 95% gross income tests, and as a result, would lose its REIT status.

  As noted above, in order to be treated as "rents from real property", the rents under the Participating Leases must not be based in whole or in part on the income or profits of any person. The rents will qualify as "rents from real property" if they are based on percentages of receipts or sales and the percentages (i) are fixed at the time the leases are entered into, (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and (iii) conform with normal business practice. MeriStar anticipates that rentals under the Participating Leases will comply with these requirements.

  As noted above, rent received from a Related Party Tenant does not qualify as "rents from real property". The Charter prohibits a stockholder of MeriStar from owning MeriStar Common Stock if such ownership would cause MeriStar to own, actually or constructively, 10% or more of the ownership interests in a tenant of MeriStar's, the MeriStar Operating Partnership's or a Subsidiary Partnership's real property. As a result, the lessee should not be a Related Party Tenant of MeriStar.

  The Participating Leases will provide that the rents attributable to leased personal property will not be greater than 15% of the total rents under the Participating Lease. The lessee may be required to purchase any excess personal property at fair market value.

  The fourth requirement noted above for qualification of rents under the Participating Leases as "rents from real property" is that MeriStar cannot furnish or render noncustomary services to the tenants of the hotels or operate or manage the hotels, other than through an independent contractor who is adequately compensated and from whom MeriStar does not derive any income. Provided that the Participating Leases are treated as true leases, MeriStar should not be considered to manage or operate the MeriStar Owned Hotels, because OpCo will manage the MeriStar Owned Hotels for its own account in its capacity as lessee. None of MeriStar, the MeriStar Operating Partnership or any Subsidiary Partnership will furnish or provide any services to a tenant and none of such entities will contract with any other person to provide such services.

  If MeriStar fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of qualifying income is attached to the federal income tax return of MeriStar for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances MeriStar would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of AGH and MeriStar," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar relief provision would apply if the 30% income test had been failed by AGH for a taxable year prior to 1998, and in such case, AGH would cease to qualify as a REIT.

 Asset Tests

  In order for MeriStar to qualify as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which MeriStar or a "qualified REIT subsidiary" owns an interest, (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering and held for not more than one year from the date MeriStar receives such proceeds, and (iii) shares in qualified REITs) and cash, cash items and government securities. Second, not more than 25% of the total assets of MeriStar may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of the total assets of MeriStar, and MeriStar may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT).

  MeriStar anticipates that it will be able to comply with these asset tests. MeriStar will be deemed to hold directly its proportionate share of all real estate and other assets of the MeriStar Operating Partnership and the Subsidiary Partnerships, and it should be considered to hold its proportionate share of all assets deemed owned by those partnerships through the partnerships' ownership of partnership interests in other partnerships. As a result, MeriStar plans to hold more than 75% of its assets as real estate assets. In addition, MeriStar does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of MeriStar's gross assets (determined in accordance with generally accepted accounting principles).

  After initially meeting the asset tests at the close of any quarter, MeriStar will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. It is intended that MeriStar will maintain adequate records of the value of its assets to ensure compliance with the asset tests, and will take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action always will be successful.

 Annual Distribution Requirements

  In order to be taxed as a REIT, MeriStar will be required to meet certain annual distribution requirements. MeriStar will have to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and MeriStar's net capital gain) and
(b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before MeriStar timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

  To the extent that MeriStar does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if MeriStar fails to distribute for each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed ordinary income and capital gain net income from prior periods, such corporation will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. MeriStar intends to make timely distributions sufficient to satisfy this annual distribution requirement.

  It is expected that MeriStar's taxable income ordinarily will be less than its cash flow, due to the allowance of depreciation and other noncash charges in computing its taxable income. Accordingly, MeriStar anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

  It is possible that from time to time MeriStar may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of MeriStar or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, MeriStar may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends. If the amount of nondeductible expenses exceeds noncash deductions, MeriStar may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

  Under certain circumstances in which an adjustment is made that affects the amount that should have been distributed for a prior taxable year, MeriStar may be able to rectify the failure to meet such distribution requirement by paying "deficiency dividends" to stockholders in the later year, which may be included in MeriStar's deduction for dividends paid for the earlier year. Thus, MeriStar may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

 Non-REIT Earnings and Profits

  In order to be taxed as a REIT, MeriStar generally must not have any earnings and profits at the close of a taxable year that were accumulated in any taxable year in which the REIT provisions did not apply. If MeriStar were to succeed to any so called "Subchapter C earnings and profits" of CapStar pursuant to the Merger, MeriStar would be required to distribute such Subchapter C earnings and profits before the end of the calendar year in which the Merger occurs in order to retain its ability to be taxed as a REIT. Based in part upon a certificate to be delivered at the closing of the Merger by KPMG Peat Marwick LLP as to the accumulated earnings and profits of CapStar and the basis of the shares in OpCo, it is anticipated that the distribution of the stock of OpCo in the Spin-Off will reduce the earnings and profits of CapStar to zero at the time of the Merger. If the IRS subsequently were to determine that CapStar did have earnings and profits which were succeeded to by MeriStar in the Merger and MeriStar had not distributed such earnings and profits by the end of the taxable year in which the Merger occurred, MeriStar would be entitled to make such distribution within 90 days of such determination by the IRS. In such event, MeriStar would be subject to an interest penalty in respect of the delay.

 Failure to Qualify

  If MeriStar fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, MeriStar would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which such corporation fails to qualify will not be deductible by the corporation nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, MeriStar also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances MeriStar would be entitled to such statutory relief.

 Taxation of U.S. Stockholders of MeriStar

  As used herein, the term "U.S. Stockholder" means a holder of shares of Company Stock that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which MeriStar qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows:

 Distributions Generally

  Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of MeriStar's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that MeriStar makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholders' shares of Stock, and distributions in excess of the U.S. Stockholders' tax basis in their respective shares of Stock will be taxable as gain realized from the sale of such shares. Dividends declared by MeriStar in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by MeriStar and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by MeriStar during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of MeriStar.

  MeriStar will be treated as having sufficient earnings and profits to treat as a dividend any distribution by MeriStar up to the greater of its current or accumulated earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of MeriStar's earnings and profits.

 Capital Gain Dividends

  Dividends to U.S. Stockholders that are properly designated by MeriStar as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed MeriStar's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

  Individual U.S. Stockholders and U.S. Stockholders that are estates and trusts currently are subject to federal income tax on net capital gains at different tax rates depending upon the nature of the gain and the holding period of the asset disposed of. Current guidance applicable until the issuance of Treasury Regulations provides, subject to certain limitations, that a REIT may designate the tax rate on a capital gain dividend and such dividend will be treated as a 28%-rate distribution if no designation is made.

  Although a REIT is taxed on its undistributed net capital gains, for taxable years beginning after 1997, a REIT may elect to include all or a portion of such undistributed net capital gains in the income of its stockholders. In such event, the stockholder will receive a credit or refund for the amount of tax paid by the REIT on such undistributed net capital gains.

 Passive Activity and Loss; Investment Interest Limitations

  Distributions from MeriStar and gain from the disposition of shares of MeriStar Common Stock ordinarily will not be treated as passive activity income, and therefore, U.S. Stockholders generally will not be able to apply any "passive losses" against such income. Dividends from MeriStar (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of MeriStar Common Stock and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

 Dispositions of Shares of Common Stock

  A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of MeriStar Common Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year and, in the case of an individual, will be taxed at a lower rate if the shares have been held for more than 18 months. Losses incurred on the sale or exchange of shares of MeriStar Common

Stock held for six months or less (after applying certain holding period rules), however, generally will be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

 Treatment of Tax-Exempt U.S. Stockholders

  The IRS has ruled that amounts distributed by a REIT out of its earnings and profits to a tax-exempt pension trust did not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by MeriStar in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI upon the distribution of such income as dividends to a tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the debt-financed income rules.

  In addition, tax-exempt pension and certain other tax-exempt trusts that hold more than 10% (by value) of the interests in a REIT are required to treat a percentage of REIT dividends as UBTI. The requirement applies only if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals, including such trusts and (ii) the REIT is "predominantly held" by such tax-exempt trusts. It is not anticipated that qualification of MeriStar as a REIT will depend upon application of the "look-through" exception or that MeriStar will be "predominantly held" by such trusts.

 Special Tax Considerations for Foreign Stockholders

  The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in MeriStar, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

  In general, Non-U.S. Stockholders will be subject to United States federal income tax with respect to their investment in MeriStar if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder who receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to United States corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in MeriStar is not so effectively connected. MeriStar expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with MeriStar, or (ii) the Non-U.S. Stockholder files an IRS Form 4224 or applicable successor form with MeriStar, claiming that the distribution is "effectively connected" income.

  A distribution by MeriStar that is not attributable to gain from the sale or exchange by MeriStar of a United States real property interest and that is not designated by MeriStar as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of MeriStar's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of MeriStar Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

  Distributions by MeriStar that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax

Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

  MeriStar will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if MeriStar designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of MeriStar's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of MeriStar's current or accumulated earnings and profits. Tax treaties may reduce MeriStar's withholding obligations. If the amount withheld by MeriStar with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 20% maximum rate on capital gains of individuals.

  Unless the shares of MeriStar Common Stock constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. The shares of Stock will not constitute a United States real property interest if MeriStar is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that MeriStar will be a domestically-controlled REIT, and therefore that the sale of shares in MeriStar will not be subject to taxation under FIRPTA. However, because the shares of MeriStar Stock will be publicly traded, no assurance can be given that MeriStar will continue to be a domestically-controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If MeriStar did not constitute a domestically-controlled REIT, whether a Non-U.S. Stockholder's sale of shares of MeriStar Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which shares of AGH Common Stock currently are listed) and on the size of the selling stockholder's interest in MeriStar. If the gain on the sale of MeriStar's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of shares of MeriStar Common Stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares of MeriStar Common Stock are "regularly traded" on an established securities market or if MeriStar is a domestically-controlled REIT. Otherwise, under FIRPTA the purchaser of shares of MeriStar Common Stock may be required to withhold 10% of the purchase price and remit such amount to the IRS.

 Income Taxation of the MeriStar Operating Partnership, the Subsidiary Partnerships and Their Partners

  The following discussion summarizes certain federal income tax considerations applicable to MeriStar's investment in the MeriStar Operating Partnership and the indirect interest of MeriStar in the Subsidiary Partnerships.

 Classification of the MeriStar Operating Partnership and the Subsidiary Partnerships as Partnerships

  MeriStar will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the MeriStar Operating Partnership (including the MeriStar Operating Partnership's share of the income or losses of the Subsidiary Partnerships) only if such partnerships are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations. With certain exceptions, an unincorporated domestic organization formed on or after January 1, 1997 that has two or more members will be treated as a partnership for federal income tax purposes absent an election by such organization to be treated as an association taxable as a corporation. Such an organization formed prior to January 1, 1997 was treated as a partnership for federal income tax purposes rather than as a corporation for periods prior to January 1, 1997 only if it had no more than two of the four corporate characteristics that the Treasury Regulations applicable to such organizations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Unless such organization elects otherwise, the classification claimed by the organization prior to January 1, 1997 will continue for periods on or after January 1, 1997, and such classification will be respected for all prior periods if the organization had a reasonable basis for such classification, the organization and all members of the organization recognized the federal tax consequences of any change in the organization's classification within the 60 months prior to January 1, 1997, and neither the organization nor any member was notified in writing on or before May 8, 1996 that the classification of the organization was under examination.

  MeriStar expects that the MeriStar Operating Partnership and all Subsidiary Partnerships formed on and after January 1, 1997 will have two or more members at all times and that none of those partnerships will elect to be treated as an association for federal income tax purposes. In addition, the AGH Operating Partnership and the Subsidiary Partnerships in existence prior to January 1, 1997 and owned directly or indirectly by AGH prior to the Effective Time have claimed to be partnerships for all periods prior to January 1, 1997 and have not been notified in writing on or before May 8, 1996 that such classification was under examination. In the opinion of AGH Tax Counsel, which is based on the provisions of the partnership agreement of the MeriStar Operating Partnership and on certain factual assumptions and representations, including the assumption that the MeriStar Operating Partnership Agreement will contain provisions to ensure that in the event that the MeriStar Operating Partnership is a publicly traded partnership (as described below) it will be eligible for treatment as a partnership under the Qualifying Income Exception described below, the AGH Operating Partnership and the Subsidiary Partnerships have been and continue to be, and giving effect to the Transactions the MeriStar Operating Partnership and the Subsidiary Partnerships will be, treated as partnerships for federal income tax purposes. However, none of the AGH Operating Partnership or any of the Subsidiary Partnerships have requested, nor do they intend to request, a ruling from the IRS that they will be treated as partnerships for federal income tax purposes. AGH Tax Counsel's opinion is not binding on the IRS or the courts.

  A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradeable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for each taxable year consists of "qualifying income," which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "Qualifying Income Exception"). See "--Requirements for Qualification--Income Tests." For this purpose, the related party lessee test is applied by treating the partnership as owning an interest in any corporation that is owned directly or indirectly by any 5% partner. It is unclear whether the right of unit holders in the MeriStar Operating Partnership to exchange their units for shares of MeriStar would be treated as the "substantial equivalent" of the units being readily tradeable or the substantial equivalent thereof. Applicable Treasury Regulations provide certain safe harbors that, if applicable, will cause partnership interests to be treated as interests that are not readily tradable on a secondary market or the substantial equivalent thereof. One such safe harbor requires that (i) all interests in the partnership were issued in transactions that were not required to be registered under the Securities Act of 1933 and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. Although interests in the MeriStar Operating Partnership and its predecessors were issued in transactions that were not required to be registered under the Securities Act, it is anticipated that immediately following the

Merger the MeriStar Operating Partnership will have more than 100 partners and therefore the safe harbor would not apply. However, because it is anticipated that the MeriStar Operating Partnership will meet the Qualifying Income Exception, it should not be treated as a corporation under the publicly traded partnership rules.

  If for any reason the MeriStar Operating Partnership or one of the Subsidiary Partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, MeriStar would not be able to satisfy the requirements for REIT status. See "--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in any such partnership's status for tax purposes might be treated as a taxable event, in which case MeriStar might incur a tax liability without any related cash distribution. See "-- Requirements for Qualification--Annual Distribution Requirements." Further, items of income and deduction of any such partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Any such partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership's taxable income.

 Partners, Not Partnerships, Subject to Tax

  A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

 Partnership Allocations

  Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the MeriStar Operating Partnership and the Subsidiary Partnerships are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

 Sale of Partnership Property

  Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year and allocated to a corporate partner will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements imposed by the Code, MeriStar's share, as a partner, of any gain realized by the MeriStar Operating Partnership or the Subsidiary Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of MeriStar."

 Information Reporting Requirements and Backup Withholding Tax

  MeriStar will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the stockholder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be such individual's Social Security number), (ii) furnishes an incorrect TIN,
(iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

  Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

 State and Local Tax Considerations

  MeriStar will be, and its stockholders may be, subject to state or local taxation in various state or local jurisdictions, including those in which MeriStar, its stockholders, the MeriStar Operating Partnership or the Subsidiary Partnerships transact business or reside. The state and local tax treatment of MeriStar, the MeriStar Operating Partnership, the Subsidiary Partnerships and MeriStar's stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in MeriStar.

 Possible Federal Tax Developments

  The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department, Congress and the courts. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted or judicial decisions rendered, all of which could affect the taxation of MeriStar or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting MeriStar or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by such legislative, judicial or administrative action.

  Proposed legislation would limit the ability of existing "stapled REITs" to continue to obtain certain federal income tax benefits for which such REITs were "grandfathered" under previous legislation but which are not currently available to other REITs. In a stapled REIT structure, the stock of a REIT and a C corporation trade as a single unit. Under statutory provisions enacted in 1984, for purposes of determining whether an entity qualifies as a REIT, the income, assets and operations of any other entity to which it is stapled must be taken into account. These rules did not apply to certain stapled REITs in existence at the time such rules were enacted. For purposes of determining whether such a grandfathered stapled entity is a REIT, the proposed legislation would treat the REIT and the C corporation as one entity with respect to newly-acquired properties and the activities or services relating to such properties undertaken by either entity. Because AGH is not a grandfathered stapled REIT and because the stock of OpCo and MeriStar will trade separately, this legislation, if enacted, will not apply to either corporation. As a result, the activities of OpCo will not be considered in determining whether MeriStar qualifies as a REIT. See "--Treatment of MeriStar and OpCo as Separate Entities".

  Another current legislative proposal would revise Notice 88-19 (see "-- Taxation of U.S. Stockholders of MeriStar") so that the Built-in Gain Rules would no longer be applicable to the transfer of assets to a REIT by a C corporation in a transaction such as the Merger. Such proposal would require the C corporation to recognize the net built-in gain in such assets as of the date preceding the date of the transfer. If enacted as proposed, the legislation would be effective for acquisitions after December 31, 1998, and, accordingly, if enacted will not apply to the Merger if it is completed prior to such date.

ACCOUNTING TREATMENT

  The Merger will be treated as a purchase for financial reporting purposes in accordance with generally accepted accounting principles. In accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations," CapStar will be considered the acquiring enterprise for financial reporting purposes. MeriStar's Unaudited Pro Forma Financial Statements, contained elsewhere herein, give effect to the acquisition of AGH by CapStar under the purchase method of accounting and are based on the assumptions and adjustments described in the accompanying notes to MeriStar's Unaudited Pro Forma Financial Statements presented on the following pages. For purposes of preparing MeriStar's financial statements, CapStar will establish a new accounting basis for AGH's assets and liabilities based upon the fair values thereof as of the effective date of the Merger. The preliminary estimates and assumptions as to the value of the assets and liabilities of AGH to MeriStar is based upon information available at the date the MeriStar Unaudited Pro Forma Financial Statements were prepared, and will be adjusted upon the final determination of such fair values. For financial reporting purposes, the results of operations of AGH will be included in the MeriStar statement of operations following the effective date of the Merger. See "MeriStar Unaudited Pro Forma Financial Statements."

FINANCIAL EFFECTS OF THE MERGER

  The following discussion summarizes the anticipated effects of the Merger on MeriStar's results of operations, liquidity and capital resources.

  Following the Merger, MeriStar intends to conduct its operations substantially in the same manner as currently conducted by AGH and CapStar, except that all hotel operations previously conducted by CapStar will be conducted in a manner consistent with qualification as a REIT. In addition, MeriStar is expected to benefit from its strategic relationship with OpCo. As a result all the Spin-Off, administrative and general expenses, and property operating costs are expected to decrease significantly on a pro forma basis as compared to a combined historical basis, as a result of the transfer of hotel operations and overhead costs to OpCo. Depreciation and amortization are expected to increase as a result of the pre-acquisition operations of CapStar Owned Hotels acquired during 1997 and 1998, and depreciation and amortization associated with AGH's operations acquired as part of the Merger. Interest expense is expected to increase as a result of assumed borrowings to finance the 1997 and 1998 acquisitions of CapStar Owned Hotels effective January 1, 1997, and interest expense associated with AGH's operations acquired as part of the Merger. Income tax expense of $14.9 million on a historical basis will be eliminated completely on a pro forma basis due to CapStar's effective conversion to a REIT as a result of the Merger.

  Prior to the Merger and related transactions, CapStar's and AGH's principal sources of liquidity on a historical basis were cash on hand, cash generated from operations, and funds from external borrowings and debt and equity offerings. CapStar's continuing operations were funded through cash generated from hotel operations. AGH's operations were funded through cash generated from rent payments received under its Participating Leases on its hotel properties. Each of CapStar and AGH funded hotel acquisitions and joint venture investments through a combination of internally generated cash, external borrowings and the issuance of operating partnership units and/or common stock. On a historical basis, CapStar had not paid dividends to stockholders and AGH paid regular quarterly distributions at an annual rate of $1.71 per share. After the Merger and related transactions, MeriStar's principal sources of liquidity on a pro forma basis will be cash on hand, cash generated from operations, and funds from external borrowings and debt and equity offerings. MeriStar expects to fund its continuing operations through cash generated by the Participating Leases. MeriStar also expects to finance hotel acquisitions and joint venture investments through a combination of internally generated cash, external borrowings (see discussion below) and the issuance of operating partnership units and/or common stock. Additionally, on a pro forma basis MeriStar will be required, to obtain favorable tax treatment accorded to REITs, to distribute to stockholders at least 95% of its REIT taxable income. On a pro forma basis, MeriStar would be required to distribute approximately $35.2 million in order to meet this 95% requirement. MeriStar expects to fund such distributions through cash generated from operations. MeriStar currently anticipates that its initial annual dividend rate will be $2.02 per share, which is equivalent to AGH's current dividend adjusted for the Exchange Ratio.

   MeriStar expects to use the proceeds of the Proposed Credit Facility to refinance the existing credit facilities of both CapStar and AGH, and to fund new acquisitions and general corporate expenditures. MeriStar expects the Proposed Credit Facility to comprise a revolving credit facility, a term loan facility, and/or other borrowings under the Proposed Credit Facility will bear interest at variable rates based on MeriStar's compliance with certain financial ratios.

  Capital for renovation work on a pro forma basis is expected to be provided by a combination of internally generated cash and external borrowings. MeriStar expects to spend approximately $150 million on a pro forma basis during 1998 to complete renovations at the MeriStar Owned Hotels. Once initial renovation programs for a hotel are completed, MeriStar expects to spend approximately 4% annually of hotel revenues for ongoing capital expenditure programs, including room and facilities refurbishments, renovations, and furniture and equipment replacements.

  MeriStar believes cash generated by operations, together with anticipated borrowing capacity under the Proposed Credit Facility, will be sufficient on a pro forma basis to fund its existing working capital, ongoing capital expenditures, and debt service requirements. In addition, MeriStar expects to continue to acquire upscale, full-service hotels, both individually and in portfolios. MeriStar expects to finance these future acquisitions through a combination of anticipated borrowing capacity under the Proposed Credit Facility and the issuance of MeriStar OP Units and/or MeriStar Common Stock. MeriStar believes, however, that its future capital decisions will also be made in response to specific acquisition and/or investment opportunities, depending on conditions in the capital and other financial markets. Accordingly, MeriStar may consider increasing its borrowing capacity or issuing additional debt or equity securities, the proceeds of which could be used to finance acquisitions or investments, or to refinance existing debt.

REGULATORY APPROVALS

  Other than (i) the Commission's declaring effective (a) the Registration Statement containing this Prospectus/Joint Proxy Statement, (ii) the Registration Statement on Form 8-A relating to OpCo, and (c) the Registration Statement on Form S-1 relating to OpCo, (ii) approvals in connection with compliance with applicable Blue Sky or state securities laws, (iii) the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) the filing of such reports under Section 13(a) of the Exchange Act as may be required in connection with the Merger Agreement and the other Transactions, neither the management of AGH nor the management of CapStar believes that any filing with or approval of any governmental authority is necessary in connection with the Merger.

STOCK EXCHANGE LISTING

  Upon consummation of the Merger, CapStar Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. The MeriStar Common Stock to be issued to stockholders of CapStar in the Merger will be listed on the NYSE, subject to official notice of issuance. It is a condition to the consummation of the Merger that the shares of MeriStar Common Stock to be issued in connection with the Merger will have been approved for listing on the NYSE, subject only to official notice of issuance under the symbol "MHX."

FEDERAL SECURITIES LAWS CONSEQUENCES

  All shares of the MeriStar Common Stock received by the AGH and CapStar stockholders in the Merger will be freely transferable under the Federal securities laws, except that shares of MeriStar Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of

CapStar prior to the consummation of the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of MeriStar) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of AGH, CapStar or MeriStar generally include individuals or entities that control, are controlled by, or are under common control with, such parties.

APPRAISAL AND DISSENTERS' RIGHTS

  Holders of shares of AGH Common Stock are not entitled to dissenters' appraisal rights under the MGCL. Holders of shares of CapStar Common Stock are not entitled to appraisal or dissenters' rights under the DGCL.

CAPSTAR CONVERTIBLE NOTES

  CapStar has outstanding $172,500,000 principal amount of 4.75% Convertible Subordinated Notes due 2004 (the "Convertible Notes"), which are convertible into shares of CapStar Common Stock at a current conversion price of $43.00 per share. In connection with the Merger, pursuant to the terms of the Convertible Notes, the conversion price will be adjusted by multiplying the current conversion price by a fraction, the numerator of which is Current Market Value (as defined in the indenture relating to the Convertible Notes) of the CapStar Common Stock on the Effective Time of the Merger minus the Fair Market Value (also as so defined) of OpCo on a per share basis transferred to the holders of CapStar Common Stock in the Spin-Off and the denominator of which is the Current Market Value of the CapStar Common Stock on the Effective Time. AGH and CapStar are currently evaluating the possibility of refinancing or exchanging the Convertible Notes. There can be no assurance, however, that MeriStar will refinance or exchange the Convertible Notes in whole or in part.

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

TERMS OF THE MERGER

 General

  The Merger will effect the combination of AGH and CapStar, with AGH being the Surviving Corporation in the Merger. The Merger will be preceded by the Spin-Off and the CapStar OP Restructuring and, immediately after the Merger, each of CapStar Hotel OP and CapStar Hotel OP II will merge with and into the AGH Operating Partnership. Following the merger of CapStar Hotel OP and CapStar Hotel OP II into the AGH Operating Partnership, CapStar Management and CapStar Management II will merge into a single Delaware limited liability company.

 Corporate Governance

  Upon consummation of the Merger, the AGH Charter and AGH Bylaws will become the MeriStar Charter and the MeriStar Bylaws. If the amendment to the AGH Charter is approved (Proposal Two), the Amended Charter of AGH will be the MeriStar Charter. See "The AGH Meeting--Proposal Two: Approval of the MeriStar Charter."

 Conversion of Securities

  At the Effective Time, by virtue of the Merger and without any action on the part of AGH, CapStar or any holders of any of their securities, the following will occur:

    1. Each share of CapStar Common Stock issued and outstanding immediately prior to the Merger will be converted, as the result of the Merger, into the right to receive 1.0 share of MeriStar Common Stock (the "CapStar Exchange Ratio"); and

    2. Each share of AGH Common Stock issued and outstanding immediately prior to the Merger will be converted, as a result of the Merger, into and become 0.8475 shares of MeriStar Common Stock (the "AGH Exchange Ratio" and, together with the CapStar Exchange Ratio, the "Exchange Ratios"); provided that the AGH Stockholders will receive cash in lieu of any fractional share of MeriStar Common Stock resulting from the conversion at the AGH Exchange Ratio (see "Fractional Shares," below).

 Cancellation of Securities

  The Merger will cause the automatic cancellation of all shares of CapStar Common Stock and of all shares of AGH Common Stock that are converted into shares of MeriStar Common Stock.

 Stock Options and Other Stock Rights

  Pursuant to the terms of CapStar's Equity Incentive Plan, upon the Effective Time, each then outstanding option to purchase shares of CapStar Common Stock (a "CapStar Stock Option"), which is outstanding, will vest and become exercisable. However, Messrs. Whetsell and Emery have agreed to waive this right to accelerate their CapStar Stock Options and such options will instead continue to vest according to their original term. In addition, the substituted options described herein granted to such named executive officers will vest in accordance with their original terms except that if such executive's employment is terminated voluntarily or involuntarily within 24 months after the Effective Time such options will then immediately vest. In addition, with respect to Mr. Whetsell, awards made at or subsequent to the Effective Time will continue to vest over the two-year period following any such termination of employment as if Mr. Whetsell were still employed. At the Effective Time, each CapStar Stock Option will be assumed by MeriStar and converted into an option to purchase the number of shares of MeriStar Common Stock equal to the number of shares of CapStar Common Stock subject to such option multiplied by the CapStar Exchange Ratio, at an exercise price per share of MeriStar Common Stock (the "MeriStar Exercise Price") equal to the former exercise price per share of CapStar

Common Stock under each such option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the fair market value per share of CapStar Common Stock at the Effective Time and the denominator of which is such fair market value per share of CapStar Common Stock immediately prior to the Merger and Spin-Off. In connection with the Merger, each holder of a CapStar Stock Option will also receive an option to purchase the number of shares of OpCo Common Stock equal to the number of shares of CapStar Common Stock subject to such option at an exercise price per share of OpCo Common Stock equal to the former exercise price per share of CapStar Common Stock under each such option immediately prior to the Effective Time minus the MeriStar Exercise Price. The adjustment to the exercise price of the CapStar Stock Options reflects the value of the Spin-Off, as determined in good faith by the CapStar Board. In addition, prior to the Effective Time, but in no event later than the last day of the calendar month immediately proceeding the Effective Time, CapStar will terminate CapStar's stock purchase plan (the "Stock Purchase Plan"). Prior to the Effective Time, CapStar will cause any dollar amounts withheld under the Stock Purchase Plan and not applied to the purchase of CapStar Common Stock to be returned to the respective employees of CapStar or its subsidiaries and any shares of CapStar Common Stock held in custodial accounts to be also distributed to such employees. Upon the Effective Time, a total of 150,000 shares of MeriStar Common Stock will be awarded to the holders of CapStar Stock Options. The stock awards will be made in proportion to each holder's total CapStar Stock Options holdings. The shares of MeriStar Common Stock will vest in three annual installments beginning on the first anniversary of the Effective Time.

  Upon the Merger, each then outstanding option to purchase shares of AGH Common Stock (an "AGH Stock Option") which is outstanding at such time will be vested and exercisable. However, Messrs. Jorns, Wiles, and Barr have agreed to waive their right to accelerate the vesting of their AGH Stock Options as well as their shares of restricted AGH Common Stock granted under the AGH 1996 Incentive Plan as a result of the Merger. Moreover, all such substitute options and shares of restricted AGH Common Stock granted under AGH's 1996 Incentive Plan prior to the Merger will continue to vest in accordance with their original terms except that if such executive's employment is terminated voluntarily or involuntarily within 24 months of the Effective Time such options will then immediately vest. In addition, with respect to Mr. Jorns, awards made at or subsequent to the Effective Time will continue to vest over the two-year period following any such termination of employment as if Mr. Jorns were still employed. As of the Effective Time, each AGH Stock Option will be assumed by MeriStar and converted into an option to purchase the number of shares of MeriStar Common Stock equal to the number of shares of AGH Common Stock, subject to such option multiplied by the AGH Exchange Ratio, at an exercise price per share of AGH Common Stock equal to the former exercise price per share of AGH Common Stock under such option immediately prior to the Effective Time divided by the AGH Exchange Ratio. The vesting of the AGH Stock Options granted under the Directors' Plan is conditioned upon the approval of the Director's Plan. See "The AGH Meeting--Proposal Three: Approval of MeriStar Directors' Plan." The substitute options granted to all AGH executives at the executive vice president level and above with vesting schedule greater than three years will be placed on the three-year vesting schedule in conformity with CapStar's vesting schedule.

 Fractional Shares

  No fractional shares of MeriStar Common Stock will be issued to the stockholders of CapStar or AGH, as the case may be, pursuant to the Merger. Any holder of shares of AGH Common Stock who would be entitled under the Merger Agreement to receive a fractional share of AGH Common Stock will instead receive, in lieu of such fractional interest, a cash payment in an amount equal to the product of the mean average of the closing sale price of a share of AGH Common Stock on the NYSE over the ten trading days immediately preceding the closing date of the Merger, multiplied by such fraction.

EXCHANGE OF NEW STOCK CERTIFICATES

 Exchange Agent

  Promptly after the Effective Time, Continental Stock Transfer and Trust Company (the "Exchange Agent") will mail to each person who was, immediately prior to the Effective Time, a holder of record of a certificate or certificates (the "Certificate" or the "Certificates") representing shares of CapStar Common Stock and MeriStar Common Stock, a Letter of Transmittal to be used by such holders in forwarding their Certificates, and instructions for effecting the surrender of the Certificates in exchange for a stock certificate or certificates representing shares of MeriStar Common Stock. Upon surrender to the Exchange Agent of the Certificates for cancellation, together with such Letter of Transmittal, the holder of such Certificates will be entitled to receive in exchange therefor (x) a Certificate representing the number of whole shares of MeriStar Common Stock to which such holder is entitled pursuant to the Merger under the Exchange Ratios and (y) a check representing the amount of cash such holder is entitled to receive in lieu of any fractional share of AGH Common Stock, and the Certificates so surrendered shall be canceled. CAPSTAR STOCKHOLDERS AND AGH STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL. Until Certificates are surrendered, each outstanding Certificate shall be deemed to represent the right to receive the number of whole shares of MeriStar Common Stock and cash in lieu of any fractional shares, as described above.

 Distributions and Dividends

  NO DIVIDENDS OR OTHER DISTRIBUTIONS ON MERISTAR COMMON STOCK WILL BE PAID WITH RESPECT TO ANY CERTIFICATES UNTIL THE CERTIFICATE IS SURRENDERED FOR EXCHANGE AS PROVIDED IN THE MERGER AGREEMENT. Subject to the effect of applicable laws, upon surrender of any such Certificate, MeriStar will pay the holder, without interest, the amount of any previously unpaid dividends or other distributions with a record date after the Effective Time payable with respect to the shares of MeriStar Common Stock issuable upon surrender of such Certificate, less the amount of any withholding taxes that may be required thereon. AGH and AGH Operating Partnership will authorize under applicable law a dividend to their respective stockholders and limited partners, as the case may be, the record date for which shall be the close of business on the last business day prior to the Effective Time. The dividend shall be equal to AGH's and AGH Operating Partnership's most recent quarterly dividend rate for such stockholders and limited partners, as the case may be, multiplied by the number of days elapsed since the last dividend record date through and including the Effective Time, and divided by 91. If payment of such dividends is made after the Effective Time, MeriStar will pay such dividends to such stockholders and limited partners as of such record date.

 Transfers

  At the Effective Time, the stock transfer books of CapStar will be closed and there will be no further registration of transfers of CapStar Common Stock.

 Termination of Exchange Fund

  One year after the Effective Time, the services of the Exchange Agent with respect to the exchange fund may be terminated. Thereafter, any former holders of Certificates who have not theretofore complied with the exchange procedures may look only to MeriStar for the issuance of MeriStar Common Stock and the payment of cash in lieu of fractional shares to which such former stockholders are entitled pursuant to the Merger.

 No Liability

  None of AGH, CapStar, MeriStar, the Exchange Agent or any other person shall be liable to any former holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

 No Interest

  No interest will be paid or accrued on cash in lieu of fractional shares and unpaid dividends and distributions, if any, which may be payable upon surrender of certificates.

 Withholding Rights

  AGH or the Exchange Agent will be entitled to deduct and withhold from the consideration payable to stockholder of CapStar Common Stock or AGH Common Stock such amounts that are required to be deducted and withheld with respect to federal, state, local or foreign tax law.

 Lost or Stolen Certificates

  In the event that any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by MeriStar, the posting by such person of a bond in such reasonable amount as MeriStar may direct as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate(s), MeriStar Common Stock and cash in lieu of any fractional share, if applicable, MeriStar will pay any unpaid dividends or distributions on AGH Common Stock, all as described above and such person shall be entitled to the voting, dividend and other distribution rights provided under the Merger Agreement with respect thereto.

TRANSACTIONS RELATING TO THE OP MERGER

  Immediately prior to the Effective Time, AGH shall cause AGH GP, Inc. ("AGH GP"), AGH's subsidiary that acts as general partner of AGH Operating Partnership, to merge with and into AGH. Immediately following the Effective Time, and consistent with the MeriStar Operating Partnership Agreement, MeriStar shall contribute all of its assets (other than AGH OP Units) to the AGH Operating Partnership and MeriStar shall expressly assume all obligations of the general partner thereunder (the "MeriStar Contribution and Assumption").

  Immediately following the MeriStar Contribution and Assumption, MeriStar shall cause each of CapStar Hotel OP and CapStar Hotel OP II to merge with and into the AGH Operating Partnership, with AGH Operating Partnership as the surviving entity (the "OP Merger"). The OP Merger shall have, to the extent applicable, the same economic and tax consequences for the limited partners of CapStar Hotel OP (the "CapStar LPs") and the limited partners of AGH Operating Partnership as the Merger has for holders of CapStar Common Stock and AGH Common Stock, respectively; provided, however, that the holders of preferred units of limited partnership interest in the AGH Operating Partnership, CapStar Hotel OP and CapStar Hotel OP II will be provided with substantially the same rights, privileges, and preferences that such holders currently have in effect.

OTHER TRANSACTIONS

  Concurrent with the execution of the Merger Agreement, the partners of AGH Leasing, AGHI and OpCo entered into an acquisition agreement pursuant to which OpCo agreed to purchase (i) substantially all of the assets of AGHI and (ii) 100% of the limited partnership interests in AGH Leasing, which purchasers will close immediately following the Spin-Off and the Merger. See "The Spin-Off--The Lessee-Manager Acquisition Agreement."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties relating to, among other things: (i) the due organization, power, authority and standing of the companies and similar corporate matters; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement and the Participating Leases to be entered into between OpCo and AGH or their respective subsidiaries; (iii) the companies' respective capital structures;
(iv) the companies' respective subsidiaries and investment interests; (v) compliance by the companies with applicable laws, orders and regulations and with the companies' respective charter documents and material agreements; (vi) the receipt of consents and approvals required for the Merger; (vii) compliance by the companies with the filing requirements of applicable securities laws and the accuracy of information contained in such filings;
(viii) the accuracy of financial information furnished by the companies to each other, and the absence of undisclosed liabilities; (ix) the absence of changes that are not in the ordinary course of the companies' respective businesses; (x) litigation affecting the companies; (xi) tax reporting and payment by the companies; (xii) compliance by AGH with REIT qualification requirements; (xiii) the identity, status and condition of the companies' respective properties, leases, other property rights and mortgages, including ownership, title, title insurance matters, the existence of necessary permits and licenses to operate their respective properties, the identity of certain agreements for the purchase, sale or granting of similar rights for their respective properties, the amount of the companies, capital expenditure budget through 1998 and the identity of ground leases and hotel franchise agreements; (xiv) retirement and other employee benefit plans; (xv) labor and employment matters; (xvi) brokers' and finders' fees payable with respect to the Merger; (xvii) cross-ownership of shares of the companies' capital stock; (xviii) the identity of certain material contracts, commitments and agreements and debt instruments of the companies; (xix) the existence of any registration rights agreements; (xx) the accuracy of information supplied by the companies in connection of with the registration statement and proxy statement filed in connection with the Merger; (xxi) the lack of any requirement to be registered under the Investment Company Act of 1940, as amended; (xxii) the amount of current and accumulated earnings and profits ("E&P") of CapStar; (xxiii) the stockholder votes of the companies required to approve the Merger; (xxiv) the applicability of state business combination statutes; (xxv) the companies' receipt of fairness opinions; and (xxvi) the issuance of common stock of MeriStar in the Merger.

CERTAIN COVENANTS

  Each of the parties has agreed that, among other things (and subject to certain qualifications set forth in the Merger Agreement), prior to the consummation of the Merger, unless the other party agrees in writing or, with respect to clauses (i) through (xii) below, approved by the Interim Transactions Committee (which consists of two individuals selected by AGH and two individuals selected by CapStar), or unless required or permitted by the Merger Agreement, it will, and will cause its subsidiaries to: (i) conduct its business only in the ordinary course of business and in a manner consistent with past practices; (ii) preserve intact its business organization and goodwill and use its reasonable efforts, to keep available the services of its present officers, and employees; (iii) not acquire additional real property, incur additional indebtedness, encumber assets or commence construction of, other real estate or hotel projects, except that each Company may incur additional indebtedness under its revolving credit facility in an aggregate amount of $50,000,000; (iv) not amend its charter, certificate of incorporation or by-laws, or other comparable organizational documents; (v) except for (a) the grant of stock options in connection with the Spin-Off, (b) the exercise of AGH Stock Options and CapStar Stock Options, (c) the exchange and redemption of units of limited partnership interests of AGH Operating Partnership and CapStar Partners, respectively, and (d) the conversion of CapStar's 4.75% Convertible Subordinated Notes due 2004, make no change in the number of shares of capital stock, membership interests or units (or their equivalent) of partnership interests issued and outstanding, or grant any rights, warrants or options to acquire any such shares, membership or partnership interests; (vi) with respect to CapStar, not authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of CapStar Common Stock or partnership interests in CapStar Management or CapStar Management II except for the declaration and payment of (A) regular quarterly distributions in an amount not in excess of $0.4144 per CapStar Preferred OP Unit or (B) tax distributions in an amount described in the Merger Agreement per CapStar Common OP Unit, (vii) not directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest except for the exchange of AGH OP Units into shares of AGH Common Stock pursuant to such unit holder's exchange agreement; (viii) with respect to AGH, not authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of AGH Common Stock or partnership interests in AGH Operating Partnership except for the declaration and payment of regular quarterly distributions in an amount not in excess of $0.4275 per share of AGH Common Stock or $0.4725 per AGH OP Unit and the distribution by AGH and AGH Operating Partnership to their respective stockholders and limited partners prior to the Effective Time (as described below); (ix) not sell, lease, mortgage, subject to lien or otherwise dispose of any of the companies' properties; (x) not enter into any commitment, contractual obligation, capital expenditure or transaction that may result in total payments or liability by or to it in excess of $500,000 or aggregate commitments in excess of $1,000,000 except for capital expenditures disclosed by the companies; (xi) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement; (xii) not enter into or amend any employment agreement with any of its officers, directors or employees, other than waivers by employees of benefits under such agreements; (xiii) call and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the requisite stockholders' approval of the Merger; (xiv) recommend that its stockholders approve the Merger; (xv) provide to the officers, employees, accountants, counsel and other representatives of the other party all information concerning, and reasonable access to, all its properties, books, records and files; (xvi) promptly make its regulatory filings and obtain all consents, approvals, permits or authorizations required to be obtained from third parties or governmental or regulatory authorities in connection with the Merger; (xvii) not to cause any of its representations or warranties in the Merger Agreement to be materially untrue or inaccurate or any of the conditions not to be satisfied; (xviii) cooperate with each other in the developing and distribution of public information; (xix) provide to employees of CapStar who become employees of MeriStar benefits on terms no less favorable than AGH employees who are similarly situated; (xx) convert the CapStar Stock Options and AGH Stock Options to reflect the effects of the Merger as described above; (xxi) cooperate in preparation, execution and filing of all tax returns; (xxii) pay to the CapStar lenders the amount necessary to discharge and terminate CapStar's $450 million senior secured credit facility; (xxiii) with respect to CapStar, cause KPMG Peat Marwick LLP to deliver a statement confirming that the earnings and profits of CapStar, immediately before the distribution of the stock of OpCo, will be no greater than $55,000,000 and the tax basis is of such stock is not less than $67,000,000; (xxiv) cause their respective officers and directors to submit letters of resignation; (xxv) with respect to CapStar, effectuate the (a) CapStar OP Restructuring (see "The Spin-Off--The Lessee-Manager Acquisition Agreement"), and (b) the Spin-Off (see "The Spin-Off"); (xxvi) with respect to CapStar, take all actions necessary to cause CapStar Hotel OP not to own any interest in any corporation; (xxvii) OpCo and MeriStar will have entered into the Intercompany Agreement; (xxviii) cause the Participating Leases to be executed and delivered and the AGH existing Participating Leases with AGH Leasing to be amended to the extent required to make such leases consistent with the Lease Agreements; (xxix) if applicable, arrange for the sale by CapStar of certain personal property to OpCo Operating Partnership prior to the Effective Time in exchange for the issuance of a recourse promissory note;
(xxx) with respect to AGH, execute and deliver supplemented indentures in order to assume the obligation of CapStar under certain indentures in connection with CapStar's public indebtedness; (xxxi) with respect to CapStar, to use commercially reasonable efforts to cause the CapStar LPs to represent and certify to AGH their status as an accredited investor under Rule 501 of the Securities Act; (xxxii) with respect to AGH, to use commercially reasonable efforts to cause certain amendments to the participating leases between AGH Operating Partnership and Clifton Holding Corp. and its affiliates; and (xxxiii) cooperating and using reasonable efforts to do all things necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement. CapStar has agreed to use its best efforts to obtain and deliver to AGH certain letters from its "affiliates" as defined under Rule 145 promulgated under the Securities Act. In connection therewith, the Merger Agreement requires MeriStar to file reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the Commission thereunder, and to take such further action as any such affiliate may reasonably request, all to the extent required from time to time to enable such affiliate to sell MeriStar Common Stock it received in the Merger without registration under the Securities Act pursuant to Rule 145(d)(1) or any successor rule or regulation adopted by the Commission.

NO SOLICITATION OF TRANSACTIONS

  Each company has agreed that, from and after the date of the Merger Agreement until the Effective Time, it will not, nor will it permit its respective subsidiaries to, nor will it permit or authorize any officers, directors or employees of or any investment bankers, attorneys, accountants, agents or other advisors or representatives of the companies or their respective subsidiaries to, (i) solicit, initiate, or encourage the submission of any Acquisition Proposal (as defined below); (ii) except to the extent permitted by the following paragraph, enter into any agreement with respect to any Acquisition Proposal; or (iii) participate in any discussion or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that prior to the Stockholders' Meetings to the extent required by the duties of the board of directors of either company under Delaware law or Maryland law, as the case may be, as determined in a good faith by a majority of the disinterested members thereof based on the advice of outside counsel, such company may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person or entity that makes or expresses a bona fide intention to make an unsolicited Acquisition Proposal, provided that the board of directors of such company first determines in good faith, based on the vote of a majority of the disinterested members thereof, that such person or entity has the ability and the financial wherewithal to consummate a Superior Proposal (as defined below). "Acquisition Proposal" means any proposal, other than a proposal by AGH or AGH Operating Partnership, with respect to CapStar, or a proposal of CapStar or the CapStar Partners with respect to AGH, for a merger, consolidation, share exchange, business combination or other similar transaction involving the companies or any of their respective Significant Subsidiaries (within the meaning of Rule 1.02 of Regulation S-X of the Commission) or any proposal or offer (including, without limitation, any proposal or offer to stockholders of CapStar or AGH, as the case may be), other than a proposal or offer by AGH or AGH Operating Partnership, with respect to CapStar, and CapStar or the CapStar Partners, with respect to AGH, to acquire in any manner, directly or indirectly, more than 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, CapStar or any of its Significant Subsidiaries or AGH or any of its Significant Subsidiaries, as the case may be.

  The companies have agreed that neither the AGH Board nor the CapStar Board, nor any committee thereof will: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to AGH or AGH Operating Partnership, or CapStar or the CapStar Partners, as the case may be, the approval or recommendation by the board of directors of such company or any committee thereof of the Merger; or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, the board of directors of either company, to the extent required by their respective duties under Delaware law or Maryland law, as the case may be, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Merger) a Superior Proposal (as defined below). For purposes of this Agreement, a "Superior Proposal" means a bona fide written proposal made by a third-party to acquire either company pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the board of directors of such company determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to such company and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being financed by such third-party.

  The companies have agreed to promptly advise each other of any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The companies have agreed to keep each other fully informed of the status and details of any such Acquisition Proposal or inquiry. The companies have agreed to give each other at least one day's advance notice of any information to be supplied to, and at least three days' advance notice of any agreement to be entered into with, any person making an Acquisition Proposal.

EMPLOYMENT MATTERS

  Prior to the Effective Time, MeriStar will offer employment agreements to certain CapStar and AGH employees, including Paul W. Whetsell, as Chairman of the Board and Chief Executive Officer; Steven D. Jorns, as Vice Chairman of the Board and Chief Operating Officer; Bruce G. Wiles as President and Chief Investment Officer; John Emery, as Chief Financial Officer; and Kenneth E. Barr, as Chief Accounting Officer and Treasurer. Prior to the Effective Time, OpCo will also offer employment agreements to certain CapStar and AGH employees, including Messrs. Whetsell and Jorns, each holding similar positions at MeriStar, and David E. McCaslin as President, James A. Calder as Chief Financial Officer and John E. Plunket as Executive Vice President, Finance and Development.

STOCK EXCHANGE LISTING

  AGH has agreed to prepare promptly and submit to the NYSE a listing application covering the AGH Common Stock issuable in the Merger, and to use its best efforts to obtain, prior to the Effective Time, approval for the listing of such AGH Common Stock on the NYSE, subject to official notice of issuance. Such approval is a condition to consummation of the Merger.

PREPARATION OF REGISTRATION STATEMENT

  CapStar and OpCo have agreed to promptly file a registration statement (the "OpCo Registration Statement") with the Commission in order to register the common stock of OpCo distributable in the Spin-Off. The effectiveness of the OpCo Registration Statement is a condition to consummation of the Merger.

INDEMNIFICATION

  MeriStar has agreed, from and after the Effective Time, to the fullest extent permitted by law, to indemnify all current and former officers and directors of the companies. MeriStar has agreed to keep in effect, from and after the Effective Time, the provisions in the companies' respective charter, articles of incorporation, by-laws or other organizational documents of the companies, and all rights for indemnification of all current and former directors, officers, employees and agents to the maximum extent permitted by law for at least six years. In addition, MeriStar has agreed to obtain "tail insurance" providing for the extension of the directors and officers liability insurance maintained at CapStar for six years after the Closing Date.

CONDITIONS TO THE MERGER

  The respective obligations of AGH and CapStar to consummate the Merger are subject to the fulfillment or waiver of each of the following conditions: (i) the Merger shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the AGH and CapStar stockholders entitled to vote thereon; (ii) the NYSE shall have approved for listing the shares of AGH Common Stock of MeriStar to be issued in the Merger, subject to official notice of issuance; (iii) the Registration Statement (of which this Proxy Statement is a part) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the Commission seeking a stop order and the OpCo Registration Statement shall have become effective under the Exchange Act;
(iv) none of the parties to the Merger Agreement shall be subject to any order or injunction against the consummation of the transactions contemplated by the Merger Agreement; (v) all necessary state securities or "blue sky" permits and other authorizations necessary to issue shares of AGH Common Stock to the stockholders of CapStar shall have been obtained by MeriStar; (vi) AGH and CapStar shall have received the opinion of AGH's Maryland counsel to the effect that, to the extent specifically applicable, the Merger Agreement, to the extent governed by Maryland law, is enforceable under Maryland law, that all requisite approvals of the Merger by the stockholders of AGH have been obtained, and as to such other matters as are customary in connection with consummation of a transaction such as the Merger; (vii) each of AGH and its appropriate subsidiaries and OpCo and its appropriate subsidiaries shall have executed and delivered the Intercompany Agreement; (viii) any waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 applicable to the Merger or the Spin-Off shall have expired or been terminated; (ix) there shall not have been any federal legislative or regulatory change that would cause AGH to cease to qualify as a REIT for federal income tax purposes; (x) OpCo shall have received a commitment from AGH Operating Partnership for a $50,000,000 line of credit at an interest rate no greater than LIBOR plus 350 basis points and payable quarterly, with other customary terms and conditions;
(xi) the voting agreements entered into with certain stockholders of AGH and CapStar shall be in full force and effect and the parties thereto have not breached any of their obligations thereunder; (xii) the Spin-Off shall have been consummated; (xiii) OpCo or its subsidiaries, as the case may be, shall have executed and delivered each of the Lease Agreements; (xiv) AGH and AGH Operating Partnership shall have obtained a senior credit facility in the amount of at least $1,000,000,000, having a term of at least three years, and having other terms and conditions substantially the same as the terms of their existing credit facility; and (xv) all conditions to the closing of the Lessee-Manager Acquisition Agreement shall have been satisfied or waived.

  The obligations of each of AGH and CapStar to effect the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Time of the following conditions: (i) the representations and warranties made by the other party shall have been true and correct as of the date of the Merger Agreement and as of the Effective Time, unless the representation or warranty is expressly limited by its terms to another date; (ii) the other party shall have performed in all material respects all obligations required to be performed under the Merger Agreement prior to the Effective Time; (iii) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any material adverse change in the business, financial condition or results of operations of the other party; and (iv) all consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by the Merger Agreement shall have been obtained by the other party, other than consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a material adverse effect on the business, properties, assets, financial condition or results of operations in the other party and its subsidiaries, taken as a whole.

  The obligation of AGH to effect the Merger is also subject to the satisfaction or waiver prior to the Effective Time of the following conditions: (i) AGH shall have received an opinion from CapStar's Delaware counsel to the effect that the Merger Agreement, to the extent governed by Delaware law, is enforceable under Delaware law and that (a) all the requisite approvals of the Merger required under Delaware law and pursuant to CapStar's certificate of incorporation and other governing documents have been obtained and (b) the conditions of (x) Section 8.3 of the Indenture, dated as of October 16, 1997, between CapStar and First Trust of New York, N.A. and (y)
Section 5.1(v) of the Indenture, dated as of August 19, 1997, between CapStar and IBJ Schroder Bank & Trust Company shall have been satisfied; (ii) KPMG Peat Marwick LLP shall have delivered to AGH and AGH Operating Partnership a statement confirming that the earnings and profits of CapStar immediately before the Spin-Off is not greater than $55,000,000 and the tax basis of such stock is not less than $67,000,000; (iii) the required affiliate letters shall have been delivered to AGH, and (iv) KPMG Peat Marwick LLP shall have delivered to AGH and AGH Operating Partnership a statement confirming that the pro forma book value of OpCo as of January 1, 1997 (after taking into account the transactions contemplated of the Merger Agreement) does not exceed $75,000,000.

  The obligation of CapStar to effect the Merger is also subject to the satisfaction or waiver prior to the Effective Time of the following conditions: (i) CapStar shall have received tax opinions from AGH's counsel relating to the REIT status of AGH and the partnership status of AGH Operating Partnership; and (ii) CapStar shall have received, from its own counsel, an opinion stating that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

  Although the respective boards of directors of AGH and CapStar reserve the right to waive any conditions to the Merger without the approval of either the AGH or CapStar stockholders, each of CapStar and AGH (as applicable) intends to solicit further approval of the applicable stockholders in the event any such waiver would change the terms of the Merger in a way that would be materially adverse to such stockholders. Neither AGH nor CapStar anticipates that the waiver of a material condition to the Merger will be required.

TERMINATION

  The Merger Agreement may be terminated by the parties, and the Merger abandoned, at any time prior to the Effective Time, before or after the approval by the stockholders of AGH and CapStar, in the following circumstances: (a) by mutual consent of the parties; (b) by AGH, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of CapStar set forth in the Merger Agreement, such that the conditions set forth therein regarding the representations and warranties of CapStar or the performance of CapStar's obligations would be incapable of being satisfied by October 31, 1998 (or as otherwise extended); (c) by CapStar, upon a breach of any representation, warranty, covenant obligation or agreement on the part of AGH set forth in the Merger Agreement, such that the conditions set forth therein regarding the representations and warranties of AGH or the performance of AGH's obligations would be incapable of being satisfied by October 31, 1998 (or as otherwise extended); (d) by either AGH or CapStar, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable; (e) by either AGH or CapStar, if the Merger shall not have been consummated before October 31, 1998; provided, that a party may not terminate pursuant to such provision if the terminating party shall have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in such provision; (f) by either AGH or CapStar if, upon a vote at the stockholders' meeting of CapStar, the approval of the transactions contemplated by the Merger Agreement shall not have been obtained; (g) by either AGH or CapStar if, upon a vote at the stockholders meeting of AGH, the approval of the transactions contemplated by the Merger Agreement shall not have been obtained; (h) by CapStar, if prior to the CapStar stockholders' meeting, the CapStar Board shall have withdrawn or modified in any manner adverse to AGH its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, a Superior Proposal; provided that such termination shall not be effective until CapStar has made payment of the Break-Up Fee (as defined below); (i) by AGH, if prior to the AGH stockholders' meeting, the AGH Board shall have withdrawn or modified in any manner adverse to CapStar its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any Superior Proposal; provided that such termination shall not be effective until AGH has made payment of the Break-Up Fee; (j) by AGH if (1) prior to the CapStar stockholders' meeting, the CapStar Board shall have withdrawn or modified in any manner adverse to AGH its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any Acquisition Proposal, (2) prior to the CapStar stockholders' meeting, CapStar shall have entered into any agreement with respect to a Acquisition Proposal (other than a confidentiality agreement) or
(3) the CapStar Board shall have resolved to do any of the foregoing; (k) by CapStar if (x) prior to the AGH stockholders meeting, the AGH Board shall have withdrawn or modified in any manner adverse to CapStar its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any Acquisition Proposal, (y) prior to the AGH stockholders meeting, AGH shall have entered into any agreement with respect to an Acquisition Proposal (other than a confidentiality agreement) or (z) the AGH Board shall have resolved to do any of the foregoing; and (l) by either AGH or CapStar if, during the 20 consecutive trading days ending with and including the trading date that is five trading days immediately preceding the date this Joint Proxy Statement/Prospectus is first mailed, the average Closing Price (as defined below) of the CapStar Common Stock is less than $29, and the party desiring such termination provides notice to the other party within three business days of the end of such 20-trading-day period. "Closing Price" will mean the last reported sale price per share of CapStar Common Stock as reported on the NYSE consolidated tape on the trading day in question.

TERMINATION FEES AND EXPENSES

  Except as otherwise specified in the Merger Agreement or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, all expenses relating to the transfer of any hotel franchises) will be paid by the party incurring such cost or expenses.

  AGH has agreed that if the Merger Agreement shall be terminated pursuant to the provisions outlined above in clause (c), (g), (i) or (k) under the section "Termination" and, in the case of the provisions outlined above in clause (c) or (g) under the section "Termination," following the date of the Merger Agreement and prior to termination of the Merger Agreement, AGH shall have received an Acquisition Proposal and within six months following termination of the Merger Agreement, AGH shall enter into a definitive agreement providing for an Acquisition Proposal, then AGH will pay as directed by CapStar a fee in an amount equal to the Break-Up Fee. In the event of a termination pursuant to the provisions outlined above in (c) or (g) under the section "Termination," AGH shall immediately pay as directed by CapStar an amount equal to the Break-Up Expenses, which amount shall be credited against any Break-Up Fee that may ultimately become payable.

  CapStar has agreed that if the Merger Agreement shall be terminated pursuant to the provisions outlined above in clause (b), (f), (h) or (j) under the section "Termination" and, in the case of the provisions outlined in clause
(b) or (f) under the Section "Termination," following the date of the Merger Agreement and prior to the termination of the Merger Agreement, CapStar shall have received an Acquisition Proposal and within six months following termination of the Merger Agreement, CapStar shall enter into a definitive agreement providing for an Acquisition Proposal, then CapStar will pay as directed by AGH a fee in an amount equal to the Break-Up Fee. In the event of a termination pursuant to the provisions outlined above in (b) or (f) under the section "Termination," then CapStar will pay, as directed by AGH, an amount equal to the Break-Up Expenses, which amount shall be credited against any Break-Up Fee that may ultimately become payable pursuant to the preceding sentence.

  "Break-Up Fee" will be an amount equal to $35,000,000 plus Break-Up Expenses (the "Base Amount"); provided, however, that in the case of a Break-Up Fee payable to AGH, such fee shall be paid in accordance with certain provisions of the Code, as described in the Merger Agreement.

  The "Break-Up Expenses" payable to AGH or CapStar, as the case may be (the "Recipient"), will be an amount equal to the lesser of (i) $3,000,000 and (ii) the Recipient's out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, all attorneys', accountants', commercial bankers' and investment bankers' fees and expenses); provided, however, in the case of Break-Up Expenses payable to AGH, such expenses shall be paid in accordance with certain provisions of the Code, as described in the Merger Agreement.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties in writing by action of their respective board of directors at any time before or after any approvals of the stockholders of AGH or CapStar are obtained and prior to the filing of the Articles of Merger and the Certificate of Merger with the State Department of Assessments and Taxation of Maryland and the Secretary of State of the State of Delaware; provided, however, that, after such stockholder approvals are obtained, no such amendment, modification or supplement shall be made that by law requires the further approval of stockholders without obtaining such further approval.

                                 THE SPIN-OFF

  This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Spin-Off. To the extent that they relate to the Merger Agreement, the Contribution, Assumption and Indemnity Agreement, the Intercompany Agreement or any of the other related documents, the following descriptions do not purport to be complete and are qualified in their entirety by reference to such agreements, which are included as exhibits to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Certain capitalized terms used herein and not defined have the meanings ascribed to them in such agreements.

BACKGROUND OF AND REASONS FOR THE SPIN-OFF

  OpCo will be formed to become the lessee, manager and operator of the various hotel assets owned or to be owned by MeriStar and to perform the services more fully described in the Intercompany Agreement. The distribution of OpCo Common Stock will provide the stockholders of CapStar as of the CapStar Record Date with the opportunity to participate in the benefits of both the real estate operations of MeriStar (including ownership of real property) and the leasing and management operations (including the ownership of certain non-real estate assets) of OpCo.

  Under the Intercompany Agreement, OpCo and its operating partnership, MeriStar Hotels & Resorts Operating Partnership, L.P., a Delaware limited partnership ("OpCo Operating Partnership" and, together with OpCo, the "OpCo Parties"), on the one hand, and MeriStar and MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership ("MeriStar Operating Partnership" and, together with MeriStar, the "MeriStar Parties"), on the other hand, will agree (i) to provide each other with reciprocal rights to participate in certain transactions entered into by such parties; (ii) that the OpCo Parties will provide certain corporate and other general services to the MeriStar Parties; and (iii) to set forth certain terms regarding cooperation and coordination between the parties. In particular, the OpCo Parties will have a right of first refusal to become the lessee of any real property acquired by the MeriStar Parties if the MeriStar Parties determine that, consistent with MeriStar's status as a REIT, the MeriStar Parties are required to enter into a Participating Lease; provided that the OpCo Parties or an entity that the OpCo Parties control is qualified to be the lessee. See "--The Intercompany Agreement." In addition, the OpCo Parties intend to pursue additional opportunities with others in the future. See "Risk Factors-- Conflicts of Interest Risks in Relationship between MeriStar and OpCo."

  OpCo is intended to function principally as a hotel leasing, management and operating company, in contrast to MeriStar's principal focus on investment in real estate assets. The Spin-Off is designed to provide CapStar's existing stockholders with the long-term benefits of ownership in an entity devoted to the conduct of operating business activities in addition to their investment interest in MeriStar itself. A small number of REITs, operating under tax provisions that no longer are available to newly formed REITs, have shares that are "paired" or "stapled" with shares of a related operating company, and therefore cannot be owned or transferred independently. The shares of OpCo and MeriStar are not, and will not be, paired or stapled in any manner. Because the shares of MeriStar and OpCo can be owned and transferred separately and independently of each other, MeriStar and OpCo will not provide a paired investment on an ongoing basis to investors who purchase shares of only one company or the other.

  In order to maintain its status as a REIT for federal income tax purposes, MeriStar may not operate hotels. OpCo is a new C-corporation that has been formed to succeed to CapStar's hotel management and leasing business and to own assets that MeriStar could not itself own. Following the Merger and OpCo's acquisitions pursuant to the Lessee-Manager Acquisition Agreement, MeriStar will lease substantially all of the MeriStar Owned Hotels to OpCo pursuant to Participating Leases that are designed to allow MeriStar to achieve substantial participation in any future growth of revenues generated at the MeriStar Owned Hotels.

  The Spin-Off, together with the rights offering by OpCo (the "Rights Offering") of OpCo Common Stock that will be made to the stockholders of MeriStar shortly following the Merger, will enable investors who own both AGH Common Stock and CapStar Common Stock the opportunity to invest separately in the growth and income associated with MeriStar's REIT hotel ownership operations as well as the hotel leasing and management operations of OpCo, a taxable C-corporation.

  Although the Spin-Off will not be effected unless the Merger is approved by the stockholders of CapStar and all other conditions precedent have been satisfied or waived, the Spin-Off is separate from the Merger and the shares of OpCo to be received by holders of CapStar Common Stock in the Spin-Off do not constitute a part of the Merger consideration. The stockholders of OpCo and CapStar are being asked to vote on the approval and adoption of the Merger Agreement and are not being asked to vote on the Spin-Off. See "Risk Factors-- Conflict of Interest Risks in Relationship between MeriStar and OpCo" and "The CapStar Meeting--No Approval of the Spin-Off by the Stockholders of OpCo and CapStar."

RESTRUCTURING AND SPIN-OFF

 General

  In order to effectuate the Spin-Off, CapStar will effect a series of mergers, asset and stock transfers and liability assumptions among itself and its subsidiaries (the "CapStar OP Restructuring"). The purpose and effect of the CapStar OP Restructuring is to separate substantially all of the management and leasing business of CapStar from the real estate investments of CapStar. In connection with the CapStar OP Restructuring, OpCo will assume the liabilities associated with its business and CapStar will retain, or will cause one of its subsidiaries to retain, all other liabilities.

  Substantially all of CapStar's assets are currently held indirectly by and operated through CapStar Management and CapStar Management II, CapStar's subsidiary operating partnerships. CapStar is the sole general partner of CapStar Management, and CapStar, CapStar LP Corporation, a wholly owned subsidiary of CapStar ("CapStar LP"), and certain third parties are the sole limited partners of CapStar Management. CapStar General Corp., a wholly owned subsidiary of CapStar ("CapStar General"), is the sole general partner of CapStar Management II, and CapStar Limited Corp., a wholly owned subsidiary of CapStar General ("CapStar Limited"), and certain third parties are the sole limited partners of CapStar Management II. The partnership agreements of CapStar Management and CapStar Management II (in each case, a "CapStar Operating Partnership") give the general partner full control over the business and affairs of the CapStar Operating Partnerships.

 The Contributions

  Prior to the Effective Time, CapStar, CapStar Management and CapStar Management II will effectuate the following transactions (the
"Contributions"):

    1. Each of CapStar LP, CapStar Limited and CapStar General will merge with and into CapStar;

    2. CapStar Management will contribute all of its hotel related assets together with certain other assets, subject to all of its liabilities except as set forth in the Merger Agreement, to CapStar Hotel OP, L.P., a Delaware limited partnership established in connection with the CapStar OP Restructuring ("CapStar Hotel OP"), in exchange for interests in CapStar Hotel OP and CapStar Management II will contribute all of its hotel related assets together with certain other assets, subject to all of its liabilities except as set forth in the Merger Agreement, to CapStar Hotel OP II, L.P., a Delaware limited partnership established in connection with the CapStar OP Restructuring ("CapStar Hotel OP II"), in exchange for interests in CapStar Hotel OP II;

    3. CapStar Management will contribute all its management and substantially all its leasehold related assets, together with certain other assets (including cash), subject to certain indebtedness and certain other liabilities, to OpCo Operating Partnership in exchange for interests in OpCo Operating Partnership and CapStar Management II will contribute all its management and substantially all its leasehold related assets, together with certain other assets (including cash), subject to certain indebtedness and certain other liabilities, to OpCo Operating Partnership II in exchange for interests in OpCo Operating Partnership II;

    4. CapStar Management will redeem CapStar's interests in CapStar Management in exchange for CapStar's pro rata share of its interests in OpCo Operating Partnership and CapStar Hotel OP and CapStar

  Management II will redeem CapStar's interests in CapStar Management II in exchange for CapStar's pro rata share of its interests in OpCo Operating Partnership II and CapStar Hotel OP II; and

    5. CapStar will contribute its general partnership interests (the "Interests") in, and all of its rights and title in and to substantially all of the assets and business of, OpCo Operating Partnership and OpCo Operating Partnership II represented by such Interests (collectively, the "Contributed Assets") to OpCo in exchange for 100% of the outstanding capital stock of OpCo.

 The Spin-Off

  Upon completion of the Contributions, the Spin-Off will be effected by the distribution to each holder of record of CapStar Common Stock as of the close of business on the CapStar Record Date of one share of OpCo Common Stock for every share of CapStar Common Stock held by such holder. As a result of the Spin-Off, the stockholders of record of CapStar at the closing of business on the CapStar Record Date will own all of the outstanding OpCo Common Stock. Following the Spin-Off, OpCo Operating Partnership and OpCo Operating Partnership II will merge into a single limited partnership.

  Management estimates the initial value of the OpCo Common Stock will be between $2.50 and $3.50 per share. This initial value per share estimate was derived by applying assumed market multiples to various pro forma OpCo financial reporting measures, including EBITDA, and net income. CapStar's management developed the assumed market multiples through discussions with financial advisors and analysis of current market multiples for comparable companies.

 Listing

  CapStar has applied to list the OpCo Common Stock to be issued pursuant to the Spin-Off on the NYSE, under the symbol "MMH". Although CapStar expects its application to have the OpCo Common Stock listed on the NYSE approved, no assurance can be given that such listing will be approved.

 Use of "MeriStar" Name

  Pursuant to the terms of the Intercompany Agreement, the MeriStar Parties will grant to the OpCo Parties a non-exclusive, royalty-free license to use "MeriStar Hospitality Corporation" and other names that include "MeriStar Hospitality Corporation" (the "Licensed Property") in the corporate name of the OpCo Parties. Upon termination of the Intercompany Agreement, all rights of the OpCo Parties to the Licensed Property will terminate. See "-- Intercompany Agreement."

 Employees and Employee Benefit Plans

  Effective as of the effective date of the Spin-Off, CapStar will cause OpCo to offer employment to Messrs. Whetsell and Jorns, on the same terms and conditions as the employment agreements effectuated for MeriStar. Any such transfer of employment from CapStar to OpCo will not constitute a termination or qualifying event under any severance policy.

  OpCo will establish new employee benefit plans substantially similar to the benefit plans that will be maintained by MeriStar after the Merger. Employees who currently hold CapStar Stock Options will be granted new stock options in MeriStar and OpCo.

 Conditions to the Spin-Off

  The obligations of CapStar to consummate the Spin-Off are subject to the satisfaction or waiver of the same conditions to the consummation of the Merger set forth in the Merger Agreement.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CAPSTAR COMMON STOCK

  The following describes certain federal income tax consequences of the Spin-Off to holders of CapStar Common Stock. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of CapStar Tax Counsel, the following discussion accurately reflects the material federal income tax consequences of the Spin-Off to a holder of CapStar Common Stock. CAPSTAR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE SPIN-OFF, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

  This discussion is based on the Code, Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this Joint Proxy Statement/Prospectus. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Spin-Off to CapStar's stockholders.

  The Spin-Off will be a taxable distribution to holders of CapStar Common Stock. The amount and the character of the gain to be recognized by a CapStar stockholder as a result of the Spin-Off is unclear and depends in part on whether the OpCo Common Stock and the rights distributed in the rights offering are properly treated as other property ("boot") in the Merger or instead as a distribution of property under section 301 of the Code.

  Because the Spin-Off and the Rights Offering are an integral part of a series of related transactions culminating in the Merger, CapStar intends to take the position that the OpCo Common Stock and the rights distributed in the Rights Offering constitute boot in the Merger. As a result, a holder of CapStar Common Stock will recognize gain equal to the lesser of (i) the fair market value of the OpCo Common Stock and the rights received by such stockholder and (ii) the fair market value of the MeriStar Common Stock, the OpCo Common Stock and the rights received in the Merger minus the adjusted tax basis of such stockholder in its CapStar Common Stock exchanged therefor. The amount of gain recognized by a holder of CapStar Common Stock that "has the effect of the distribution of a dividend" will be treated as ordinary dividend income to the extent of the stockholder's ratable share of the undistributed earnings and profits of CapStar as of the Effective Time and any excess will be treated as gain from the exchange of property. Such gain will be capital gain if such shares of CapStar Common Stock were held as a capital asset at the Effective Time.

  In general, the determination as to whether the gain recognized by a CapStar stockholder in the Merger will be treated as capital gain or dividend income depends upon whether and to what extent the transactions related to the Merger will be deemed to reduce the stockholder's percentage ownership of MeriStar following the Merger. For purposes of that determination, the stockholder is treated as if it first exchanged all of its shares of CapStar Common Stock solely for MeriStar Common Stock and then MeriStar immediately redeemed (the "deemed redemption") a portion of such MeriStar Common Stock in exchange for the boot the stockholder actually received. If, under section 302 of the Code, the deemed redemption is "substantially disproportionate" with respect to a CapStar stockholder, the gain recognized will be treated as capital gain. One requirement that must be met in order for the deemed redemption to be "substantially disproportionate" is that the percentage of the outstanding voting stock of MeriStar following the Merger and the deemed redemption considered owned by the stockholder is less than 80% of the percentage of the outstanding voting stock of MeriStar considered owned by the stockholder following the Merger but immediately before the deemed redemption. Based on calculations of the relative values of the OpCo Common Stock, the MeriStar Common Stock and the rights to be received by holders of CapStar Common Stock, CapStar anticipates that the deemed redemption will not be "substantially disproportionate" with respect to holders of CapStar Common Stock. Accordingly unless a CapStar stockholder qualifies for the exception described below, the gain recognized by such stockholder will be taxed as dividend income to the extent of the accumulated earnings and profits of CapStar at the Effective Time.

  Section 302 of the Code also provides that if the deemed redemption is "not essentially equivalent to a dividend" with respect to the stockholder, then any gain recognized by the stockholder in the transaction will be capital gain. In general, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the stockholder's deemed percentage stock ownership of MeriStar following the Merger. That determination generally requires a comparison of
(i) the percentage of the outstanding stock of MeriStar the stockholder is considered to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of MeriStar the stockholder owns immediately after the deemed redemption. The Internal Revenue Service has indicated in a published ruling that, in the case of a small minority holder of a publicly held corporation who exercises no control over corporate affairs, a reduction in the holder's proportionate interest in the corporation from .0001118% to .0001081% would constitute a meaningful reduction.

  In applying the foregoing tests, under the attribution rules of section 318 of the Code, a stockholder is deemed to own (i) stock owned and, in some cases, constructively owned by family members, by certain estates and trusts of which the stockholder is a beneficiary and by certain affiliated entities and (ii) stock subject to an option actually or constructively owned by the stockholder or such other persons. As the determination as to whether a CapStar stockholder has recognized capital gain with respect to the receipt of OpCo Common Stock and rights is complex, each stockholder that believes that it might qualify for capital gain treatment under the above rules is urged to consult its tax advisor with respect to such determination.

  To the extent that the gain recognized by a holder of CapStar Common Stock "has the effect of the distribution of a dividend," the amount that will be treated as ordinary dividend income will depend on the earnings and profits of CapStar at the Effective Time. Earnings and profits immediately prior to the Effective Time will be increased by an amount equal to the sum of the fair market value of the rights and the excess of the fair market value of the OpCo Common Stock over CapStar's tax basis in such stock.

  If, contrary to the position taken by CapStar, the distribution of OpCo Common Stock instead were treated as a distribution of property under Section 301 of the Code, an amount equal to the fair market value of the OpCo Common Stock on the date of the distribution would be treated as a dividend to the extent of the current and accumulated earnings and profits of CapStar on such date, including earnings and profits resulting from the distribution of the OpCo Common Stock, as described in the preceding paragraph. Any amount in excess of the earnings and profits of CapStar would be treated first as a tax-free return of capital, reducing the stockholder's tax basis in its CapStar Common Stock, and any amount in excess of tax basis would be taxable as gain from the sale or exchange of such stockholder's shares of CapStar Common Stock. Such gain would be capital gain if such stockholder's shares of CapStar Common Stock were held as a capital asset on the date of distribution.

  The tax basis of a CapStar stockholder in the OpCo Common Stock received in the distribution will be the fair market value of such stock and the holding period for such stock will begin on the date of the distribution.

  Whether the Spin-Off is treated as a distribution of boot in a reorganization or as a dividend, CapStar will recognize gain on the distribution of the OpCo Common Stock in an amount equal to the fair market value of such stock minus the tax basis of CapStar in such stock at the time of the distribution. No gain or loss will be recognized by OpCo as a result of the distribution of its stock in the Spin-Off.

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO OPCO

  The following is a summary of the material federal income tax matters relating to the operations of OpCo following the Spin-Off that may be relevant to prospective stockholders of OpCo, is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of CapStar Tax Counsel, the following discussion accurately reflects the federal income tax considerations relating to the operations of OpCo following the Spin-Off that are likely to be material to a stockholder of OpCo. See "The Merger--Federal Income Tax Consequences to Holders of CapStar Common Stock" and "--Federal Income Tax Consequences to Holders of AGH Common Stock" for a discussion of certain tax consequences of the Merger to the holders of CapStar Common Stock and AGH Common Stock and "--Federal Income Tax Considerations Relating to MeriStar" for a discussion of certain tax considerations relating to MeriStar.

  EACH PROSPECTIVE STOCKHOLDER OF OPCO IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE OWNERSHIP AND DISPOSITION OF SHARES OF STOCK OF OPCO, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND DISPOSITION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

 Taxation of OpCo

  As a C corporation under the Code, OpCo will be subject to United States federal income tax on its taxable income at corporate rates.

 Taxation of U.S. Stockholders

  Distributions to U.S. Stockholders (as such term is defined in "Federal Income Tax Considerations Relating to MeriStar--Taxation of U.S. Stockholders") of OpCo generally will be taxable as ordinary income to such holders up to the amount of OpCo's current or accumulated earnings and profits. Such distributions generally will be eligible for the dividends-received deduction for corporations. To the extent that OpCo makes distributions in excess of its current and accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the stockholder's shares of stock, and distributions in excess of a stockholder's tax basis in its respective shares of stock will be taxable as gain realized from the sale of such shares.

  A stockholder generally will recognize gain or loss on the sale, exchange or other disposition of shares of OpCo Common Stock (unless a specific nonrecognition provision applies). Such gain or loss will be equal to the difference between the amount of cash and the fair market value of any property received and the stockholder's tax basis in such shares. If the OpCo shares are a capital asset in the hands of the stockholder, such gain or loss will constitute long-term capital gain or loss if the holder has held such shares for more than one year and, in the case of individuals, trusts and estates, will be taxed at a reduced rate if the shares have been held for more than 18 months.

  Dividends paid by OpCo to U.S. Stockholders who are exempt from United States federal income taxation generally should not constitute UBTI. If such exempt U.S. Stockholder incurs indebtedness to finance its purchase of shares, however, it will be subject to UBTI by virtue of the debt-financed income rules. The rules described in "Federal Income Tax Considerations Relating to MeriStar--Passive Activity and Loss; Investment Interest Limitations" also will apply in respect of distributions from OpCo and gain from the disposition of shares of OpCo Common Stock.

 Taxation of Non-U.S. Stockholders

  OpCo expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder (as such term is defined in "Federal Income Tax Considerations Relating to MeriStar-- Special Tax Considerations for Foreign Stockholders") unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with OpCo or (ii) the Non-U.S. Stockholder files an Internal Revenue Service Form 4224 or applicable successor form with OpCo, claiming that the distribution is "effectively connected" income.

  Unless the shares of OpCo Common Stock constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-

U.S. Stockholder generally will not be subject to United States taxation, except that if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, such individual will be subject to a 30% tax on such individual's capital gains. Generally, shares of a corporation will not constitute as a United States real property interest unless 50% or more of its assets represent interests in U.S. real property. Because a substantial portion of OpCo's assets will consist of leasehold interests, which are treated as interests in a real property for these purposes, it is uncertain whether OpCo will meet this test. If the OpCo shares otherwise constitute a United States real property interest, a Non-U.S. Stockholder's sale of shares of OpCo Common Stock would not be subject to tax under FIRPTA as a sale of a United States real property interest if the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and the selling stockholder holds less than 5% of the shares of OpCo. If the gain on the sale of OpCo's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of shares of OpCo Common Stock may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

 Information Reporting Requirements and Backup Withholding

  OpCo will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the stockholder (i) fails to furnish its TIN (which, for an individual, would be such individual's Social Security number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against such stockholder's United States federal income tax liability and may entitle such stockholder to a refund, provided that the required information is furnished to the IRS.

  Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

 State and Local Tax Considerations

  OpCo will be, and its stockholders may be, subject to state or local taxation in various state or local jurisdictions, including those in which OpCo, its stockholders or the OpCo Operating Partnership transact business or reside. Stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in OpCo.

 Possible Federal Tax Developments

  The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department, Congress and the courts. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted or judicial decisions rendered, all of which could affect the taxation of OpCo or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting OpCo or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by such legislative, judicial or administrative action.

CREDIT COMMITMENTS TO OPCO

  OpCo shall have received credit commitments from AGH Operating Partnership and certain third party lenders at or prior to the Effective Time for two $50 million lines of credit. The lines of credit will bear interest at rates no greater than the London Interbank Offered Rate plus 350 basis points and will be payable quarterly. The lines of credit will have other terms and conditions customary of a commitment of that type.

THE LESSEE-MANAGER ACQUISITION AGREEMENT

  OpCo Operating Partnership has entered into an Acquisition Agreement, dated as of March 15, 1998 (the "Lessee-Manager Acquisition Agreement"), by and among OpCo Operating Partnership, AGHI, AGHL GP, Inc., a Delaware corporation, the general partner of AGH Leasing and the limited partners of AGH Leasing. In order to address any potential conflicts of interest and to ensure arm's length bargaining, the partners of AGH Leasing and AGHI employed counsel independent from AGH for the negotiation of the Lessee-Manager Acquisition Agreement. Pursuant to the Lessee-Manager Acquisition Agreement following the Spin-Off and immediately after the Effective Time, OpCo Operating Partnership will acquire: (i) substantially all of the assets and certain liabilities of AGHI for a cash purchase price of $10 million; and (ii) 100% of the partnership interests in AGH Leasing for a purchase price of $85 million, consisting of approximately $73.8 million in cash and approximately $11.2 million in the form of limited partnership units of OpCo Operating Partnership, which will be convertible into OpCo Common Stock. Upon consummation of the Lessee-Manger Acquisition Agreement, OpCo Operating Partnership will become the lessee and manager of all of the AGH Owned Hotels that are currently leased by AGH Leasing. As contemplated by the Lessee-Manager Acquisition Agreement, MeriStar and OpCo will enter into new Participating Leases with respect to all of the CapStar Owned Hotels and amend the lease agreements with respect to all of the AGH Owned Hotels that are currently leased by AGH Leasing. See "Certain Related Agreements."

  It is a condition to the closing of the Merger that the transactions set forth in the Lessee-Manager Acquisition Agreement are consummated.

THE INTERCOMPANY AGREEMENT

 Rights of First Refusal

  Pursuant to the Intercompany Agreement, the OpCo Parties will have a right of first refusal to become the lessee of any real property acquired by the MeriStar Parties if the MeriStar Parties determine that, consistent with MeriStar's status as a REIT, the MeriStar Parties are required to enter into a Participating Lease; provided that the OpCo Parties or an entity controlled by the OpCo Parties is qualified to be the lessee based on experience in the industry and financial and legal qualifications.

  As to opportunities for the OpCo Parties to become the lessee of any assets under a Participating Lease, the Intercompany Agreement provides that the MeriStar Parties must provide the OpCo Parties with written notice of the lessee opportunity. During the 30 days following such notice, the OpCo Parties have a right of first refusal with regard to the offer to become a lessee and the right to negotiate with the MeriStar Parties on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period, or if the OpCo Parties indicate that they are not interested in pursuing the lessee opportunity, the MeriStar Parties may offer the opportunity to others for a period of one year thereafter, at a price and on terms and conditions that are not more favorable to such other parties than the price and terms and conditions proposed by the MeriStar Parties to the OpCo Parties, before it must again offer the opportunity to the OpCo Parties in accordance with the procedures specified above.

  The MeriStar Parties and the OpCo Parties will each establish, following the closing of the Merger, a leasing committee which shall review all hotel leases to be entered into between the MeriStar Parties and the OpCo Parties. The MeriStar Parties' leasing committee will consist of directors of MeriStar that are not also directors of OpCo and the OpCo Parties' leasing committee will consist of directors of OpCo that are not also directors of MeriStar.

  The OpCo Parties will agree not to acquire or make (i) investments in real estate, which, for purposes of the Intercompany Agreement, includes the provision of services related to real estate and investments in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets or (ii) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to REITs unless they have provided written notice to the MeriStar Parties of the material terms and conditions of the acquisition or investment opportunity, and the MeriStar Parties have determined not to pursue such acquisitions or investments either by providing written notice to the OpCo Parties rejecting the opportunity within 20 days from the date of receipt of notice of the opportunity or by allowing such 20-day period to lapse. The OpCo Parties also have agreed to assist the MeriStar Parties in structuring and consummating any such acquisition or investment which the MeriStar Parties elect to pursue, on terms determined by the MeriStar Parties.

  The Intercompany Agreement is structured to provide MeriStar and OpCo with a symbiotic relationship so that investors in both companies may enjoy the economic benefit of the entire enterprise. This is commonly known as the "paper-clip" REIT structure. AGH and CapStar believe that MeriStar will be the first publicly-traded lodging industry REIT to utilize the "paper-clip" REIT structure.

  However, investors should be aware that because of the independent trading of MeriStar and OpCo, stockholders of each company may develop divergent interests which could lead to conflicts of interest. This divergence of interests could also reduce the anticipated benefits of the relationship between the two companies. See "Risk Factors--Paper Clip Structure Risks."

 Provision of Services

  The OpCo Parties will provide the MeriStar Parties with certain services as the MeriStar Parties may reasonably request from time to time, including administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. The MeriStar Parties will compensate the OpCo Parties for services provided in an amount determined in good faith by the OpCo Parties as the amount an unaffiliated third party would charge the MeriStar Parties for comparable services.

 Equity Offerings

  If either the MeriStar Parties or the OpCo Parties desire to engage in a securities issuance (the "Issuing Party"), then such Issuing Party will give notice to such other party (the "Non-Issuing Party") as promptly as practicable of its desire to engage in a securities issuance. Any such notice will include the proposed material terms of such issuance, to the extent determined by the Issuing Party, including whether such issuance is proposed to be pursuant to public or private offering, the amount of securities proposed to be issued and the manner of determining the offering price and other terms thereof. The Non-Issuing Party will cooperate with the Issuing Party in every way to effect any securities issuance of the Issuing Party by assisting in the preparation of any registration statement or other document required in connection with such issuance and, in connection therewith, providing the Issuing Party with such information as may be required to be included in such registration statement or other document.

 Term

  The Intercompany Agreement will terminate upon the earlier of (a) the tenth anniversary of the date of the Intercompany Agreement, and (b) a change in ownership or control of OpCo.

TERMS OF CONTRIBUTION, ASSUMPTION AND INDEMNITY AGREEMENT

 Contributed Assets

  CapStar will contribute to OpCo the Contributed Assets in exchange for 100% of the outstanding capital stock of OpCo.

 Assumption of Obligations

  OpCo will assume all of the liabilities, obligations, debt and commitments arising out of its ownership of the Interest, the Contributed Assets and the operation of the business conducted by OpCo Operating Partnership
(collectively, the "Assumed Liabilities").

 Indemnification Obligations

  OpCo will indemnify, defend and hold harmless CapStar, its affiliates and their respective successors (including MeriStar and MeriStar Operating Partnership), and any directors, officers, employees and agents of the foregoing, from and against any losses arising out of or resulting from the Assumed Liabilities, the Contributed Assets or the business and operations of OpCo or the OpCo Operating Partnership.

  CapStar will indemnify, defend and hold harmless OpCo, its affiliates and their respective successors and any directors, officers, employees and agents of the foregoing, from and against any losses arising out of any assets or liabilities retained by CapStar or by the business and operations of CapStar and its successors (including MeriStar and MeriStar Operating Partnership).

RIGHTS OFFERING

  Following the execution of the Merger Agreement, the AGH Board and the CapStar Board explored ways to encourage holders of AGH Common Stock to invest in OpCo, if they so wished, to more closely align the interests of such holders with the interests of holders of OpCo Common Stock. The boards determined that an appropriate means of achieving such goal was for OpCo to make a separate offering to holders of MeriStar Common Stock and holders of MeriStar OP Units. The rights offering will result in each such holder of MeriStar Common Stock or MeriStar OP Units receiving a non-transferrable right to purchase one share of OpCo Common Stock for each six shares of MeriStar Common Stock or MeriStar OP Units held. The subscription price for such rights is expected to be equal to 95% of the average of the daily closing prices of the OpCo Common Stock on the NYSE, American Stock Exchange or Nasdaq National Market, as applicable, for the period of five consecutive trading days immediately following the third trading day after Effective Time. This Joint Proxy Statement/Prospectus does not constitute an offer of any rights or any shares of OpCo Common Stock to be issued in connection with the rights offering, which offer will be made only pursuant to a prospectus of OpCo contained in an effective registration statement.

                          CERTAIN RELATED AGREEMENTS

MERISTAR OPERATING PARTNERSHIP AGREEMENT

 Structure of MeriStar

  In structuring the Merger, AGH and CapStar have determined that the businesses of AGH and CapStar will be conducted through, and MeriStar Owned Hotels will be owned by, the MeriStar Operating Partnership, which will be organized as a Delaware limited partnership (the sole general partner of which will become, after the Merger, the "MeriStar GP"), with MeriStar GP, MeriStar LP, Inc., a wholly-owned subsidiary of MeriStar, remaining as a limited partner of the MeriStar Operating Partnership (the "MeriStar LP"), and certain other persons, as additional limited partners (together with MeriStar LP, the "MeriStar Limited Partners"). The MeriStar Operating Partnership will be a continuation of the AGH Operating Partnership. Accordingly, the AGH Operating Partnership Agreement will be amended and restated at the Effective Time to become the MeriStar Operating Partnership Agreement.

  The following description of the terms and provisions of the MeriStar Operating Partnership Agreement, MeriStar OP Units and certain provisions set forth elsewhere in this Prospectus/Joint Proxy Statement are qualified in their entirety by reference to the applicable provisions of the MeriStar Operating Partnership Agreement, which is incorporated by reference into the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

 Management

  Generally, pursuant to the MeriStar Operating Partnership Agreement, the MeriStar GP will have full, exclusive and complete responsibility and discretion in the management and control of the MeriStar Operating Partnership, and the MeriStar Limited Partners in their capacity as such will have no authority to transact business for, or participate in the management activities or decisions of, the MeriStar Operating Partnership. However, any amendment to the MeriStar Operating Partnership Agreement, other than amendments that: (i) add to the obligations of the MeriStar GP; (ii) reflect the admission or withdrawal of partners; (iii) set forth the rights or preferences of additional partnership interests issued by the MeriStar Operating Partnership; (iv) reflect a change that does not adversely affect the MeriStar Limited Partners; and (v) are necessary to satisfy legal requirements, will require the consent of MeriStar Limited Partners holding more than 50% of the MeriStar OP Units held by the MeriStar Limited Partners. The consent of each adversely affected partner will be required for any amendment that would affect the MeriStar Limited Partners' liability or right to receive distributions or that would dissolve the MeriStar Operating Partnership prior to the end of its term (other than as a result of certain mergers or consolidations).

 Transferability of Interests

  Subject to limited exceptions, the MeriStar Operating Partnership Agreement provides that the MeriStar GP and MeriStar LP may not voluntarily withdraw from the MeriStar Operating Partnership or transfer or assign their interests in the MeriStar Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the MeriStar Limited Partners receiving property in an amount equal to the amount they would have received had they exercised their Exchange Rights (as defined herein) immediately prior to such transaction or unless the successors to the MeriStar GP and MeriStar LP contribute substantially all of their assets to the MeriStar Operating Partnership in return for an interest in the MeriStar Operating Partnership. With certain exceptions, the MeriStar Limited Partners may transfer their MeriStar OP Units, in whole or in part, without the consent of the MeriStar GP.

 Capital Contribution

  The MeriStar Operating Partnership Agreement provides that if the MeriStar Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the MeriStar Operating Partnership from borrowing or capital contributions, MeriStar may borrow such funds from a financial institution or other lender and lend such funds to the MeriStar Operating Partnership on the same terms and conditions as are applicable to MeriStar's borrowing of such funds. Under the MeriStar Operating Partnership Agreement, MeriStar generally will be obligated to contribute as MeriStar GP and through the MeriStar LP, the proceeds of any stock offering as additional capital to the MeriStar Operating Partnership. Moreover, MeriStar will be authorized as MeriStar GP and through the MeriStar LP, to cause the MeriStar Operating Partnership to issue partnership interests for less than fair market value if MeriStar has concluded in good faith that such issuance is in the best interests of MeriStar and the MeriStar Operating Partnership. If MeriStar so contributes additional capital to the MeriStar Operating Partnership, MeriStar, as Meristar GP, and MeriStar LP will receive additional MeriStar OP Units, and their percentage interests in the MeriStar Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the MeriStar Operating Partnership at the time of such contributions. Conversely, the percentage interests of the MeriStar Limited Partners, other than MeriStar LP, will be decreased on a proportionate basis in the event of additional capital contributions by MeriStar.

 Exchange Rights

  The MeriStar Operating Partnership and the MeriStar Limited Partners, other than the MeriStar LP, are parties to, and the persons who become MeriStar Limited Partners as part of the OP Merger will enter into, the Exchange Rights Agreement, which provides such MeriStar Limited Partners with rights (the "Exchange Rights") that enable them to cause the MeriStar Operating Partnership to exchange each MeriStar OP Unit for cash or, at MeriStar's election for one share of MeriStar Common Stock. MeriStar may not satisfy a MeriStar

Limited Partner's Exchange Right by delivery of MeriStar Common Stock, if and to the extent that the delivery of MeriStar Common Stock upon exercise of such rights would: (i) be prohibited under the MeriStar Charter; (ii) otherwise jeopardize the REIT status of MeriStar; or (iii) cause the acquisition of shares of MeriStar Common Stock by such exchanging MeriStar Limited Partner to be "integrated" with any other distribution of shares of MeriStar Common Stock for purposes of complying with the Securities Act. A MeriStar Limited Partner may not exercise the Exchange Rights for less than 1,000 MeriStar OP Units or, if such MeriStar Limited Partner holds less than 1,000 MeriStar OP Units, for all of the MeriStar OP Units held by such MeriStar Limited Partner.

 Registration Rights

  MeriStar and certain MeriStar Limited Partners, other than the MeriStar LP, are parties to, and the persons who become MeriStar Limited Partners as part of the OP Merger may enter into, the Registration Rights Agreements (the "Registration Rights Agreements"), which provide such MeriStar Limited Partners with certain rights to require the registration for resale of the shares of MeriStar Common Stock held by them or received by them upon exchange of their MeriStar OP Units. MeriStar is required to bear the costs of such registration statements exclusive of underwriting discounts, commissions and certain other costs attributable to, and to be borne by, the selling stockholders.

 Operations

  The MeriStar Operating Partnership Agreement requires the MeriStar Operating Partnership to continue to be operated in a manner that will enable MeriStar to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed under the Code and to ensure that the MeriStar Operating Partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.

 Distributions and Allocations

  The MeriStar Operating Partnership Agreement provides that the MeriStar Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of MeriStar Operating Partnership's property in connection with the liquidation of the MeriStar Operating Partnership) on a quarterly (or, at the election of the MeriStar GP, more frequent) basis, in amounts determined by the MeriStar GP, in its sole discretion, to the partners in accordance with their respective percentage interests in the MeriStar Operating Partnership. Profit and loss of the MeriStar Operating Partnership for each fiscal year of the MeriStar Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the MeriStar Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder.

THE PARTICIPATING LEASES

  At the Effective Time, MeriStar and the OpCo Operating Partnership will enter into a Participating Lease for each CapStar Owned Hotel. In addition, MeriStar and the OpCo Operating Partnership will enter into amended and restated Participating Leases for each of the AGH Owned Hotels that is currently leased by AGH Leasing that will conform the Participating Leases for the applicable AGH Owned Hotels with the Participating Leases for the CapStar Owned Hotels, except that (a) the base rent and percentage rent for each Participating Lease of an applicable AGH Owned Hotel will not be modified and
(b) the initial term of each Participating Lease of an applicable AGH Owned Hotel will not be modified.

  The obligations of the OpCo Operating Partnership under each Participating Lease will be guaranteed by OpCo.

 Term

  Each Participating Lease of an applicable AGH Owned Hotel provides for an initial term of 12 years commencing on the date on which the hotel was acquired. Each Participating Lease of a CapStar Owned Hotel provides for an initial term of 12 years commencing at the Effective Time. Each Participating Lease of an applicable AGH Owned Hotel will be modified to provide, and each Participating Lease of a CapStar Owned Hotel will provide, the OpCo Operating Partnership with three renewal options of five years each (except in the case of properties with ground leases having a remaining term of less than 40 years), provided that (a) the OpCo Operating Partnership will not have the right to a renewal if there shall have occurred a change in the tax law that would permit MeriStar to operate the hotel directly; (b) if the OpCo Operating Partnership shall elect not to renew a Participating Lease for any applicable MeriStar Owned Hotel, then MeriStar shall have the right to reject the exercise of a renewal right on a Participating Lease of a comparable hotel; and (c) the rent for each renewal term shall be adjusted to reflect the then fair market rental value of the hotel. If MeriStar and OpCo are unable to agree upon the then fair market rental value of a hotel, the Participating Lease shall terminate upon the expiration of the then current term and the OpCo Operating Partnership shall thereupon have a right of first refusal to lease the hotel from MeriStar on such terms as MeriStar may have agreed upon with a third-party lessee.

 Base Rent; Participating Rent; Additional Charges

  Each Participating Lease requires the lessee to pay (i) fixed monthly Base Rent (as defined in the Glossary), (ii) on a monthly basis, the excess of Participating Rent (as defined in the Glossary) over Base Rent, with Participating Rent based on certain percentages of room revenue, food and beverage revenue and telephone and other revenue at each hotel, and (iii) certain other amounts, including interest accrued on any late payments or charges ("Additional Charges"). Base Rent and Participating Rent departmental thresholds (departmental revenue on which the rent percentage is based) are increased annually by a percentage equal to the percentage increase in the CPI (as defined in the Glossary) (CPI percentage increase plus 0.75% in the case of the participating Rent departmental revenue threshold) compared to the price year. Base Rent is payable monthly in arrears. Participating Rent is payable in arrears based on a monthly schedule adjusted to reflect the seasonal variations in the hotel's revenue. Participating Rent payments during each calendar quarter will be adjusted at the end of each quarter to reflect actual results.

  Other than real estate and personal property taxes and assessments, rent payable under ground leases, casualty insurance, including loss of income insurance, capital impositions and capital replacements and refurbishments (determined in accordance with generally accepted accounting principles), that are obligations of MeriStar, the Participating Leases require the Lessee to pay rent, liability insurance, all costs and expenses and all utility and other charges incurred in the operation of the hotels. The Participating Leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any hotel.

  The Participating Leases also provide for a rental adjustment under certain circumstances in the event of (a) a major renovation of the hotel, (b) a change in the franchisor of the hotel, or (c) a material change in the scope in the lessee's operations at the hotel.

 Lessee Capitalization

  The Participating Leases require the OpCo Operating Partnership (or OpCo as guarantor of the Participating Leases) to maintain a book net worth of not less than $25 million. Further, commencing January 1, 1999, for so long as the tangible net worth of the OpCo Operating Partnership (or OpCo as guarantor of the Participating Leases) is less than 17.5% of the aggregate rents payable under the Participating Leases for the prior calendar year, the OpCo Operating Partnership (or OpCo as guarantor of the Participating Leases) is prohibited from paying dividends or making distributions other than dividends or distributions made for the purpose of permitting the partners of the OpCo Operating Partnership to pay taxes on the taxable income of the OpCo Operating Partnership attributable to its partners plus any required preferred distributions to partners.

 Termination

  MeriStar shall have the right to terminate the applicable Participating Lease upon the sale of a hotel to a third-party or, upon MeriStar's determination not to rebuild after a casualty, upon payment to the OpCo Operating Partnership of the fair market value of the leasehold estate. The fair market value of the leasehold estate shall be determined by discounting to present value at a discount rate of 10% per annum the cash flow for each remaining year of the then current lease term, which cash flow shall be deemed to be the cash flow realized by the OpCo Operating Partnership under the applicable Participating Lease for the 12-month period preceding the termination date. MeriStar shall receive as a credit against any such termination payments an amount equal to any outstanding "New Lease Credits," which shall mean the projected cash flow (determined on the same basis as the termination payment) of any new Participating Leases entered into between MeriStar and the OpCo Operating Partnership or OpCo after the Effective Date for the initial term of such new Participating Lease amortized on a straight-line basis over a period of 72 months commencing on the commencement of the new Participating Lease.

 Performance Standards

  MeriStar shall have the right to terminate the applicable Participating Lease if, in any calendar year, the gross revenues from a hotel are less than 95% of the projected gross revenues for such year as set forth in the applicable budget unless (a) the OpCo Operating Partnership can reasonably demonstrate that the gross revenue shortfall was caused by general market conditions beyond the OpCo Operating Partnership's control or (b) the OpCo Operating Partnership "cures" the shortfall by paying to MeriStar the difference between the rent that would have been paid to MeriStar had the property achieved gross revenues of 95% of the budgeted amounts and the rent paid based on actual gross revenues. The OpCo Operating Partnership shall not have such cure right for more than two consecutive years.

  The Participating Leases also require that the OpCo Operating Partnership spend in each calendar year at least 95% of the amounts budgeted for marketing expenses and for repair and maintenance expenses.

 Assignment and Subleasing

  The OpCo Operating Partnership shall not have the right to assign a Participating Lease or sublet a hotel without the prior written consent of MeriStar. For purposes of the Participating Lease, a change in control of the OpCo Operating Partnership shall be deemed an assignment of the Participating Lease and shall require MeriStar's consent, which may be granted or withheld in its sole discretion.

               MERISTAR UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The MeriStar Unaudited Pro Forma Balance Sheet as of March 31, 1998 is presented assuming the following transactions had occurred on March 31, 1998:
(i) the Spin-Off, (ii) the execution of the Participating Leases and the related transfer of net hotel operating assets to OpCo, (iii) the execution of the note receivable from OpCo to fund OpCo's acquisition of AGH Leasing and AGHI, (iv) the Merger, and (v) the Transactions.

  The MeriStar Unaudited Pro Forma Statement of Operations for three months ended March 31, 1998 and the year ended December 31, 1997 are presented assuming the following transactions occurred at the beginning of 1997: (i) CapStar's purchase of 28 hotels, 40 leases and the management business of Winston Hospitality Inc. ("Winston") during 1997 and the purchase of nine hotels subsequent to year-end, (ii) the Spin-Off, (iii) the execution of the Participating Leases and the related transfer of hotel operations, (iv) the execution of the note receivable from OpCo in the amount of $35 million to fund OpCo's acquisition of AGH Leasing and AGHI, (v) the Merger, and (vi) the Transactions.

  The Merger will be treated as a purchase for financial reporting purposes in accordance with generally accepted accounting principles. In accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations," CapStar will be considered the acquiring enterprise for financial reporting purposes. MeriStar's unaudited pro forma financial statements give effect to the acquisition of AGH by CapStar under the purchase method of accounting and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements presented on the following pages. For purposes of preparing MeriStar's financial statements, CapStar will establish a new accounting basis for AGH's assets and liabilities based upon the fair values thereof as of the effective date of the Merger. The preliminary estimates and assumptions as to the value of the assets and liabilities of AGH to MeriStar are based upon information available at the date these unaudited pro forma financial statements were prepared, and will be adjusted upon the final determination of such fair values. For financial reporting purposes, the results of operations of AGH will be included in the MeriStar statement of operations following the effective date of the Merger.

  In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments columns, which are further described in the notes to the MeriStar Unaudited Pro Forma Financial Statements. The MeriStar Unaudited Pro Forma Financial Statements are not necessarily indicative of what MeriStar's financial position or results of operations would have been if all the hotels were owned on such dates and if the Spin-Off, merger and other transactions occurred on such dates. Additionally, the pro forma information does not purport to project MeriStar's financial position or results of operations at any future date or for any future period. The MeriStar Unaudited Pro Forma Financial Statements should be read in conjunction with the historical financial statements and related notes thereto of AGH and CapStar, which are incorporated by reference herein.

                                    MERISTAR

                       UNAUDITED PRO FORMA BALANCE SHEET

                              MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                        MERGER
                                                                                               --------------------------
                                                                       ADDITIONAL
                      CAPSTAR    ACQUISITIONS SPIN-OFF  PARTICIPATING     OPCO                  AGH PRO        OTHER
                   HISTORICAL(A) PRO FORMA(B)   (C)       LEASES(D)   FINANCING(E)  SUBTOTAL    FORMA(F)   ADJUSTMENTS(G)
                   ------------- ------------ --------  ------------- ------------ ----------  ----------  --------------
ASSETS
Cash and cash
 equivalents.....   $   77,573     $(48,971)  $(28,602)   $    --       $   --     $      --   $      973     $    --
Property and
 equipment, net..    1,128,204       85,816     (2,881)        --           --      1,211,139   1,086,849      309,756
Deposits and
 other assets....      122,680       (4,699)   (53,236)    (37,959)         --         26,786      75,997         (529)
Due from
 affiliate.......          --           --         --          871          --            871         --           --
Note receivable
 from OpCo.......          --           --      30,000         --        35,000        65,000         --           --
                    ----------     --------   --------    --------      -------    ----------  ----------     --------
 Total assets....   $1,328,457     $ 32,146   $(54,719)   $(37,088)     $35,000    $1,303,796  $1,163,819     $309,227
                    ==========     ========   ========    ========      =======    ==========  ==========     ========
LIABILITIES, MINORITY INTEREST
 AND STOCKHOLDERS' EQUITY
Other
 liabilities.....   $   79,005         $919   $(20,069)   $(37,088)     $   --     $   22,767  $   30,790     $ (6,098)
Long-term debt...      675,447       31,227     29,224         --        35,000       770,898     517,311      241,485
                    ----------     --------   --------    --------      -------    ----------  ----------     --------
Total
 liabilities.....      754,452       32,146      9,155     (37,088)      35,000       793,665     548,101      235,387
Minority
 interest........       49,194          --      (4,603)        --           --         44,591      85,104       10,127
Common Stock.....          249          --         --          --           --            249         243          (37)
Additional paid-
 in capital......      500,016          --     (59,271)        --           --        440,745     537,361       56,191
Retained
 earnings........       26,566          --         --          --           --         26,566      (6,990)       7,559
Accumulated other
 comprehensive
 income..........       (2,020)         --         --          --           --         (2,020)        --           --
                    ----------     --------   --------    --------      -------    ----------  ----------     --------
Stockholders'
 equity..........      524,811          --     (59,271)        --           --        465,540     530,614       63,713
                    ----------     --------   --------    --------      -------    ----------  ----------     --------
 Total
  liabilities,
  minority
  interest and
  stockholders'
  equity.........   $1,328,457     $ 32,146   $(54,719)   $(37,088)     $35,000    $1,303,796  $1,163,819     $309,227
                    ==========     ========   ========    ========      =======    ==========  ==========     ========
                   PRO FORMA
                   -------------
ASSETS
Cash and cash
 equivalents.....  $      973
Property and
 equipment, net..   2,607,744
Deposits and
 other assets....     102,254
Due from
 affiliate.......         871
Note receivable
 from OpCo.......      65,000
                   -------------
 Total assets....  $2,776,842
                   =============
LIABILITIES, MINORITY INTEREST
 AND STOCKHOLDERS' EQUITY
Other
 liabilities.....  $   47,459
Long-term debt...   1,529,694(H)
                   -------------
Total
 liabilities.....   1,577,153
Minority
 interest........     139,822
Common Stock.....         455
Additional paid-
 in capital......   1,034,297
Retained
 earnings........      27,135
Accumulated other
 comprehensive
 income..........      (2,020)
                   -------------
Stockholders'
 equity..........   1,059,867
                   -------------
 Total
  liabilities,
  minority
  interest and
  stockholders'
  equity.........  $2,776,842
                   =============

-------

(A) Reflects the unaudited historical condensed consolidated balance sheet of CapStar as of March 31, 1998.

(B) Reflects CapStar's acquisition of the Sheraton Fisherman's Wharf in San Francisco, CA and related financing as follows:

   Purchase price of hotel..............  $85,000
   Closing and other acquisition costs..      816
   Operating assets acquired in pur-
    chase:
     Cash in house banks................       91
     Deposits and other assets..........      301
   Other liabilities assumed in pur-
    chase...............................     (919)
                                          -------
   Net cash disbursed for acquisition...   85,289
   Financing of acquisition:
     Cash...............................   49,062
     Purchase deposit...................    5,000
     Credit facility....................   31,227
                                          -------
   Total financing of acquisition.......  $85,289

  The weighted average interest rate on the credit facility is LIBOR plus 1.58%, which was 7.29% at March 31, 1998.

(C) Reflects the Spin-Off of historical balances of OpCo in the form of a non-cash distribution to CapStar shareholders and OP unitholders as follows:

   Cash and cash equivalents.......... $(28,602)
   Property and equipment.............   (2,881)
   Deposits and other assets..........  (53,236)
   Other liabilities..................   20,069
   Long-term debt.....................      776
                                       --------
   Non-cash distribution to CapStar
    shareholders and OP unitholders... $(63,874)

  The non-cash distribution represents 24,890,355 shares OpCo Common Stock and 1,083,759 OpCo OP Units distributed to holders of CapStar Common Stock and CapStar OP Units.

  The historical balances of OpCo as of March 31, 1998 are included in CapStar's Current Report on Form 8-K dated and filed on April 7, 1998 (and the related Form 8-K/A, filed on May 22, 1998), and incorporated herein by reference. Also reflects the execution of a note receivable from OpCo of $30,000 at an interest rate of 9.25% which is to be financed with a draw of $30,000 from the credit facility.

(D) Reflects the transfer of net hotel operating assets to OpCo ($37,959 of operating assets and $37,088 of operating liabilities) in conjunction with the Participating Leases and the resulting due from affiliate of $871 for the amount by which operating assets transferred to OpCo exceed operating liabilities assumed by OpCo.

(E) Reflects the execution of an additional note receivable of $35,000 at an interest rate of 9.25% from OpCo to finance OpCo's acquisition of AGH Leasing and AGHI to be financed with a draw of $35,000 from the credit facility.

(F) Reflects pro forma AGH as presented in AGH's Current Report on Form 8-K, dated April 6, 1998 and filed on April 7, 1998 (and the related Form 8-K/A, filed on May 22, 1998), filed with the Commission and incorporated herein by reference.

(G) Reflects the $73,271 adjustment (included in the $309,756 pro forma adjustment to property and equipment) to record AGH's net assets acquired at fair market value in connection with the Merger. The pro forma fair value of AGH's net assets in the acquisition is calculated as follows:

   CapStar's stock price at May 19,
    1998............................  $    31.81
   Less: Estimated value of OpCo
    upon Spin-Off...................       (3.00)
                                      ----------
   Estimated value of MeriStar
    stock...........................       28.81
   AGH Exchange Ratio...............      0.8475
                                      ----------
   Estimated value of AGH stock.....       24.42
   Number of shares of AGH stock and
    OP units outstanding at May 19,
    1998 subject to exchange offer..  28,215,765
                                      ----------
   Estimated fair value of AGH's net
    assets..........................     688,989
   AGH's net assets before fair
    value adjustment................     615,718
                                      ----------
   Step-up of AGH's net assets to
    fair value (allocated to
    property and equipment).........  $   73,271
                                      ==========

  The entries to adjust the net assets of AGH to fair value for the acquisition are as follows:

                                                ADDITIONAL  RETAINED
                             MINORITY   COMMON   PAID-IN    EARNINGS
                             INTERESTS  STOCK    CAPITAL    AND OTHER   TOTAL
                             ---------  ------  ----------  --------- ---------
   Eliminate pro forma AGH
    balances...............  $(85,104)  $(243)  $(537,361)   $6,990   $(615,718)
   Issuance of MeriStar
    common stock and OP
    units to acquire AGH...    95,231     206     593,552       --      688,989
                             --------   -----   ---------    ------   ---------
   Fair value adjustment of
    AGH's net assets for
    acquisition............  $ 10,127   $ (37)  $  56,191    $6,990   $  73,271
                             ========   =====   =========    ======   =========

  Column also reflects (i) the Prime Group II Acquisition (as defined in the AGH Form 10-K) for an acquisition cost of $230,485 and Merger and other transaction costs of approximately $6,000 incurred by CapStar, both amounts are included in the $309,756 pro forma adjustment to property and equipment
  (ii) the write-off of CapStar's deferred financing fees of $5,529 in conjunction with the termination of its credit facility, net of estimated deferred financing costs of $5,000 associated with the Proposed Credit Facility, (iii) borrowings of $241,485 to finance the Prime Group II Acquisition ($230,485), the Merger and other transaction costs ($6,000) and the financing costs for the Proposed Credit Facility ($5,000), and (iv) the adjustment to remove CapStar's deferred taxes payable of $6,098 in conjunction with the change in its tax status to a REIT.

(H) On a pro forma basis, the aggregate maturities of long-term debt are as follows:

   1998.............................................................. $    2,104
   1999..............................................................     56,462
   2000..............................................................      4,010
   2001..............................................................    477,095
   2002..............................................................    288,794
   Thereafter........................................................    701,229
                                                                      ----------
     Total........................................................... $1,529,694
                                                                      ==========

                                   MERISTAR

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                    THREE MONTHS ENDED MARCH 31, 1998
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       MERGER
                                                                                               -----------------------

                       CAPSTAR    ACQUISITIONS  PRO FORMA  PARTICIPATING     OPCO              AGH PRO      OTHER
                    HISTORICAL(A) PRO FORMA(B) SPIN-OFF(C)   LEASES(D)   FINANCING(E) SUBTOTAL FORMA(F) ADJUSTMENTS(G) PRO FORMA
                    ------------- ------------ ----------- ------------- ------------ -------- -------- -------------- ---------
Hotel operating
 revenue..........    $141,597      $ 9,293     $(25,980)    $(124,910)     $ --      $   --   $   --      $   --       $   --
Office rental and
 other revenue....       1,018          --           --            --         --        1,018      818         --         1,836
Hotel management,
 accounting and
 other............         987          --          (987)          --         --          --       --          --           --
Participating
 lease revenue....         --           --           --         41,174        --       41,174   36,490       7,342       85,006
                      --------      -------     --------     ---------      -----     -------  -------     -------      -------
  Total revenue...     143,602        9,293      (26,967)      (83,736)       --       42,192   37,308       7,342       86,842
Hotel operating
 expenses.........      54,840        3,880       (6,617)      (52,103)       --          --       --          --           --
Office rental and
 other expenses...         440          --           --            --         --          440      370         --           810
Undistributed
 operating
 expenses:
  Administrative
   and general....      25,245        1,267       (6,202)      (19,560)       --          750    2,857      (2,100)       1,507
  Property
   operating
   costs..........      29,722          853      (14,798)      (15,777)       --          --       --          --           --
  Property taxes,
   insurance and
   other..........       6,135          466         (761)       (1,214)       --        4,626    5,245       1,751       11,622
  Depreciation and
   amortization...       9,508        1,207         (421)          --         --       10,294   10,391       4,063       24,748
                      --------      -------     --------     ---------      -----     -------  -------     -------      -------
                       125,890        7,673      (28,799)      (88,654)       --       16,110   18,863       3,714       38,687
Interest expense,
 net..............       9,972        2,440           (2)          --        (175)     12,235    8,312       4,322       24,869
                      --------      -------     --------     ---------      -----     -------  -------     -------      -------
  Total expenses..     135,862       10,113      (28,801)      (88,654)      (175)     28,345   27,175       8,036       63,556
                      --------      -------     --------     ---------      -----     -------  -------     -------      -------
Income (loss) be-
 fore minority in-
 terest and income
 taxes............       7,740         (820)       1,834         4,918        175      13,847   10,133        (694)      23,286
Minority inter-
 est..............         561         (100)         (88)          206          7         586    1,401         202        2,189
                      --------      -------     --------     ---------      -----     -------  -------     -------      -------
Income (loss) be-
 fore income tax-
 es...............       7,179         (720)       1,922         4,712        168      13,261    8,732        (896)      21,097
Income tax provi-
 sion.............       2,728         (273)         730         1,791         64       5,040      --       (5,040)         --
                      --------      -------     --------     ---------      -----     -------  -------     -------      -------
Net income........    $  4,451      $  (447)    $  1,192     $   2,921      $ 104     $ 8,221  $ 8,732     $ 4,144      $21,097(I)
                      ========      =======     ========     =========      =====     =======  =======     =======      =======
Basic net income
 per common
 share............    $   0.18                                                                                          $  0.46(H)
                      ========                                                                                          =======
Diluted net income
 per common
 share............    $   0.18                                                                                          $  0.46(H)
                      ========                                                                                          =======

(A) Reflects the unaudited historical condensed consolidated statement of operations of CapStar for the three months ended March 31, 1998.

(B) Reflects the pre-acquisition operations of the nine hotels purchased subsequent to year end. For each, the pre-acquisition operations were obtained from the pre-acquisition financial statements. Also reflects adjustments to (i) record depreciation and amortization expense as if the hotels had been acquired as of the beginning of the period, (ii) record interest expense as if the various financing activities that occurred during 1998 had occurred at the beginning of the period, (iii) adjust minority interest of 4.2% for the effects of the acquisitions, and (iv) record the income tax effect at 38%.

(C) Reflects the pro forma Spin-Off. In addition, reflects adjustments to (i) eliminate management fee revenue, (ii) record interest income on the $30,000 note receivable from OpCo, net of interest expense incurred on the $30,000 drawn on the credit facility to capitalize OpCo, (iii) adjust minority interest of 4.2% for the effects of the Spin-Off, and (iv) record the income tax effect at 38%.

(D) Reflects the execution of the Participating Leases to (i) transfer the hotel operations to OpCo, and (ii) adjust minority interest of 4.2% for the effects of (i), and (iii) record the income tax effect at 38%. Participating Lease revenue was calculated based on expected terms of leases applied to the historical operations of the hotels.

(E) Reflects adjustments to (i) record interest income at an annual interest rate of 9.25% on the $35,000 note receivable from OpCo, net of interest expense on the $35,000 draw on the credit facility to finance the note
    (ii) adjust minority interest of 4.2%, and (iii) record the income tax effect at 38%.

(F) Reflects pro forma AGH as presented in AGH's Current Report on Form 8-K, dated April 6, 1998, filed with the Commission on April 7, 1998 (and the related 8-K/A filed on May 22, 1998) and incorporated herein by reference.

(G) Reflects (i) the amortization related to the additional deferred financing costs net of the amortization on the financing fees written off in connection with the termination of CapStar's credit facility, (ii) additional depreciation expense related to the adjustment to record AGH net assets acquired at fair market value in connection with the Merger,
    (iii) the adjustments to reflect the Prime Group II Acquisition (as defined in the AGH Form 10-K), (iv) an adjustment to eliminate $2,100 in non-recurring expenses incurred by AGH related to the Merger, (v) adjusted minority interest of 8.8%, and (vi) the adjustment to remove CapStar's income taxes in conjunction with the change in its tax status to a REIT.

(H) Pro forma net income per common share has been calculated using 45,498,023 basic shares and 45,816,591 diluted shares of MeriStar Common Stock.

(I) As a result of the Spin-Off, the Merger and the Transactions, MeriStar expects the following non-recurring items: (i) estimated tax expense of $20,000 and transaction expenses of $2,000 related to the Spin-Off, (ii) the write off of deferred financing fees of $5,529 in connection with the termination of CapStar's credit facility, and (iii) the write off of CapStar's deferred tax liability of $6,098 in conjunction with the change in its tax status to a REIT. These items will be charged to operations as incurred and have not been included in the Unaudited Pro Forma Statement of Operations. In addition, AGH has incurred $2,100 in non-recurring expenses related to the Merger, which have not been included in the Unaudited Pro Forma Statement of Operations.

                                   MERISTAR

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     PRO FORMA
                                  ACQUISITIONS(B)                                                        MERGER
                                  -----------------                                                 -----------------
                                                        PRO                                           AGH     OTHER
                       CAPSTAR                         FORMA    PARTICIPATING     OPCO                PRO    ADJUST-     PRO
                    HISTORICAL(A)   1997     1998   SPIN-OFF(C)   LEASES(D)   FINANCING(E) SUBTOTAL FORMA(F) MENTS(G)   FORMA
                    ------------- --------  ------- ----------- ------------- ------------ -------- -------- --------  --------
Hotel operating
 revenue..........    $309,083    $185,749  $98,899  $(87,042)    $(506,689)     $ --      $    --  $   --   $    --   $    --
Office rental and
 other revenue....       2,174       3,246      --        --            --         --         5,420   2,340       --      7,760
Hotel management,
 accounting and
 other............       5,136         (98)     --     (4,850)          --         --           188     --        --        188
Participating
 lease revenue....         --          --       --        --        140,936        --       140,936 133,875    29,943   304,754
                      --------    --------  -------  --------     ---------      -----     -------- -------  --------  --------
  Total revenue...     316,393     188,897   98,899   (91,892)     (365,753)       --       146,544 136,215    29,943   312,702
Hotel operating
 expenses.........     127,603      65,440   41,443   (21,866)     (212,620)       --           --      --        --        --
Office rental and
 other expenses...         845       1,347      --        --            --         --         2,192   1,256       --      3,448
Undistributed
 operating
 expenses:
  Administrative
   and general....      50,332      28,668   20,246   (21,240)      (75,008)       --         2,998   3,066       --      6,064
  Property
   operating
   costs..........      42,553      58,464    9,567   (50,319)      (60,265)       --           --      --        --        --
  Property taxes,
   insurance and
   other..........      12,558       6,326    3,367      (402)       (2,246)       --        19,603  18,296     6,584    44,483
  Depreciation and
   amortization...      20,990      12,456    7,833    (1,462)          --         --        39,817  39,969    10,586    90,372
                      --------    --------  -------  --------     ---------      -----     -------- -------  --------  --------
                       254,881     172,701   82,456   (95,289)     (350,139)       --        64,610  62,587    17,170   144,367
Interest expense,
 net..............      21,024      13,028   15,603      (638)          --        (700)      48,317  32,127    17,286    97,730
                      --------    --------  -------  --------     ---------      -----     -------- -------  --------  --------
  Total expenses..     275,905     185,729   98,059   (95,927)     (350,139)      (700)     112,927  94,714    34,456   242,097
                      --------    --------  -------  --------     ---------      -----     -------- -------  --------  --------
Income (loss)
 before minority
 interest and
 income taxes.....      40,488       3,168      840     4,035       (15,614)       700       33,617  41,501    (4,513)   70,605
Minority
 interest.........       1,425         968      104      (214)         (653)        29        1,659   5,736      (628)    6,767
                      --------    --------  -------  --------     ---------      -----     -------- -------  --------  --------
Income (loss)
 before income
 taxes............      39,063       2,200      736     4,249       (14,961)       671       31,958  35,765    (3,885)   63,838
Income tax
 provision........      14,911         768      279     1,614        (5,685)       255       12,142     --    (12,142)      --
                      --------    --------  -------  --------     ---------      -----     -------- -------  --------  --------
Net income........    $ 24,152    $  1,432  $   457  $  2,635     $  (9,276)     $ 416     $ 19,816 $35,765  $  8,257  $ 63,838(I)
                      ========    ========  =======  ========     =========      =====     ======== =======  ========  ========
Basic net income
 per common
 share............    $   1.29                                                                                         $   1.40(H)
                      ========                                                                                         ========
Diluted net income
 per common
 share............    $   1.27                                                                                         $   1.39(H)
                      ========                                                                                         ========


(A) Reflects the audited historical condensed consolidated statement of operations of CapStar for the year ended December 31, 1997.

(B) Reflects the 1997 pre-acquisition operations of 28 CapStar Owned Hotels acquired during 1997, the 1997 pre-acquisition operations for the 40 leases and management business of Winston acquired during 1997, and the 1997 operations of the nine hotels purchased subsequent to year-end. For each, the pre-acquisition operations were obtained from the pre-acquisition financial statements. Also reflects adjustments to (i) record depreciation and amortization expense as if the hotels and the leases and management business of Winston had been acquired as of the beginning of the year, (ii) record interest expense as if the various financing activities that occurred during 1997 and 1998 had occurred at the beginning of the year, (iii) adjust minority interest of 4.2% for the effects of the acquisitions, and (iv) record the income tax effect at 38%.

(C) Reflects the pro forma Spin-Off. In addition, reflects adjustments to (i) eliminate management fee revenue, (ii) record interest income on the $30,000 note receivable from OpCo, net of interest expense incurred on the $30,000 drawn on the credit facility to capitalize OpCo, (iii) adjust minority interest of 4.2% for the effects of the Spin-Off, and (iv) record the income tax effect at 38%.

(D) Reflects the execution of the Participating Leases to (i) transfer the hotel operations to OpCo, and (ii) adjust minority interest of 4.2% for the effects of (i), and (iii) record the income tax effect at 38%. Participating Lease revenue was calculated based on expected terms of leases applied to the historical operations of the hotels.

(E) Reflects adjustments to (i) record interest income at an annual interest rate of 9.25% on the $35,000 note receivable from OpCo, net of interest expense on the $35,000 draw on the credit facility to finance the note
    (ii) adjust minority interest of 4.2% and (iii) record the income tax effect at 38%.

(F) Reflects pro forma AGH as presented in AGH's Current Report on Form 8-K, dated April 6, 1998 and filed on April 7, 1998 (and the related Form 8-K/A, filed on May 22, 1998) and incorporated herein by reference.

(G) Reflects (i) the amortization related to the additional deferred financing costs net of the amortization on the financing fees written off in connection with the termination of CapStar's credit facility, (ii) additional depreciation expense related to the adjustment to record AGH net assets acquired at fair market value in connection with the Merger,
    (iii) the adjustments to reflect the Prime Group II Acquisition (as defined in the AGH Form 10-K), (iv) adjusted minority interest of 8.8%, and (v) the adjustment to remove CapStar's income taxes in conjunction with the change in its tax status to a REIT.

(H) Pro forma net income per common share has been calculated using 45,474,873 basic shares and 45,767,508 diluted shares of MeriStar Common Stock.

(I) As a result of the Spin-Off, the Merger and the Transactions, MeriStar expects the following non-recurring items: (i) estimated tax expense of $20,000 and transaction expenses of $2,000 related to the Spin-Off, (ii) the write off of deferred financing fees of $5,529 in connection with the termination of CapStar's credit facility, and (iii) the write off of CapStar's deferred tax liability of $6,098 in conjunction with the change in its tax status to a REIT. These items will be charged to operations as incurred and have not been included in the Unaudited Pro Forma Statement of Operations. In addition, subsequent to December 31, 1997, AGH incurred $2,100 in non-recurring expenses related to the Merger which have not been included in the Unaudited Pro Forma Statements of Operations.

                 OPCO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The Unaudited Pro Forma Balance Sheet of OpCo as of March 31, 1998 is presented assuming the following transactions had occurred on March 31, 1998:
(i) the Spin-Off, (ii) the execution of the Participating Leases and the transfer of net hotel operating assets from CapStar, and (iii) the acquisition of AGH Leasing and AGHI.

  The Unaudited Pro Forma Statement of Operations of OpCo for the three months ended March 31, 1998 and the year ended December 31, 1997 are presented assuming the following transactions occurred at the beginning of 1997: (i) the Spin-Off, (ii) the execution of the Participating Leases and the related transfer of hotel operations, and (iii) the acquisition of AGH Leasing and AGHI.

  In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments columns, which are further described in the notes to the OpCo Unaudited Pro Forma Financial Statements. The OpCo Unaudited Pro Forma Financial Statements are not necessarily indicative of what OpCo's financial position or results of operations would have been if all the hotels were owned on such dates and if the Spin-Off and other related transactions occurred on such dates. Additionally, the pro forma information does not purport to project OpCo's financial position or results of operations at any future date or for any future period. The OpCo Unaudited Pro Forma Financial Statements should be read in conjunction with the historical financial statements and related notes thereto of OpCo, AGH Leasing and AGHI, which are incorporated by reference herein.

                                     OPCO

                       UNAUDITED PRO FORMA BALANCE SHEET

                              MARCH 31, 1998
                            (DOLLARS IN THOUSANDS)

                                                                            ACQUIRE
                                                                              AGH
                                          SPIN-    PARTICIPATING          LEASING AND
                          HISTORICAL (A) OFF (B)    LEASES (C)   SUBTOTAL  AGHI (D)   PRO FORMA
                          -------------- --------  ------------- -------- ----------- ---------
ASSETS
Cash and cash
 equivalents............     $28,602     $ 30,000     $   --     $ 58,602  $(48,799)  $  9,803
Prepaid expenses,
 deposits and other.....      17,498          --       37,959      55,457       --      55,457
Intangible and fixed
 assets, net............      38,619          --          --       38,619    95,000    133,619
                             -------     --------     -------    --------  --------   --------
  Total assets..........     $84,719     $ 30,000     $37,959    $152,678  $ 46,201   $198,879
                             =======     ========     =======    ========  ========   ========
LIABILITIES, MINORITY INTEREST AND
 OWNERS'/STOCKHOLDERS' EQUITY
Due to affiliate........     $18,372     $(18,372)    $   871    $    871  $    --    $    871
Other liabilities.......      20,069          --       37,088      57,157       --      57,157
Credit facilities.......         --        30,000         --       30,000    35,000     65,000
Capital leases and other
 debt...................         776                      --          776       --         776
                             -------     --------     -------    --------  --------   --------
  Total liabilities.....      39,217       11,628      37,959      88,804    35,000    123,804
Minority interest.......       3,835          768         --        4,603    11,201     15,804
Common stock............         --           249         --          249       --         249
Additional paid-in
 capital................         --        59,022         --       59,022       --      59,022
Retained earnings.......         --           --          --          --        --         --
Owners' equity..........      41,667      (41,667)        --          --        --         --
                             -------     --------     -------    --------  --------   --------
Owners'/Stockholders'
 equity.................      41,667       17,604         --       59,271       --      59,271
  Total liabilities,
   minority interest and
   owners'/stockholders'
   equity...............     $84,719     $ 30,000     $37,959    $152,678  $ 46,201   $198,879
                             =======     ========     =======    ========  ========   ========

--------

(A) Reflects the unaudited historical condensed combined balance sheet of OpCo as of March 31, 1998.

(B) Reflects adjustments to capitalize OpCo upon the Spin-Off for (i) $30,000 of cash drawn from OpCo's credit facilities, and (ii) contributions of $18,372 to OpCo shareholders ($17,604) and OP Unit holders ($768) by CapStar upon forgiveness of $18,372 due to CapStar.

(C) Reflects the transfer of net hotel operating assets from CapStar ($37,959 of operating assets and $37,088 of operating liabilities) in conjunction with the execution of the Participating Leases and the resulting due to affiliate of $871 for the amount by which operating assets transferred to OpCo exceed operating liabilities assumed by OpCo

(D) Reflects the acquisitions of AGH Leasing and AGHI for $95,000. Based on preliminary estimates, the purchase price will be allocated $26,500 to intangible hotel leases acquired, to be amortized over 26 years and $68,500 to goodwill, to be amortized over 35 years. The transaction is to be financed with $48,799 in cash, an additional $35,000 drawn from OpCo's credit facilities and $11,201 in OpCo OP Units.

                                   OPCO

               UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                    THREE MONTHS ENDED MARCH 31, 1998

             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                  ACQUIRE AGH LEASING
                                                                                       AND AGHI
                                                                           ----------------------------------
                                        SPIN-OFF   PARTICIPATING              AGH                  OTHER
                        HISTORICAL(A) PRO FORMA(B)   LEASES(C)   SUBTOTAL  LEASING(D) AGHI(D)  ADJUSTMENTS(E) PRO FORMA
                        ------------- ------------ ------------- --------  ---------- -------  -------------- ---------
Revenue from hotel
 operations:
 Rooms................     $23,404       $ --         $84,254    $107,658   $68,816   $  --       $   --      $176,474
 Food and beverage....       1,357         --          33,632      34,989    20,493      --           --        55,482
 Other hotel revenue..       1,219         --           7,024       8,243     4,292      --           --        12,535
Hotel management,
 accounting and
 other................       4,150         --          (3,121)      1,029       --     2,815       (1,759)       2,085
                           -------       -----        -------    --------   -------   ------      -------     --------
 Total revenue........      30,130         --         121,789     151,919    93,601    2,815       (1,759)     246,576
Hotel operating
 expense by
 department:
 Rooms................       5,124         --          21,130      26,254    14,978      --           --        41,232
 Food and beverage....         995         --          27,154      28,149    14,931      --           --        43,080
 Other operating
  departments.........         498         --           3,819       4,317     2,054      --           --         6,371
Undistributed
 operating expenses:
 Administrative and
  general.............       6,963         --          20,775      27,738    14,203    2,430         (577)      43,794
 Property operating
  costs...............       4,142         --          15,778      19,920    12,112      --        (2,070)      29,962
 Lease expense........      10,655         --          41,174      51,829    33,763      --           --        85,592
 Depreciation and
  amortization........         421         --             --          421        26       27          750        1,224
                           -------       -----        -------    --------   -------   ------      -------     --------
                            28,798         --         129,830     158,628    92,067    2,457       (1,897)     251,255
Interest expense and
 other, net...........         539         694            --        1,233         6      (42)         809        2,006
                           -------       -----        -------    --------   -------   ------      -------     --------
Total expenses........      29,337         694        129,830     159,861    92,073    2,415       (1,088)     253,261
                           -------       -----        -------    --------   -------   ------      -------     --------
Income (loss) before
 minority interest and
 income taxes.........         793        (694)        (8,041)     (7,942)    1,528      400         (671)      (6,685)
Minority interest.....          35         (20)          (336)       (321)      --       --          (753)      (1,074)
                           -------       -----        -------    --------   -------   ------      -------     --------
Income (loss) before
 income taxes.........         758        (674)        (7,705)     (7,621)    1,528      400           82       (5,611)
Income tax provision
 (benefit)............         --           34         (3,082)     (3,048)      --       --           804       (2,244)
                           -------       -----        -------    --------   -------   ------      -------     --------
Net income (loss).....     $   758       $(708)       $(4,623)   $ (4,573)  $ 1,528   $  400      $  (722)    $ (3,367)
                           =======       =====        =======    ========   =======   ======      =======     ========
Basic net income per
 common share.........          NA                                                                            $  (0.14)(F)
                           =======                                                                            ========
Diluted net income per
 common share.........          NA                                                                            $  (0.14)(F)
                           =======                                                                            ========

--------

(A) Reflects the unaudited historical condensed combined statement of operations of OpCo for the three months ended March 31, 1998.

(B) Reflects adjustments to (i) record interest expense (at an annual rate of 9.25%) of $694 relating to the $30,000 drawn from OpCo's credit facilities, (ii) adjust minority interest for the effects of (i) and (iii) record income taxes at 40% in conjunction with the change in tax status to a C-corporation.

  A reconciliation of net income (loss) per the Historical and Spin-Off Pro Forma columns in the OpCo Unaudited Pro Forma Statement of Operations for the three months ended March 31, 1998 to net income per the Pro Forma Spin-Off column in the MeriStar Unaudited Pro Forma Statement of Operations for the same period (see page 130) is as follows:

   OPCO PRO FORMA:
   ---------------
   Net income (loss)--Historical column.............................. $   758
          --Spin-Off Pro Forma column................................    (708)
                                                                      -------
   Historical and Spin-Off Pro Forma columns, net.................... $    50
   RECONCILING ITEMS:
   ------------------
   Management fees earned by OpCo from CapStar-owned hotels--
    eliminated in CapStar's consolidation............................  (3,121)
   Interest expense incurred by CapStar on financing of note
    receivable from OpCo.............................................   1,218
   Minority interest effect of the above reconciling items...........    (103)
   Income tax effect of the above reconciling items..................     764
                                                                      -------
   MERISTAR PRO FORMA:
   -------------------
   Net income--Pro Forma Spin-Off column (page 130).................. $(1,192)
                                                                      =======

(C) Reflects the execution of the Participating Leases to (i) present a full period of hotel operations for hotels leased from CapStar, (ii) adjust minority interest for the effects of (i) and (iii) record income taxes at 40%.

(D) Reflects adjustments for the acquisition of AGH Leasing and AGHI for (i) pro forma AGH Leasing presented in AGH's Current Report on Form 8-K, dated April 6, 1998 and filed on April 7, 1998 (and the related Form 8-K/A, filed on May 22, 1998) and incorporated herein by reference and (ii) the historical operating activity of AGHI which is derived from the historical financial statements of AGHI included in CapStar's Current Report on Form 8-K, dated and filed on April 7, 1997 (and the related Form 8-K/A, filed on May 22, 1998), and incorporated herein by reference.

(E) Other adjustments for the acquisition reflect (i) elimination of historical management fees earned by AGHI from the AGH Owned Hotels of $1,759, (ii) elimination of pro forma management fees incurred by AGH Leasing for AGHI services of $2,070, (iii) elimination of management advisory services fees of $858 that will not be incurred in the future (as the Company will perform these functions internally), net of $281 of additional general and administrative costs expected to be incurred upon the Spin-Off and acquisition, (iv) amortization of $750 on intangible assets acquired in the purchase, (v) interest expense of $809 relating to the $35,000 draw from OpCo's credit facility, (vi) minority interest of 16.2% adjusted for (i) through (v), and (vii) income taxes at 40%.

(F) Pro forma basic and diluted net income per common share has been calculated using 24,890,355 shares of OpCo Common Stock.

                                     OPCO

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                  ACQUIRE AGH LEASING
                                                                                       AND AGHI
                                                                           ----------------------------------
                                         SPIN-OFF   PARTICIPATING             AGH                  OTHER
                         HISTORICAL(A) PRO FORMA(B)   LEASES(C)   SUBTOTAL LEASING(D) AGHI(D)  ADJUSTMENTS(E) PRO FORMA
                         ------------- ------------ ------------- -------- ---------- -------  -------------- ---------
Revenue from hotel
 operations:
 Rooms.................     $ 9,880      $68,738      $343,066    $421,684  $252,513  $  --       $    --     $674,197
 Food and beverage.....       1,397        3,316       137,358     142,071    76,703     --            --      218,774
 Other.................         474        3,237        26,265      29,976    15,690     --            --       45,666
Hotel management,
 accounting and other..      12,088          --         (7,238)      4,850       --    7,351        (1,691)     10,510
                            -------      -------      --------    --------  --------  ------      --------    --------
 Total revenue.........      23,839       75,291       499,451     598,581   344,906   7,351        (1,691)    949,147
Hotel operating expense
 by department:
 Rooms.................       2,533       14,300        89,297     106,130    59,503     --            --      165,633
 Food and beverage.....         909        2,215       109,096     112,220    58,940     --            --      171,160
 Other operating
  departments..........         261        1,648        14,227      16,136     8,259     --            --       24,395
Undistributed operating
 expenses:
 Administrative and
  general..............      10,473       11,169        77,254      98,896    54,873   7,242        (1,102)    159,909
 Property operating
  costs................       1,917       12,265        60,265      74,447    47,607     --         (7,355)    114,699
 Participating lease
  expense..............       4,135       32,002       140,936     177,073   120,128     --            --      297,201
 Depreciation and
  amortization.........         636          826           --        1,462       104     124         3,000       4,690
                            -------      -------      --------    --------  --------  ------      --------    --------
                             20,864       74,425       491,075     586,364   349,414   7,366        (5,457)    937,687
Interest expense and
 other, net............          10        2,775           --        2,785      (373)   (135)        2,974       5,251
                            -------      -------      --------    --------  --------  ------      --------    --------
Total expenses.........      20,874       77,200       491,075     589,149   349,041   7,231        (2,483)    942,938
                            -------      -------      --------    --------  --------  ------      --------    --------
Income (loss) before
 minority interest and
 income taxes..........       2,965       (1,909)        8,376       9,432    (4,135)    120           792       6,209
Minority interest......         103          (14)          350         439    (1,663)    --          2,271       1,047
                            -------      -------      --------    --------  --------  ------      --------    --------
Income (loss) before
 income taxes..........       2,862       (1,895)        8,026       8,993    (2,472)    120        (1,479)      5,162
Income tax provision...         --           387         3,210       3,597       --      --         (1,532)      2,065
                            -------      -------      --------    --------  --------  ------      --------    --------
Net income (loss)......     $ 2,862      $(2,282)     $  4,816    $  5,396  $ (2,472) $  120      $     53    $  3,097
                            =======      =======      ========    ========  ========  ======      ========    ========
Basic net income per
 common share..........          NA                                                                           $   0.12(F)
                            =======                                                                           ========
Diluted net income per
 common share..........          NA                                                                           $   0.12(F)
                            =======                                                                           ========

--------
(A) Reflects the audited historical condensed combined statement of operations of OpCo for the year ended December 31, 1997.

(B) Reflects the pre-acquisition operations of the management operations and leases acquired during 1997 as if they were acquired at the beginning of the year. The pre-acquisition operations were obtained from each entity's pre-acquisition financial statements. Also reflects adjustments to (i) record pro forma depreciation and amortization at OpCo's cost basis for its acquisitions, (ii) record interest expense of $2,775 at 9.25% relating to the $30,000 drawn from OpCo's credit facilities, (iii) adjust minority interest for the effects of the acquisitions and (i) and (ii), and (iv) record income taxes at 40% in conjunction with the change in tax status to a C-corporation.

  A reconciliation of net income (loss) per the Historical and Spin-Off Pro Forma columns in the OpCo Unaudited Pro Forma Statement of Operations for the year ended December 31, 1997 to net income per the Pro Forma Spin-Off column in the MeriStar Unaudited Pro Forma Statement of Operations for the same period (see page 132) is as follows:

   OPCO PRO FORMA:
   ---------------
   Net income (loss)--Historical column.............................. $ 2,862
          --Spin-Off Pro Forma column................................  (2,282)
                                                                      -------
   Historical and Spin-Off Pro Forma columns, net.................... $   580
   RECONCILING ITEMS:
   ------------------
   Management fees earned by OpCo from CapStar-owned hotels--
    eliminated in CapStar's consolidation............................  (7,238)
   Interest expense incurred by CapStar on financing of note
    receivable from OpCo.............................................   2,147
   Minority interest effect of the above reconciling items...........    (125)
   Income tax effect of the above reconciling items..................   2,001
                                                                      -------
   MERISTAR PRO FORMA:
   -------------------
   Net income--Pro Forma Spin-Off column (page 132).................. $(2,635)
                                                                      =======

(C) Reflects the execution of the Participating Leases to (i) present a full year of hotel operations for hotels leased from CapStar, (ii) eliminate $7,238 of management fee revenue earned from CapStar-owned hotels, (iii) adjust minority interest for the effects of (i) and (ii), and (iv) record income taxes at 40%.

(D) Reflects adjustments for the acquisition of AGH Leasing and AGHI for (i) pro forma AGH Leasing presented in AGH's Current Report on Form 8-K, dated April 6, 1998, filed with the Commission on April 7, 1998 (and the related 8-K/A filed on May 22, 1998) and incorporated herein by reference and (ii) the historical operating activity of AGHI that is derived from the historical financial statements of AGHI included in CapStar's Current Report on Form 8-K, dated and filed on April 7, 1997 (and the related 8-K/A filed on May 22, 1998) incorporated herein by reference.

(E) Other adjustments for the acquisition reflect (i) elimination of historical management fees earned by AGHI from the AGH Owned Hotels of $1,691, (ii) elimination of pro forma management fees incurred by AGH Leasing for AGHI services of $7,355, (iii) elimination of management advisory services fees of $2,227 that will not be incurred in the future (as the Company will perform these functions internally) net of $1,125 of additional general and administrative costs expected to be incurred upon the Spin-Off and acquisition, (iv) amortization of $3,000 on intangible assets acquired in the purchase, (v) interest expense of $3,238 relating to the $35,000 draw from OpCo's credit facility net of historical AGH Leasing and AGHI interest expense of $264 which will not be incurred upon acquisition, (vi) minority interest adjusted for (i) through (v), and
    (vii) income taxes at 40%.
(F) Pro forma basic and diluted net income per common share has been calculated using 24,867,205 shares of OpCo Common Stock.

                                BUSINESS OF AGH

  AGH is a self-administered REIT that owns a geographically diverse portfolio of primarily full-service hotels. There are currently 53 AGH Owned Hotels located in 21 states and containing an aggregate of approximately 12,600 guest rooms. Several of the AGH Owned Hotels are concentrated in five states. The geographic concentration of such hotels (based upon the number of guestrooms) are as follows: 12.1% in California; 29.8% in Florida; 5.1% in New Jersey; 7.6% in Texas; and 6.7% in Virginia. Substantially all of the AGH Owned Hotels are operated under franchise agreements with such national hotel brands as Crowne Plaza, Hilton, Wyndham, Marriot, Holiday Inn Select, Radisson, Westin, DoubleTree, Holiday Inn and Sheraton. AGH's management believes that the full-service segment of the hotel market continues to offer numerous opportunities to acquire hotels at attractive multiples of cash flow and at discounts to replacement cost, including underperforming hotels that may benefit from AGH's repositioning strategies.

  In order to qualify as a REIT, AGH may not operate hotels. AGH has leased 45 of the AGH Owned Hotels to AGH Leasing (and an affiliate of AGH Leasing known as Twin Towers Leasing, L.P.) and eight of the AGH Owned Hotels to independent lessees that are affiliates of Prime Hospitality Corp. ("Prime"), a NYSE-listed corporation (together, the "Prime Lessee"), each pursuant to separate Participating Leases. Following the Merger, AGH expects that it will lease future acquired hotels to OpCo, and certain hotels subject to purchase contracts with Prime, to the Prime Lessee. AGH Leasing has entered into separate management agreements with AGHI to manage 44 of the AGH Owned Hotels and Wyndham Hotel Corporation ("Wyndham") to manage one of the MeriStar Owned Hotels. The remaining eight AGH Owned Hotels are leased and managed by the Prime Lessee. Following the Merger, MeriStar will enter into management agreements for future acquired hotels, other than certain hotels subject to existing hotel purchase agreements with Prime.

  Concurrent with the execution of the Merger Agreement, the partners of AGH Leasing, AGHI and OpCo entered into an acquisition agreement pursuant to which OpCo agreed to purchase (i) substantially all of the assets of the AGHI and
(ii) 100% of the limited partnership interests in the AGH Leasing, which purchases will close immediately following the Spin-Off and the Merger. See "The Spin-Off--The Lessee-Manager Acquisition Agreement."

                              BUSINESS OF CAPSTAR

  CapStar is a leading owner and manager of upscale, full-service hotels in North America. CapStar owns, leases and/or manages 141 hotels that contain 28,247 rooms. There are 55 CapStar Owned Hotels containing 14,767 rooms, 46 CapStar Leased Hotels (of which it manages 36) containing 6,581 rooms and 40 CapStar Managed Hotels containing 6,899 rooms. The CapStar Owned Hotels are located in major metropolitan areas or rapidly growing secondary cities and are well located within these markets. Several of the CapStar Owned Hotels are concentrated in six states. The geographic concentration of such hotels are as follows: 18.2% in Texas, 12.7% in California; 7.3% in Canada; 5.5% in Colorado; 5.5% in the District of Columbia; and 5.5% in New Jersey. The CapStar Owned Hotels include hotels operated under nationally recognized brand names such as Hilton, Sheraton, Westin, Marriott, Doubletree and Embassy Suites. CapStar's business strategy is to opportunistically acquire hotel properties and related businesses with the potential for cash flow growth, and to renovate, reposition and operate each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market.

  CapStar is one of the fastest growing owner/operators of upscale, full-service hotels in North America, having increased its portfolio of CapStar Owned Hotels fourfold since its initial public offering in August 1996. During the year ended December 31, 1997, CapStar expanded its portfolio by completing the purchase of 28 upscale, full-service hotels containing 6,853 rooms for an aggregate purchase price, including planned initial renovations, of $602.1 million. In January 1998, CapStar completed the acquisition of a portfolio of six upscale, full-service hotels containing 1,960 rooms from certain affiliates of Medallion Hotels, Inc. for a purchase price of $150.0 million. In addition, in April 1998 CapStar acquired the 524-room Sheraton Fisherman's Wharf Hotel for a purchase price of $84.0 million. During 1997, CapStar expanded its base of CapStar Leased Hotels and CapStar Managed Hotels through the acquisition of substantially all of the assets of Winston, for a purchase price of approximately $34.0 million. As a result of the Winston acquisition, CapStar currently leases 43 hotels owned by Winston Hotels, Inc., a real estate investment trust, and manages 33 of such hotels.

  As a fully integrated owner and manager, CapStar has capitalized on its management experience and expertise by continuing to make opportunistic acquisitions of full-service hotels, securing additional management agreements and improving the operating performance of its hotels. CapStar's senior management team, with an average of 20 years of lodging industry experience, has successfully managed hotels in all segments of the lodging industry, with particular emphasis on upscale, full-service hotels. Since the inception of CapStar's management business in 1987, CapStar has achieved consistent revenue and portfolio growth, even during periods of relative industry weakness.

  CapStar believes that the upscale, full-service segment of the lodging industry is the most attractive segment in which to own, manage and acquire hotels and further believes that there are currently many attractive opportunities to acquire properties in this segment of the industry at prices below replacement cost. The upscale, full-service segment is attractive for several reasons. First, CapStar expects that there will be no significant increases in the supply of upscale, full-service hotels in the next several years because the cost of new construction generally does not justify new hotel development. Second, upscale, full-service hotels appeal to a wide variety of customers, thus reducing the risk of decreasing demand from any particular customer group. Additionally, such hotels have particular appeal to both business executives and upscale leisure travelers, customers who are generally less price sensitive than travelers who use limited-service hotels. Finally, full-service hotels require a greater depth of management expertise than limited-service hotels, and CapStar believes that its superior management skills provide it with a significant competitive advantage in their operation.

                               BUSINESS OF OPCO

  OpCo will be the successor in interest and will assume all of the rights and liabilities with respect to the management agreements and Participating Leases of the Predecessor Entities. See "The Spin-Off--The Lessee-Manager Acquisition Agreement." At the effective time of the Spin-Off, OpCo will lease and manage 135 hotels containing 31,156 rooms and manage an additional 55 hotels containing 9,822 rooms, and lease (but not manage) 11 hotels containing 1,498 rooms. OpCo will be one of the largest independent hotel management companies in the United States based on rooms under management.

  OpCo will enter into the Intercompany Agreement with MeriStar pursuant to which OpCo will be given the right of first refusal to manage all of the future MeriStar Owned Hotels. OpCo believes that the Intercompany Agreement represents an attractive opportunity because (i) the MeriStar Owned Hotels are upscale, full-service hotels operated under nationally recognized brand names located in major metropolitan or growing secondary markets and (ii) they have attractive current returns and potential for significant revenue and cash flow growth through implementation of OpCo's operating strategy.

  OpCo will capitalize on its management experience and expertise by continuing to secure additional management agreements and improving the operating performance of the hotels it leases and/or manages. OpCo's senior management team, with an average of 20 years of lodging industry experience, has successfully managed hotels in all segments of the lodging industry, with particular emphasis on upscale, full-service hotels. This management experience led the Predecessor Entities to achieve consistent revenue and portfolio growth, even during periods of relative industry weakness.

  The Predecessor Entities attributed their management success to their ability to analyze each hotel as a unique property and identify those particular cash flow growth opportunities which each hotel presents. OpCo's principal operating objectives will be to continue to analyze each hotel as a unique property, to generate higher RevPAR, to increase average daily rates ADR, and to increase net operating income while providing its hotel guests with high-quality service and value.

  In addition to assuming the rights and obligations under all of the operating leases and management contracts of the Predecessor Entities, OpCo will assume the interest of the Predecessor Entities in two joint ventures. OpCo expects to form additional strategic alliances with institutional and private hotel owners and to secure additional fee management arrangements. See "Special Note Regarding Forward-Looking Statements."

                             POLICIES OF MERISTAR

  The following is a discussion of MeriStar's policies with respect to distributions, investment, financing, conflicts of interest and certain other activities, which MeriStar expects to implement following the Merger. Neither the MeriStar Charter nor the MeriStar Bylaws mandate any specific policies, and those set forth below may be amended or rescinded from time to time following consummation of the Merger at the discretion of the MeriStar Board without a vote of its stockholders, except that (i) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (ii) certain policies with respect to competition are imposed pursuant to contracts that cannot be amended without the consent of all parties thereto.

DIVIDEND AND DISTRIBUTION POLICIES

  It is intended that MeriStar will operate so as to qualify as a REIT under sections 856 through 860 of the Code and applicable Treasury Regulations. To obtain and maintain its status as a REIT, MeriStar generally will be required each year to distribute to its stockholders at least 95% of its taxable income after certain adjustments.

  Future distributions by MeriStar will be at the discretion of the MeriStar Board and will depend on MeriStar's financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the MeriStar Board deems relevant. There can be no assurance that any such distributions will be made by MeriStar.

  Distributions by MeriStar to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in its shares of MeriStar Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of MeriStar Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares. No assurances can be given regarding what percent of future distributions will constitute return of capital for federal income tax purposes.

INVESTMENT POLICIES

  As part of the Merger, the CapStar Hotel OP will be merged into the AGH Operating Partnership, and MeriStar intends to conduct all its investment activities as well as new activities through the MeriStar Operating Partnership for as long as such partnership exists.

 Investments in Real Estate or Interests in Real Estate

  MeriStar intends to acquire equity interests in hotels and related properties throughout the United States and, on a limited basis, elsewhere in North America. Additional acquisitions could be made directly or by the MeriStar Operating Partnership or other entities controlled by MeriStar, if any exist. MeriStar's investment objective is to maximize current returns to MeriStar stockholders through increases in cash available for distribution and to increase long-term returns to MeriStar stockholders through appreciation in the value of the MeriStar Common Stock. MeriStar intends to achieve these objectives by participating in increased profits from the MeriStar Owned Hotels pursuant to the Participating Leases and by the selective acquisition and development of hotel properties.

  Although AGH presently anticipates that additional investments in hotel properties will be made through the MeriStar Operating Partnership, additional investments may be made directly by MeriStar or other entities controlled by MeriStar, if any exist. Such investments may be financed, in whole or in part, with excess cash flow, borrowings or subsequent issuances of shares of MeriStar Common Stock or other securities issued by MeriStar or by entities controlled by MeriStar.

 Investments in Other Entities

  MeriStar also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that may have priority over the equity interests in MeriStar.

 Investments in Real Estate Mortgages and Securities of Other Issuers

  While MeriStar will emphasize equity hospitality investments, it may, in its discretion, invest in mortgage and other real estate interests, including securities of REITs and other issuers. Subject to compliance with applicable REIT asset test requirements, MeriStar will have no limit on the amount or percentage of assets represented by one investment or investment type. MeriStar does not presently intend to invest in securities of REITs or other issuers. MeriStar also does not presently intend to trade or underwrite securities or to make investments for the purpose of exercising control over other issuers. MeriStar may invest in participating or convertible mortgages if it concludes that by doing so it may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participations because they permit the lender to either participate in increasing revenues from the property or convert some or all of the mortgage to equity.

FINANCING POLICIES

  MeriStar intends to make additional investments in hotel properties and may incur indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from MeriStar's investments and working capital is insufficient to fund such investments or distributions.

  To ensure that MeriStar has sufficient liquidity to conduct its operations, including making investments in additional hotel properties and funding its anticipated distribution obligations and financing costs, MeriStar is currently negotiating the Proposed Credit Facility. Borrowings under the Proposed Credit Facility, among other things, will be utilized to purchase the new hotels and additional funds may be used to acquire related businesses. MeriStar intends to maintain a conservative capital structure.

  Borrowings may be incurred through the MeriStar Operating Partnership or MeriStar. Indebtedness incurred by MeriStar may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness incurred by the MeriStar Operating Partnership may be in the form of purchase money obligations to the sellers of hotels, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the hotels owned by the MeriStar Operating Partnership. Such indebtedness may be recourse to all or any part of the hotels of MeriStar or the MeriStar Operating Partnership, or may be limited to the particular hotel to which the indebtedness relates. The proceeds from any borrowings by MeriStar or the MeriStar Operating Partnership may be used for the payment of distributions or dividends, working capital, to refinance existing indebtedness or to finance acquisitions, expansions, additions or renovations of hotel properties.

  If the MeriStar Board determines to raise additional equity capital, upon approval of Proposal Two, the MeriStar Board will have the authority, without stockholder approval, to issue additional shares of MeriStar Common Stock and MeriStar Preferred Stock in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. The stockholders of MeriStar will have no preemptive right to purchase shares issued in any subsequent offering of shares by MeriStar, and any such issuance could cause a dilution of a stockholder's investment in MeriStar. See "The Spin-Off--The Intercompany Agreement."

  MeriStar may make investments other than as previously described, although it does not currently intend to do so.

CONFLICTS OF INTEREST POLICIES

  MeriStar will continue certain policies and agreements of AGH and CapStar designed to minimize potential conflicts of interest. The MeriStar Board will be subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. See "Risk Factors--Conflict of Interest Risks in Relationship Between MeriStar and OpCo."

 Charter and Bylaw Provisions

  The MeriStar Charter, with limited exceptions, will require that a majority of the MeriStar Board be comprised of Independent Directors. The MeriStar Charter will provide that such provisions relating to Independent Directors may not be amended, altered, changed or repealed without the affirmative vote of all of the Independent Directors and the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on such a matter. In addition, MeriStar's Bylaws will provide that any action pertaining to any transaction in which MeriStar is purchasing, selling, leasing or mortgaging any real estate asset, making a joint venture investment or engaging in any other transaction in which an advisor, director or officer of MeriStar, any affiliated lessee or affiliated contract manager of any property of MeriStar or any affiliate of the foregoing, has any direct or indirect interest other than as a result of such person's status as a director, officer or stockholder of MeriStar, must be approved by the affirmative vote of a majority of the Independent Directors even if the Independent Directors constitute less than a quorum.

 The MeriStar Operating Partnership

  A conflict of interest may arise between MeriStar, as a general and limited partner of the MeriStar Operating Partnership, and the other MeriStar Limited Partners of the MeriStar Operating Partnership, due to the differing potential tax liability to MeriStar and the other MeriStar Limited Partners from the subsequent sale of certain hotels by the MeriStar Operating Partnership resulting from the differing tax bases of MeriStar and such affiliates associated with such hotels. The MeriStar Operating Partnership Agreement will give MeriStar, as the general partner of the MeriStar Operating Partnership, full, complete and exclusive discretion in managing and controlling the business of the MeriStar Operating Partnership and in making all decisions affecting the business and assets of the MeriStar Operating Partnership.

 Provisions of the MGCL

  Pursuant to the MGCL, each director of MeriStar will be required to discharge his duties in good faith in a manner he reasonably believes to be in the best interest of MeriStar and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under the MGCL, a contract or other transaction between MeriStar and a director or between MeriStar and any other corporation or other entity in which a director of MeriStar is a director or has a material financial interest will not be void or voidable solely on the grounds of such interest, the presence of the director at the meeting at which the contract or transaction is approved or the director's vote in favor thereof if (a) the fact of the common directorship or interest is disclosed or known to (i) the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum or (ii) the stockholders entitled to vote, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity or (b) the contract or the transaction is fair and reasonable to MeriStar.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  MeriStar will have the authority to offer shares of stock or other securities and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. MeriStar may (but is not obligated to) issue shares of MeriStar Common Stock to holders of MeriStar OP Units upon exercise of the Exchange Rights. MeriStar does not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers, nor does MeriStar intend to invest in the securities of other issuers other than the MeriStar Operating Partnership for the purpose of exercising control over such issuers. MeriStar does not intend to make any loans to third parties, although it does intend to make certain loans to the OpCo, and it may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. See "The Spin-Off." MeriStar intends to make investments in such a way that it will not be required to register as an investment company under the Investment Company Act of 1940, as amended.

WORKING CAPITAL RESERVES

  MeriStar will maintain working capital reserves in amounts that the MeriStar Board determines to be adequate to meet normal contingencies in connection with the operation of MeriStar's business and investments.

                            MANAGEMENT OF MERISTAR

DIRECTORS

  The following table sets forth the proposed composition of the MeriStar Board following consummation of the Merger, if both the Merger Proposal and Proposal Five are approved. See "The AGH Meeting--Proposal One: Approval and Adoption of The Merger Proposal" and "--Proposal Five: Election of Directors." For information concerning the business experience of the persons to be elected to the MeriStar Board, see "The AGH Meeting--Proposal Five: Election of Directors."

                                                                EXPIRATION
   NAME                                                     AGE  OF TERM   CLASS
   ----                                                     --- ---------- -----
   Daniel L. Doctoroff.....................................  39    2000       I
   William S. Janes........................................  43    2000       I
   Steven D. Jorns.........................................  49    2000       I
   H. Cabot Lodge III......................................  41    2001      II
   Paul W. Whetsell........................................  47    2001      II
   James R. Worms..........................................  51    2001      II
   James F. Dannhauser..................................... 45     1999     III
   Bruce G. Wiles..........................................  46    1999     III
   Mahmood Khimji.......................................... 37     1999     III

EXECUTIVE OFFICERS

  The following table sets forth the name, age, expected title and business experience for each person who is expected to serve as an executive officer of MeriStar following consummation of the Merger. For information concerning the business experience of Messrs. Whetsell, Jorns and Wiles, see "The AGH Meeting--Proposal Five: Election of Directors."

   NAME                   AGE                     POSITION
   ----                   ---                     --------
   Paul W. Whetsell......  47 Chairman of the Board and Chief Executive Officer
   Steven D. Jorns.......  49 Vice Chairman and Chief Operating Officer
   Bruce G. Wiles........  46 President and Chief Investment Officer
   John Emery............  34 Chief Financial Officer
   Kenneth E. Barr.......  49 Treasurer and Chief Accounting Officer

  John Emery has served as Chief Financial Officer of CapStar since June 1997. From March 1996 to June 1997, Mr. Emery served as Treasurer and Secretary of CapStar. From September 1995 to March 1996, he served as Director of Finance of CapStar. Prior to that, from January 1987 to September 1995, he worked for Deloitte & Touche LLP in various capacities, culminating with Senior Manager for the hotel and real estate industries.

  Kenneth E. Barr has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of AGH since April 1996. Mr. Barr has also served since 1994 as a Senior Vice President of AGHI, where he directs the Accounting and Finance Department. At AGHI, Mr. Barr is responsible for financial management and controllership functions, including financial, accounting and reporting, management information systems, risk management, internal audits and treasury activities. Prior to joining AGHI, Mr. Barr held a senior financial position with Richfield Hotel Management, Inc., a national hotel management company. Prior to joining Richfield Hotel Management, Inc. in 1991, Mr. Barr served as the partner in charge of the audit practice of Laventhol & Horwath in Dallas and was also a member of that firm's National Audit Advisory Board. He is a Certified Public Accountant in Texas, Oklahoma and Puerto Rico.

EMPLOYMENT AGREEMENTS

  MeriStar has agreed to enter into employment agreements with Paul W. Whetsell, Steven D. Jorns, Bruce G. Wiles, John Emery and Kenneth E. Barr effective as of the Effective Time. With respect to Messrs. Whetsell and Jorns, each agreement will be for an initial term of five years with automatic renewals on a year-to-year basis thereafter unless terminated in accordance with its terms. The other employment agreements will be for an initial term of three years, with automatic renewals on a year-to-year basis thereafter, unless terminated in accordance with their respective terms. Certain material terms of these agreements are as follows:

 Base Salary

  Messrs. Whetsell and Jorns will each receive a base salary of $285,000 per year (Messrs. Whetsell and Jorns will also each receive a base salary of $190,000 per year as employees of OpCo). Mr. Wiles will receive a base salary of $300,000 per year, Mr. Emery will receive a base salary of $275,000 per year and Mr. Barr will receive a base salary of $190,000 per year. Each base salary will be subject to review annually.

 Annual Incentive Bonus

  Each executive shall be eligible to receive an annual incentive bonus at the following targeted amounts of base salary:

                                                   THRESHOLD          MAXIMUM
                                                    TARGET   TARGET BONUS AMOUNT
                                                   --------- ------ ------------
   Paul W. Whetsell...............................     25%     75%      150%
   Steven D. Jorns................................     25%     75%      150%
   Bruce G. Wiles.................................     25%     50%      100%
   John Emery.....................................     25%     50%      100%
   Kenneth E. Barr................................     25%     50%      100%

  The amount of the annual bonus will be based on the achievement of predefined operating or performance goals and other criteria to be established by the Compensation Committee of the MeriStar Board.

 Long-Term Incentives

  Each executive will be eligible to participate in the MeriStar Incentive Plan. Awards will be made in the discretion of the Compensation Committee.

 Certain Severance Benefits

  If at any time during the term of their respective employment agreements or any automatic renewal period, the employment of Messrs. Whetsell, Jorns, Wiles or Emery is terminated, he shall be entitled to receive the benefits described below.

  Termination by MeriStar Without Cause or by the Executive with Good
Reason. In the case of Messrs. Whetsell and Jorns, if such executive is terminated without cause or voluntarily terminates with "good reason," he is entitled to a lump-sum payment equal to the greater of (i) two times the sum of his total cash-compensation for the preceding year or (ii) the product of his total cash compensation for the previous fiscal year and the number of full and fractional years remaining in his employment agreement. In addition, all of the executive's options and restricted stock will vest, effective as of the termination date. The other executives will receive (i) a lump-sum payment equal to one times their then annual base salary, (ii) the amount of their bonus for the preceding year, and (iii) immediate vesting and exercisability of all unvested stock options and restricted stock awards.

  In the case of Messrs. Whetsell and Jorns, in the event that any accelerated vesting of such executive's rights with respect to stock options, restricted stock or any other benefit or compensation results in the imposition of an excise tax payable by the executive under Section 4999 of the Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code, MeriStar will make a cash payment to the executive in the amount of such taxes and shall also make a cash payment to the executive in an amount equal to the total of federal, state and local income and excise taxes for which the executive may be liable on account of such cash payments made (the "280G Payment").

  Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump-sum payment equal to the executive's base salary, plus the pro rata portion of his bonus for the fiscal year in question, in addition to payment for one year of any other compensation due the executive pursuant to his employment contract. Any unvested portion of such executive's stock options and restricted stock will vest immediately.

  Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by MeriStar, the executive will receive the pro rata portion of his base salary through the termination date. Any vested options held by the executive will expire ninety (90) days after the termination date.

  Termination Following a Change in Control. If Mr. Whetsell or Mr. Jorns is terminated without cause or voluntarily terminates with "good reason" within 24 months following a "Change in Control," the executive will receive the following benefits: (i) a lump-sum payment equal to the greater of (a) two times the sum of his total cash-compensation for the previous year and (b) the product of his cash compensation for the previous year and the number of full and fractional years remaining in his employment contract; (ii) all unvested stock options and shares of restricted stock held by the executive will vest and be exercisable immediately; and (iii) the 280G Payment. In the case of the other executives, provided the termination occurred within 18 months of the Change in Control, each executive will receive two times the sum of their then-annual base salary plus bonus, all unvested stock options and shares of restricted stock held by the executive will vest and be exercisable immediately, provided, however, the total payments would be subject to the amount which is deductible under Section 280G of the Code.

 Termination within 24 Months of Effective Time

  Notwithstanding anything to the contrary, stock options or awards of restricted stock made to Messrs. Whetsell and Jorns will continue to vest and become exercisable in accordance with their original terms except if such executive's employment is terminated voluntarily or involuntarily within 24 months after the Effective Time the unvested portion of such stock options and restricted stock shall immediately vest. In addition, with respect to Messrs. Whetsell and Jorns, awards made at or subsequent to the Effective Time will continue to vest over the two-year period following any such termination of employment as if Messrs. Whetsell and Jorns were still employed.

                              MANAGEMENT OF OPCO

DIRECTORS

  The following table sets forth the proposed composition of the OpCo Board following consummation of the Merger, if the Merger Proposal is approved. See "The AGH Meeting--Proposal One: Approval and Adoption of the Merger Proposal." For information concerning the business experience of Messrs. Doctoroff, Hance, Jorns, McCurry, Whetsell and Worms, see "The AGH Meeting--Proposal
Five: Election of Directors."

   NAME                                                                      AGE
   ----                                                                      ---
   Daniel L. Doctoroff......................................................  39
   Kent R. Hance............................................................  55
   Steven D. Jorns..........................................................  49
   Joseph McCarthy..........................................................  65
   David E. McCaslin........................................................  41
   James McCurry............................................................  49
   Paul W. Whetsell.........................................................  47
   James Worms..............................................................  51
   [Additional Director]....................................................  .

  Joseph McCarthy has been retired since 1994 and has been a director of CapStar since 1996. From 1993 to 1994, he served as Chairman of the Board for Motel 6. From 1985 to 1993, he served as President and Chief Executive Officer for Motel 6. From 1980 to 1985, he served as President and Chief Executive Officer of Lincoln Hotels. From 1976 to 1980, he served as President and Chief Executive Officer of Quality Inns International. Prior to that, from 1971 to 1976, he served as Senior Vice President of the Sheraton Corporation.

  David E. McCaslin has been a director of CapStar since 1996. He will serve as President of MeriStar Hotels. He has served as Chief Operating Officer of CapStar since 1994. Mr. McCaslin joined CapStar in 1987 as a General Manager and was named Vice President of Operations in 1988. From 1985 to 1987, Mr. McCaslin served as General Manager for Lincoln Hotels. Prior to that, from 1979 to 1985, he worked for Westin Hotels in various capacities, including Assistant General Manager, Rooms Division Manager and Food & Beverage Manager.

EXECUTIVE OFFICERS

  The following table sets forth the name, age, expected title and business experience for each person who is expected to serve as an executive officer of OpCo following consummation of the Merger. For information concerning the business experience of Messrs. Whetsell and Jorns, see "The AGH Meeting-- Proposal Five: Election of Directors."

NAME                       AGE                     POSITION
----                       ---                     --------
Paul W. Whetsell..........  47 Chairman of the Board and Chief Executive Officer
Steven D. Jorns...........  49 Vice Chairman and Chief Operating Officer
David E. McCaslin.........  41 President
James A. Calder...........  35 Chief Financial Officer
John E. Plunket...........  42 Executive Vice President, Finance and Development

  James A. Calder has served as Senior Vice President of Finance of CapStar since September 1997. From May 1995 to September 1997, he served as Senior Vice President and Corporate Controller of ICF Kaiser International, Inc. Prior to that, from July 1984 to May 1995, he worked for Deloitte & Touche LLP in various capacities, culminating with Audit Senior Manager for the real estate industry.

  John E. Plunket has served as Executive Vice President, Finance and Development of CapStar since November 1993. From September 1991 to October 1993, Mr. Plunket served as Vice President and Principal Broker for CIG International, an investment and hotel asset management company. From February 1988 to August 1991, Mr. Plunket served as Managing Director of Cassidy & Pinkard Inc., a commercial real estate services company. From 1985 to 1987, Mr. Plunket served as Senior Vice President for Oxford Development Corporation. Prior to that, from December 1979 to April 1985, Mr. Plunket worked for Marriott Corporation in various capacities, culminating in Director of Project Finance.

                     DESCRIPTION OF MERISTAR CAPITAL STOCK

  The following summary of the terms of the stock of MeriStar, which will be the stock of the combined entity following the Merger, and the transactions and certain provisions of the organizational documents of MeriStar, does not purport to be complete and is subject to and qualified in its entirety by reference to the AGH Charter and AGH Bylaws, each of which is incorporated by reference as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

GENERAL

  The AGH Charter provides that AGH may issue up to 100,000,000 shares of stock, par value $0.01 per share. Upon completion of the Merger and the Transactions and subject to approval by the stockholders of AGH of Proposal Two, the authorized stock of MeriStar will consist of 250,000,000 shares of MeriStar Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share, of MeriStar (the "MeriStar Preferred Stock"). Conditioned upon approval of Proposal Two, the MeriStar Charter will contain a provision permitting the MeriStar Board, to the extent permitted by Maryland law, without any action by the stockholders of the MeriStar, to amend the MeriStar Charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that MeriStar has authority to issue.

MERISTAR COMMON STOCK

  All shares of MeriStar Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the AGH Charter regarding the restrictions on transfer of stock, holders of shares of MeriStar Common Stock will be entitled to receive dividends on such stock if, as and when authorized and declared by the MeriStar Board out of assets legally available therefor and to share ratably in the assets of the MeriStar legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the MeriStar.

  Subject to the provisions of the MeriStar Charter regarding the restrictions on transfer of stock, each outstanding share of MeriStar Common Stock entitles the holder to one vote on all matters submitted to the vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of MeriStar Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

  Holders of shares of MeriStar Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of MeriStar. Shares of MeriStar Common Stock will have equal dividend, liquidation and other rights.

  Except with respect to the number of authorized shares of MeriStar stock, the authorization of the MeriStar Board to amend the charter to increase or decrease the number of authorized shares of stock or the number of shares of stock of any class or series and authorization of the MeriStar Board to classify any unissued shares of the MeriStar Preferred Stock, as summarized in Proposal Two, each share of MeriStar Common Stock has the same rights and restrictions as a share of AGH Common Stock. See "The AGH Meeting--Proposal
Two: Approval of the MeriStar Charter" and "Comparison of Rights of Holders of AGH Common Stock and CapStar Common Stock."

MERISTAR PREFERRED STOCK

  Subject to the approval of Proposal Two by the stockholders of AGH, MeriStar will be authorized to issue 100,000,000 shares of MeriStar Preferred Stock. In addition, the MeriStar Board will be authorized: (i) to classify and reclassify any unissued shares of any series of MeriStar Preferred Stock; (ii) to provide for the issuance of shares in other classes or series, including preferred stock in one or more series; (iii) to establish the number of shares in each class or series; or (iv) to fix the preferences, conversion and other rights, voting powers, restrictions; limitations as to dividends, qualifications and terms and conditions of redemption of such class or series, in each case without further action by the stockholders. See "The AGH Meeting--Proposal Two: Approval of the MeriStar Charter."

  For a discussion of (i) the voting rights of the MeriStar stockholders, (ii) dividends and other distributions payable on the MeriStar Common Stock, (iii) preemptive rights with respect to the MeriStar Common Stock, and (iv) the rights of the MeriStar stockholders with respect to certain mergers and acquisitions and restrictions on the transfer of shares of MeriStar Common Stock, see "The AGH Meeting--Proposal Two: Approval of the MeriStar Charter" and "Comparison of Rights of Holders of AGH Common Stock and CapStar Common Stock."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the MeriStar Common Stock will be Continental Stock Transfer & Trust Company.

 COMPARISON OF RIGHTS OF HOLDERS OF AGH COMMON STOCK AND CAPSTAR COMMON STOCK

GENERAL

  AGH is incorporated under the laws of the State of Maryland and CapStar is incorporated under the laws of the State of Delaware. CapStar stockholders, whose rights as stockholders currently are governed by Delaware law and the CapStar Charter, will become, upon consummation of the Merger, stockholders of AGH, and their rights as stockholders will then be governed by Maryland law and the AGH Charter and AGH Bylaws. The following summary, which does not purport to be a complete statement of the differences between the rights of AGH stockholders and the rights of CapStar stockholders, sets forth certain differences, including differences that are material to CapStar stockholders. The following summary is qualified in its entirety by reference to the MGCL and the DGCL, and to the AGH Charter and AGH Bylaws and the CapStar Charter and the CapStar By-Laws. Except as otherwise discussed below or in the section "Amendments to the AGH Charter and the AGH Bylaws," the provisions of the AGH Charter and AGH By-Laws described below remain unchanged and are not affected by the Amended AGH Charter and Amended AGH Bylaws.

  The MGCL, the AGH Charter and AGH Bylaws contain provisions that may be deemed to have an anti-takeover effect and that may delay, defer or prevent a change in control of AGH or other transaction that an AGH stockholder might consider in its best interest, including a transaction that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of AGH to negotiate first with the AGH Board. AGH's management believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. Although similar provisions exist under Delaware law and have been applicable to CapStar, the CapStar Charter and CapStar By-laws do not contain certain anti-takeover provisions contained in the AGH Charter.

AUTHORIZED CAPITAL

  The authorized stock of AGH consists of 100,000,000 shares of AGH Common Stock. Contingent upon the Merger, if the required vote is obtained to approve Proposal Two: Approval of Article of Amendment and Restatement of AGH, the authorized stock of MeriStar will be increased to 250,000,000 shares of MeriStar Common Stock and 100,000,000 shares of MeriStar Preferred Stock. The authorized capital stock of CapStar consists of 49,000,000 shares of CapStar Common Stock and 25,000,000 shares of CapStar preferred stock, par value $0.01 per share.

NUMBER OF DIRECTORS; ELECTION OF DIRECTORS; REMOVAL; VACANCIES

  The MGCL provides that a corporation shall have the number of directors provided in its charter until such number is changed by the bylaws. The AGH Charter and the AGH Bylaws provide that the number of directors will consist of not less than three nor more than 15 persons, as determined by the affirmative vote of a majority of the entire AGH Board. At all times, a majority of the directors of the AGH Board shall be Independent Directors (as defined in the AGH Charter), except that upon the death, removal, incapacity or resignation of an Independent Director, such requirement shall not be applicable for 60 days. There are currently five directors on the AGH Board, four of whom are Independent Directors. Pursuant to the Merger, the number of directors on the MeriStar Board will be increased to nine, six of whom will be Independent Directors.

  Pursuant to the AGH Charter, the AGH Board is divided into three classes of directors. The initial term of the first class expired in 1997 and that director was reelected to a term scheduled to expire in 2000, and the initial terms of the second and third classes will expire in 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected by the AGH Stockholders for a term of three years and until their successors are duly elected and qualify. Classification of the AGH Board is intended to assure the continuity and stability of AGH's business strategies and policies as determined by the AGH Board. Because holders of AGH

Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of AGH Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

  The CapStar Board consists of a single class of directors and, thus, at each meeting of stockholders for the election of directors, the holders of a majority of the shares of CapStar Common Stock are able to elect all of the successors of the class of directors whose terms expire at that meeting. The CapStar Charter does not limit the persons who may serve as directors.

  The classified board provision of the AGH Board could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer or prevent an attempt by a third party to obtain control of AGH or to pursue another transaction, even though such an attempt or other transaction might be beneficial to AGH or its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the AGH Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

  The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and qualifications of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The CapStar By-Laws state that the number of directors shall be any number not less than one. Pursuant to the CapStar By-Laws, directors shall be elected by a plurality of votes cast at a meeting of stockholders and shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified or until the director's death, resignation or removal.

  Under the MGCL, unless the corporation's charter provides otherwise, the stockholders of a corporation with a classified board of directors may remove any director, only for cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. The AGH Charter provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 75% of votes entitled to be cast in the election of the directors.

  Under the DGCL, unless the board of a corporation is classified or the by-laws provide for cumulative voting, any director may be removed, with or without cause, by the holders of a majority of shares entitled to vote for the election of directors.

  Under the MGCL, stockholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. Further, unless the charter or bylaws provide otherwise, a majority of the remaining directors (even though less than a quorum) may fill a vacancy which results from any cause except an increase in the authorized number of directors, and a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors. There is no provision in the MGCL providing for the filling of vacancies on the board of directors by the Maryland courts. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualified. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. Under the AGH Bylaws, any vacancies (except vacancies resulting from an increase in the number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any directors so elected shall hold office until the next annual meeting of the stockholders. This provision, when coupled with the provision of the AGH Charter requiring the affirmative vote of the holders of at least 75% of votes entitled to be cast in the election of the directors to remove any director, precludes stockholders, except upon a substantial affirmative vote, from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

  Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office or by a sole remaining director (even though less than a quorum) unless otherwise provided in the certificate of incorporation or by-laws. However, the DGCL also provides that if the directors in office at the time of the filling of any such vacancy or newly created directorship constitute less than a majority of the board as constituted prior to any such increase, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding entitled to vote for directors, order an election of directors to be held. The CapStar By-Laws also provide that any vacancies may be filled by the vote of plurality of the total number of shares at the time outstanding entitled to vote in the election at a special meeting of stockholders called for that purpose.

CHARTER AMENDMENTS

  As permitted by the MGCL, the AGH Charter provides that it may be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment; provided, however, (i) no term or provision of the AGH Charter may be added, amended or repealed in any respect that would, in the determination of the AGH Board, cause AGH not to qualify as a REIT under the Code, (ii) certain provisions of the AGH Charter, including provisions relating to the classification of directors, the removal of directors, Independent Directors, preemptive rights of holders of stock and the indemnification and limitation of liability of officers and directors may not be amended or repealed, and (iii) provisions imposing cumulative voting in the election of directors may not be added to the AGH Charter, unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter. Also, amendments to Article V of the AGH Charter (which addresses authorized stock and the restrictions on transfer of stock) may not be made without the affirmative vote of all the Independent Directors and the holders of not less than two-thirds of the outstanding shares of stock of AGH entitled to vote generally in the election of directors.

  Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless a greater vote is required by the certificate of incorporation (which the CapStar Charter does not require), the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and (if applicable) the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. The holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize a proposed amendment to increase or decrease the aggregate number of authorized shares of a class, or to alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

BYLAW AMENDMENTS

  Under the MGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, except to the extent a corporation's charter or bylaws vest it in the board of directors. The AGH Bylaws provide that the AGH Board has the exclusive power to adopt, alter or repeal any provision of the AGH Bylaws and to make new bylaws.

  Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation or by-laws vest it in the board of directors. However, the conferral of the power to adopt, alter and repeal the by-laws upon the directors does not divest the stockholders of their power to adopt, amend or repeal the by-laws. The CapStar Charter grants the CapStar Board the power to make and alter the CapStar By-Laws. The CapStar By-Laws provide that the CapStar By-Laws may be adopted, altered or repealed by the affirmative vote of the holders of a majority of shares present and entitled to vote in the election of directors.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The AGH Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election of the AGH Board and the proposal of business to be considered by stockholders may be made only (i) pursuant to AGH's notice of the meeting, (ii) by the AGH Board, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the AGH Bylaws and (b) with respect to special meetings of stockholders, only the business specified in AGH's notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to the AGH Board may be made at a special meeting of stockholders (i) pursuant to AGH's notice of the meeting, (ii) by the AGH Board, or (iii) provided that the AGH has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the AGH Bylaws.

  The CapStar Charter and the CapStar By-laws do not require advance notice of nomination of persons for election to the CapStar Board.

STOCKHOLDER MEETINGS

  The AGH Bylaws provide that annual meetings of stockholders of AGH must be held on a date and at the time set by the AGH Board during the month of May each year. The AGH Board has amended the Bylaws to provide that the AGH Meeting shall be held between the last week of June and the last week of July 1998. As permitted by the MGCL, the AGH Bylaws provide that special meetings of the stockholders may be called by (i) the President of AGH, (ii) the Chief Executive Officer or (iii) the AGH Board, and that special meetings must be called by the Secretary of AGH upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

  The CapStar By-laws provide that annual meetings of stockholders must be held in April of each year or at such other time as the CapStar Board may determine. The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or by-laws. The CapStar By-Laws provide that a special meeting (other than a special meeting for the election of directors) may be called at any time by the CapStar Board, the President or the Secretary.

STOCKHOLDER ACTION WITHOUT A MEETING

  Under the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only if a unanimous written consent is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholder who would have been entitled to notice of, but could not vote at, such stockholder meeting.

  Under the DGCL, unless otherwise provided in the corporation's certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted and such votes are delivered to the corporation.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  The AGH Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number of outstanding shares of any class of AGH Common Stock (subject to the Look-Through Ownership Limitation applicable to certain stockholders, as described below). Certain types of entities, such as pension trusts qualifying under section 401 (a) of the Code, mutual funds qualifying as regulated investment companies under section 851 of the Code, and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Code. Subject to certain limited exceptions, the AGH Charter will allow such an entity under the Look-Through Ownership Limitation to own up to 15% of the shares of any class or series of stock; provided that such ownership does not cause any beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the second sentence of the succeeding paragraph.

  Any transfer of AGH Common Stock that would (i) result in any person owning, directly or indirectly, AGH Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in AGH Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in AGH being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause AGH to own, actually or constructively, 9.9% or more of the ownership interests in the real property of AGH, AGH Operating Partnership or a subsidiary partnership of AGH, within the meaning of section 856(d)(2)(B) of the Code, will be void ab initio, and the intended transferee will acquire no rights in such shares of AGH Common Stock.

  All persons who own, directly or indirectly, more than 5% (or such lower percent as required pursuant to regulations under the Code) of the outstanding shares of AGH Common Stock must, within 30 days after January 1 of each year, provide to AGH a written statement or affidavit stating (i) the name and address of such direct or indirect owner, (ii) the number of shares of AGH Common Stock owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to AGH such additional information as AGH may request in order to determine the effect, if any, of such ownership or AGH's status as a REIT and to ensure compliance with the Ownership Limitation.

  The Ownership Limitation or the Look-Through Ownership Limitation, as applicable, generally will not apply to the acquisition of shares of AGH Common Stock by an underwriter that participates in a public offering of such shares. In addition, the AGH Board, upon conditions as the AGH Board may exempt a person from the Ownership Limitation or the Look-Through Ownership Limitation, as applicable under certain circumstances.

  The CapStar Charter and the CapStar By-Laws do not contain any provisions restricting the ownership or transfer of CapStar Common Stock.

CERTAIN EXTRAORDINARY TRANSACTIONS

  Under the MGCL, the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter is required to approve a merger, consolidation, share exchange or transfer of all or substantially all of the corporation's assets, subject to certain exceptions unless the charter provides for a greater or lesser (but not less than a majority) percentage. The AGH Charter provides that a majority of all votes entitled to be cast on any such matter is sufficient to approve and authorize such matters.

  Under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter generally is required for a merger, consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

STATE TAKEOVER LEGISLATION

  Maryland Business Combination Law. Under the MGCL, certain business combinations (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an Interested Stockholder or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

  In addition, a Maryland corporation may elect not to be subject to the foregoing requirements by amending its charter, but such amendment must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and at least two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an Interested Stockholder on the date of the stockholder vote. AGH has not adopted an amendment to the AGH Charter by which AGH elects not to be governed by the default provisions of the MGCL with respect to business combinations with Interested Stockholders.

  Delaware Business Combination Law. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "business combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person who is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless:

    (i) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder;

    (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    (iii) on or subsequent to the date such person became an Interested Stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  A corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. However, such amendment generally will not be effective until 12 months after adoption of such amendment and will not apply to a business combination with an Interested Stockholder who was such on or prior to the adoption of the amendment. CapStar has not adopted an amendment to the CapStar Charter or the CapStar By-Laws by which CapStar elects not to be governed by Section 203 of the DGCL.

  Control Share Acquisition Statute. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. The AGH Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of AGH Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

  The DGCL has no comparable control share acquisition provision.

STANDARD OF CONDUCT FOR DIRECTORS

  Under Maryland law, the standard of conduct for directors is set forth in
Section 2-405.1(a) of the MGCL, which requires that a director of a Maryland corporation perform his or her duties in "good faith," with "a reasonable belief" that his or her actions are "in the best interests of the corporation" and with the care of an "ordinarily prudent person in a like position . . . under similar circumstances."

  Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from acting in their own interests where that interest conflicts with interests of the corporation or its stockholders. According to the Delaware Supreme Court, the duty of care requires "directors . . . in managing the corporate affairs
 . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the process of decision-making by directors of Delaware corporations.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The MGCL permits a corporation to indemnify its current and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities, unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Indemnification for settlement of a suit by or in the right of the corporation is permitted under the MGCL. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Unless limited by a corporation's charter, a corporation must indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding subject to the MGCL's indemnification provisions.

  The AGH Charter provides, in substance, that AGH, to the fullest extent of the MGCL, will indemnify, and advance expenses to, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of AGH, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of AGH, or is or was serving at the request of AGH as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise.

  Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  The DGCL permits indemnification for expenses under similar circumstances in the case of derivative actions or other actions by or in right of the corporation, except that no indemnification may be made for settlement of a derivative action or in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

  The CapStar By-Laws provide, in substance, that each person made a party or threatened to be made a party to any type of proceeding, by reason of the fact that he or she is or was a director or officer of CapStar, or is or was serving at the request of CapStar as a director, officer, employee or agent of another corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, will be indemnified and held harmless by CapStar to the full extent permitted by the DGCL, against all expense, liability and loss actually and reasonably incurred by such person in connection therewith. In certain cases, the indemnified party will be entitled to the advancement of certain expenses relating to indemnification.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

  The MGCL permits a Maryland corporation's charter to include a provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property, or services (in which case recovery is limited to the actual amount of the benefit or profit actually received) or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The AGH Charter provides that, to the fullest extent permitted by law, AGH directors and officers are not liable to AGH or its stockholders for money damages. However, such provisions do not limit the availability of equitable relief to AGH or its stockholders.

  The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision may limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL relating to unlawful dividends and certain other distributions, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The CapStar Charter provides that, to the full extent of the DGCL, CapStar directors are not liable to CapStar or its stockholders for monetary damages for conduct as a director. However, such provisions do not limit the availability of non-monetary equitable relief to CapStar or its stockholders.

APPRAISAL AND DISSENTERS' RIGHTS

  Under the MGCL, stockholders have the right, subject to certain exceptions, to demand and receive payment of the fair value of their stock in the event of certain mergers, consolidations, share exchanges or transfers of assets or if the corporation amends its charter in a way that substantially adversely affects the stockholder's rights unless the right to do so is reserved in the corporation's charter (which the AGH Charter and the MeriStar Charter do). However, except as otherwise provided by the MGCL, a stockholder does not have such appraisal rights if, among other things, (i) such stockholder's stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD"), or (ii) such stockholder's stock is that of the surviving corporation in the merger unless the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so, or the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests, arising out of provisions for the treatment of fractional shares of stock in the successor. The AGH Common Stock is listed on the NYSE so holders of shares of AGH Common Stock generally will not be entitled to appraisal rights.

  Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, except as otherwise provided by the DGCL, stockholders do not have such appraisal rights if (A) their stock is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders and (B) the consideration they receive for their shares consists of (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of the corporations described in clause (i) or (ii) of this sentence, or (iv) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii). The CapStar Common Stock is listed on the NYSE.

PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

  Under the MGCL, a corporation may not pay a dividend or other distribution if, after giving effect to such distribution, (i) the corporation would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of business or (ii) the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the charter provides otherwise (which the AGH Charter does not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. The AGH Charter provides that any dividends and distributions authorized by the AGH Board on Shares-in-Trust will be paid to the Trust for the benefit of the beneficiary of the Trust.

  Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its certificate of incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the

DGCL, no distribution out of net profits is permitted, however, if, following the distribution, the corporation's capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The CapStar Certificate does not further restrict the ability of the CapStar Board to declare dividends.

INSPECTION OF BOOKS AND RECORDS

  The MGCL provides that persons who together have been stockholders for more than six months and own at least 5% of the outstanding stock of any class of a Maryland corporation may inspect and copy the corporation's books of account and stock ledger, request and receive a statement of the corporation's affairs and request and receive a list of its stockholders. In addition, any stockholder of a Maryland corporation may (a) inspect and copy the bylaws, minutes of the proceedings of stockholders and annual statements of affairs and (b) request the corporation to provide a sworn statement showing all stock and securities issued and all consideration received by the corporation for such stock during the preceding 12 months.

  Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

INVESTMENT POLICIES

  Neither AGH, in the AGH Charter or the AGH Bylaws, nor CapStar, in the CapStar Charter or the CapStar By-Laws, has a stated investment policy. The AGH Charter, however, requires the AGH Board generally to use commercially reasonable efforts to cause AGH to qualify as a REIT.

                    ADDITIONAL INFORMATION FOR AGH MEETING

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 31, 1998, certain information regarding the beneficial ownership of shares of AGH Common Stock by (i) each director of AGH, (ii) each executive officer of AGH, (iii) all directors and executive officers of AGH as a group, and (iv) persons who own more than 5% of the outstanding shares of AGH Common Stock. Except as otherwise described below, all shares are owned directly and the indicated person has sole voting and investment power. The number of shares of AGH Common Stock includes the number of shares of AGH Common Stock that such person could receive if it exchanged its AGH OP Units for shares of AGH Common Stock under certain circumstances.

                                                            NUMBER OF SHARES
                            NUMBER OF SHARES    PERCENT OF BENEFICIALLY OWNED  PERCENT OF
NAME OF BENEFICIAL OWNER  BENEFICIALLY OWNED(1)  CLASS(1)  AFTER THE MERGER(1)   CLASS
------------------------  --------------------- ---------- ------------------- ----------
Kenneth E. Barr(/2/)....           46,228            *             39,178           *
Kent R. Hance(/3/)......            9,852            *              8,349           *
Steven D. Jorns(/4/)....          255,427          1.2%           216,474           *
H. Cabot Lodge
 III(/5/)...............            7,352            *              6,230           *
James McCurry(/5/)......            7,352            *              6,230           *
Russ C. Valentine(/6/)..           22,133            *             18,757           *
Bruce G. Wiles(/7/).....           87,722            *             74,344           *
James R. Worms(/8/).....            8,352            *              7,078           *
John P. Buza(/9/).......           20,000            *             16,950           *
Executive officers and
 directors as a group
 (9 persons)............          444,418          2.1%           393,590           *
ABKB/LaSalle Securities
 Limited
 Partnership(/1//0/)....        1,548,728          6.3%         1,312,546            (/1//3/)
LaSalle Advisors Capital
 Management,
 Inc.(/1//0/)...........        1,335,505          5.5%         1,131,840            (/1//3/)
The Equitable Companies
 Incorporated(/1//1/)...        1,357,400          5.5%         1,150,396            (/1//3/)
Boston Partners Asset
 Management, L.P.,
 Boston Partners, Inc.
 and Desmond John
 Heathwood(/1//2/)......        1,233,135          5.0%         1,045,081            (/1//3/)

--------
*Represents less than 1% of the class.
 (1) Assumes that all AGH OP Units held by each named person are exchanged for shares of AGH Common Stock. The total number of shares outstanding used in calculating the percentage assumes that none of the AGH OP Units held by other persons are exchanged for shares of AGH Common Stock. Pursuant to various Exchange Rights Agreements, among AGH, the AGH Operating Partnership and the limited partners identified herein, AGH OP Units are exchangeable for shares of AGH Common Stock commencing after the first year anniversary date of the issuance of the AGH OP Units.
 (2) Includes (a) 29,449 shares of AGH Common Stock that have vested under options granted pursuant to AGH's 1996 Incentive Plan (the "1996 Plan"),
     (b) 6,000 shares of restricted AGH Common Stock that constitute stock awards, (c) 79 shares of AGH Common Stock held by AGHI's Retirement Savings Plan (the "Retirement Plan") and attributable to Mr. Barr, (d) 10,000 AGH OP Units issued to Mr. Barr in connection with the principal transaction associated with the formation of AGH and the acquisition of its initial hotels (the "Formation Transactions"), and (e) 100 shares of AGH Common Stock purchased by Mr. Barr through open market transactions, as custodian on behalf of a family member, with respect to which Mr. Barr disclaims beneficial ownership.
 (3) Includes (a) 6,666 shares of AGH Common Stock that have vested under options granted pursuant to the Directors' Plan and (b) 686 shares of AGH Common Stock issued pursuant to the Directors' Plan.
 (4) Includes (a) 128,780 shares of AGH Common Stock that have vested under options granted pursuant to the 1996 Plan, (b) 30,000 shares of restricted AGH Common Stock that constitute stock awards, (c) 74,376 AGH OP Units issued to Mr. Jorns in connection with the Formation Transactions, (d) 19,104 AGH OP

   Units issued to Mr. Jorns' wife in connection with the Formation Transactions with respect to which Mr. Jorns disclaims beneficial ownership, and (e) 2,167 shares of AGH Common Stock held by the Retirement Plan and attributable to Mr. Jorns.
 (5) Includes (a) 6,666 shares of AGH Common Stock that have vested under options granted pursuant to the Directors' Plan and (b) 686 shares of AGH Common Stock issued pursuant to the Directors' Plan.
 (6) Includes (a) 14,453 shares of AGH Common Stock that have vested under options granted pursuant to the 1996 Plan, (b) 4,000 shares of restricted AGH Common Stock that constitute stock awards and (c) 1,840 shares of AGH Common Stock held by the Retirement Plan and attributable to Mr. Valentine.

 (7) Includes (a) 46,949 shares of AGH Common Stock that have vested under options granted pursuant to the 1996 Plan, (b) 10,000 shares of restricted AGH Common Stock that constitute stock awards, (c) 2,352 shares of AGH Common Stock held by the Retirement Plan and attributable to Mr. Wiles, and (d) 28,121 AGH OP Units issued to Mr. Wiles in connection with the Formation Transactions.
 (8) Includes (a) 6,666 shares of Common Stock that have vested under options granted pursuant to the Directors' Plan, and (b) 686 shares of AGH Common Stock issued pursuant to the Directors' Plan.

 (9) Includes (a) 12,500 shares of AGH Common Stock that have vested under options granted pursuant to the 1996 Plan and (b) 7,500 shares of restricted AGH Common Stock that constitute stock awards.

(10) Beneficial ownership information is based on the Schedule 13G jointly filed by LaSalle Advisors Capital Management, Inc. (200 East Randolph Drive, Chicago, Illinois 60601) and ABKB/LaSalle Securities Limited Partnership (200 East Randolph Drive, Chicago, Illinois 60601), dated February 13, 1998.

(11) Beneficial ownership information is based on Schedule 13G jointly filed by Alpha Assurances Vie Mutuelle (100-101 Terrasse Boieldieu, 92042 Paris la Defense France), AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (21, rue de Chateaudun, 75009 Paris France), AXA Courtage Assurance Mutuelle (26, rue de le Grand, 75002 Paris France), AXA-UAP (23, avenue Matignon, 75008 Paris France) and The Equitable Companies Incorporated (1290 Avenue of the Americas, New York, New York 10104), dated February 17, 1998.

(12) Beneficial ownership information is based on the Schedule 13G jointly filed by Boston Partners Asset Management, L.P., Boston Partners, Inc. and Desmond John Heathwood (all located at One Financial Center, 43rd Floor, Boston, MA 02111), dated February 13, 1998.

(13) After giving effect to the Merger, this party will no longer own five percent or greater of MeriStar's Common Stock.

AGH BOARD AND COMMITTEES

  AGH is managed by the five-member AGH Board, a majority of whom are not officers or affiliates of AGH. The AGH Board held twelve meetings during the fiscal year ended December 31, 1997. No director attended fewer than 75% of the meetings of the AGH Board and committees on which such officer served.

  The AGH Board has an Audit Committee, a Compensation Committee and a Leasing Committee.

  Audit Committee. The Audit Committee consists of Messrs. Hance and McCurry. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of AGH's internal accounting controls. The Audit Committee held one meeting during the fiscal year ended December 31, 1997.

  Compensation Committee. The Compensation Committee consists of Messrs. Hance and Worms. The Compensation Committee determines compensation of the AGH executive officers and administers the AGH 1996 Stock Incentive Plan. The Compensation Committee held three meetings during the fiscal year ended December 31, 1997.

  Leasing Committee. The Leasing Committee consists of Messrs. Lodge and Worms. The Leasing Committee reviews not less frequently than annually the compliance of AGH's lessee's with the terms of the

Participating Leases and reviews and approves the terms of any new leases between AGH and its lessees. The Leasing Committee held two meetings for the year ended December 31, 1997.

  AGH may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the AGH Board.

EXECUTIVE OFFICERS

  The following discussion sets forth the names, ages and business histories of the executive officers of AGH. Information concerning the business experience of Messrs. Jorns and Wiles is provided under the caption "Proposal
Five: Election of Directors" and information concerning the business experience of Mr. Barr is provided under the caption "Management of MeriStar."


NAME                     AGE                                  POSITION
----                     ---                                  --------
Steven D. Jorns.........  49 Chairman of the Board, Chief Executive Officer and President
Bruce G. Wiles..........  46 Executive Vice President
Kenneth E. Barr.........  49 Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Russ C. Valentine.......  53 Senior Vice President-Acquisitions
John P. Buza............  36 Senior Vice President-Asset Management

  Russ C. Valentine has been Senior Vice-President-Acquisitions of AGH since April 1996. Mr. Valentine has served since 1990 as a Senior Vice President-Acquisitions of AGHI. Prior to joining AGHI, Mr. Valentine was a Principal with Laventhol & Horwath, in charge of the firm's Dallas and Southwest Real Estate and Hospitality Consulting Practice. Prior to joining Laventhol & Horwath in January 1983, Mr. Valentine was a Senior Vice President-Acquisitions for Prime Financial Partnership, L.P., a real estate and development company listed on the American Stock Exchange. Mr. Valentine's responsibilities with Prime Financial included acquisition, negotiation and financing of hotel and other real estate investments.

  John P. Buza has been Senior Vice-President-Asset Management of AGH since January 1998. Mr. Buza joined AGH after spending the last 11 years with Salomon Brothers Inc where he served as Director and was responsible for all of the Salomon Brothers Inc investments. Mr. Buza has ten years of real estate experience and has spent portions of the last six years working in the hotel industry. Mr. Buza has been a member of the Board of Directors of Hudson Hotels Corporation since November 1996, as well as, a member of two Advisory Committees for certain real estate joint venture funds for Trammell Crow. Prior to Salomon Brothers Inc Mr. Buza worked for Touche Ross & Co. Mr. Buza is a Certified Public Accountant and is a member of the New Jersey State Society of CPA's.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  AGH's Compensation Committee during 1997 consisted of Messrs. Hance and Worms, neither of whom was, prior to or during 1997, an officer or employee of the Company. Neither of such persons had any relationships requiring disclosure under applicable rules and regulations.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of AGH will be paid an annual fee of $17,000. In addition, each such director will be paid $750 for attendance at each meeting of the AGH Board and $500 for attendance at each meeting of a committee of the AGH Board of which such director is a member. The annual retainer fee will be paid to such directors 50% in cash and 50% in shares of AGH Common Stock. Meeting fees will be paid in cash. Directors who are employees of AGH will not receive any fees for their services on the AGH Board or a committee thereof. In addition, AGH will reimburse directors for their out-of-pocket expenses incurred in connection with their service on the AGH Board.

EXECUTIVE COMPENSATION

  The following table sets forth for the fiscal years ended December 31, 1997 and 1996, information regarding the compensation of AGH's chief executive officer and each of AGH's executive officers who earned in excess of $100,000 during the year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION      LONG TERM COMPENSATION
                                       --------------------------- ------------------------
                                                      OTHER ANNUAL  RESTRICTED  SECURITIES      ALL OTHER
                                       SALARY  BONUS  COMPENSATION STOCK AWARDS UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR        ($)    ($)       ($)        ($)(/1/)   OPTIONS (#)        ($)
---------------------------  ----      ------- ------ ------------ ------------ -----------    ------------
Steven D. Jorns              1997      100,000 60,000     --             --       250,000(/2/)     --
 Chairman, Chief             1996(/4/)  41,667    --      --         532,500      225,000(/3/)     --
 Executive Officer and
 President
Bruce G. Wiles               1997       90,000 45,000     --             --       237,796(/2/)     --
 Executive Vice President    1996(/4/)  37,500    --      --         177,500       75,000(/3/)     --
Kenneth E. Barr              1997       80,000 40,000     --             --       212,796(/2/)     --
 Executive Vice              1996(/4/)  33,333    --      --         106,500       40,000(/3/)     --
 President, Chief
 Financial Officer,
 Secretary and Treasurer

--------

(1) Concurrently with AGH's initial public offering, AGH granted Messrs. Jorns, Wiles and Barr stock awards of 30,000, 10,000 and 6,000 shares of restricted AGH Common Stock, respectively. 30% of the restricted stock awards have vested, 20% vest on July 31, 1998 and 25% vest on each of July 31, 1999 and July 31, 2000. The calculation is based on a per share price of AGH Common Stock of $17.75 (the initial public offering price of AGH's common stock).
(2) Represents shares purchasable pursuant to options granted in 1997. See "-- Option Grants" below.
(3) Represents shares purchasable pursuant to options granted in 1996. The options are comprised of both ISOs and nonqualified options. Each of Messrs. Jorns, Wiles and Barr has 22,532 ISOs. The remainder are non-qualified stock options.
(4) Includes compensation only during the period from July 31, 1996 (inception of operations) through December 31, 1996.

  The executive officers, including Messrs. Jorns, Wiles and Barr, receive health and disability insurance benefits that do not exceed 10% of their respective salaries. These benefits are also provided to all other employees of AGH.

 Option Grants

  The following table sets forth information regarding grants of stock options to AGH's executive officers during the 1997 fiscal year. The options were granted pursuant to the AGH's 1996 Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE
                                                                                   VALUE AT
                                                                                ASSUMED ANNUAL
                                                                              RATE OF STOCK PRICE
                                                                                APPRECIATION OF
                                          INDIVIDUAL GRANTS                       OPTION TERM
                         --------------------------------------------------- ---------------------
                          NUMBER OF     % OF TOTAL
                          SECURITIES     OPTIONS/
                          UNDERLYING   SARS GRANTED   EXERCISE OR
                         OPTIONS/SARS TO EMPLOYEES IN BASE PRICE  EXPIRATION
NAME                     GRANTED (#)    FISCAL YEAR    ($/SHARE)     DATE      5% ($)    10% ($)
----                     ------------ --------------- ----------- ---------- ---------- ----------
Steven D. Jorns ........    65,118         30.3%        23.25      01/02/07     952,142  2,412,916
                           184,882         18.9%        26.625     11/14/07   3,095,723  7,845,171
Bruce G. Wiles .........    37,796         17.6%        23.25      01/02/07     552,646  1,400,512
                           200,000         20.4%        26.625     11/14/07   3,349,000  8,486,679
Kenneth E. Barr ........    37,796         17.6%        23.25      01/02/07     552,646  1,400,512
                           175,000         17.9%        26.625     11/14/07   2,930,256  7,425,844
Russ C. Valentine ......    17,811          8.3%        23.25      01/02/07     260,429    659,978
                           150,000         15.3%        26.625     11/14/07   2,511,648  6,365,009

  The options granted to Messrs. Jorns, Wiles, Barr and Valentine on January 2, 1997 were granted at an exercise price of $23.25 per share, the per share price of the AGH Common Stock at the date of grant. Each of such options becomes exercisable over four equal annual installments, commencing on the first anniversary date of grant and expires on the tenth anniversary of the date of grant. These options also included dividend equivalent rights ("DERs") on the vested portion of the options if AGH achieves an overall 15% annualized return (stock price appreciation plus dividends) on the AGH Common Stock for the year.

  The options granted to Messrs. Jorns, Wiles, Barr and Valentine on November 14, 1997 were granted at an exercise price of $26.625 per share, the per share price of the Common Stock at the date of grant. Each of such options becomes exercisable as follows: 25% of the option award will vest on each of the third and fourth anniversaries of the grant date and 50% will vest on the fifth anniversary of the grant date.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

                                                                  VALUE OF UNEXERCISED
                         NUMBER OF SECURITIES UNDERLYING              IN-THE-MONEY
                           UNEXERCISED OPTIONS/SARS AT               OPTIONS/SARS AT
                              DECEMBER 31, 1997 (#)             DECEMBER 31, 1997 ($)(2)
                         -----------------------------------    -------------------------
NAME                      EXERCISABLE(1)      UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                     ----------------    ---------------    ----------- -------------
Steven D. Jorns.........            112,500             362,500  1,012,500    1,263,523
Bruce G. Wiles..........             37,500             275,296    337,500      494,786
Kenneth E. Barr.........             20,000             232,796    180,000      334,161
Russ C. Valentine.......             10,000             177,811     90,000      171,089

--------
(1) No options were exercised in 1997.
(2) Based on the difference between the option exercise price and the closing sales price for the AGH Common Stock on the NYSE for December 31, 1997, which was $26.75.

 Employment Agreements

  AGH has entered into an employment agreement with Mr. Jorns, pursuant to which Mr. Jorns serves as Chairman of the AGH Board, Chief Executive Officer and President of AGH for a term of five years at an initial annual base compensation of $100,000, subject to any increases in base compensation approved by the AGH Compensation Committee. In addition, AGH has entered into employment agreements with Messrs. Wiles, Barr and Valentine, pursuant to which Mr. Wiles serves as Executive Vice President, Mr. Barr serves as Executive Vice President and Chief Financial Officer and Mr. Valentine serves as Senior Vice President-Acquisitions, each for a term of five years, at an annual base compensation of $90,000, $80,000 and $60,000, respectively, subject to any increases in base compensation approved by the AGH Compensation Committee. At its July 17, 1997 meeting, the AGH Compensation Committee approved amendments to the employment agreements of each of Messrs. Jorns, Wiles, Barr and Valentine that, among other things, set their respective 1998 base salaries as follows: Steven D. Jorns ($125,000); Bruce G. Wiles ($110,000); Kenneth E. Barr ($95,000); and Russ C. Valentine ($75,000).

  In addition to base salary, each such executive officer is eligible to receive a performance-based bonus in the discretion of the AGH Compensation Committee. For 1997, 50% of each executive officer's bonus compensation was conditioned upon AGH attaining specific financial performance targets. The balance of the bonus was subject to the discretion of the AGH Compensation Committee based on individual and overall corporate performance.

  Upon termination of an officer's employment agreement other than for cause, or by such officer for "good reason" (as such term is defined in each officer's employment agreement), each of such officers is entitled to receive severance benefits in an amount equal to the greater of (i) the aggregate of all compensation due such officer during the balance of the term of the employment agreement or (ii) 1.99 times the "base amount" as determined in the Code.

  At its July 17, 1997 meeting, in addition to adjusting the 1998 base salaries of certain executive officers, the AGH Compensation Committee approved amendments to the employment agreements of Messrs. Jorns, Wiles, Barr and Valentine, the (i) added "evergreen renewal" options and (ii) provided for greater severance benefits following a change in control of AGH, including the vesting of all incentive compensation (i.e. options and restricted stock), subject to "golden parachute" limitations.

REPORT OF THE AGH COMPENSATION COMMITTEE OF THE AGH BOARD

 Introduction

  The AGH Compensation Committee of the AGH Board was established in July 1996 and is comprised of Messrs. Worms and Hance, neither of whom is or was an employee or officer of AGH prior to or during 1997. The AGH Compensation Committee is authorized to determine the compensation of AGH's executive officers, administer AGH's stock incentive plans, including determining the terms and conditions of the benefits and the recipients thereof in accordance with the plans, review all existing and proposed employee benefit plans and advise the AGH Board regarding the results and benefits thereof, and perform such other functions as necessary, advisable or appropriate in the efficient discharge of its duties. The AGH Compensation Committee is in the process of devising and implementing compensation policies for AGH's executive officers for the fiscal year 1998, which are commensurate with their positions, but, with the exception of approving base salaries for fiscal year 1998, has not yet developed or adopted any such policies.

 Objectives of Executive Compensation

  AGH's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading AGH effectively and continuing its long-term growth. The compensation program for executives is comprised of base salary, annual incentives and long-term incentive awards. Base salary is targeted to be within a reasonable range of compensation for comparable companies and for comparable levels of expertise by executives. Annual incentives are based upon the achievement of one or more performance goals. AGH also utilizes equity-based compensation as a long-term incentive.

 AGH Compensation Committee Procedures

  The AGH Compensation Committee engaged Deloitte & Touche LLP in November 1996 to advise the AGH Compensation Committee with respect to executive compensation matters, including, among other things, compensation amounts and the relative allocation of compensation among base salary and short-term incentive compensation. The report addressed (i) 1998 base salaries for Company executives, (ii) performance standards for the allocation of annual incentives to Company executives, (iii) long-term incentives, including stock options and DERs, and (iv) an increase in the number of shares under the Incentive Plan using a ten percent (10%) evergreen limitation.

  Subsequently, the AGH Compensation Committee engaged FPL Associates Consulting (the "Compensation Consultant") to further develop long-term incentive compensation arrangements for AGH. The AGH Compensation Committee, working with the Compensation Consultant and in collaboration with senior management, is also establishing quantitative and qualitative performance targets for the year ending December 31, 1998 for both annual and short-term compensation awards. The results of this review will be reflected in the annual incentive and short-term compensation decisions for the fiscal year ending December 31, 1998.

  Members of the AGH Compensation Committee consult periodically by telephone prior to the meeting at which compensation decisions are made. The AGH Compensation Committee exercises its independent discretion in determining the compensation of the executive officers.

  Each element of AGH's executive compensation, as well as compensation of the Chief Executive Officer, is discussed separately below.

 Employment Agreements

  At its July 17, 1997 meeting, the AGH Compensation Committee approved amendments to the employment agreements of each of Messrs. Jorns, Wiles, Barr and Valentine that (i) added evergreen renewal options and (ii) provided for greater severance benefits following a change in control of AGH, including the vesting of all incentive compensation (i.e., options and restricted stock), subject to "golden parachute" limitations.

 Base Salary

  Base salaries are determined by the AGH Compensation Committee after reviewing salaries paid by real estate investment trusts of similar size, makeup and performance. The AGH Compensation Committee generally sets base salaries at a level to weight total compensation in favor of annual and long-term performance-based compensation.

  For the year ended December 31, 1997, the executive officers (other than its Chief Executive Officer, who is discussed separately below) received the same base salaries as in 1996: Bruce Wiles ($90,000); Kenneth Barr ($80,000); and Russ Valentine ($60,000). The AGH Compensation Committee set the 1998 base salaries for the executive officers at its July 17, 1997 meeting as follows (other than its Chief Executive Officer, who is discussed separately below):
Bruce Wiles ($110,000); Kenneth Barr ($95,000); and Russ Valentine ($75,000).

 Annual Incentives

  Annual incentives are provided in the form of cash bonuses. Annual incentives are designed to reward executives and management for the annual growth and achievement of AGH. The AGH Compensation Committee awards cash bonuses based primarily upon AGH's total earnings and earnings growth, including growth in funds from operations.

  At the July 17, 1997 AGH Compensation Committee meeting, the Committee approved the payment of the following target bonus for 1997, determined in accordance with the policy stated above and as recommended by Deloitte & Touche LLP, pending certification of certain performance criteria (the Chief Executive Officer is discussed separately below): Bruce Wiles-50% of base salary, Kenneth Barr--50% of base salary and Russ Valentine-45% of base salary. Fifty percent of the target bonus is subject to attaining or exceeding targeted funds from operations. The balance is subject to the discretion of the AGH Compensation Committee based on individual and corporate performance. With respect to assessing the performance of senior management, the AGH Compensation Committee will seek the input of the Chief Executive Officer.

 Long-Term Incentives

  Long-term incentives are provided primarily through the grant of stock options. These grants are designed to align executives with the long-term goals of AGH and the interests of AGH's stockholders and encourage high levels of stock ownership among executives. Long-term incentive compensation depends upon quantitative objectives, as well as qualitative measures of corporate performance. The AGH Compensation Committee uses long-term incentive compensation awards to reward management for achieving favorable results based on predefined performance measures. Primary emphasis of the total compensation package for all executives is placed on the long-term component.

  The AGH Compensation Committee approved the grant of stock options as of January 2, 1997 and November 14, 1997 for the fiscal year ended December 31, 1997 in accordance with the policy stated above, after reviewing the preliminary and final recommendations of both Deloitte & Touche LLP and the Compensation Consultant. The executive officers (other than its Chief Executive Officer, who is discussed separately below) received the following options: Bruce Wiles (237,796); Kenneth Barr (212,796); and Russ Valentine (167,811).

  The AGH Compensation Committee also approved the grant of DERs. DERs entitle holders to receive a cash bonus equivalent to the dividends paid during a particular year on the number of shares subject to vested options if AGH achieves total shareholder return (stock price appreciation plus dividends) of at least 15% during that year. The executive officers (other than its Chief Executive Officer who is discussed separately below) received DERs with respect to the following options: Bruce Wiles (37,796); Kenneth Barr (37,796); and Russ Valentine (17,811), no cash payments were made with respect to DER's for 1997 as none had vested in that year.

 Compensation of Chief Executive Officer

  Like senior management, Mr. Jorns' 1997 base salary was the same as his 1996 salary: $100,000. For fiscal year 1998, the AGH Compensation Committee has approved a base salary for Mr. Jorns of $125,000, representing a 25% increase over his 1997 base salary.

  Mr. Jorns' target bonus for 1997 was determined by the AGH Compensation Committee substantially in accordance with the policies described above relating to all executive officers and in accordance with the recommendation of Deloitte & Touche LLP. Additionally, the AGH Compensation Committee considered a subjective evaluation of Mr. Jorns' ability to influence AGH's long-term growth and profitability. For the year ended December 31, 1997, Mr. Jorns' target bonus, pending certification of certain performance criteria, is 60% of his base salary.

  The AGH Compensation Committee determined Mr. Jorns' grant of stock options and other long-term compensation for the year ended December 31, 1997 substantially in accordance with the policies described above relating to all executive officers. Mr. Jorns received a total of 250,000 Non-Qualified Stock Options for the fiscal year ended December 31, 1997. Mr. Jorns also received a grant of DERs with respect to 65,118 options. At its November 14, 1997 meeting, the AGH Compensation Committee approved an additional stock option award to Mr. Jorns, effective January 2, 1998, of 237,381 Non-Qualified Stock Options, based on the recommendations of the Compensation Consultant.

 Tax Deductibility of Compensation

  Section 162(m) of the Code limits the deductibility in AGH's tax return of compensation over $1 million to any of the executive officers unless, in general, the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by AGH's stockholders. The AGH Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance. AGH did not pay any compensation during 1997 that would be subject to the limitations of Section 162(m).

  Submitted by the AGH Compensation Committee:

    Kent R. Hance
    James R. Worms

STOCK PERFORMANCE GRAPH

  The following graph provides a comparison of the cumulative total stockholder return for the period from July 26, 1996 (the date upon which the AGH Common Stock was issued at $17.75 per share) through December 31, 1997 (assuming reinvestment of any dividends) among AGH, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trust Equity Index (the "NAREIT Equity Index"). On the graph, total return equals appreciation in stock price plus dividends paid. AGH will provide upon request the names of the companies included in the NAREIT Equity Index. The NAREIT Equity Index is published monthly by the NAREIT in its publication, REITWatch. The index is available to the public upon request to NAREIT.


                    [STOCK PERFORMANCE GRAPH INSERTED HERE]



  The foregoing graph is based upon the following data:

                         07/26/96 09/30/96 12/31/96 03/31/97 06/30/97 09/30/97 12/31/97
                         -------- -------- -------- -------- -------- -------- --------
AGH..................... $100.00  $107.04  $138.00  $158.34  $146.07  $174.74  $165.62
NAREIT Equity Index.....  100.00   113.77   114.19   122.40   164.54   166.07   149.96
S&P 500 Index...........  100.00   107.86   116.85   119.98   140.93   151.48   155.83

  There can be no assurance that AGH's share performance will continue into the future with the same or similar trends depicted in the graph above. AGH will not make or endorse any predictions as to future share performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Relationships Among Officers and Directors

  Mr. Jorns is an executive officer, director and securityholder of each of AGH, AGH Leasing, AGHI and the beverage corporations (the "Beverage Corporations") that sublease from AGH Leasing the portion of certain of the 45 AGH Owned Hotels where alcoholic beverages are sold. Mr. Wiles is an executive officer and stockholder of AGH and is an executive officer, director and securityholder of each of AGH Leasing and AGHI. Mr. Barr is an executive officer and stockholder of AGH, an executive officer and securityholder of AGH Leasing and an executive officer of AGHI. Mr. Valentine is an executive officer and stockholder of AGH and is an executive officer of AGHI.

 Acquisition of Interest in the Courtyard by Marriott Durham

  One or more of Messrs. Jorns and Wiles and their respective affiliates (each of who was a shareholder of AGHI) owned equity interests relating to the Courtyard by Marriott in Durham, North Carolina acquired by AGH in November 1997. Such persons and affiliates received an aggregate of 13,650 AGH OP Units in exchange for such interests in the Durham hotel. Upon exercise of their rights to exchange such AGH OP Units (which rights are not exercisable until December 1998), such persons and entities may receive cash or, at AGH's option, an aggregate of 13,650 shares of AGH Common Stock. In addition, in connection with the acquisition of the Courtyard by Marriott Durham, AGH paid an additional $132,000 to such persons as consideration for entering into an indemnification agreement for representations and warranties relating to the partnership that owned the interest in the hotel.

 Proposed Acquisition of Madison Hotel

  In June 1997, AGH entered into an agreement to acquire the 202-room Madison Hotel in Madison, Wisconsin (the "Madison Acquisition") for an aggregate purchase price of approximately $12 million payable through a combination of cash and the issuance of AGH OP Units. This acquisition will occur following the complete renovation of the hotel to a full-service Holiday Inn. The acquisition and the hotel is conditioned upon the seller's renovation of the hotel (to which approximately $8 million of the purchase price will be applied). The hotel is currently owned by a private partnership that consists primarily of AGHI shareholders, including Messrs. Jorns and Wiles. The Madison Acquisition is expected to close during the second quarter of 1998.

 Shared Services and Office Space Agreement

  AGH has entered into a shared services and office space agreement with AGHI pursuant to which AGHI provides AGH with office space and limited support personnel for AGH's headquarters at 5605 MacArthur Boulevard, Irving, Texas 75038 for an annual fee of approximately $103,000.

 Purchase of Personal Property

  In order for AGH to qualify as a REIT, the AGH Operating Partnership sold certain personal property relating to certain of the hotels acquired by AGH in connection with its initial public offering to the AGH Leasing for $315,000, which amount was paid by issuance of a promissory note to the AGH Operating Partnership. The promissory notes are recourse to AGH Leasing and bear interest at the rate of 10.0% per annum and require the payment of quarterly installments of principal and interest of approximately $20,000 that will fully amortize the notes over a five-year period ending on July 31, 2001.

 The Participating Leases

  AGH Operating Partnership and AGH Leasing have entered into the participating leases, each with a term of twelve years from the inception of the lease, relating to each of the AGH Owned Hotels leased by AGH Leasing. Pursuant to the terms of the participating leases, AGH Leasing is required to pay the greater of fixed weekly base rent or monthly participating rent and is entitled to all profits from the operation of the hotels it leases after the payment of rent and all other operating and other expenses. In addition, AGH has entered into a lease master agreement with AGH Leasing that sets forth the terms of the pledge by the owners of AGH Leasing who pledged certain of their interests in the AGH Operating Partnership to secure AGH Leasing's obligations under the participating leases and certain other matters.

 The Management Agreements

  AGH Leasing and AGHI entered into management agreements, each with a term of twelve years from the date of the acquisition of the applicable hotel, relating to the management of 44 of the AGH Owned Hotels. In the future when AGHI is engaged as the manager of additional hotel properties, AGH anticipates that similar management agreements will be entered into with AGHI. Pursuant to the management agreements, AGHI is entitled to receive a base fee of 1.5% of gross revenues, plus an incentive fee of up to 2.0% of gross revenues based on the hotels achieving certain increases in revenue. The payment of management fees to AGHI by AGH Leasing is subordinate to AGH Leasing's obligations to AGH under the participating leases to which it is a party.

 The Beverage Corporations

  In order to facilitate compliance with state and local liquor laws and regulations, AGH Leasing subleases those areas of certain of the AGH Owned Hotels that comprise the restaurant and other areas where alcoholic beverages are served to the Beverage Corporations, 39 of which are wholly owned by Mr. Jorns. In accordance with the terms of certain sublease agreements, each Beverage Corporation is obligated to pay to AGH Leasing rent payments equal to 30% of each such corporation's annual gross revenues generated from the sale of food and beverages generated from such areas; however, pursuant to the participating leases, such subleases will not reduce the Participating Rent payments to the AGH Operating Partnership, which it is entitled to receive from such food and beverage sales.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act ("Section 16(a)"), requires AGH's executive officers and directors and persons who beneficially own more than 10% of a registered class of AGH's equity securities (collectively, "Section 16 reporting persons"), to file with the Commission initial reports of ownership and reports of changes in ownership of common stock or other equity securities of AGH. Section 16 reporting persons are required by the Commission regulations to furnish AGH with copies of all Section 16(a) forms they file.

  To AGH's knowledge, based solely on a review of the copies of such report furnished to AGH and on written representations that no other reports were required, during the fiscal year ended December 31, 1997, the Section 16 reporting persons complied with all Section 16(a) requirements applicable to them except that Mr. Jorns inadvertently failed to file a Form 4 with the Commission with respect to one acquisition of AGH OP Units by an entity that he owns by indirect interest in connection with AGH's acquisition of the Courtyard by Marriott Durham. Mr. Jorns reported that acquisition of AGH OP Units on a Form 5 filed on a timely basis with the Commission. All such other filings have been made.

ADVANCE NOTICE BYLAW

  The AGH Bylaws provide that in order to nominate a candidate for election as a member of the AGH Board at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be delivered to the Secretary of AGH no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the 1999 annual meeting is advanced by more than 30 days or delayed for more than 60 days from the date of the first anniversary of the 1998 annual meeting, such written notice must be received by AGH not earlier than the 90th day prior to the date of the 1999 annual meeting and not later than the later of the 60th day prior to such meeting or the tenth day after the first public announcement of the date of such meeting.

STOCKHOLDER PROPOSALS

  Any AGH stockholder who wishes to submit a proposal for presentation at AGH's annual meeting of stockholders for 1998 must be in writing and must have submitted the proposal to American General Hospitality Corporation, 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038 Attention: Secretary. Such proposal must have been received on or before December 15, 1998 in order to be considered for inclusion, if appropriate, in AGH's proxy statement and the form of proxy relating to its 1998 annual meeting.

OTHER MATTERS

  The AGH Board does not know of any matters other than those described in this Joint Proxy Statement/Prospectus that will be presented for action at the AGH Meeting. If other matters are presented, proxies will be voted at the discretion of the proxy holders.

                                 LEGAL MATTERS

  The validity of the AGH Common Stock to be issued in connection with the Merger will be passed upon by Battle Fowler LLP. Battle Fowler LLP, counsel for AGH, and Paul, Weiss, Rifkind, Wharton & Garrison, counsel for CapStar, will pass on certain federal income tax consequences of the Merger for AGH and CapStar, respectively. With regard to certain matters of Maryland Law, Battle Fowler LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP. With respect to certain matters of Delaware law, Paul, Weiss, Rifkind, Wharton & Garrison will rely on the opinion of Morris, Nichols, Arsht & Tunnell.

                                    EXPERTS

  The (a) Consolidated Financial Statements and financial statement schedule of AGH as of December 31, 1997 and 1996, and for the year ended December 31, 1997 and for the period from July 31, 1996 through December 31, 1996, and (b) the Financial Statements of AGH Leasing as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from July 31, 1996 through December 31, 1996, included in the AGH Form 10-K (and the 10-K/A filed on May 22, 1998); (a) the Financial Statements and financial statement schedule of the Chicago O'Hare Hotel as of and for the year ended December 31, 1996, (b) the Combined Financial Statements and financial statement schedule of the Potomac Acquisition Hotels as of and for the year ended December 31, 1996, (c) the Combined Financial Statements and financial statement schedule of the Prime Acquisition Hotels (as defined therein) as of December 1995, and 1996 and for each of the three years in the period ended December 31, 1996, and (d) the Combined Financial Statements and financial statement schedule of the FSA Acquisition Hotels (as defined therein) as of December 31, 1996 and September 30, 1997 and for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997, included in the Report on Form 8-K dated January 8, 1998; and the Combined and Combining Financial Statements and financial statement schedule of the Prime Acquisition Hotels as of December 31, 1996, and 1997 and for each of the three years in the period ended December 31, 1997, included on the Report on Form 8-K, dated April 6, 1998 and filed on April 7, 1998 (and the 8-K/A filed on May 22, 1998), incorporated by reference in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accounts, as set forth in their reports thereon. Each of the above referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as expert in accounting and auditing.

  The consolidated financial statements and supplementary schedule of CapStar Hotel Company and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in CapStar's Annual Report on Form 10-K (and the Form 10-K/A filed on May 22,
1998) and incorporated by reference herein, and the combined financial statements of the management and leasing business of CapStar and its subsidiaries (OpCo) as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in CapStar's Current Report on Form 8-K dated April 7, 1998 (and the related Form 8-K/A, dated May 22, 1998) and incorporated by reference herein, and certain financial statements included in CapStar's Current Reports on Form 8-K, dated August 1, 1997, September 5, 1997, September 9, 1997 and March 2, 1998 (and the related Form 8-K/A filed on May 6, 1998), have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, independent accountants, and on the authority of said firm as experts in accounting and auditing. The financial statements of certain hotel entities incorporated by reference herein and filed in CapStar's Current Reports on Forms 8-K dated August 18, 1997, September 5, 1997, September 18, 1997, September 22, 1997 and January 6, 1998, have been incorporated by reference in reliance on reports of Pannel Kerr Forster PC, Pinsker, Goldberg, Ivanicki & Apuzzo, Wertheim & Company, King Griffin & Adamson P.C., Mann Frankfort Stein & Lipp, P.C. and Coopers & Lybrand L.L.P., independent accountants, and on the authority of said firms as experts in accounting and auditing.

                                 GLOSSARY

  "1996 Incentive Plan" means the American General Hospitality Corporation 1996 Incentive Plan, as amended from time to time.

  "1996 Plan" means AGH's 1996 Incentive Plan, as amended from time to time.

  "280G Payment" means a cash payment made by MeriStar to an executive in an amount equal to the total of federal, state and local income and excise taxes for which the executive may be liable as a result of the acceleration of the executive's rights with respect to stock options and restricted stock and any severance payments.

  "ACMs" means certain asbestos-containing materials.

  "Acquisition Proposal" means any proposal, other than a proposal by AGH or AGH Operating Partnership, with respect to CapStar, or a proposal of CapStar or the CapStar Partners with respect to AGH, for a merger, consolidation, share exchange, business combination or other similar transaction involving the companies or any of their respective Significant Subsidiaries (within the meaning of Rule 1.02 of Regulation S-X of the Commission) or any proposal or offer (including, without limitation, any proposal or offer to stockholders of CapStar or AGH, as the case may be), other than a proposal or offer by AGH or AGH Operating Partnership, with respect to CapStar, and CapStar or the CapStar Partners, with respect to AGH, to acquire in any manner, directly or indirectly, more than 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, CapStar or any of its Significant Subsidiaries or AGH or any of its Significant Subsidiaries, as the case may be.

  "ADA" means the Americans with Disabilities Act.

  "Additional Charges" means certain other amounts, including interest accrued on any late payments or charges.

  "Adjusted Ratios" means the ratio adjusted to reflect a management's estimate of a theoretical value for OpCo of approximately $2.50 per share.

  "Administrator" means the Compensation Committee or its delegate, as appropriate.

  "AFFO" means the estimated calendar 1998 and 1999 FFO of CapStar on an adjusted basis assuming CapStar completed an equity offering to reduce its total debt to capitalization ratio to 35%.

  "AGH" means American General Hospitality Corporation.

  "AGH Annual Meeting Proposals" or "AGH Meeting Proposals" means the AGH Proposals together with the Merger Proposal.

  "AGH Board" means the Board of Directors of AGH.

  "AGH Charter" means the AGH charter, as amended.

  "AGH Common Stock" means each outstanding share of common stock, par value $0.01 per share of AGH.

  "AGH Exchange Ratio" means the conversion ratio of 0.8475 shares of Surviving Corporation Common Stock for each AGH Common Stock.

  "AGH Form 10-K" means AGH's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

  "AGH GP" means AGH GP, Inc., a Nevada corporation.

  "AGH Incorporated Documents" means those documents previously filed by AGH with the Commission under the Exchange Act which are incorporated herein by reference.

  "AGH Leasing" means AGH Leasing, L.P., a Delaware limited partnership.

  "AGH Meeting" means the Annual Meeting of Stockholders of AGH.

  "AGH Operating Partnership" means American General Hospitality Operating Partnership, L.P., a Delaware limited partnership.

  "AGH Owned Hotels" means AGH currently owns 53 hotels located in 21 states and containing an aggregate of approximately 12,600 rooms.

  "AGH Preferred Stock" means 100,000,000 shares of preferred stock, par value $0.01 per share, of AGH.

  "AGH Proposals" means the proposals of the AGH Annual Meeting to (i) approve and adopt amendments to AGH's Charter to: (a) increase the authorized number of AGH Common Stock, (b) authorize the issuance of shares of preferred stock having such preferences, rights and other terms as the Board of Directors may determine from time to time and (c) to the extent permitted under Maryland law, authorize the Board of Directors to increase or decrease the number of authorized shares of stock without stockholder approval ("Proposal Two"); (ii) approve an amendment and restatement of the American General Hospitality Corporation Non-Employee Directors' Incentive Plan (as amended, the "MeriStar Directors' Plan") ("Proposal Three"); (iii) approve an amendment and restatement of the American General Hospitality Corporation 1996 Incentive Plan (as amended, the "MeriStar Incentive Plan") ("Proposal Four"); and (iv) approve the election of eight directors, with the election of six of the nominees conditioned upon approval of the Merger Proposal ("Proposal Five").

  "AGH Record Date" means stockholders of record on June 8, 1998, the record date for the AGH Meeting.

  "AGH Selected Companies" means the following selected publicly traded REIT companies in the lodging industry: Boykin Lodging Company; Equity Inns, Inc.; FelCor Suite Hotels, Inc.; Hospitality Properties Trust; Innkeepers USA Trust; Patriot American Hospitality, Inc.; RFS Hotel Investors Inc.; Starwood Lodging; and Sunstone Hotel Investors, Inc.

  "AGH Stock Option" means each outstanding option to purchase shares of AGH Common Stock.

  "AGH Tax Counsel" means Battle Fowler LLP.

  "ACH" means American General Hospitality, Inc., a Texas corporation.

  "Assumed Liabilities" means all of the liabilities, obligations, debts and commitments OpCo will assume arising out of its ownership of the Interest, the Contributed Assets and the operation of the business conducted by OPCo Operating Partnership.

  "Base Amount" means an amount equal to $35,000,000 plus Break-Up Expenses.

  "Beverage Corporations" means those corporations that AGH Leasing subleases areas of certain AGH Owned Hotels that comprise the areas where alcoholic beverages are served.

  "Break-Up Expenses" means the amount payable to AGH or CapStar, as the case may be, in connection with the Merger Agreement and the transactions contemplated thereby if the Merger fails to be consummated.

  "Break-Up Fee" means an amount equal to $35,000,000 plus Break-Up Expenses (the "BASE AMOUNT"); provided, however, that in the case of a Break-Up Fee payable to AGH, such fee shall not exceed the sum of (A) the maximum amount that can be paid to AGH without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (the "QUALIFYING INCOME"), as determined by independent accountants to AGH, and (B) in the event AGH receives a letter from outside counsel (the "BREAK-UP FEE TAX OPINION") indicating that AGH has received a ruling from the IRS holding that AGH's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT REQUIREMENTS") or that the receipt by AGH of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above.

  "Built-in Gain" means the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the REIT's adjusted basis in such asset as of the beginning of such Restriction Period.

  "Built-in Gain Rules" means guidelines issued by the Internal Revenue Service (the "IRS") in IRS Notice 88-19.

  "Capstar" means Capstar Hotel Company, a Delaware corporation.

  "CapStar Board" means the Board of Directors of CapStar.

  "CapStar Common Stock" means each outstanding share of common stock, par value $0.01 per share of CapStar.

  "CapStar Exchange Ratio" means each outstanding share of common stock, par value $0.01 per share ("CapStar Common Stock"), of CapStar will be converted into the right to receive 1.0 share of common stock, par value $0.01 per share, of the Surviving Corporation.

  "CapStar Financial Advisors" means Goldman Sachs and Lehman Brothers.

  "CapStar Form 10-K" means CapStar's Annual Report on Form 10-K for the year ended December 31, 1997.

  "CapStar General" means CapStar General Corp., a wholly-owned subsidiary of CapStar.

  "CapStar Hotel OP" means CapStar Hotel OP, L.P., a Delaware limited partnership established in connection with the CapStar OP Restructuring .

  "CapStar Hotel OP II" means CapStar Hotel OP II, L.P., a Delaware limited partnership.

  "CapStar Incorporated Documents" means those documents previously filed by CapStar with the Commission under the Exchange Act which is incorporated herein by reference.

  "CapStar Leased Hotels" means those hotels leased by CapStar.

  "CapStar Limited" means CapStar Limited Corp., a wholly owned subsidiary of CapStar General.

  "CapStar LP" means CapStar LP Corporation, a wholly owned subsidiary of CapStar.

  "CapStar LPs" means the limited partners of CapStar Hotel OP.

  "CapStar Managed Hotels" means those hotels managed by CapStar.

  "CapStar Management" means CapStar Management Company, L.P. , a Delaware limited partnership.

  "CapStar Management II" means CapStar Management Company II, L.P. , a Delaware limited partnership.

  "CapStar Meeting" means the Special Meeting of CapStar Stockholders.

  "CapStar OP Restructuring" means the series of mergers, asset and stock transfers and liability assumptions among CapStar and its subsidiaries.

  "CapStar Operating Partnership" means CapStar Management and CapStar Management II.

  "CapStar Owned Hotels" means those hotels owned by CapStar.

  "CapStar Record Date" means the stockholders of record on June 8, 1998, the record date for the CapStar Meeting.

  "CapStar Selected Companies" means Boykin Lodging Company; Equity Inns, Inc.; FelCor Suite Hotels, Inc.; Hospitality Properties Trust; Innkeepers USA Trust; RFS Hotel Investors Inc.; and Sunstone Hotel Investors, Inc.

  "CapStar Stock Option" means each outstanding option to purchase shares of CapStar Common Stock.

  "CapStar Tax Counsel" means Paul, Weiss, Rifkind, Wharton & Garrison.

  "Certificate(s)" means a certificate or certificates representing shares of AGH Common Stock, CapStar Common Stock or MeriStar Common Stock.

  "Closing Price" means will mean the last reported sale price per share of CapStar Common Stock as reported on the NYSE consolidated tape on the trading day in question.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Comparable Transactions" means those certain pending and consummated business combinations in the lodging industry since 1996 which were reviewed by the CapStar Financial Advisors.

  "Compensation Consultant" means FPL Associates Consulting.

  "Contributed Assets" means CapStar's its general partnership interest in, and all of its rights and title in and to substantially all of the assets and business of, OpCo Operating Partnership.


  "Convertible Notes" means 4.75% Convertible Subordinated Notes due 2004.

  "DERs" means dividend equivalent rights.

  "Designated Periods" means March 13, 1998 and the average for the periods preceding March 13, 1998 by 30 days, 90 days, 180 days and 360 days.

  "DGCL" means the Delaware General Corporation Law.

  "Directors' Plan" means American General Hospitality Corporation Non-Employee Directors' Incentive Plan.

  "E&P" means the amount of current and accumulated earnings and profits.

  "EBITDA" means earnings before interest, taxes, depreciation and amortization.

  "Effective Time" means the effective time of the Merger.

  "EPS" means earnings per share.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Agent" means Continental Stock Transfer & Trust Company.

  "Exchange Ratios" means the AGH Exchange Ratio, together with the CapStar Exchange Ratio.

  "Exchange Rights" means the rights offered to holders of MeriStar Common Stock and MeriStar OP Units to buy shares of OpCo.

  "FF&E" means furniture, fixture and equipment.

  "FFO" means funds from operations.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

  "Formation Transactions" means those transactions that formed AGH and consummated the acquisition of its initial hotels.

  "Fractional Shares" means any share less than one whole share.

  "Franchise Agreements" means an agreement between AGH with a franchisor.

  "Goldman Sachs" means Goldman, Sachs & Co., financial advisor to CapStar.

  "Historical Ratios" means the ratio of AGH's to CapStar's share prices over various historical periods.

  "Independent Director" means each director who is not an officer or employee of MeriStar or its subsidiaries.

  "Interest" means CapStar general partnership interest.

  "Interested Stockholder" means any person who owns 10% or more of the voting power of the corporation's shares.

  "IRS" means the Internal Revenue Service.

  "ISOs" means incentive stock options.

  "Issuing Party" means either the MeriStar Parties or the OpCo Parties who desire to engage in a securities issuance.

  "Lehman Brothers" means Lehman Brothers Inc.

  "Lessee-Manager Acquisition Agreement" means the Acquisition Agreement, dated as of March 15, 1998, by and among OpCo Operating Partnership, American General Hospitality, Inc., AGHL GP, Inc., and the limited partners of AGH Leasing.

  "Licensed Property" means OpCo's non-exclusive, royalty-free license to use "MeriStar Hospitality Corporation" and other names that include "MeriStar Hospitality Corporation" in the corporate name of the OpCo Parties, as pursuant to the Intercompany Agreement.

  "Look-Through Ownership Limitation" means the exception that permits mutual funds and other entities to own as much as 15% of any class of MeriStar's stock in appropriate circumstances.

  "Madison Acquisition" means the acquisition of the 202-room Madison Hotel in Madison, Wisconsin by AGH pursuant to the June 1997 agreement.

  "Merger" means the merger of CapStar with and into AGH.

  "Merger Agreement" means the Agreement and Plan of Merger, dated as of March 15, 1998 between AGH, AGH Operating Partnership and CapStar and CapStar Operating Partnership.

  "Merger Proposal" is the proposal to approve the Merger Agreement.

  "MeriStar" means MeriStar Hospitality Corporation.

  "MeriStar Bylaws" means the bylaws of MeriStar.

  "MeriStar Charter" means the proposed amended and restated AGH Charter.

  "MeriStar Common Stock" means MeriStar's common stock, par value $0.01 per share.

  "MeriStar Contribution and Assumption" means that MeriStar shall contribute all of its assets (other than AGH OP Units) to the AGH Operating Partnership; and, MeriStar shall expressly assume all obligations of the general partner thereunder.

  "MeriStar Directors' Plan" means the American General Hospitality Corporation Non-Employee Directors' Incentive Plan.

  "MeriStar Exercise Price" means an exercise price per share of MeriStar Common Stock.

  "MeriStar GP" means MeriStar, in its capacity as general partner of MeriStar Operating Partnership.

  "MeriStar Incentive Plan" means the American General Hospitality Corporation 1996 Incentive Plan (as amended).

  "MeriStar Limited Partners" means the limited partners of MeriStar Operating Partnership.

  "MeriStar LP" means MeriStar LP, Inc., a Delaware limited partnership.

  "MeriStar OP Units" means units of limited partner interest in MeriStar Operating Partnership.

  "MeriStar Operating Partnership" means MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership.

  "MeriStar Owned Hotels" means all hotels owned by MeriStar.

  "MeriStar Parties" means "MeriStar Operating Partnership" together with MeriStar.

  "MeriStar Preferred Stock" means 100,000,000 shares of preferred stock, par value $0.01 per share, of MeriStar.

  "MeriStar Stock Option" is the option to purchase    shares of MeriStar
Common Stock granted to the independent directors of MeriStar on the first business day following MeriStar's annual meeting of stockholders.

  "MeriStar Tax Counsel" means Battle Fowler LLP.

  "MGCL" means the Maryland General Corporation Law.

  "NAREIT" means National Association of Real Estate Investment Trusts.

  "NAREIT Equity Index" means the National Association of Real Estate Investment Trust Equity Index.

  "NASD" means the National Association of Securities Dealers, Inc.

  "NeoStar" means NeoStar Retail Group, Inc.

  "New Lease Credits" means the projected cash flow (determined on the same basis as the termination payment) of any new Participating Leases entered into between MeriStar and the OpCo Operating Partnership or OpCo after the Effective Date for the initial term of such new Participating Lease amortized on a straight-line basis over a period of 72 months commencing on the commencement of the new Participating Lease.

  "NOI" means net operating income.

  "Non-Issuing Party" means if either the MeriStar Parties or the OpCo Parties desire to engage in a securities issuance, the party not issuing securities.

  "Non-U.S. Stockholders" means a holder of shares of company common stock that is for United States federal income tax purposes a non-resident alien individual, foreign corporation, foreign partnership, or a foreign trust or estate.

  "NYSE" means the New York Stock Exchange, Inc.

  "OP Merger" means the merger of CapStar Hotel OP and AGH Operating
Partnership.

  "OpCo" means MeriStar Hotels & Resorts, Inc., a Delaware corporation.

  "OpCo Charter" means the certificate of incorporation of OpCo.

  "OpCo Common Stock" means the common stock, par value $0.01 per share, of OpCo.

  "OpCo OP Units" means units of limited partnership interests in the OpCo Operating Partnership.

  "OpCo Operating Partnership" means MeriStar Hotels & Resorts Operating Partnership, L.P., a Delaware limited partnership.

  "OpCo Parties" means OpCo Operating Partnership, together with OpCo.

  "OpCo Registration Statement" means a registration statement with the Commission that registers the common stock of OpCo distributable in the Spin-Off.

  "Ownership Limitation" means the prohibition in the MeriStar Charter of direct or indirect ownership (taking into account applicable ownership provisions in the Code) of more than 9.8% of any class of MeriStar's outstanding stock by any person.

  "Participants" means each employee of MeriStar or of an affiliate of MeriStar (other than employees of the Lessee, AGHI or OpCo who are not also employees of MeriStar) or any other person whose efforts contribute to MeriStar's performance, including an employee who is a member of the MeriStar Board.

  "Participating Leases" means those separate lease agreements pursuant to which, upon consummation of the Merger, MeriStar will lease substantially all of the MeriStar Owned Hotels to OpCo.

  "Phase I" means a Phase I environmental site assessment.

  "Predecessor Entities" means AGH Leasing, together with CapStar and AGHI.

  "Prime" means Prime Hospitality Corp., a Delaware corporation.

  "Prime Lessee" means any lessee that is an affiliate of Prime.

  "Proposal Five" means a proposal to elect eight directors, with the election of six of the nominees conditioned upon approval of the Merger Proposal.

  "Proposal Four" means to consider and vote upon a proposal to approve the amendment and restatement of the American General Hospitality Corporation 1996 Incentive Plan.

  "Proposal One" means to consider and vote upon a proposal to approve the Merger Agreement.

  "Proposal Three" means to consider and vote upon a proposal to approve the amendment and restatement of the American General Hospitality Corporation Non-Employee Directors' Incentive Plan.

  "Proposal Two" means to consider and vote upon a proposal to amend AGH's Charter to: (i) increase the number of authorized shares of stock and authorized number of shares of common stock, par value $.01 per share, of AGH ("AGH Common Stock"), (ii) authorize the issuance of shares of preferred stock having such preferences, rights and other terms as the Board of Directors may determine from time to time, and (iii) to the extent permitted under applicable Maryland law, permit the Board of Directors to increase or decrease the number of authorized shares of stock of AGH without stockholder approval.

  "Proposed Credit Facility" means a line of credit facility with an anticipated maximum principal amount of approximately $1.0 billion to $1.3 billion.

  "Proposed Transaction" means the Merger and the Spin-Off.

  "Qualifying Income Exception" means the exception to the treatment of a publicly traded partnership as a corporation for federal income tax purposes because at least 90% of such partnership's gross income for each taxable year consists of "qualifying income," which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs.

  "Registration Rights Agreements" means MeriStar and certain MeriStar Limited Partners and the persons who become MeriStar Limited Partners as part of the OP Merger may enter into the Registration Rights Agreements, which provide such MeriStar Limited Partners with certain rights to require the registration for resale of the shares of MeriStar Common Stock held by them or received by them upon exchange of their MeriStar OP Units.

  "Registration Statement" means a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto) under the Securities Act.

  "REIT" means real estate investment trust.

  "Related Party Tenant" any tenant of a REIT if the REIT, or an owner of ten percent or more of the REIT, directly or constructively (through the application of certain stock attribution rules modified, for taxable years beginning after 1997, to attribute stock owned by partners to a partnership only in the case of partners who own 25 percent or more of the capital or profits interest in such partnership) owns ten percent or more of such tenant.

  "Repositioning Hotels" means AGH Owned Hotels and CapStar Owned Hotels undergoing repositioning.

  "Restriction Period" means the 10-year period beginning on the date on which assets are acquired by a REIT from a C-corporation in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset in the hands of a C-corporation.

  "Retirement Plan" means AGHI's Retirement Savings Plan.

  "Risk Factors" means known and unknown risks.

  "S&P" means Standard & Poor's Index.

  "Salomon Smith Barney" means Smith Barney Inc. and Salomon Brothers Inc.

  "Section 16(a)" means Section 16(a) of the Exchange Act.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Selected Companies" means the Selected Operating Companies together with Selected Hotel Owner Companies.

  "Selected Company Analysis" means the analysis of the Selected Companies.

  "Selected Hotel Owner Companies" means selected companies with respect to the hotel ownership aspect of the analysis were Bristol Hotel Company, Prime Hospitality Corp., Starwood Hotels and Resorts Worldwide, Inc., Patriot American Hospitality, Inc., FelCor Suite Hotels, Inc., Boykin Lodging and Sunstone Hotel Investors, Inc.

  "Selected Operating Companies" means the selected companies with respect to the operating aspect of the analysis were Promus Hotel Corporation, Choice Hotels International, Marriott International, Insignia Financial Group, CB Commercial, Grubb & Ellis and Trammell Crow.

  "Spin-Off" means transactions contemplated by the Merger Agreement pursuant to which, through series of transactions CapStar will transfer or cause to be transferred certain assets and liabilities to OpCo, so that OpCo will own the hotel management and leasing business previously operated by CapStar and its subsidiaries, and that CapStar will then distribute to its stockholders on a share-for-share basis all of the outstanding capital stock of OpCo.

  "Stock Purchase Plan" means CapStar's stock purchase plan.

  "Subsidiary Partnerships" means the partnerships, limited liability companies, joint ventures and business trusts in which MeriStar or the MeriStar Operating Partnership will have an interest.

  "Superior Proposal" means a bona fide written proposal made by a third party to acquire either company pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the board of directors of such company determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to such company and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being financed by such third party.

  "Surviving Corporation" means MeriStar Hospitality Corporation.

  "Surviving Corporation Common Stock" means MeriStar Common Stock.

  "TIN" means taxpayer identification number.

  "Transactions" means the transactions contemplated by the Merger Agreement.

  "Treasury Regulations" means Department of the Treasury regulations.

  "U.S. Stockholder" means a holder of shares of Company Stock that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

  "UBTI" means unrelated business taxable income.

  "Winston" means Winston Hospitality Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                   AMERICAN GENERAL HOSPITALITY CORPORATION,

                                      AND

                     AMERICAN GENERAL HOSPITALITY OPERATING
                               PARTNERSHIP, L.P.,

                                ON THE ONE HAND,

                                      AND

                             CAPSTAR HOTEL COMPANY,

                       CAPSTAR MANAGEMENT COMPANY, L.P.,

                                      AND

                      CAPSTAR MANAGEMENT COMPANY II, L.P.,

                               ON THE OTHER HAND

                           DATED AS OF MARCH 15, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 Agreement and Plan of Merger............................................    1
 RECITALS................................................................    1
 ARTICLE 1    THE MERGER................................................   A-2
         1.1  The Merger................................................   A-2
         1.2  Closing...................................................   A-2
         1.3  Effective Time............................................   A-2
         1.4  Effects of the Merger.....................................   A-2
         1.5  Charters and Bylaws.......................................   A-2
         1.6  Directors.................................................   A-3
         1.7  Officers..................................................   A-3
 ARTICLE 2    TREATMENT OF SHARES.......................................   A-3
         2.1  Effect of the Merger on Capital Stock.....................   A-3
         2.2  Issuance of New Certificates..............................   A-4
 ARTICLE 3    CERTAIN TRANSACTIONS RELATING TO THE CAPSTAR HOTEL OP.....   A-6
         3.1  OP Business Combination...................................   A-6
 ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE CAPSTAR PARTIES.....   A-7
         4.1  Organization, Standing and Power of CapStar...............   A-7
         4.2  CapStar Subsidiaries......................................   A-7
         4.3  CapStar Structure.........................................   A-8
         4.4  Registration Rights.......................................  A-10
         4.5  Authority; Noncontravention; Consents.....................  A-10
         4.6  SEC Documents; Financial Statements; Undisclosed
               Liabilities..............................................  A-11
         4.7  Absence of Certain Changes or Events......................  A-11
         4.8  Litigation................................................  A-12
         4.9  Properties................................................  A-12
         4.10 Employee Benefits.........................................  A-13
         4.11 Labor Matters; Employees..................................  A-14
         4.12 Taxes.....................................................  A-14
         4.13 No Payments to Employees, Officers or Directors...........  A-15
         4.14 Brokers; Schedule of Fees and Expenses....................  A-15
         4.15 Contracts; Debt Instruments...............................  A-15
         4.16 Opinion of Financial Advisor..............................  A-15
         4.17 Delaware Takeover Law.....................................  A-15
         4.18 Information Supplied......................................  A-16
         4.19 Investment Company Act of 1940............................  A-16
         4.20 Definition of Knowledge of CapStar........................  A-16
         4.21 Lease Agreement: Authority; Noncontravention; Consents....  A-16
         4.22 Current Earnings and Profits..............................  A-17
         4.23 Ownership of AGH Common Stock.............................  A-17
         4.24 Voting Requirements.......................................  A-17
 ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF THE AGH PARTIES.........  A-17
         5.1  Organization, Standing and Power of AGH...................  A-17
         5.2  AGH Subsidiaries..........................................  A-17
         5.3  AGH Structure.............................................  A-18
         5.4  Organization, Standing and Power of AGH OP................  A-19
         5.5  Registration Rights.......................................  A-19
         5.6  Authority; Noncontravention; Consents.....................  A-19

                                                                            PAGE
                                                                            ----
         5.7  SEC Documents; Financial Statements; Undisclosed
               Liabilities................................................  A-20
         5.8  Absence of Certain Changes or Events........................  A-21
         5.9  Litigation..................................................  A-21
         5.10 Properties..................................................  A-21
         5.11 Taxes.......................................................  A-22
         5.12 Labor Matters; Employees....................................  A-23
         5.13 No Payments to Employees, Officers or Directors.............  A-23
         5.14 Brokers; Schedule of Fees and Expenses......................  A-24
         5.15 Contracts; Debt Instruments.................................  A-24
         5.16 Opinion of Financial Advisor................................  A-24
         5.17 Maryland Takeover Laws......................................  A-24
         5.18 Information Supplied........................................  A-24
         5.19 Investment Company Act of 1940..............................  A-24
         5.20 Definition of Knowledge of AGH..............................  A-24
         5.21 Ownership of CapStar Common Stock...........................  A-25
         5.22 Lease Agreements; Authority; Noncontravention; Consents.....  A-25
         5.23 Employee Benefit Plans......................................  A-25
         5.24 Voting Requirements.........................................  A-26
 ARTICLE 6    COVENANTS...................................................  A-26
         6.1  No Solicitation by CapStar..................................  A-26
         6.2  No Solicitation by AGH......................................  A-27
         6.3  Conduct of CapStar's Business Pending Merger................  A-28
         6.4  Conduct of AGH's Business Pending Merger....................  A-29
         6.5  Interim Transactions Committee..............................  A-30
         6.6  Compliance with the Securities Act..........................  A-30
         6.7  Filing of Certain Reports...................................  A-31
         6.8  Other Actions...............................................  A-31
 ARTICLE 7    ADDITIONAL COVENANTS........................................  A-31
         7.1  Preparation of the Registration Statement and the Proxy
               Statement; CapStar Stockholders Meeting and AGH
               Stockholders Meeting.......................................  A-31
         7.2  Access to Information: Confidentiality......................  A-32
         7.3  Regulatory Matters..........................................  A-33
         7.4  Directors' and Officers' Indemnification....................  A-33
         7.5  Public Announcements........................................  A-34
         7.6  Employment Agreements and Workforce Matters.................  A-34
         7.7  Employee Benefit Plans......................................  A-35
         7.8  Stock Option and Other Stock Plans..........................  A-35
         7.9  CapStar Hotel OP Subsidiaries...............................  A-36
         7.10 Reorganization Status.......................................  A-36
         7.11 Preparation of the Form 10 Registration Statement...........  A-37
         7.12 NYSE Listing................................................  A-37
         7.13 Transfer Taxes..............................................  A-37
         7.14 Payment of CapStar Debt.....................................  A-37
         7.15 CapStar's Accumulated and Current Earnings and Profits......  A-37
         7.16 Resignations................................................  A-37
         7.17 Pre-Merger Transactions.....................................  A-37
         7.18 Spin-Off Transaction........................................  A-38
         7.19 Lease Agreements............................................  A-39
         7.20 FF&E Agreements.............................................  A-39
         7.21 Assumption of Debt..........................................  A-39

                                                                          PAGE
                                                                          ----
         7.22 Accredited CapStar LPs....................................  A-39
         7.23 Appointment of Manager....................................  A-39
         7.24 Reasonable Efforts and Cooperation........................  A-39
 ARTICLE 8    CONDITIONS................................................  A-40
         8.1  Conditions to Each Party's Obligation to Effect the
               Merger...................................................  A-40
         8.2  Conditions to Obligations of the CapStar Parties..........  A-41
         8.3  Conditions to Obligations of the AGH Parties..............  A-41
         8.4  Frustration of Closing Conditions.........................  A-42
 ARTICLE 9    TERMINATION, AMENDMENT AND WAIVER.........................  A-43
         9.1  Termination...............................................  A-43
         9.2  Certain Fees and Expenses.................................  A-44
         9.3  Effect of Termination.....................................  A-45
         9.4  Amendment.................................................  A-45
         9.5  Extension; Waiver.........................................  A-46
 ARTICLE 10   GENERAL PROVISIONS........................................  A-46
         10.1 Nonsurvival of Representations and Warranties.............  A-46
         10.2 Notices...................................................  A-46
         10.3 Interpretation............................................  A-47
         10.4 Counterparts..............................................  A-47
         10.5 Entire Agreement; No Third-Party Beneficiaries............  A-47
         10.6 Governing Law.............................................  A-47
         10.7 Assignment................................................  A-47
         10.8 Enforcement...............................................  A-47
         10.9 Severability..............................................  A-47

                                    EXHIBITS

 Exhibit "A-1" Articles of Merger
 Exhibit "A-2" Certificate of Merger
 Exhibit "B"   Form of Exchange Rights Agreement
 Exhibit "C"   Form of Voting Agreement
 Exhibit "D"   Form of OP Merger Articles
 Exhibit "E"   Form of Affiliate Agreement
 Exhibit "F"   Form of Contribution, Assumption and Indemnity Agreement
 Exhibit "G"   Form of Intercompany Agreement
 Exhibit "H"   Form of OPCO Lease Agreement

                             INDEX OF DEFINED TERMS

TERM                                                                    SECTION
----                                                                    -------
1940 Act.............................................................. 4.19
1996 Plan............................................................. 5.3(a)
Affiliates............................................................ 6.6
AGH................................................................... Preamble
AGH Acquisition Proposal.............................................. 6.2(a)
AGH Benefit Plans..................................................... 5.23
AGH Budget and Schedule............................................... 5.10(e)
AGH Bylaws............................................................ 5.1
AGH Commitment........................................................ 6.4(h)
AGH Common Stock...................................................... 2.1(a)
AGH Charter........................................................... 1.5
AGH Disclosure Letter................................................. Article 5
AGH Exchange Ratio.................................................... 2.1(c)
AGH Financial Statement Date.......................................... 5.8
AGH Franchise Agreements.............................................. 5.10(g)
AGH GP................................................................ 5.2(a)
AGH Ground Leases..................................................... 5.10(f)
AGH Indemnified Liabilities........................................... 7.4(b)
AGH Indemnified Party and AGH Indemnified Parties..................... 7.4(b)
AGH Lessee............................................................ Recital G
AGH LP................................................................ 5.2(a)
AGH Manager........................................................... Recital G
AGH Material Adverse Change........................................... 5.8
AGH Material Adverse Effect........................................... 5.1
AGH OP................................................................ Preamble
AGH Operating Partnership Agreement................................... 5.4
AGH Options........................................................... 5.3(b)
AGH OP Units.......................................................... 5.2(a)
AGH OP Unit Holder.................................................... 5.2(a)
AGH Parties........................................................... Preamble
AGH Properties........................................................ 5.10(a)
AGH Restricted Stock Grants........................................... 5.3(b)
AGH SEC Documents..................................................... 5.7
AGH Stockholder Approvals............................................. 5.6(a)
AGH Stockholders Meeting.............................................. 7.1(e)
AGH Stock Option...................................................... 7.8(b)
AGH Subsidiaries...................................................... 5.2(b)
AGH Superior Proposal................................................. 6.2(b)
AGH Title Policies.................................................... 5.10(a)
Agreement............................................................. Preamble
Amended AGH Charter................................................... 1.5
Articles of Merger.................................................... Recital B
Base Amount........................................................... 9.2(c)
Break-Up Expenses..................................................... 9.2(c)
Break-Up Fee.......................................................... 9.2(c)
Break-Up Fee Tax Opinion.............................................. 9.2(c)
Canceled Shares....................................................... 2.2(b)
CapStar............................................................... Preamble
CapStar Acquisition Proposal.......................................... 6.1(a)

TERM                                                                    SECTION
----                                                                    -------
CapStar Benefit Plans................................................. 4.10
CapStar Budget and Schedule........................................... 4.9(e)
CapStar Bylaws........................................................ 4.1
CapStar Charter....................................................... 4.1
CapStar Commitment.................................................... 6.3(h)
CapStar Common OP Units............................................... 4.3(e)
CapStar Common Stock.................................................. 2.1(a)
CapStar Convertible Notes............................................. 4.3(a)
CapStar Disclosure Letter............................................. Article 4
CapStar Exchange Ratio................................................ 2.1(a)
CapStar Financial Statement Date...................................... 4.7
CapStar Franchise Agreements.......................................... 4.9(g)
CapStar Ground Leases................................................. 4.9(f)
CapStar Hotel OP...................................................... Recital D
CapStar Hotel OP Partnership Agreement................................ 4.2(b)
CapStar Incentive Plan................................................ 4.3(a)
CapStar Indemnified Liabilities....................................... 7.4(a)
CapStar Indemnified Party and CapStar Indemnified Parties............. 7.4(a)
CapStar LP Approvals.................................................. 4.5(c)
CapStar LPs........................................................... Recital D
CapStar Management I.................................................. Preamble
CapStar Management II................................................. Preamble
CapStar Management OP................................................. Recital D
CapStar Material Adverse Change....................................... 4.7
CapStar Material Adverse Effect....................................... 4.1
CapStar Options....................................................... 4.3(b)
CapStar OP Unit Holder................................................ 4.3(e)
CapStar OP Units...................................................... 4.3(a)
CapStar Parties....................................................... Preamble
CapStar Partners...................................................... Preamble
CapStar Partnership Agreements........................................ 4.3(d)
CapStar Preferred OP Units............................................ 4.3(e)
CapStar Properties.................................................... 4.9(a)
CapStar SEC Documents................................................. 4.6
CapStar Stockholder Approvals......................................... 4.5(a)
CapStar Stockholders Meeting.......................................... 7.1(d)
CapStar Stock Option.................................................. 7.8(a)
CapStar Subsidiary and CapStar Subsidiaries........................... 4.2(a)
CapStar Superior Proposal............................................. 6.1(b)
CapStar Title Policies................................................ 4.9(a)
Certificate and Certificates.......................................... 2.2(b)
Certificate of Merger................................................. Recital B
CH OP Units........................................................... 4.3(f)
Closing............................................................... 1.2
Closing Date.......................................................... 1.2
Closing Price......................................................... 9.1(l)
CM OP Units........................................................... 4.3(g)
Code.................................................................. Recital C
Confidentiality Agreement............................................. 7.2
Departments........................................................... 1.3
DGCL.................................................................. 1.1

TERM                                                                    SECTION
----                                                                    -------
Directors' Plan....................................................... 5.3(a)
Dividend Equivalent Rights............................................ 5.3(b)
DRULPA................................................................ 3.1(a)
E&P................................................................... 4.22
Effective Time........................................................ 1.3
Encumbrances.......................................................... 4.9(a)
Environmental Laws.................................................... 4.6
ERISA................................................................. 4.10
Exchange Act.......................................................... 4.6
Exchange Agent........................................................ 2.2(a)
Exchange Fund......................................................... 2.2(a)
Exchange Ratios....................................................... 2.1(c)
Exchange Rights Agreement............................................. Recital D
Form 10 Registration Statement........................................ 7.11(a)
GAAP.................................................................. 4.6
Governing Acts........................................................ 1.1
Governmental Entity................................................... 4.5(b)
Hazardous Materials................................................... 4.6
HSR Act............................................................... 4.5(b)
Indebtedness.......................................................... 4.15(b)
Indentures............................................................ 7.21
Intercompany Agreement................................................ 7.18(f)
Interim Transactions Committee........................................ 6.5
Knowledge of AGH...................................................... 5.20
Knowledge of CapStar.................................................. 4.20
Laws.................................................................. 4.5(b)
Lease Agreements...................................................... 4.21(a)
Liens................................................................. 4.2(b)
Manager-Lessee Agreement.............................................. Recital G
Maryland Department................................................... 1.3
Merger................................................................ Recital A
MGCL.................................................................. 1.1
NYSE.................................................................. 1.2
Old CMC............................................................... 7.17(a)
OP Business Combination............................................... 3.1(b)
OPCO.................................................................. Recital D
OPCO Leases........................................................... 7.19
OPCO Stock............................................................ 7.18(b)
OP Merger............................................................. 3.1(b)
OP Merger Articles.................................................... 3.1(b)
OP Reorganization..................................................... Recital D
Paul Weiss............................................................ 8.2(e)
Payor................................................................. 9.2(c)
Person................................................................ 2.2(h)
Proxy Statement....................................................... 7.1(a)
Purchased FF&E........................................................ 7.20
Qualifying Income..................................................... 9.2(c)
Recipient............................................................. 9.2(c)
Registration Statement................................................ 7.1(a)
REIT Requirements..................................................... 9.2(c)
SEC................................................................... 4.5(b)

TERM                                                                    SECTION
----                                                                    -------
Significant Subsidiary................................................ 6.1(a)
Spin-Off Transaction.................................................. Recital D
Stockholder Approvals................................................. 5.6(a)
Stock Purchase Plan................................................... 7.8(d)
Subsidiary............................................................ 4.2(a)
Surviving Corporation................................................. 1.1
Surviving Corporation Contribution and Assumption..................... 3.1(a)
Surviving Corporation Stock Benefits.................................. 7.8(c)
tail insurance........................................................ 7.4(c)
Taxing Authority...................................................... 4.12(a)
Tax or Taxes.......................................................... 4.12(a)
Tax Returns........................................................... 4.12(a)
Transactions.......................................................... Recital D
Voting Agreement...................................................... Recital F

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 15, 1998, by and among AMERICAN GENERAL HOSPITALITY CORPORATION, a Maryland corporation ("AGH"), AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("AGH OP" and together with AGH, the "AGH Parties"), on the one hand, and CAPSTAR HOTEL COMPANY, a Delaware corporation ("CapStar"), CAPSTAR MANAGEMENT COMPANY, L.P., a Delaware limited partnership ("CapStar Management I"), and CAPSTAR MANAGEMENT COMPANY II, L.P., a Delaware limited partnership ("CapStar Management II" and together with CapStar Management I, the "CapStar Partners"). (The CapStar Partners and CapStar are sometimes collectively referred to herein as the "CapStar Parties").

                                   RECITALS:

  A. The Board of Directors of AGH and the Board of Directors of CapStar have each determined that a business combination between AGH and CapStar is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger (the "Merger") of CapStar with and into AGH upon the terms and subject to the conditions set forth herein.

  B. Upon the terms and conditions set forth herein, CapStar and AGH shall execute Articles of Merger (the "Articles of Merger") and the Certificate of Merger (the "Certificate of Merger") in substantially the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively and shall file such Articles of Merger and Certificate of Merger in accordance with applicable Maryland and Delaware law to effectuate the Merger.

  C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization under Section 368 of the Code.

  D. In connection with the Merger, the following additional transactions will be effected (the Merger, together with the other documents, agreements and transactions, including without limitation, the Spin-Off Transaction and the OP Reorganization (as defined below), contemplated by this Agreement, being referred to collectively herein as the "Transactions"): (i) pursuant to a series of transactions as more fully set forth in Sections 7.17 and 7.18, the CapStar Parties will contribute or transfer all of their management agreements and substantially all of their leasehold interests to a newly formed Delaware limited partnership ("CapStar Management OP"), the general partner of which will be a newly formed Delaware corporation and a wholly-owned subsidiary of CapStar ("OPCO"), and, immediately prior to the Merger, CapStar will distribute the stock of OPCO to CapStar's stockholders (the "Spin-Off Transaction"); (ii) pursuant to a series of merger, contribution and redemption transactions as more fully set forth in Section 7.18, the CapStar Parties will contribute or transfer all their hotel assets to a newly formed Delaware limited partnership (the "CapStar Hotel OP") and, concurrent with the Merger, the CapStar Parties and the AGH Parties will effect a business combination of the CapStar Hotel OP with the AGH OP as contemplated by Section 3.1, with the AGH OP as the survivor (the "OP Reorganization"); and (iii) the AGH Parties will enter into an Exchange Rights Agreement in substantially the form attached hereto as Exhibit B (the "Exchange Rights Agreement"), with certain holders (the "CapStar LPs") of limited partnership interests in the CapStar Hotel OP (prior to giving effect to the OP Reorganization).

  E. The AGH Parties and the CapStar Parties desire to make certain representations, warranties and agreements in connection with the Merger.

  F. Concurrently with the execution of this Agreement and as an inducement to the parties to enter into this Agreement, certain stockholders of CapStar and AGH have entered into a voting agreement in the form attached hereto as Exhibit C (the "Voting Agreement") pursuant to which such stockholders of CapStar and AGH have agreed, among other things, to vote their CapStar Common Stock (as hereinafter defined) or AGH Common Stock (as hereinafter defined), as the case may be, in favor of the Merger and the other transactions contemplated by this Agreement.

  G. Concurrently with the execution of this Agreement, the partners in AGH Leasing, L.P. (the "AGH Lessee"), AGH Management, Inc. (the "AGH Manager") and CapStar Management OP are entering into an acquisition agreement pursuant to which CapStar Management OP is agreeing to purchase (i) certain partnership interests in the AGH Lessee and (ii) substantially all of the assets of the AGH Manager (the "Manager-Lessee Agreement") which agreement will close immediately following the Spin-Off Transaction and the Merger.

  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

  1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Maryland General Corporation Law ("MGCL") and the Delaware General Corporation Law ("DGCL" and, together with the MGCL, the "Governing Acts"), CapStar shall be merged with and into AGH, at the Effective Time (as defined in Section 1.3). AGH shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Maryland under the name "MeriStar Hospitality Corporation." The effects and consequences of the Merger are set forth in Sections 1.4 through 1.7 hereof. AGH after the Effective Time is sometimes referred to herein as the "Surviving Corporation."

  1.2 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York, at 10:00 A.M. local time, on the third New York Stock Exchange, Inc. ("NYSE") trading day immediately following the date on which the last of the conditions set forth in Article 8 hereof (other than conditions with respect to actions the respective parties will take at the Closing) is first fulfilled or has been waived, provided that all such conditions continue to be so satisfied or waived on such third trading day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent trading day on which all such conditions are again so satisfied or waived, subject, however to Article 9 hereof, or at such other time, date and place as CapStar and AGH shall mutually agree in writing (the "Closing Date").

  1.3 Effective Time. The Merger shall become effective (the "Effective Time") upon the acceptance of the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland (the "Maryland Department") and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and, together with the Maryland Department, the "Departments") in accordance with the provisions of the Governing Acts, and by making all other filings required under the Governing Acts to be made prior to or concurrent with the effectiveness of the Merger, which filings shall be made as soon as practicable on the Closing Date.

  1.4 Effects of the Merger. The Merger shall have the effects set forth in the Governing Acts.

  1.5 Charters and Bylaws. The charter of AGH, as in effect immediately prior to the Effective Time (the "AGH Charter") and as amended, prior to the Effective Time, to reflect the name of the Surviving Corporation (and such other matters as the parties may agree) pursuant to the Articles of Merger (the "Amended AGH Charter"), shall be the charter of the Surviving Corporation until thereafter amended as provided by applicable law and the Amended AGH Charter, and the bylaws of AGH, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Amended AGH Charter and such bylaws.

  1.6 Directors.

  (a) At the Effective Time, the number of directors of the Surviving Corporation shall be increased to nine. The directors of the Surviving Corporation immediately following the Effective Time shall be the persons named on Schedule 1.6(a), each of whom shall serve until the earlier of his resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  (b) AGH and CapStar agree that in the event any person set forth on Schedule 1.6(a) is unable or otherwise fails to serve, for any reason, as a director of the Surviving Corporation at the Effective Time, then (i) if such person was a member of the Board of Directors of CapStar as of the date hereof, then CapStar shall have the right to designate another individual to serve as a director of the Surviving Corporation at the Effective Time, (ii) if such person was a member of the Board of Directors of AGH as of the date hereof, then AGH shall have the right to designate another individual to serve as a director of the Surviving Corporation at the Effective Time and (iii) if such person was not a member of the Board of Directors of either CapStar or AGH as of the date hereof, then the persons set forth on Schedule 1.6(a) shall have the right to designate another individual to serve as a director of the Surviving Corporation at the Effective Time. AGH shall use its best efforts to have any person designated to be a director pursuant to the previous sentence elected as a director.

  1.7 Officers.

  (a) The officers of the Surviving Corporation immediately following the Effective Time shall be the persons named on Schedule 1.7(a) who shall hold the office set forth opposite such person's name, all of whom shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  (b) AGH and CapStar agree that in the event any person set forth on Schedule 1.7(a) is unable or otherwise fails to serve, for any reason, as an officer of the Surviving Corporation at the Effective Time, the persons set forth on
Schedule 1.6(a) shall have the right (but not the obligation) to designate another individual to serve as an officer of the Surviving Corporation in such capacity, which person shall be approved by the respective Board of Directors of AGH and CapStar prior to the Effective Time. AGH shall use its best efforts to have any person designated pursuant to the previous sentence elected as an officer of the Surviving Corporation.

                                   ARTICLE 2

                              Treatment of Shares

  2.1 Effect of the Merger on Capital Stock.

  (a) Common Stock of CapStar. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of CapStar, subject to Section 2.1(b), each issued and outstanding share of Common Stock, par value $0.01 per share, of CapStar ("CapStar Common Stock"), other than shares of CapStar Common Stock to be canceled pursuant to Section 2.1(b), shall be converted into and become 1.0 (the "CapStar Exchange Ratio") fully paid and nonassessable share of Common Stock, par value $0.01 per share, of AGH ("AGH Common Stock"); provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of CapStar Common Stock or AGH Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the CapStar Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of CapStar Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of
Section 2.2, certificates evidencing such number of whole shares of AGH Common Stock into which such CapStar Common Stock was converted in accordance with the CapStar Exchange Ratio. The holders of such certificates previously evidencing such shares of CapStar Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of CapStar Common Stock except as otherwise provided herein or by law. No fractional share of AGH Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(d).

  (b) Cancellation of Certain Common Stock of CapStar. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of CapStar and any shares of CapStar Common Stock that are owned by CapStar, or any of its Subsidiaries (as treasury stock) or by AGH or any of its Subsidiaries shall be canceled and retired and shall cease to exist and no stock of AGH or other consideration shall be issued or delivered in exchange therefor.

  (c) Common Stock of AGH. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of AGH, each issued and outstanding share of AGH Common Stock shall be converted into and become .8475 (the "AGH Exchange Ratio," and together with the CapStar Exchange Ratio, the "Exchange Ratios") fully paid and non assessable shares of AGH Common Stock. All such shares of AGH Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.2, certificates evidencing such number of whole shares of AGH Common Stock into which such AGH Common Stock was converted in accordance with the AGH Exchange Ratio. The holders of such certificates previously evidencing such shares of AGH Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of AGH Common Stock except as otherwise provided herein or by law. No fractional share of AGH Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(d).

  2.2 Issuance of New Certificates.

  (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, AGH shall deposit, in trust for the benefit of holders of shares of CapStar Common Stock and AGH Common Stock to be converted into shares of AGH Common Stock pursuant to Section 2.1, with a bank and trust company mutually agreeable to AGH and CapStar (the "Exchange Agent"), certificates representing shares of AGH Common Stock required to effect the issuance referred to in
Section 2.1(a) and 2.1(c), and the cash payable in respect of fractional shares pursuant to Section 2.2(d) (collectively, the "Exchange Fund"). The Exchange Fund shall not be used for any purpose other than as contemplated by this Agreement.

  (b) Issuance Procedures. As soon as practicable after the Effective Time, AGH shall cause the Exchange Agent to mail to each holder of record a certificate or certificates (the "Certificate" or the "Certificates") which immediately prior to the Effective Time represented outstanding shares of CapStar Common Stock and AGH Common Stock (the "Canceled Shares") that were canceled and became instead the right to receive shares of AGH Common Stock pursuant to Section 2.1(a) and 2.1(c): (i) a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the CapStar Common Stock and the AGH Common Stock. Without limitation to the rights under Section 2.2(c), upon surrender of Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by AGH), together with a duly executed letter of transmittal and such other customary documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive, with respect to the shares of CapStar Common Stock and AGH Common Stock formerly represented thereby (A) a certificate or certificates representing that number of whole shares of AGH Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(a) and 2.1(c), and (B) cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.2(b) hereof. In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of CapStar or AGH, as the case may be, a certificate representing the proper number of shares of AGH Common Stock may be issued to a transferee if the Certificate representing such Canceled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent shares of AGH Common Stock and dividends and other distributions and cash in lieu of any fractional shares of AGH Common Stock as contemplated by this Section 2.2.

  (c) Certain Distributions.

    (i) The AGH Parties shall authorize under applicable law a dividend to their respective stockholders and limited partners, as the case may be, the record date for which shall be the close of business on the last business day prior to the Effective Time. The dividend shall be equal to the AGH Parties' most recent quarterly dividend rate for such stockholders and limited partners, as the case may be, multiplied by the number of days elapsed since the last dividend record date through and including the Effective Time, and divided by 91. Such dividend shall be paid in the ordinary course of business consistent with the past practice of the AGH Parties as to the manner and timing of payment. If payment of such dividends is made after the Effective Time, the Surviving Corporation shall pay such dividends to such stockholders and limited partners as of such record date.

    (ii) No dividends or other distributions declared or made after the Effective Time with respect to shares of AGH Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of AGH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(b) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of AGH Common Stock issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of AGH Common Stock to which such holder is entitled pursuant to Section 2.2(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of AGH Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of AGH Common Stock.

  (d) No Fractional Securities. No certificates or scrip representing fractional shares of AGH Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of AGH Common Stock. A holder of CapStar Common Stock or AGH Common Stock, as the case may be, who would otherwise have been entitled to a fractional share of AGH Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the mean average of the closing sale price of a share of AGH Common Stock on the NYSE over the 10 trading days immediately preceding the Closing Date.

  (e) Book Entry. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.2(b) may, at the option of AGH, provide for the ability of a holder of one or more Certificates to elect that shares of AGH Common Stock to be received in exchange for the Canceled Shares formerly represented by such surrendered Certificates be issued in uncertificated form.

  (f) Closing of Transfer Books; Etc. From and after the Effective Time, the stock transfer books of CapStar shall be closed and no registration of any transfer of capital stock of CapStar shall thereafter be made on the records of CapStar. If, after the Effective Time, Certificates are presented to AGH, they shall be canceled and exchanged for certificates representing the appropriate number of shares of AGH Common Stock and cash in lieu of fractional shares and dividends and other distributions as provided in this
Section 2.2. Shares of AGH Common Stock issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. AGH shall cause all such shares of AGH Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the person claiming such certificates to be lost, stolen or destroyed and, if reasonably required by AGH, upon the posting by such person of a bond in such amount as reasonably determined as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate(s), the consideration to be received thereby (subject to the payment of cash in lieu of fractional shares in accordance herewith) and such person shall be entitled to the voting, dividend and other distribution rights provided herein with respect thereto. Appropriate procedures shall be established by AGH and the Exchange Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of AGH Common Stock with a record date on or after the date of the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of the immediately preceding sentence, AGH may rely conclusively on the stockholder records of CapStar in determining the identity of, and the number of CapStar Shares held by, each holder of a Certificate of CapStar Common Stock at the Effective Time.

  (g) Withholding Rights. AGH or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CapStar Common Stock or AGH Common Stock, as the case may be, such amounts as AGH or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by AGH or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CapStar Common Stock or AGH Common Stock, as the case may be, in respect of which such deduction and withholding was made by AGH or the Exchange Agent.

  (h) Termination of Exchange. Any certificates representing shares of AGH Common Stock deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this
Section 2.2 shall be returned by the Exchange Agent to AGH which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to AGH; after which time any holder of unsurrendered Certificates shall look only to AGH and be entitled to payment of such funds to which such holder may be due, subject to applicable law. AGH shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated organization or entity of any kind.

                                   ARTICLE 3

                             Certain Transactions
                       Relating to the CapStar Hotel op

  3.1 OP Business Combination.

  (a) Immediately prior to the Effective Time, AGH shall cause AGH GP (as defined herein), AGH's Subsidiary that acts as general partner of the AGH OP, to merge with and into AGH. Immediately following the Effective Time, the Surviving Corporation shall, consistent with the AGH Operating Partnership Agreement (as defined herein), contribute all of its assets (other than AGH OP Units) (as such term is defined herein) to the AGH OP and the Surviving Corporation shall expressly assume all obligations of the General Partner thereunder (the "Surviving Corporation Contribution and Assumption").

  (b) Immediately following the Surviving Corporation Contribution and Assumption, the Surviving Corporation shall cause CapStar Hotel OP to merge (the "OP Merger") with and into the AGH OP in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), with the AGH OP as the surviving entity (the "OP Business Combination"). At the Effective Time, the Surviving Corporation shall cause CapStar Hotel OP to execute the Agreement and Plan of Merger and Certificate of Merger (the "OP Merger Articles") in the form attached hereto as Exhibit D, which certificate shall then be executed by the AGH OP and filed with the Delaware Secretary of State. The effects of the OP Merger Articles are set forth in the OP Merger Articles and the DRULPA. The OP Business Combination shall have, to the extent applicable, the same economic and tax consequences for the CapStar LPs and the limited partners of AGH OP as the Merger has for holders of CapStar Common Stock and the AGH Common Stock, respectively; provided, however, that the holders of preferred units of limited partnership interest in the AGH OP and the holders of CapStar Preferred OP Units (as defined herein) will be provided with substantially the same rights, privileges, and preferences that such holders currently have in effect.

  (c) Concurrently with the issuance contemplated by Section 2.2(b), the Surviving Corporation shall (i) cause to be issued to the CapStar LPs, units of limited partnership in the AGH OP issuable upon consummation of the OP Business Combination and (ii) enter into, and cause the AGH OP to enter into, an Exchange Rights Agreement with each CapStar LP.

                                   ARTICLE 4

             Representations and Warranties of the Capstar Parties

  Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of CapStar and delivered to the AGH Parties prior to the execution hereof (the "CapStar Disclosure Letter"), the CapStar Parties, jointly and severally, represent and warrant to the AGH Parties as follows:

  4.1 Organization, Standing and Power of CapStar. CapStar is a corporation duly organized and validly existing under the laws of the State of Delaware. CapStar has requisite corporate power and authority to carry on its business as now being conducted. CapStar is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of CapStar and the CapStar Subsidiaries (as defined below), taken as a whole, or on the ability of the CapStar Parties to perform any of their respective obligations under this Agreement (any such effect, a "CapStar Material Adverse Effect"). CapStar has delivered to the AGH Parties complete and correct copies of CapStar's Amended and Restated Certificate of Incorporation (the "CapStar Charter") and the Bylaws of CapStar (the "CapStar Bylaws"), in each case, as amended to the date of this Agreement.

  4.2 CapStar Subsidiaries.

  (a) Schedule 4.2(a) to the CapStar Disclosure Letter sets forth (i) each Subsidiary (as defined below) of CapStar (the "CapStar Subsidiary" or "CapStar Subsidiaries," which term includes, without limitation, upon its formation, CapStar Hotel OP and CapStar Management OP), (ii) the ownership interest therein of CapStar, (iii) if not wholly-owned by CapStar, the identity and ownership interest of each of the other owners of each CapStar Subsidiary and
(iv) each hotel (identified by name and location) and other real property owned by such CapStar Subsidiary. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity except passive investments held for investment purposes, which are not material in amount.

  (b) Except as set forth in Schedule 4.2(b) to the CapStar Disclosure Letter,
(i) all the outstanding shares of capital stock of each CapStar Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by CapStar or by another CapStar Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each CapStar Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by CapStar, or by another CapStar Subsidiary are owned free and clear of all Liens. At the Effective Time, CapStar Hotel OP will not own, directly or indirectly, any interest in any corporation. Each CapStar Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each CapStar Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each CapStar Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a CapStar Material Adverse Effect. Copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each CapStar Subsidiary, in each case as amended to the date of this Agreement, have been previously delivered or made available to the AGH Parties. A true and correct copy of the form of limited partnership agreement of CapStar Hotel OP (the "CapStar Hotel OP Partnership Agreement") to be in full force and effect at the Effective Time will be delivered to the AGH Parties for review prior to execution and such agreement shall be substantially similar to the CapStar Partnership Agreements (as hereinafter defined). Neither CapStar nor any of the CapStar Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it other than breaches which could not reasonably be expected to have a CapStar Material Adverse Effect. To the Knowledge of CapStar (as defined in Section 4.20), the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts other than breaches which could not reasonably be expected to have a CapStar Material Adverse Effect.

  4.3 CapStar Structure.

  (a) The authorized shares of stock of CapStar consist of 25,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding, and 49,000,000 shares of CapStar Common Stock, of which 24,887,944 were issued and outstanding as of the date hereof. On the date hereof, (i) 1,740,000 shares of CapStar Common Stock have been reserved for issuance under CapStar's Equity Incentive Plan (the "CapStar Incentive Plan"), under which options in respect of $2,686,354 shares of CapStar Common Stock have been granted and are outstanding on the date hereof, (ii) 1,475,916 shares of CapStar Common Stock have been reserved for issuance upon the redemption of units of limited partnership interest ("CapStar OP Units") in the CapStar Partners and (iii) 4,011,628 shares of CapStar Common Stock have been reserved for issuance upon the conversion of CapStar's 4.75% Convertible Subordinated Notes due 2004 (the "CapStar Convertible Notes").

  (b) Set forth in Schedule 4.3(b) of the CapStar Disclosure Letter is a true and complete list of the following: each qualified or nonqualified option to purchase shares of CapStar Common Stock granted under the Incentive Plan or any other formal or informal arrangement ("CapStar Options"). As of the date of this Agreement, other than CapStar Options, there were no outstanding warrants or other rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units, restricted stock grants and performance shares granted under the CapStar Incentive Plan or rights to receive shares of CapStar Common Stock on a deferred basis granted by CapStar under the CapStar Incentive Plan or otherwise. Schedule 4.3(b) of the CapStar Disclosure Letter sets forth for each CapStar Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under
Section 422 of the Code, the number of shares of CapStar Common Stock subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, and the number of such shares subject to stock appreciation rights. On the date of this Agreement, except as set forth in this Section 4.3 or Schedule 4.3(b) of the CapStar Disclosure Letter, no shares of stock of CapStar were outstanding or reserved for issuance.

  (c) All outstanding shares of CapStar Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the CapStar Convertible Notes, there are no bonds, debentures, notes or other indebtedness of CapStar having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of CapStar may vote.

  (d) Except as set forth in this Section 4.3, Schedule 4.3(d) of the CapStar Disclosure Letter or the limited partnership agreements for each of the CapStar Partners (the "CapStar Partnership Agreements") there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CapStar or any CapStar Subsidiary is a party or by which such entity is bound, obligating CapStar or any CapStar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of CapStar or any CapStar Subsidiary or obligating CapStar or any CapStar Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to CapStar or a CapStar Subsidiary).

  (e) As of the date hereof, there are 696,979 and 778,937 CapStar OP Units issued and outstanding in CapStar Management I and CapStar Management II, respectively, exclusive of the CapStar OP Units owned by CapStar. The CapStar OP Units consist of 1,083,759 common CapStar OP Units (the "CapStar Common OP Units") and 392,157 preferred CapStar OP Units (the "CapStar Preferred OP Units") exclusive of the CapStar OP Units owned by CapStar. The CapStar OP Units are validly issued and outstanding, fully paid and nonassessable. As of the date hereof, CapStar owns 23,019,871 issued and outstanding CapStar Common OP Units in the CapStar Partners and none of the CapStar Preferred OP Units are owned by CapStar. Schedule 4.3(e) of the CapStar Disclosure Letter sets forth the name of each holder of a CapStar OP Unit (a "CapStar OP Unit Holder") and the number of CapStar OP Units owned by each such CapStar OP Unit Holder in each CapStar Partner as of the date of this Agreement. The CapStar OP Units are subject to no restriction except as set forth in the CapStar Partnership Agreements and pursuant to applicable securities laws. The CapStar Partners have not issued or granted and are not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in CapStar Partners, whether issued or unissued, or securities convertible into interests in CapStar Partners.

  (f) Assuming that the Transactions were consummated as of the date hereof,
(i) there would be 24,887,944 units of limited partnership interests of CapStar Hotel OP (the "CH OP Units") issued and outstanding, (ii) the CH OP Units would convert to 24,495,787 common CH OP Units and 392,157 preferred CH OP Units that each would have identical rights, privileges and preferences as the CapStar Preferred OP Units, (iii) 23,019,871 of the CH OP Units would be owned by CapStar and, (iv) Schedule 4.3(f) of the CapStar Disclosure Letter sets forth the name of each contemplated holder of CH OP Units and the number of CH OP Units that would be owned by each such holder of CH OP Units at that time. As of the Effective Time, (i) the CH OP Units will be validly issued and outstanding, fully paid and non assessable, (ii) the CH OP Units will not be subject to restrictions except as set forth in the CapStar Hotel OP Partnership Agreement and pursuant to applicable securities laws and (iii) CapStar Hotel OP will not have issued or granted and will not be a party to any outstanding commitments of any kind relating to, or any effective agreements or understandings with respect to, interests in CapStar Hotel OP, whether issued or unissued, or securities convertible into interests in CapStar Hotel OP.

  (g) Assuming that the Transactions were consummated as of the date hereof,
(i) there would be 24,887,944 units of limited partnership interests of CapStar Management OP (the "CM OP Units") issued and outstanding, 23,019,871 of which would be owned by OPCO and (ii) Schedule 4.3(g) of the CapStar Disclosure Letter sets forth the name of each contemplated holder of CM OP Units and the number of CM OP Units that would be owned by each such holder of CM OP Units. As of the Effective Time, the issued and outstanding CM OP Units will be validly issued and outstanding, fully paid and non assessable.

  (h) Except for (x) tax distributions paid to the holders of the CapStar Common OP Units with respect to taxable income allocated to such holders for 1997 and for 1998 through the Effective Date, other than CapStar and any CapStar Subsidiary, and (y) regular quarterly distributions paid to the holder of the CapStar Preferred OP Units, CapStar or its Subsidiaries have never declared any dividends on shares of CapStar Common Stock or distributions on CapStar OP Units.

  4.4 Registration Rights. Except as set forth in Schedule 4.4(a) of the CapStar Disclosure Letter, no Person has any right to require the registration of any shares of CapStar Common Stock or any other securities of CapStar or any CapStar Subsidiary.

  4.5 Authority; Noncontravention; Consents.

  (a) CapStar has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite stockholder approval of the Merger (the "CapStar Stockholder Approvals"), to consummate the transactions contemplated by this Agreement to which CapStar is a party, including without limitation, the Spin-Off Transaction. Except as set forth on Schedule 4.5(a) to the CapStar Disclosure Letter, the CapStar Partners have the requisite partnership power and authority to enter into this Agreement, and to consummate the transaction contemplated by this Agreement to which the CapStar Partners are a party. The execution and delivery of this Agreement by the CapStar Parties and the consummation by the CapStar Parties of the transactions contemplated by this Agreement to which the CapStar Parties are a party have been duly authorized by all necessary action on the part of the CapStar Parties, except for and subject to the CapStar Stockholder Approvals with respect to CapStar and the approvals set forth on Schedule 4.5(a). This Agreement has been duly executed and delivered by the CapStar Parties and constitutes a valid and binding obligation of the CapStar Parties, enforceable against the CapStar Parties in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  (b) Except as set forth in Schedule 4.5(b) to the CapStar Disclosure Letter, the execution and delivery of this Agreement by the CapStar Parties do not, and the consummation of the transactions contemplated by this Agreement to which the CapStar Parties are a party, including without limitation, the Transactions, and compliance by the CapStar Parties with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the CapStar Parties or any CapStar Subsidiary and, at the Effective Time, CapStar Hotel OP, under, (i) the CapStar Charter or the CapStar Bylaws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any CapStar Subsidiary, including, without limitation, the CapStar Hotel OP, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to CapStar or any CapStar Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to CapStar or any CapStar Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a CapStar Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required in connection with the execution and delivery of this Agreement by the CapStar Parties or the consummation by the CapStar Parties of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in Section 7.1), (ii) the acceptance for record of the Articles of Merger by the Departments, (iii) such filings as may be required in connection with the payment of any transfer and gain taxes, (iv) the filing of a premerger notification and report form by CapStar under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if required by applicable law and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedules 4.5(a) and (b) to the CapStar Disclosure Letter, (B) as may be required under
(y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the CapStar Parties from performing their obligations under this Agreement in any material respect or have, individually or in the aggregate, a CapStar Material Adverse Effect:

  (c) Schedule 4.5(c) to the CapStar Disclosure Letter sets forth all of the approvals of the CapStar LPs needed to effectuate the OP Reorganization, the Spin-Off Transaction and the other transactions contemplated by this Agreement (such approvals the "CapStar LP Approvals").

  4.6 SEC Documents; Financial Statements; Undisclosed Liabilities. CapStar has filed all required reports, schedules, forms, statements and other documents with the SEC since August 23, 1996 through the date hereof (the "CapStar SEC Documents"). All of the CapStar SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such CapStar SEC Documents. None of the CapStar SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later CapStar SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of CapStar included in the CapStar SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the financial position of CapStar and the CapStar Subsidiaries, as the case may be, in each case taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in
Schedule 4.6 of the CapStar Disclosure Letter, CapStar has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the CapStar SEC Documents or in Schedule 4.6 to the CapStar Disclosure Letter, neither CapStar nor any of the CapStar Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any hazardous substances, hazardous material, toxic substances or waste materials (collectively, "Hazardous Materials") (collectively, "Environmental Laws") which are required by GAAP to be set forth on a consolidated balance sheet of CapStar or in the notes thereto and which, individually or in the aggregate, would have a CapStar Material Adverse Effect.

  4.7 Absence of Certain Changes or Events. Except (i) as disclosed in the CapStar SEC Documents or on Schedule 4.7 of the CapStar Disclosure Letter,
(ii) except for the Transactions and (iii) the transactions permitted by
Section 6.3, since the date of the most recent audited financial statements included in the CapStar SEC Documents (the "CapStar Financial Statement Date"), CapStar and the CapStar Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of CapStar and the CapStar Subsidiaries taken as a whole (a "CapStar Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a CapStar Material Adverse Change, (b) except for the Transactions and regular quarterly distributions in the amount of $.4144 per CapStar Preferred OP Unit, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the CapStar Common Stock or any security of any CapStar Subsidiary,
(c) any split, combination or reclassification of the CapStar Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of CapStar or partnership interests in any CapStar Subsidiary which is a partnership, or any issuance of an ownership interest in, any CapStar Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a CapStar Material Adverse Effect, or (e) any change in accounting methods, principles or practices by CapStar or any CapStar Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the CapStar SEC Documents or required by a change in GAAP.

  4.8 Litigation. Except as disclosed in the CapStar SEC Documents or in
Schedule 4.8 to the CapStar Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of CapStar and the CapStar Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of CapStar or any CapStar Subsidiary) or, to the Knowledge of CapStar, threatened in writing against or affecting CapStar or any CapStar Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a CapStar Material Adverse Effect or (ii) nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against CapStar or any of the CapStar Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

  4.9 Properties.

  (a) Schedule 4.9(a) of the CapStar Disclosure Letter sets forth a complete and accurate list and the address of all real property owned or leased by CapStar or any of its Subsidiaries (collectively, and together with the land at each address referenced in Schedule 4.9(a) of the CapStar Disclosure Letter and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "CapStar Properties"). CapStar or the CapStar Subsidiaries, owns or own, as the case may be, good and insurable fee simple title (or, if so indicated in Schedule 4.9(a) of the CapStar Disclosure Letter, leasehold title) to each of the CapStar Properties, in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), except for such mortgages set forth on Schedule 4.18(b) of the CapStar Disclosure Letter and such Encumbrances as individually, and in the aggregate, could not reasonably be expected to have a CapStar Material Adverse Effect. Except for such of the following as individually or in aggregate could not reasonably be expected to have a CapStar Material Adverse Effect, policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of CapStar or its Subsidiaries, as applicable, to each of the CapStar Properties in amounts at least equal to the portion of the purchase price thereof allocated to real estate (the "CapStar Title Policies"), and, to CapStar's knowledge, the CapStar Title Policies are valid and in full force and effect and no claim has been made under any such policy.

  (b) Except as set forth in Schedule 4.9(b) of the CapStar Disclosure Letter, and except for matters which would not, individually or in the aggregate, reasonably be expected to have a CapStar Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, any proposed developments) of the CapStar Properties, which would reasonably be expected to have a CapStar Material Adverse Effect, CapStar has no knowledge that any currently required certificate, permit or license (including building permits and certificates of occupancy) from any Governmental Entity having jurisdiction over any CapStar Property or any agreement, easement or other right which is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the CapStar Properties has not been obtained or is not in full force and effect, or of any pending modification or cancellation of any of the same.

  (c) Schedule 4.9(c) of the CapStar Disclosure Letter sets forth a complete and accurate list of all definitive agreements made or entered into by CapStar or any of its Subsidiaries as of the date hereof, (x) to sell, mortgage, pledge or hypothecate any CapStar Property, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of any CapStar Property and (y) to purchase real property to which CapStar or any Subsidiary is a party.

  (d) Except as set forth in Schedule 4.9(d) of the CapStar Disclosure Letter, none of the CapStar Properties is subject to any outstanding purchase options, rights of first refusal, rights of first offer or similar rights, other than such rights which would not reasonably be expected to have a CapStar Material Adverse Effect, nor has CapStar or any of its Subsidiaries entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease or lease of any material portion of the CapStar Property or other transfer of all or any part of any CapStar Property, and no person has any right or option to acquire, or right of first refusal or right of first offer with respect to, CapStar's or any of its Subsidiaries' interest in any CapStar Property or any part thereof.

  (e) Schedule 4.9(e) of the CapStar Disclosure Letter sets forth CapStar's or any Subsidiaries' capital expenditure budget and schedule for each CapStar Property, which describes the capital expenditures which the CapStar or any Subsidiary has budgeted for such CapStar Property for the period running through December 31, 1998 (the "CapStar Budget and Schedule").

  (f) The ground leases underlying the leased CapStar Properties referenced in
Schedule 4.9(a) of the CapStar Disclosure Letter (collectively, the "CapStar Ground Leases") are accurately described in Schedule 4.9(f) of the CapStar Disclosure Letter. Each of the CapStar Ground Leases is valid, binding and in full force and effect as against CapStar or its Subsidiaries and, to CapStar's knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect would not reasonably be expected to have a CapStar Material Adverse Effect. There does not exist under any of the CapStar Ground Leases any default, and, to CapStar's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, be reasonably expected to result in a CapStar Material Adverse Effect.

  (g) Schedule 4.9(g) to the CapStar Disclosure Letter sets forth a list of the hotel franchise agreements (the "CapStar Franchise Agreements") pursuant to which each of the CapStar Properties is being operated. Each of the CapStar Franchise Agreements is in full force effect and, to the knowledge of CapStar, there are no defaults thereunder by either party thereto, nor have any events occurred which with the giving notice or the passage time or both would constitute a default or event of default thereunder, except for those which either singly or in the aggregate would not constitute a CapStar Material Adverse Effect.

  (h) Immediately prior to the Effective Time, CapStar Hotel OP will, directly or indirectly, hold title (or, if so indicated in Schedule 4.9(a) of the CapStar Disclosure Letter, leasehold title) to the CapStar Properties.

  4.10 Employee Benefits. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of CapStar or any of its Subsidiaries (the "CapStar Benefit Plans"), except for such matters, as, individually or in the aggregate, could not be reasonably expected to have a CapStar Material Adverse Effect, (a) each CapStar Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and to the Knowledge of CapStar nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such CapStar Benefit Plan or related trust, (b) each CapStar Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each CapStar Benefit Plan have been timely made, (c) neither CapStar nor any of its Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with any CapStar Benefit Plan or other retirement plan or arrangement, and to the Knowledge of CapStar no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each CapStar Benefit Plan have been made in full and in proper form, (e) neither CapStar nor any of its Subsidiaries has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable laws, no CapStar Benefit Plan currently or previously maintained by CapStar or any of its Subsidiaries provides any post-retirement health or life insurance benefits in the future,

(g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each CapStar Benefit Plan, and
(h) no benefit or amount payable or which may become payable by CapStar or any of its Subsidiaries pursuant to any CapStar Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280(G) of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

  4.11 Labor Matters; Employees.

  (a) Except as set forth on Schedule 4.11(a), neither CapStar nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. CapStar has delivered true, correct and complete copies of such agreements to the AGH Parties. There is no unfair labor practice or labor arbitration proceeding pending or, to CapStar's Knowledge, threatened against CapStar or any of its Subsidiaries relating to their business which, if determined adversely to CapStar or any of its Subsidiaries, would have a CapStar Material Adverse Effect.

  (b) Schedule 4.11(b) to the CapStar Disclosure Letter sets forth all employment agreements between CapStar or any of its Subsidiaries and any other Person.

  4.12 Taxes. Except as, individually or in the aggregate, could not be reasonably expected to have a CapStar Material Adverse Effect:

  (a) All returns, reports and forms ("Tax Returns") required to be filed with any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition ("Taxing Authority") of (i) any and all taxes (whether federal, state, local or foreign), including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above ("Tax" or "Taxes") for all periods ending on or before the Closing Date that are or were required to be filed by, or with respect to, CapStar or any CapStar Subsidiaries, either separately or as a member of an affiliated group of corporations, have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Taxing Authority. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete and the financial statements included in CapStar's Form 10-K for the year ended December 31, 1997 reflect an adequate reserve for all taxes payable by CapStar for all taxable periods and portions thereof through the date of those financial statements. No Taxing Authority is now asserting by written notice to CapStar or the CapStar Subsidiaries or, to the Knowledge of CapStar, threatening to assert against CapStar or the CapStar Subsidiaries, any deficiency or claim for additional Taxes. No written claim has been made since January 1, 1997 by a Taxing Authority in a jurisdiction where CapStar does not file Tax Returns that CapStar is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of CapStar or the CapStar Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. CapStar has not since January 1, 1997 entered into a closing agreement pursuant to Section 7121 of the Code. CapStar has not received written notice of any audit of any Tax Return filed by CapStar, and CapStar has not been notified in writing that any such audit is contemplated or pending. Neither CapStar nor any of the CapStar Subsidiaries has executed or filed with any Taxing Authority any agreement now in effect extending the period for assessment or collection of any Taxes. Copies of all income or franchise tax returns filed by CapStar and each of the CapStar Subsidiaries since August 1996 and all communications relating thereto since that date have been delivered to AGH or made available to representatives of AGH. CapStar and each CapStar Subsidiary has paid all Taxes required to be paid prior to the date hereof and has made provision, in accordance with GAAP, for all Taxes owed or accrued through the date hereof;

  (b) Each of CapStar Management I and CapStar Management II has been since its formation, and will be through the Closing Date, treated as a partnership and not as an association taxable as a corporation for federal income tax purposes. CapStar Hotel OP will be, upon its formation and through the Closing Date, treated as a partnership and not as an association taxable as a corporation for federal income tax purposes;

  (c) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of the Transactions could give rise to the payment of any amount that would not be deductible by CapStar or any of the CapStar Subsidiaries by reason of Section 280G of the Code; and

  (d) None of the CapStar Subsidiaries that are taxed as a partnership are publicly-traded partnerships as defined in Section 7704 of the Code.

  4.13 No Payments to Employees, Officers or Directors. There are no cash or non-cash payments which will become payable to each employee, officer or director of CapStar or any CapStar Subsidiary as a result of the Merger and the Transactions. Except as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made upon a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of CapStar or any CapStar Subsidiary.

  4.14 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc. and Goldman Sachs & Co., the fees and expenses of which are as described in (i) the engagement letter, dated March 11, 1998, between Lehman Brothers Inc. and CapStar, and (ii) the engagement letter, dated March 11, 1998, between Goldman Sachs & Co. and CapStar, a true and correct copy of each of which has previously been delivered to the AGH Parties, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of CapStar or any CapStar Subsidiary.

  4.15 Contracts; Debt Instruments.

  (a) Neither CapStar nor any CapStar Subsidiary has received a written notice that CapStar or any CapStar Subsidiary is in violation of or in default under (nor to the Knowledge of CapStar does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 4.15(a) to the CapStar Disclosure Letter, nor to the Knowledge of CapStar does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a CapStar Material Adverse Effect.

  (b) Except for any of the following expressly identified in CapStar SEC Documents, Schedule 4.15(b) of the CapStar Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness in excess of $10,000,000 of CapStar or any of CapStar Subsidiaries, other than such Indebtedness payable to CapStar or a CapStar Subsidiary is outstanding or may be incurred. For purposes of this Agreement, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any such indebtedness of any other person.

  4.16 Opinion of Financial Advisor. The Board of Directors of CapStar has received the opinions of Lehman Brothers Inc. and Goldman Sachs & Co., dated the date of this Agreement, to the effect that the CapStar Exchange Ratio after giving effect to the AGH Exchange Ratio is fair, from a financial point of view, to the holders of shares of CapStar Common Stock.

  4.17 Delaware Takeover Law. The restrictions provided by Section 203 of the DGCL will not apply to AGH in connection with this Agreement and the other transactions contemplated hereby. The resolutions in the form set forth in Schedule 4.17 of the CapStar Disclosure Letter have been adopted by CapStar and have not been rescinded or revoked.

  4.18 Information Supplied. None of the information supplied or to be supplied by CapStar specifically for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement (as defined in Section 7.1(e), at the date it is first mailed to CapStar's stockholders or at the time of CapStar Stockholders Meeting (as defined in Section 7.1(e)), will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by CapStar with respect to statements made or incorporated by reference therein based on information supplied by AGH specifically for inclusion or incorporated by reference in the Proxy Statement or contained in any AGH SEC Documents incorporated by reference in the Registration Statement or the Proxy Statement.

  4.19 Investment Company Act of 1940. Neither CapStar nor any of CapStar Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

  4.20 Definition of Knowledge of CapStar. As used in this Agreement, the phrase "Knowledge of CapStar" (or words of similar import) means the knowledge of those individuals identified in Schedule 4.20 of the CapStar Disclosure Letter.

  4.21 Lease Agreement: Authority; Non contravention; Consents.

  (a) At the Effective Time, OPCO or its Subsidiaries, as the case may be, shall have all requisite power, corporate or otherwise, and authority to enter into each of the lease agreements (the "Lease Agreements") with AGH OP or its Subsidiaries, as the case may be, and to consummate the transactions contemplated by the Lease Agreements. At the Effective Time, the execution and delivery of each of the Lease Agreements by OPCO or its Subsidiaries, as the case may be, and the consummation by OPCO or its Subsidiaries, as the case may be, of the transactions contemplated by the Lease Agreements will have been duly authorized by all necessary action on the part of OPCO or its Subsidiaries, as the case may be. At the Effective Time, the Lease Agreements will have been duly executed and delivered by OPCO or its Subsidiaries, as the case may be, and will constitute a valid and binding obligation of such parties, enforceable against each in accordance with and subject to its terms.

  (b) At the Effective Time, the execution and delivery of the Lease Agreements by OPCO or its Subsidiaries, as the case may be, will not, and the consummation of the transactions contemplated by the Lease Agreements to which OPCO or its Subsidiaries, as the case may be, is a party and compliance by OPCO or its Subsidiaries with the provisions of the Lease Agreements will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of OPCO or its Subsidiaries, as the case may be, under,
(i) the charter or organizational documents or partnership or similar agreement, as the case may be, of such party, each as amended or supplemented to the date of the Effective Time, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to such party or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to such party or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a material adverse effect on the business to be conducted by such party, properties, assets, financial condition or results of operations of OPCO and its Subsidiaries, taken as a whole, or on their ability to perform any of their respective obligations under the Lease Agreements. No consent, approval, order or authorization of, or registration, declaration of filing with, any Governmental Entity is required by or with respect to OPCO or its Subsidiaries in connection with the execution and delivery of the Lease Agreements or the consummation by OPCO or its Subsidiaries of any of the transactions contemplated by the Lease Agreements.

  4.22 Current Earnings and Profits. As of December 31, 1997, CapStar and the CapStar Subsidiaries did not have current and accumulated earnings and profits (as determined for federal income tax purposes) ("E&P") in excess of $22,500,000.

  4.23 Ownership of AGH Common Stock. Neither CapStar, any of the CapStar Subsidiaries, nor, to its knowledge, its directors or executive officers, beneficially owns (as such term is defined in Rule 13d-3 under the Exchange
Act) more than 5% of the shares of AGH Common Stock.

  4.24 Voting Requirements. The CapStar Stockholder Approvals which shall consist of the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon at the CapStar Stockholders Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout, to adopt this Agreement is the only vote of the holders of any class or series of CapStar's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                                   ARTICLE 5

               Representations and Warranties of the AGH Parties

  Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of AGH and delivered to the CapStar Parties prior to the execution hereof (the "AGH Disclosure Letter"), the AGH Parties, jointly and severally, represent and warrant to the CapStar Parties as follows:

  5.1 Organization, Standing and Power of AGH. AGH is a corporation duly organized and validly existing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. AGH is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of AGH and the AGH Subsidiaries (as defined below), taken as a whole, or the ability of the AGH Parties to perform any of their respective obligations under this Agreement (any such effect a "AGH Material Adverse Effect"). AGH has delivered to the CapStar Parties complete and correct copies of the Second Articles of Amendment and Restatement of AGH and the Bylaws of AGH (the "AGH Bylaws") as amended or supplemented to the date of this Agreement.

  5.2 AGH Subsidiaries.

  (a) AGH is the record and beneficial owner of all of the issued and outstanding shares of capital stock of AGH GP, Inc., a Nevada corporation ("AGH GP") and AGH LP, Inc., a Nevada corporation ("AGH LP"). As of the date of hereof, AGH GP and AGH LP own collectively approximately 86.2% of the issued and outstanding units of limited partnership of AGH OP (the "AGH OP Units") free and clear of all Liens. The AGH OP Units are validly issued and outstanding, fully paid and nonassessable. Schedule 5.2(a) of the AGH Disclosure Letter sets forth the name of each holder of a AGH OP Unit (a "AGH OP Unit Holder") and the number of AGH OP Units owned by each such AGH OP Unit Holder in AGH OP as of the date of this Agreement. The AGH OP Units are subject to no restriction except as set forth in the AGH Operating Partnership Agreement and pursuant to applicable securities laws. AGH OP has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in AGH OP, whether issued or unissued, or securities convertible into interests in AGH OP.

  (b) Schedule 5.2(b) to the AGH Disclosure Letter sets forth (i) each Subsidiary of AGH (the "AGH Subsidiaries"), (ii) the ownership interest therein of AGH, (iii) if not wholly-owned by AGH, the identity and ownership interest of each of the other owners of such AGH Subsidiary and (iv) each hotel (identified by name and location) owned by such Subsidiary.

  (c) Except as set forth in Schedule 5.2(c) to the AGH Disclosure Letter, (i) all the outstanding shares of capital stock of each AGH Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable,
(B) owned by AGH and (C) owned free and clear of all Liens and (ii) all equity interests in each AGH Subsidiary that is a partnership, joint venture or limited liability company which are owned by AGH or by another AGH Subsidiary are owned free and clear of all Liens. Each AGH Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each AGH Subsidiary that is a partnership, limited liability company or joint venture is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each AGH Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a AGH Material Adverse Effect. Copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each AGH Subsidiary, in each case as amended to the date of this Agreement, have been previously delivered or made available to the CapStar Parties. Neither AGH nor any of the AGH Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it other than breaches, which could not reasonably be expected to have a AGH Material Adverse Effect. To the Knowledge of AGH (as defined in Section 5.20), the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts other than breaches, which could not reasonably be expected to have a AGH Material Adverse Effect.

  5.3 AGH Structure.

  (a) The authorized shares of stock of AGH consist of 100,000,000 shares of AGH Common Stock. As of the date hereof, (i) 24,315,832 shares of AGH Common Stock were outstanding, (ii) 923,748 shares of AGH Common Stock were available for issuance under AGH's 1996 Stock Incentive Plan, as amended (the "1996 Plan") and 58,692 shares of AGH Common Stock were available for issuance under AGH's Non-Employee Directors' Incentive Plan (the "Directors' Plan"), (iii) 1,841,863 shares of AGH Common Stock were issuable upon exercise of outstanding stock options (the "AGH Options") to purchase shares of AGH Common Stock and (iv) 3,899,937 shares of AGH Common Stock were reserved for issuance upon exchange of AGH OP Units for shares of AGH Common Stock. On the date hereof, except as set forth in this Section 5.3, no shares of AGH Common Stock or other voting securities of AGH were issued, reserved for issuance or outstanding.

  (b) Set forth in Schedule 5.3(b) of the AGH Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of CapStar Common Stock granted under the 1996 Plan and Directors' Plan or any other formal or informal arrangement ("AGH Options"),
(ii) each dividend equivalent right ("Dividend Equivalent Rights") granted with respect to certain AGH Options and (iii) each grant of shares of AGH Common Stock to employees which are subject to any risk of forfeiture ("AGH Restricted Stock Grants"). As of the date of this Agreement, other than AGH Options, AGH Restricted Stock Grants and Dividend Equivalent Rights, there were no outstanding warrants or other rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares granted under the 1996 Plan and Directors' Plan or rights to receive shares of AGH Common Stock on a deferred basis granted under the 1996 Plan and Directors' Plan or otherwise. Schedule 5.3(b) of the AGH Disclosure Letter sets forth for each AGH Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under
Section 422 of the Code, the number of shares of AGH Common Stock subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, and the number of such shares subject to share appreciation rights. For each AGH Restricted Stock Grant,
Schedule 5.3(b) of the AGH Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of shares of AGH Common Stock granted and the date any risk of forfeiture with respect to such shares lapses. On the date of this Agreement, except as set forth in this Section 5.3 or Schedule 5.3(b) of the AGH Disclosure Letter, no shares of stock of AGH are outstanding or reserved for issuance.

  (c) All outstanding shares of AGH Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of AGH having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of AGH may vote.

  (d) Except (i) as set forth in this Section 5.3, in Schedule 5.3(d) of the AGH Disclosure Letter or the AGH Operating Partnership Agreement (as defined herein) and (ii) the AGH OP Units held by partners in the AGH OP (which, subject to certain restrictions, may be exchanged by the holders thereof for either cash or at AGH's option, shares of AGH Common Stock on a one-for-one basis), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which AGH or any AGH Subsidiary is a party or by which such entity is bound, obligating AGH or any AGH Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of AGH Common Stock, voting securities or other ownership interests of AGH or of any AGH Subsidiary or obligating AGH or any AGH Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to AGH or a AGH Subsidiary).

  (e) Neither AGH nor any of its Subsidiaries have ever declared and paid any distributions on shares of AGH Common Stock or AGH OP Units other than regular quarterly distributions on such securities declared and paid since the date of AGH's initial public offering.

  5.4 Organization, Standing and Power of AGH OP. AGH OP is a Delaware limited partnership duly organized and validly existing under the laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. AGH OP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have an AGH Material Adverse Effect. AGH has delivered to the CapStar Parties complete and correct copies of the AGH OP limited partnership agreement (the "AGH Operating Partnership Agreement") as amended or supplemented to the date of this Agreement.

  5.5 Registration Rights. Except as set forth in Schedule 5.5(a) of the AGH Disclosure Letter, no Person has any right to require the registration of any shares of AGH Common Stock or any other securities of AGH or any AGH Subsidiary.

  5.6 Authority; Noncontravention; Consents.

  (a) AGH has the requisite power and authority to enter into this Agreement and, subject to the requisite stockholder approval of the Merger (the "AGH Stockholder Approvals" and, together with the CapStar Stockholder Approvals, the "Stockholder Approvals"), to consummate the transactions contemplated by this Agreement to which AGH is a party. Except as set forth on Schedule 5.6(a) to the AGH Disclosure Letter, the AGH OP has the requisite partnership power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement to which AGH OP is a party. The execution and delivery of this Agreement by the AGH Parties and the consummation by AGH of the transactions contemplated by this Agreement to which the AGH Parties are a party have been duly authorized by all necessary action on the part of the AGH Parties, except for and subject to the AGH Stockholder Approval and the approvals set forth on Schedule 5.6(a) to the AGH Disclosure Letter. This Agreement has been duly executed and delivered by the AGH Parties and constitutes a valid and binding obligation of the AGH Parties, enforceable against the AGH Parties in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  (b) Except as set forth in Schedule 5.6(b) to the AGH Disclosure Letter, the execution and delivery of this Agreement by the AGH Parties do not, and the consummation of the transactions contemplated by this

Agreement to which the AGH Parties are a party, including, without limitation, the Transactions, and compliance by the AGH Parties with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of AGH or any AGH Subsidiary under, (i) the AGH Charter, AGH Bylaws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any AGH Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to AGH or any AGH Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to AGH or any AGH Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a AGH Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to AGH or any AGH Subsidiary in connection with the execution and delivery of this Agreement or the consummation by the AGH Parties of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Registration Statement and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Articles of Merger by the Departments, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes, (iv) the filing of a premerger notification and report form by AGH under the HSR Act if required by applicable law and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 5.6(a) or (b) to the AGH Disclosure Letter or (B) as may be required under (y) federal, state or local environmental laws or (z) the"blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent AGH from performing their obligations under this Agreement in any material respect or have, individually or in the aggregate, a AGH Material Adverse Effect.

  5.7 SEC Documents; Financial Statements; Undisclosed Liabilities. AGH has filed all required reports, schedules, forms, statements and other documents with the SEC since July 25, 1996 through the date hereof (the "AGH SEC Documents"). All of the AGH SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such AGH SEC Documents. None of the AGH SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later AGH SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of AGH and the AGH Subsidiaries included in the AGH SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of AGH and the AGH Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the AGH SEC Documents or in Schedule 5.7 to the AGH Disclosure Letter, neither AGH nor any AGH Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) including liabilities under Environmental Laws which are required by GAAP to be set forth on a consolidated balance sheet of AGH or in the notes thereto and which, individually or in the aggregate, would have a AGH Material Adverse Effect.

  5.8 Absence of Certain Changes or Events. Except (i) as disclosed in the AGH SEC Documents or in Schedule 5.8 to the AGH Disclosure Letter, (ii) except for the Transactions and the distribution contemplated under Section 2.2(c)(i) and
(iii) the transactions permitted by Section 6.4, since the date of the most recent audited financial statements included in the AGH SEC Documents (the "AGH Financial Statement Date"), AGH and the AGH Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of AGH and the AGH Subsidiaries taken as a whole (a "AGH Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a AGH Material Adverse Change, (b) except for regular quarterly distributions not in excess of $.4275 per share of AGH Common Stock and $.4725 per AGH OP Unit, with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of AGH Common Stock or AGH OP Units, (c) any split, combination or reclassification of any shares of AGH Common Stock, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a AGH Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by AGH or any AGH Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the AGH SEC Documents or required by a change in GAAP.

  5.9 Litigation. Except as disclosed in the AGH SEC Documents or in Schedule
5.9 to the AGH Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of AGH and the AGH Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of AGH or a AGH Subsidiary) or, to the Knowledge of AGH, threatened in writing against or affecting AGH or any AGH Subsidiary that
(i) individually or in the aggregate, could reasonably be expected to have a AGH Material Adverse Effect or (ii) nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AGH or any AGH Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

  5.10 Properties.

  (a) Schedule 5.10(a) of the AGH Disclosure Letter sets forth a complete and accurate list and the address of all real property owned or leased by AGH or any of its Subsidiaries (collectively, and together with the land at each address referenced in Schedule 5.10(a) of the AGH Disclosure Letter and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "AGH Properties"). AGH or the AGH Subsidiaries, owns or own, as the case may be, good and insurable fee simple title (or, if so indicated in Schedule 5.10(a) of the AGH Disclosure Letter, leasehold title) to each of the AGH Properties, in each case free and clear of Encumbrances, except for such mortgages set forth on Schedule 5.15(b) of the AGH Disclosure Letter and such Encumbrances as individually, and in the aggregate, could not reasonably be expected to have a AGH Material Adverse Effect. Except for such of the following as individually or in aggregate could not reasonably be expected to have a AGH Material Adverse Effect, policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of AGH or its Subsidiaries, as applicable, to each of the AGH Properties in amounts at least equal to the portion of the purchase price thereof allocated to real estate (the "AGH Title Policies"), and, to AGH's knowledge, the AGH Title Policies are valid and in full force and effect and no claim has been made under any such policy.

  (b) Except as set forth in Schedule 5.10(b) of the AGH Disclosure Letter, and except for matters which would not, individually or in the aggregate, reasonably be expected to have a AGH Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, any proposed developments) of the AGH Properties, which would reasonably be expected to have a AGH Material Adverse Effect, AGH has no knowledge that any currently required certificate, permit or license (including building permits and certificates of occupancy) from any Governmental Entity having jurisdiction over any AGH Property or any agreement, easement or other right which is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the AGH Properties has not been obtained or is not in full force and effect, or of any pending modification or cancellation of any of the same.

  (c) Schedule 5.10(c) of the AGH Disclosure Letter sets forth a complete and accurate list of all definitive agreements made or entered into by AGH or any of its Subsidiaries as of the date hereof, (x) to sell, mortgage, pledge or hypothecate any AGH Property, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of any AGH Property, and (y) to purchase real property to which AGH or any Subsidiary is a party.

  (d) Except as set forth in Schedule 5.10(d) of the AGH Disclosure Letter, none of the AGH Properties is subject to any outstanding purchase options, rights of first refusal, rights of first offer or similar rights other than such rights, which would not reasonably be expected to have a AGH Material Adverse Effect nor has AGH or any of its Subsidiaries entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease or lease of any material portion of the AGH Property or other transfer of all or any part of any AGH Property, and no person has any right or option to acquire, or right of first refusal or right of first refusal with respect to, AGH's or any of its Subsidiaries' interest in any AGH Property or any part thereof.

  (e) Schedule 5.10(e) of the AGH Disclosure Letter sets forth AGH's or any Subsidiaries' capital expenditure budget and schedule for each CapStar Property, which describes the capital expenditures which the AGH or any Subsidiary has budgeted for such AGH Property for the period running through December 31, 1998 (the "AGH Budget and Schedule").

  (f) The ground leases underlying the leased AGH Properties referenced in
Schedule 5.10(a) of the AGH Disclosure Letter (collectively, the "AGH Ground Leases") are accurately described in Schedule 5.10(f) of the AGH Disclosure Letter. Each of the AGH Ground Leases is valid, binding and in full force and effect as against AGH or its Subsidiaries and, to AGH's knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect would not reasonably be expected to have a AGH Material Adverse Effect. There does not exist under any of the AGH Ground Leases any default, and, to AGH's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, be reasonably expected to result in a AGH Material Adverse Effect.

  (g) Schedule 5.10(g) to the AGH Disclosure Letter sets forth a list of the hotel franchise agreements (the "AGH Franchise Agreements") pursuant to which each of the AGH Properties is being operated. Each of the AGH Franchise Agreements is in full force effect and, to the Knowledge of AGH, there are no defaults thereunder by either party thereto, nor have any events occurred which with the giving of notice or the passage time or both would constitute a default or event of default thereunder, except for those which either singly or in the aggregate would not constitute a AGH Material Adverse Effect.

  5.11 Taxes. Except as, individually or in the aggregate, could not be reasonably expected to have a AGH Material Adverse Effect:

  (a) All Tax Returns required to be filed with any Taxing Authority of any and all Taxes for all periods ending on or before the Closing Date that are or were required to be filed by, or with respect to, AGH or any AGH Subsidiaries, either separately or as a member of an affiliated group of corporations, have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Taxing Authority. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete and the financial statements included in the AGH's Form 10-K for the year ended December 31, 1996 reflect, and the financial statements for the year ended December 31, 1997, when filed, will reflect, an adequate reserve for all taxes payable by AGH for all taxable periods and portions thereof through the date of those respective financial statements. No Taxing Authority is now asserting by written notice to AGH or the AGH Subsidiaries or, to the Knowledge of AGH, threatening to assert against AGH or the AGH Subsidiaries, any deficiency or claim for additional Taxes. No written claim has been made since January 1, 1997 by a Taxing Authority in a jurisdiction where AGH does not file Tax Returns that AGH is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of AGH or the AGH Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. AGH has not since January 1, 1997 entered into a closing agreement pursuant to
Section 7121 of the Code. AGH has not received written notice of any audit of any Tax Return filed by AGH, and AGH has not been notified in writing that any such audit is contemplated or pending. Neither AGH nor any of the AGH Subsidiaries has executed or filed with any Taxing Authority any agreement now in effect extending the period for assessment or collection of any Taxes. Copies of all income or franchise tax returns filed by AGH and each of the AGH Subsidiaries since April 1996 and all communications relating thereto since that date have been delivered to CapStar or made available to representatives of CapStar. AGH and each AGH Subsidiary has paid all Taxes required to be paid prior to the date hereof and has made the provision, in accordance with GAAP, for all taxes owed or accrued through the date hereof;

  (b) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by AGH or any of the AGH Subsidiaries by reason of Section 280G of the Code;

  (c) Since its formation, AGH has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code and neither AGH nor any AGH Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. Except as set forth in Schedule 5.11(c) of the AGH Disclosure Letter, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed;

  (d) None of the AGH Subsidiaries that are taxed as a partnership are publicly-traded partnerships as defined in Section 7704 of the Code; and

  (e) AGH (i) for all of its taxable years commencing the year ended December 31, 1996 through the year ended December 31, 1997, has been subject to taxation as a real estate investment trust within the meaning of the Code and has satisfied all requirements to qualify as a real estate investment trust within the meaning of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years, (ii) has operated and intends to continue to operate in such a manner as to qualify as a real estate investment trust for its taxable year ending December 31, 1998 and (iii) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a real estate investment trust, and to AGH's knowledge, no such challenge is pending or threatened. The AGH OP has been since its date of formation, and will be, through the Closing Date, treated as a partnership and not as an association taxable as a corporation for federal income tax purposes.

  5.12 Labor Matters; Employees. Neither AGH nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to AGH's Knowledge, threatened against AGH or any of its Subsidiaries relating to other business which, if determined adversely to AGH or any of its Subsidiaries, would have a AGH Material Adverse Effect.

  (a) Schedule 5.12 of the AGH Disclosure Letter sets forth all employment agreements in effect between AGH or any of its Subsidiaries and any other Person.

  5.13 No Payments to Employees, Officers or Directors. Except as set forth on
Schedule 5.13(a), there are no cash or non-cash payments which will become payable to each employee, officer or director of AGH or any AGH Subsidiary as a result of the Merger and the Transactions. Except as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made upon a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of AGH or any AGH Subsidiary.

  5.14 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney, the fees and expenses of which are as described in the engagement letter, dated January 20, 1998 between Salomon Smith Barney and AGH, a true and correct copy of which has previously been delivered to the CapStar Parties, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of AGH or any AGH Subsidiary.

  5.15 Contracts; Debt Instruments.

  (a) Neither AGH nor any AGH Subsidiary has received a written notice that AGH or any AGH Subsidiary is in violation of or in default under (nor to the Knowledge of AGH does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule
5.15 to the AGH Disclosure Letter, nor to the Knowledge of AGH does such a violation or default exist except to the extent that such violation or default, individually or in the aggregate, would not have a AGH Material Adverse Effect.

  (b) Except for any of the following expressly identified in AGH SEC Documents, Schedule 5.15(b) of the AGH Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness in excess of $10,000,000 of AGH or any of AGH Subsidiaries, other than such Indebtedness payable to AGH or a AGH Subsidiary is outstanding or may be incurred.

  5.16 Opinion of Financial Advisor. The Board of Directors of AGH has received the opinion of Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the AGH Exchange Ratio after giving effect to the CapStar Exchange Ratio is fair, from a financial point of view, to AGH.

  5.17 Maryland Takeover Laws. The terms of Sections 3-602 and 3-702 of the MGCL will not apply to CapStar in connection with this Agreement and the other transactions contemplated hereby. The resolution in the form of Schedule 5.17 to the AGH Disclosure Letter has been adopted by AGH and have not been rescinded or revoked.

  5.18 Information Supplied. None of the information supplied or to be supplied by AGH specifically for inclusion or incorporation by reference in
(i) the Registration Statement, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement, at the date it is first mailed to AGH's stockholders or at the time of the AGH Stockholders Meeting, will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by AGH with respect to statements made or incorporated by reference therein based on in formation supplied by CapStar specifically for inclusion or incorporated by reference in the Proxy Statement or contained in any CapStar SEC Documents incorporated by reference in the Registration Statement or the Proxy Statement.

  5.19 Investment Company Act of 1940. Neither AGH nor any of the AGH Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

  5.20 Definition of Knowledge of AGH. As used in this Agreement, the phrase "Knowledge of AGH" (or words of similar import) means the knowledge of those individuals identified in Schedule 5.20 of the AGH Disclosure Letter.

  5.21 Ownership of CapStar Common Stock. Neither AGH, any of the AGH Subsidiaries, nor to its knowledge, its directors or executive officers, beneficially owns (as such term is defined in Rule 13d-3 under the Exchange
Act) more than 5% of the shares of CapStar Common Stock.

  5.22 Lease Agreements; Authority; Noncontravention; Consents.

  (a) At the Effective Time, the applicable AGH Subsidiary shall have all requisite power, corporate or otherwise, and authority to enter into each of the Lease Agreements with OPCO or its Subsidiaries, as the case may be, and to consummate the transactions contemplated by the Lease Agreements. At the Effective Time, the execution and delivery of each of the Lease Agreements by the applicable AGH Subsidiary, and the consummation by the applicable AGH Subsidiary of the transactions contemplated by the Lease Agreements will have been duly authorized by all necessary action on the part of the applicable AGH Subsidiary. At the Effective Time, the Lease Agreements will have been duly executed and delivered by the applicable AGH Subsidiary and will constitute a valid and binding obligation of such parties, enforceable against each in accordance with and subject to its terms.

  (b) At the Effective Time, the execution and delivery of the Lease Agreements by the applicable AGH Subsidiary will not, and the consummation of the transactions contemplated by the Lease Agreements to which the applicable AGH Subsidiary is a party and compliance by the AGH Subsidiary with the provisions of the Lease Agreements will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the applicable AGH Subsidiary under, (i) the charter or organizational documents or partnership or similar agreement (as the case may be) of such party, each as amended or supplemented to the date of Effective Time, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to such party or its respective properties or assets, or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to such party or its respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not have a material adverse effect on the business to be conducted by such party, properties, assets, financial condition or results of operations of AGH and its Subsidiaries, taken as a whole, or on their ability to perform any of their respective obligations under the Lease Agreements. No consent, approval order or authorization of, or registration, declaration of filing with, any Governmental Entity is required by or with respect to the applicable AGH Subsidiary in connection with the execution and delivery of the Lease Agreements or the consummation by the applicable AGH Subsidiary of any of the transactions contemplated by the Lease Agreements.

  5.23 Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of AGH or any of its Subsidiaries (the "AGH Benefit Plans"), except for such matters, as, individually or in the aggregate, could not be reasonably expected to have a AGH Material Adverse Effect, (a) each AGH Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and to the Knowledge of AGH nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such AGH Benefit Plan or related trust, (b) each AGH Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each AGH Benefit Plan have been timely made, (c) neither AGH nor any of its Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the ERISA, in connection with any AGH Benefit Plan or other retirement plan or arrangement, and to the Knowledge of AGH no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each AGH Benefit Plan have been made in full and in proper form, (e) neither AGH nor any of its Subsidiaries has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable laws, no AGH Benefit Plan currently or previously maintained by AGH or any of its Subsidiaries provides any post- retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each AGH Benefit Plan, and (h) no benefit or amount payable or which may become payable by AGH or any of its Subsidiaries pursuant to any AGH Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280(G) of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

  5.24 Voting Requirements. The AGH Stockholder Approvals which shall consist of the affirmative vote of holders of shares entitled to cast a majority of votes entitled to be cast on the matter at the AGH Stockholders Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout, to approve the Merger is the only vote of the holders of any class or series of AGH's stock necessary to approve the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 6

                                   Covenants

  The parties agree as follows with respect to the period from and after the date of this Agreement to the Effective Time.

  6.1 No Solicitation by CapStar.

  (a) CapStar shall not, nor shall it permit any of the CapStar Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of CapStar or any of the CapStar Subsidiaries to, (i) solicit, initiate, or encourage the submission of, any CapStar Acquisition Proposal (as defined below), (ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any CapStar Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any CapStar Acquisition Proposal; provided, however, that prior to the CapStar Stockholder Meeting, to the extent required by the duties of the Board of Directors of CapStar under Delaware law, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, CapStar may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person or entity that makes or expresses a bona fide intention to make an unsolicited CapStar Acquisition Proposal, provided that the Board of Directors of CapStar first determine in good faith, based on the vote of a majority of the disinterested members thereof, that such Person or entity has the ability and the financial wherewithal to consummate a CapStar Superior Proposal (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of CapStar or any of the CapStar Subsidiaries, whether or not such person is purporting to act on behalf of CapStar, a CapStar Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by CapStar. For all purposes of this Agreement, "CapStar Acquisition Proposal" means any proposal, other than a proposal by AGH or AGH OP, for a merger, consolidation, share exchange, business combination or other similar transaction involving CapStar or any of its Significant Subsidiaries (as defined below) or any proposal or offer (including, without limitation, any proposal or offer to stockholders of CapStar), other than a proposal or offer by AGH or AGH OP, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, CapStar or any of its Significant Subsidiaries. CapStar immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any CapStar Acquisition Proposal. As used herein, a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1.02 of Regulation S-X of the SEC.

  (b) Neither the Board of Directors of CapStar nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to AGH or AGH OP, the approval or recommendation by the Board of Directors of CapStar or any committee thereof of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any CapStar Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of CapStar, to the extent required by its duties under Delaware law, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a CapStar Superior Proposal (as defined below). For purposes of this Agreement, a "CapStar Superior Proposal" means a bona fide written proposal made by a third party to acquire CapStar pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of CapStar determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to CapStar and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being financed by such third party.

  (c) CapStar shall promptly advise AGH orally and in writing of any CapStar Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any CapStar Acquisition Proposal, the material terms and conditions of such CapStar Acquisition Proposal or inquiry and the identity of the person making any such CapStar Acquisition Proposal or inquiry. CapStar will keep AGH fully informed of the status and details of any such CapStar Acquisition Proposal or inquiry. CapStar shall give AGH at least one day's advance notice of any information to be supplied to, and at least three days' advance notice of any agreement to be entered into with, any Person making a CapStar Acquisition Proposal.

  (d) Nothing contained in this Section 6.1 will prohibit CapStar from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to CapStar's stockholders if the CapStar Board of Directors determines that such disclosure is necessary in order to comply with the CapStar Board of Director's duties under Delaware law; provided, however, that neither CapStar nor the CapStar Board of Directors nor any committee thereof may, except in accordance with
Section 6.1(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a CapStar Acquisition Proposal.

  6.2 No Solicitation by AGH.

  (a) AGH shall not, nor shall it permit any of the AGH Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of AGH or any of the AGH Subsidiaries to, (i) solicit, initiate, or encourage the submission of, any AGH Acquisition Proposal (as defined below), (ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any AGH Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any AGH Acquisition Proposal; provided, however, that prior to the AGH Stockholder Meeting, to the extent required by the duties of the Board of Directors of AGH under Maryland law, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, AGH may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person or entity that makes or expresses a bona fide intention to make an unsolicited AGH Acquisition Proposal, provided that the Board of Directors of AGH first determine in good faith, based on the vote of a majority of the disinterested members thereof, that such Person or entity has the ability and financial wherewithal to consummate a AGH Superior Proposal (as determined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of AGH or any of the AGH Subsidiaries, whether or not such person is purporting to act on behalf of AGH, a AGH Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by AGH. For all purposes of this Agreement, "AGH Acquisition Proposal" means any proposal other than a proposal by CapStar or the CapStar Partners, for a merger, consolidation, share exchange, business combination or other similar transaction involving AGH or any of its Significant Subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to stockholders of AGH), other than a proposal or offer by CapStar or the CapStar Partners, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, AGH or any of its Significant Subsidiaries. AGH immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any AGH Acquisition Proposal.

  (b) Neither the Board of Directors of AGH nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CapStar or CapStar OP, the approval or recommendation by the Board of Directors of AGH or any committee thereof of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any AGH Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of AGH, to the extent required by its duties under Maryland law, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a AGH Superior Proposal (as defined below). For purposes of this Agreement, a "AGH Superior Proposal" means a bona fide written proposal made by a third party to acquire AGH pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of AGH determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to AGH and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being financed by such third party.

  (c) AGH shall promptly advise CapStar orally and in writing of any AGH Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any AGH Acquisition Proposal, the material terms and conditions of such AGH Acquisition Proposal or inquiry and the identity of the person making any such AGH Acquisition Proposal or inquiry. AGH will keep CapStar fully informed of the status and details of any such AGH Acquisition Proposal or inquiry. AGH shall give CapStar at least one day's advance notice of any information to be supplied to, and at least three days' advance notice of any agreement to be entered into with, any Person making an AGH Acquisition Proposal.

  (d) Nothing contained in this Section 6.2 will prohibit AGH from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to AGH's stockholders if the AGH Board of Directors determines that such disclosure is necessary in order to comply with the AGH Board of Directors' duties under Maryland law; provided, however, that neither AGH nor the AGH Board of Directors nor any committee thereof may, except in accordance with Section 6.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a AGH Acquisition Proposal.

  6.3 Conduct of CapStar's Business Pending Merger. Prior to the Effective Time, (i) except as expressly provided for in this Agreement, (ii) except as consented to in writing by AGH or approved by the Interim Transactions Committee (as hereinafter defined), or (iii) except as otherwise set forth in
Schedule 6.3 of the CapStar Disclosure Letter, CapStar shall, and shall cause each of the CapStar Subsidiaries to:

  (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

  (b) preserve intact its business organizations and goodwill and use its reasonable efforts to keep available the services of its officers and employees;

  (c) not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property (including, without limitation, any hotel property), incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate or hotel projects, except that CapStar may incur additional indebtedness under its revolving credit facility as in effect on the date hereof in an aggregate amount of $50,000,000;

  (d) not amend its Certificate of Incorporation or By-laws, or other comparable organizational documents;

  (e) except for the grant of stock options in connection with the Spin-Off Transactions, make no change in the number of shares of capital stock, membership interests or units (or their equivalent) of partnership interests issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 4.3(b) to the CapStar Disclosure Letter, or (ii) the redemption of units of limited partnership interest in CapStar Management I or CapStar Management II pursuant to their respective limited partnership agreement for shares of CapStar Common Stock, or (iii) any exchange or conversion of the CapStar Convertible Notes into shares of CapStar Common Stock, or grant any rights, warrants or options to acquire any such shares, membership or partnership interests;

  (f) not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of CapStar Common Stock or partnership interests in CapStar Management I or CapStar Management II except for the declaration and payment of (A) regular quarterly distributions in an amount not in excess of $.4144 per CapStar Preferred OP Unit or (B) tax distributions in an amount described in Section 4.3(h)(x) per CapStar Common OP Unit, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest;

  (g) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the CapStar Properties;

  (h) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "CapStar Commitment") which may result in total payments or liability by or to it in excess of $500,000 or aggregate CapStar Commitments in excess of $1,000,000 except for capital expenditures disclosed in the CapStar Budget and Schedule;

  (i) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement; and

  (j) not enter into or amend any employment agreement with any of its officers, directors or employees, other than waivers by employees of benefits under such agreements.

  6.4 Conduct of AGH's Business Pending Merger. Prior to the Effective Time,
(i) except as expressly provided for in this Agreement, (ii) except as consented to in writing by CapStar or approved by the Interim Transactions Committee or (iii) except as otherwise set forth in Schedule 6.4 of the AGH Disclosure Letter, AGH shall, and shall cause each of the AGH Subsidiaries to:

  (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

  (b) preserve intact its business organizations and goodwill and use its reasonable efforts to keep available the services of its officers and employees;

  (c) not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property (including, without limitation, any hotel property), incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate or hotel projects, except that AGH may incur additional indebtedness under its revolving credit facility as in effect on the date hereof in an aggregate amount of $50,000,000;

  (d) not amend its charter, Articles of Incorporation or By-laws, or other comparable organizational documents;

  (e) make no change in the number of shares of stock of AGH, membership interests or units (or their equivalent) of partnership interests issued and outstanding, other than pursuant to (i) the exercise of options disclosed in
Schedule 5.3(c) to the AGH Disclosure Letter, or (ii) the exchange of AGH OP Units pursuant to their respective exchange agreements for shares of AGH Common Stock or grant any rights, warrants or options to require any such shares, membership or partnership interests;

  (f) not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of AGH Common Stock or partnership interests in AGH OP except for the declaration and payment of regular quarterly distributions in an amount not in excess of $.4275 per share of AGH Common Stock or $.4725 per AGH OP Unit and the distribution contemplated by Section 2.2(a) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest except for the exchange of AGH OP Units pursuant to a AGH OP Unit Holder's respective exchange agreement for shares of AGH Common Stock;

  (g) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the AGH Properties;

  (h) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "AGH Commitment") which may result in total payments or liability by or to it in excess of $500,000 or aggregate AGH Commitments in excess of $1,000,000 except for capital expenditures disclosed in the AGH Budget and Schedule;

  (i) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement; and

  (j) not enter into or amend any employment agreement with any of its officers, directors or employees, other than waivers by employees of benefits under such agreements.

  6.5 Interim Transactions Committee. Promptly following the execution of this Agreement, CapStar and AGH will constitute and establish a committee which will evaluate and consider any proposed commitment, contractual obligation, capital expenditure or transaction of the type referred to in Sections 6.3 or
6.4 of this Agreement, or the settlement of any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement between the date hereof and the Effective Time (the "Interim Transactions Committee"). The Interim Transactions Committee will consist of two individuals selected by AGH, who are reasonably acceptable to CapStar, and two individuals selected by CapStar, who are reasonably acceptable to AGH. The Interim Transactions Committee will act only by the affirmative vote of at least three of the four members thereof. The Interim Transactions Committee will be abolished at the Effective Time.

  6.6 Compliance with the Securities Act. Prior to the Effective Time, CapStar shall cause to be prepared and delivered to AGH a list (reasonably satisfactory to counsel for AGH) identifying all persons who, at the time of the AGH and CapStar Stockholders Meetings, may be deemed to be "affiliates" of CapStar as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). CapStar shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to AGH on or prior to the Effective Time a written agreement, in the form attached hereto as Exhibit E, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any AGH Capital Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or pursuant to the exemptions to the registration requirements of the Securities Act. AGH shall be entitled to place legends as specified in such written agreements on the certificates representing any AGH Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the AGH Common Stock, consistent with the terms of such agreements.

  6.7 Filing of Certain Reports. The Surviving Corporation shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of CapStar or AGH may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of stock of the Surviving Corporation received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

  6.8 Other Actions. Each of CapStar on the one hand and AGH on the other hand shall not, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to, take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 6.1 or 6.2 (as the case may be), any of the conditions to the Merger set forth in Article 8 not being satisfied.

                                   ARTICLE 7

                             Additional Covenants

  The parties additionally agree as follows with respect to the period from and after the date of this Agreement to the Effective Time.

  7.1 Preparation of the Registration Statement and the Proxy Statement; CapStar Stockholders Meeting and AGH Stockholders Meeting.

  (a) The parties shall cooperate and promptly prepare and AGH shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement") covering the AGH Common Stock issuable in the Merger, a portion of which registration statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of AGH and CapStar in connection with the Merger (the "Proxy Statement"). AGH shall use commercially reasonable efforts, and CapStar shall use commercially reasonable efforts to cooperate with AGH, to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of CapStar and AGH will use its reasonable best efforts to cause the Proxy Statement to be mailed to CapStar's stockholders and AGH's stockholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party agrees to date its Proxy Statement as of the same date, which shall be the approximate date of mailing to the stockholders of the respective parties. AGH will notify CapStar promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply CapStar with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, CapStar or AGH, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the stockholders of CapStar or AGH such amendment or supplement to the Registration Statement or Proxy Statement. Each party hereto shall also take such action as may be reasonably required to cause the shares of AGH Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where the Surviving Corporation will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement and Registration Statement. The information provided by any party hereto for use in the Proxy Statement and Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement and Registration Statement.

  (b) CapStar shall use its best efforts to cause to be delivered to AGH letters of KPMG Peat Marwick LLP, dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to AGH, in form and substance satisfactory to AGH and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

  (c) AGH shall use its best efforts to cause to be delivered to CapStar a letter of Coopers & Lybrand L.L.P., dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to CapStar, in form and substance reasonably satisfactory to CapStar and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

  (d) CapStar will, as soon as practicable following the date of this Agreement, duly call, give notice of (no sooner than 20 business days following the date the Proxy Statement is mailed to the stockholders of CapStar), and convene and hold a meeting of its stockholders (the "CapStar Stockholders Meeting") for the purpose of obtaining CapStar Stockholder Approvals. CapStar will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement, which recommendation shall also be stated in the Proxy Statement; provided that prior to the CapStar Stockholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a CapStar Superior Proposal, the Board of Directors of CapStar determines in good faith that such withdrawal, modification or amendment is appropriate.

  (e) AGH will, as soon as practicable following the date of this Agreement, duly call, give notice of (no sooner than 20 business days following the date the Proxy Statement is mailed to the stockholders of CapStar), and convene and hold a meeting of its stockholders (the "AGH Stockholders Meeting") for the purpose of obtaining the AGH Stockholder Approvals. AGH will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger, and the transactions contemplated by this Agreement, which recommendation shall also be stated in the Proxy Statement; provided that prior to the AGH Stockholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a AGH Superior Proposal, the Board of Directors of AGH determines in good faith that such withdrawal, modification or amendment is appropriate.

  (f) CapStar and AGH shall use their best efforts to hold their respective stockholder meetings on the same day, which day, subject to the provisions of
Section 7.1(d) and 7.1(e), shall be a day not later than 45 days after the date the Proxy Statement is mailed.

  7.2 Access to Information: Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of CapStar and AGH shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of CapStar and AGH shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of CapStar and AGH shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of September 15, 1997 between CapStar and AGH (the "Confidentiality Agreement").

  7.3 Regulatory Matters.

  (a) HSR Filings. If required under applicable law, each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner, to respond on a timely basis to any requests for additional information made by either of such agencies.

  (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities, including, without limitation, the NYSE, Nasdaq National Market or the American Stock Exchange (as applicable) necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

  7.4 Directors' and Officers' Indemnification.

  (a) CapStar Indemnification. From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of CapStar or any CapStar Subsidiary (each a "CapStar Indemnified Party" and collectively, the "CapStar Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of CapStar or any CapStar Subsidiary (the "CapStar Indemnified Liabilities"), including, without limitation, all CapStar Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the CapStar Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such CapStar Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether a CapStar Indemnified Party's conduct complies with the standards set forth under the MGCL and the charter or bylaws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the CapStar Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or unreasonably delayed).

  (b) AGH Indemnification. From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of AGH or any AGH Subsidiary (each a "AGH Indemnified Party" and collectively, the "AGH Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of AGH or any AGH Subsidiary (the "AGH Indemnified Liabilities"), including, without limitation, all AGH Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the AGH Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such AGH Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether a AGH Indemnified Party's conduct complies with the standards set forth under the MGCL and the charter or bylaws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the AGH Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or unreasonably delayed).

  (c) Insurance. The Surviving Corporation shall obtain, at its expense, so-called "tail insurance" providing for the extension of the directors and officers liability insurance maintained by CapStar for six years after the Closing Date.

  (d) Successors. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.4.

  (e) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of CapStar, AGH and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and bylaws or other organizational documents in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

  (f) Benefit. The provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each CapStar Indemnified Party, AGH Indemnified Party, his or her heirs and his or her representatives.

  7.5 Public Announcements. Subject to each party's disclosure obligations imposed by law, CapStar and AGH will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld). It is understood and agreed that this Section 7.5 is intended to address matters with respect to this Agreement and the transactions contemplated hereby (e.g., status, terms, etc.), and is not intended to address disclosure of confidential non-public information of a party obtained by the other party in connection with this Agreement and the transactions contemplated hereby, which information is subject to the Confidentiality Agreement and Section 7.1 hereof.

  7.6 Employment Agreements and Workforce Matters. Prior to the Effective Time, AGH, on behalf of the Surviving Corporation, shall tender employment agreements or make offers of employment (as applicable) to the CapStar and AGH employees set forth on Schedule 7.6 to the AGH Disclosure Letter upon the terms and subject to the conditions set forth on such schedule. Prior to the Effective Time, CapStar, on behalf of OPCO, shall tender employment agreements or make offers of employment (as applicable) to the CapStar and AGH employees set forth on Schedule 7.6 to the CapStar Disclosure Letter upon the terms and subject to the conditions set forth on such Schedule.

  7.7 Employee Benefit Plans.

  (a) CapStar Plans. From the Effective Time, the Surviving Corporation shall provide to all employees of CapStar who are employed by the Surviving Corporation benefits on the same terms applicable to other similarly situated employees of AGH on terms no less favorable than those currently applicable to such employees.

  (b) Credit for Past Services. Without limitation of the foregoing provisions of this Section 7.7, each participant in any benefit plan of the Surviving Corporation and each employee of CapStar that is employed by the Surviving Corporation shall receive credit for service with CapStar, as the case may be, for purposes of (i) eligibility to participate (including waiting periods and without being subject to any subsequent entry date requirement for which the waiting period has already been satisfied), vesting and eligibility to receive benefits (including without pre-existing conditions limitations) under any benefit plan of the Surviving Corporation or any of its Subsidiaries or affiliates and (ii) benefit accrual under any severance or vacation pay plan; provided, however, that such crediting of benefit accrual service shall not operate to duplicate any benefit to any such participant for the same period or the funding for any such benefit.

  7.8 Stock Option and Other Stock Plans.

  (a) CapStar Stock Options. Immediately prior to the Effective Time, each option to purchase shares of CapStar Common Stock (a "CapStar Stock Option") set forth in Schedule 4.3(b) of the CapStar Disclosure Letter which is outstanding at such time shall be vested and exercisable. As of the Effective Time, each CapStar Stock Option which is outstanding as of the Effective Time shall be assumed by the Surviving Corporation and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of AGH Common Stock (rounded up to the nearest whole share) equal to the number of shares of CapStar Common Stock subject to such option multiplied by the CapStar Exchange Ratio, at an exercise price per share of AGH Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of CapStar Common Stock under such option immediately prior to the Effective Time as appropriately adjusted to reflect the value of the Spin-Off Transaction, as determined in good faith by the board of directors of CapStar; provided, however, that in the case of any CapStar Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted CapStar Stock Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to CapStar Stock Options immediately prior to the Effective Time, except that all converted or substituted CapStar Stock Options shall be vested and fully exercisable. Except as provided in the immediately preceding sentence, the Merger shall not be treated as an event which shall affect the period for exercising CapStar Stock Options. CapStar Stock Options shall not be treated as expiring as of the Effective Time solely due to the fact that CapStar shall cease to exist as of the Effective Time. CapStar and AGH shall take such necessary action to effectuate the terms of this Section 7.8(a), including the amendment by the Board of Directors of CapStar of the CapStar Stock Plans and the filing of any registration statements or other documents.

  (b) AGH Stock Options. Immediately prior to the Effective Time, each option to purchase shares of AGH Common Stock (a "AGH Stock Option") set forth in
Schedule 5.3(b) of the AGH Disclosure Letter which is outstanding at such time shall be vested and exercisable. As the Effective Time, each AGH Stock Option, which is outstanding as of the Effective Time, shall be assumed by the Surviving Corporation and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of AGH Common Stock (rounded up to the nearest whole share) equal to the number of shares of AGH Common Stock subject to such option multiplied by the AGH Exchange Ratio, at an exercise price per share of AGH Common Stock equal to the former exercise price per share of AGH Common Stock under such option immediately prior to the Effective Time divided by the AGH Exchange Ratio; provided, however, that in the case of any AGH Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted AGH Stock Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to AGH Stock Options immediately prior to the Effective Time, except that all converted or substituted AGH Stock Options shall be vested and fully exercisable. Except as provided in the immediately preceding sentence, the Merger shall not be treated as an event which shall affect the period for exercising AGH Stock Options. CapStar and AGH shall take such necessary action to effectuate the terms of this Section 7.8(b), including the amendment by the Board of Directors of AGH, or an appropriate committee thereof, of the AGH Stock Plans and the filing of any registration statements or other documents.

  (c) Surviving Corporation Action. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of CapStar Stock Options, AGH Stock Options and AGH Restricted Stock Grants appropriate notice setting forth such holders' rights (the "Surviving Corporation Stock Benefits") under each underlying stock option agreement, each as assumed by the Surviving Corporation. On or as soon as possible after the Effective Time, the Surviving Corporation will cause to be filed one or more registration statements on Form S-3 or Form S-8 under the Securities Act (or any successor or other appropriate forms), in order to register those shares of AGH Common Stock issuable in connection with the Surviving Corporation Stock Benefits not previously registered, and the Surviving Corporation shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. AGH shall use its best efforts to cause such registration statements on Form S-8 to become effective within 10 days after the Effective Time and all other registration statements to become effective within 60 days after the Effective Time. At or prior to the Effective Time, the Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AGH Common Stock for delivery in connection with (i) the Surviving Corporation Stock Benefits, (ii) the exchange of AGH OP Units and (iii) the Convertible Notes. The Surviving Corporation shall take all corporate action necessary or appropriate to obtain stockholder approval with respect to the Surviving Corporation Stock Benefits to the extent such approval is required for purposes of the Code or other applicable law. With respect to the those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to equity securities of the Surviving Corporation, the Surviving Corporation shall administer such Surviving Corporation Stock Benefits, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

  (d) CapStar Stock Purchase Plan. Prior to the Effective Time, but in no event later than the last day of the calendar month immediately proceeding the Effective Time, CapStar shall terminate CapStar's stock purchase plan (the "Stock Purchase Plan"). Prior to the Effective Time, CapStar shall cause any dollar amounts withheld under the Stock Purchase Plan and not applied to the purchase of CapStar Common Stock to be returned to the respective employee of CapStar or its Subsidiaries and any shares of CapStar Common Stock held in custodial accounts to be also distributed to such employee.

  (e) AGH Restricted Stock Grants. Immediately prior to the Effective time, each AGH Restricted Stock Grant set forth in Schedule 5.3(b) of the AGH Disclosure Letter shall become fully vested and will not be subject to forfeiture.

  7.9 CapStar Hotel OP Subsidiaries. CapStar agrees to take all actions necessary to cause CapStar Hotel OP not to own, directly or indirectly, any interest in any corporation at the Effective Time.

  7.10 Reorganization Status. Each party hereto agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement, neither party hereto shall, nor shall either party hereto permit any of its Subsidiaries or any employees, officers or directors of such party or of any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the ability of the Merger to qualify as a reorganization under Section 386(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

  7.11 Preparation of the Form 10 Registration Statement. CapStar and OPCO shall promptly prepare and file with the SEC a Registration Statement on Form 10 under the Exchange Act (the "Form 10 Registration Statement") registering the OPCO Stock (as defined herein) distributable in the Spin-Off Transaction under the Exchange Act. CapStar shall use commercially reasonable efforts to
(i) respond to any comments of the SEC and (ii) have the Form 10 Registration Statement declared effective under the Exchange Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing (but in no event later than the Registration Statement is declared effective under the Securities Act) and to keep the Form 10 Registration Statement effective. CapStar will notify AGH promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Form 10 Registration Statement or for additional information and will supply AGH with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Form 10 Registration Statement. Prior to filing the Form 10 Registration Statement, any amendments or supplements thereto or any response letters to the SEC with the SEC, CapStar shall provide copies of all such documents and letters to AGH, and AGH shall be provided sufficient time to review such documents and letters and shall have the right to comment on such documents and letters prior to CapStar filing such with the SEC. CapStar shall also take such action as may be reasonably required to cause the shares of OPCO Stock distributable in connection with the Spin-Off Transaction to be exempt from registration under the Securities Act and applicable state "blue sky" or securities laws; provided, however, that it shall not be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where OPCO will not be, following the Spin-Off Transaction, so subject. CapStar shall use commercially reasonable efforts to cause the shares of OPCO Stock to be approved for listing or quoted on the NYSE, the American Stock Exchange or the Nasdaq National Market (as applicable), subject to official notification of issuance.

  7.12 NYSE Listing. AGH shall use commercially reasonable efforts to cause the shares of AGH Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

  7.13 Transfer Taxes. CapStar and AGH shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

  7.14 Payment of CapStar Debt. CapStar and AGH agree that immediately prior to, or upon, the Effective Time, the Surviving Corporation shall pay to the applicable CapStar lenders the amount necessary to discharge and terminate CapStar's $450 million Senior Secured Credit Facility.

  7.15 CapStar's Accumulated and Current Earnings and Profits. At the Closing, CapStar shall cause KPMG Peat Marwick LLP to deliver to AGH, in a form reasonably acceptable to AGH, a statement confirming that the E&P of CapStar, immediately before the distribution of the stock of OPCO, will be no greater than $55,000,000 and the tax basis of such stock, of which CapStar is the record and beneficial Owner, will not be less than $67,000,000.

  7.16 Resignations. On the Closing Date, CapStar shall cause the directors and officers of each of the CapStar Subsidiaries and AGH shall cause the directors and officers of each of the AGH Subsidiaries to submit their resignations from such positions, effective as of the Effective Time.

  7.17 Pre-Merger Transactions. Prior to the Effective Time, the CapStar Parties shall effectuate the following transactions as part of the OP
Reorganization:

  (a) CapStar Management I and CapStar Management II will merge into a single limited partnership that subsequently may convert to a Delaware limited liability company ("Old CMC") that will have as its sole members CapStar and the CapStar LPs;

  (b) CapStar General Corp., the general partner of CapStar Management II, will merge with and into CapStar and CapStar LP Corporation, a limited partner of CapStar Management I will merge with and into CapStar;

  (c) Old CMC will contribute all of its hotel related assets each as set forth on Schedule 7.17(c) to the CapStar Disclosure Letter, together with all its other assets (except those set forth on Schedule 7.17(d) to the CapStar Disclosure Letter), subject to all of its liabilities except for such liabilities set forth on Schedule 7.17(d), to CapStar Hotel OP in exchange for interests in CapStar Hotel OP;

  (d) Old CMC will contribute all its management and substantially all of the leasehold related assets (inclusive of certain leases, interests in joint ventures and certain notes, each as set forth on Schedule 7.17(d) to the CapStar Disclosure Letter) together with certain other assets (including cash), each as set forth on Schedule 7.17(d) to the CapStar Disclosure Letter, subject to $30.0 million in liabilities and such other liabilities as set forth on Schedule 7.17(d) to the CapStar Disclosure Letter, to CapStar Management OP in exchange for interests in CapStar Management OP;

  (e) Old CMC will redeem CapStar's interests in Old CMC in exchange for CapStar's pro rata share of its interests in CapStar Management OP and CapStar Hotel OP;

  (f) CapStar will contribute its interests in CapStar Management OP to OPCO in exchange for 100% of the outstanding capital stock of OPCO; and

  (g) CapStar will distribute 100% of the OPCO stock to CapStar's stockholders in connection with the Spin-Off Transaction.

  7.18 Spin-Off Transaction. Immediately prior to the Effective Time, CapStar will effectuate the Spin-Off Transaction as follows:

  (a) Pursuant to the transactions as set forth in Section 7.17(d), all of the assets set forth on Schedule 7.17(d) to the CapStar Disclosure Letter, subject to $30.0 million of liabilities and such other liabilities as set forth on such schedule, will be held by CapStar Management OP, a Subsidiary of OPCO;

  (b) CapStar will distribute pro rata to its stockholders, as a distribution taxable under Section 301 or 356 of the Code, all of the issued and outstanding shares of common stock of OPCO (the "OPCO Stock");

  (c) CapStar will cause the OPCO Stock to be listed or quoted on either the NYSE, the American Stock Exchange or the Nasdaq National Market (as applicable), subject to official notification of issuance;

  (d) OPCO and CapStar will enter into a Contribution, Assumption and Indemnity Agreement in the form attached hereto as Exhibit F in connection with the Spin-Off Transaction;

  (e) CapStar will cause OPCO to tender employment agreements, make offers of employment and grant restricted stock and stock options to certain existing employees of CapStar and AGH as set forth on Schedule 7.6 to the CapStar Disclosure Letter;

  (f) CapStar will cause OPCO to enter into the Intercompany Agreement in the form attached hereto as Exhibit G (the "Intercompany Agreement") with the Surviving Corporation;

  (g) CapStar will cause the persons set forth on Schedule 7.18(g)(i) of the CapStar Disclosure Letter to be elected to the Board of Directors of OPCO and the persons set forth on Schedule 7.18(g)(ii) of the CapStar Disclosure Letter to be elected as officers of OPCO to hold such positions set forth beside their respective names; and

  (h) CapStar shall cause the organizational documents of OPCO and its Subsidiaries to be submitted to AGH for its review, comment and approval, which approval shall not be unreasonably withheld, prior to such documents being adopted by OPCO.

  7.19 Lease Agreements. At the Effective Time, CapStar Management OP will enter into leases in the form attached hereto as Exhibit H with the AGH OP or its Subsidiaries that, pursuant to the Merger, will hold title to the hotel assets owned, directly or indirectly, by CapStar or the CapStar Hotel OP immediately prior to the Effective Time ( the "OPCO Leases"). The OPCO Leases will have the terms set forth in Schedule 7.19 of the CapStar Disclosure Letter. Immediately following the Effective Time, the existing participating leases between the AGH OP and the AGH Lessee shall be amended to the extent required to make such leases consistent with the form of lease attached hereto as Exhibit H.

  7.20 FF&E Agreements. With respect to each of the hotels owned directly or indirectly by CapStar, to the extent the tax bases of the personal property which will be leased pursuant to the OPCO Lease relating to such hotel exceeds 15% of the aggregate tax bases of such personal property, CapStar, immediately prior to the Effective Time, shall sell, with respect to such hotel, a portion of such personal property to CapStar Management OP. The amount of personal property to be sold shall equal an amount of the personal property such that after such sale the tax bases of the remaining personal property at such hotel shall not exceed 15% of the aggregate tax bases of the remaining personal property (the "Purchased FF&E"). The purchase price for the Purchased FF&E will be payable by CapStar Management OP's delivery of a recourse promissory note that bears interest at a rate of 10% per annum and requires equal quarterly installments of principal and interest that would amortize the note over a five-year period.

  7.21 Assumption of Debt. With respect to the debt issued by CapStar under indentures qualified under the Trust Indenture Act of 1939 (the "Indentures"), AGH shall execute and deliver to the trustees under the respective Indentures, Supplemental Indentures, in form satisfactory to the respective trustees, expressly assuming the obligations of CapStar with respect to the due and punctual payment of the principal of and interest, if any, on all debt securities issued by CapStar under the respective Indentures and the due and punctual performance of all the terms, covenants and conditions of the respective Indentures to be kept or performed by CapStar, and shall deliver such Supplemental Indentures to the respective trustees under the Indenture.

  7.22 Accredited CapStar LPs. CapStar shall use commercially reasonable efforts to cause each of the CapStar LPs to give appropriate representations and certifications to the AGH Parties confirming that each of the CapStar LPs is an accredited investor within the meaning of Rule 501 of the regulations promulgated under the Securities Act as of the Effective Time and make other customary representations and certifications that are typically made in connection with ensuring a valid private placement of securities under the securities laws.

  7.23 Appointment of Manager. AGH will use commercially reasonable efforts to cause the lease agreements between AGH OP and Clifton Holding Corp. to be amended to provide that OPCO will be the preferred replacement manager under
Section 36.1 of such agreement.

  7.24 Reasonable Efforts and Cooperation. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to permit and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining all consents, approvals and waivers from third parties prior to the Effective Time, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse order entered by any court or other Governmental Entity vacated or reversed and
(iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully, the purposes of this Agreement. In addition, and without limiting the generality of the foregoing, CapStar will cooperate with AGH to ensure that AGH continues to qualify as a REIT following the Effective Time.

                                   ARTICLE 8

                                  Conditions

  8.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) Stockholder Approvals. Each of the Stockholder Approvals will have been obtained.

    (b) Listing of Shares. The NYSE shall have approved for listing the shares of AGH Common Stock of the Surviving Corporation to be issued in the Merger, subject to official notice of issuance.

    (c) Registration Statements. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. The Form 10 Registration Statement shall have become effective under the Exchange Act.

    (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

    (e) Blue Sky Laws. The Surviving Corporation shall have received all state securities or "blue sky" permits and other authorizations necessary to issue shares of AGH Common Stock to the stockholders of CapStar.

    (f) Opinion of Maryland Counsel. AGH and CapStar shall have received the opinion of Ballard Spahr Andrews & Ingersoll, LLP to the effect that, to the extent specifically applicable, this Agreement and the Articles of Merger, to the extent governed by Maryland law, are enforceable under Maryland law, that all requisite approvals of the Merger by the stockholders of AGH has been obtained, and as to such other matters as are customary in connection with consummation of a transaction such as the Merger. Such opinion may contain customary assumptions, limitations and qualifications.

    (g) Intercompany Agreement. Each of AGH and its appropriate Subsidiaries and OPCO and its appropriate Subsidiaries have executed and delivered the Intercompany Agreement.

    (h) HSR Act. Any waiting period under the HSR Act applicable to the merger or the Spin-Off Transaction shall have expired or been terminated.

    (i) Change in Tax Laws. There shall not have been any federal legislative or regulatory change that would cause AGH to cease to qualify as a "real estate investment trust" for federal income tax purposes.

    (j) Credit Commitment. OPCO shall have received a commitment from AGH OP for a $50,000,000 line of credit at an interest rate no greater than LIBOR plus 350 basis points and payable quarterly. The line of credit will have other terms and conditions customary of a commitment of this type.

    (k) Voting Agreements. Each of the Voting Agreements shall remain in full force and effect and the individuals and entities party thereto shall not have breached any of their obligations thereunder.

    (l) Spin-Off Transactions. Each of the Spin-Off Transactions shall have been consummated.

    (m) Lease Agreements. OPCO or its Subsidiaries, as the case may be, shall have executed and delivered each of the Lease Agreements.

    (n) Credit Facility. The AGH Parties shall have obtained a senior credit facility in the amount of at least $1,000,000,000, having a term of at least three years, and having other terms and conditions substantially the same as the terms of the AGH Parties existing credit facility.

    (o) Other Transactions. All conditions to the closing of the Manager-Lessee Agreement shall have been satisfied or waived and all parties to such agreement shall provide AGH and CapStar with a certificate indicating that such conditions have been satisfied or waived and that all of the transactions under such agreement shall be consummated immediately following the Effective Time.

  8.2 Conditions to Obligations of the CapStar Parties. The obligation of the CapStar Parties to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by the CapStar Parties:

    (a) Representations and Warranties. The representations and warranties of the AGH Parties set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the AGH Parties that are not so qualified shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the CapStar Parties shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the AGH Parties contained herein are so qualified) signed on behalf of the AGH Parties by the chief executive officer and the chief financial officer of AGH, in such capacity, to such effect.

    (b) Performance of Obligations of the AGH Parties. Each of the AGH Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the CapStar Parties shall have received a certificate of the AGH Parties signed on behalf of the AGH Parties by the chief executive officer or the chief financial officer of AGH, in such capacity, to such effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no AGH Material Adverse Change and the CapStar Parties shall have received a certificate of the chief executive officer or chief financial officer of AGH, in such capacity, certifying to such effect.

    (d) Tax Opinions Relating to REIT Status of AGH and Partnership Status of AGH OP. The CapStar Parties shall have received an opinion of Battle Fowler LLP, reasonably satisfactory to the CapStar Parties, that, commencing with its taxable year ended December 31, 1996, (i) AGH was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (ii) AGH OP has been during and since 1996, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

    (e) Tax Opinion Relating to Merger. The CapStar Parties shall have received an opinion dated the Closing Date from Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss"), based upon certificates and letters, which letters and certificates are in the form agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

    (f) Consents. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a AGH Material Adverse Effect or a CapStar Material Adverse Effect.

  8.3 Conditions to Obligations of the AGH Parties. The obligations of the AGH Parties to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by the AGH Parties:

    (a) Representations and Warranties. The representations and warranties of the CapStar Parties set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the CapStar Parties that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and AGH shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the CapStar Parties contained herein are so qualified) signed on behalf of the CapStar Parties by the chief executive officer or the chief financial officer of CapStar, in such capacity, to such effect.

    (b) Performance of Obligations of the CapStar Parties. Each of the CapStar Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and AGH shall have received a certificate signed on behalf of the CapStar Parties by the chief executive officer or the chief financial officer of CapStar, in such capacity, to such effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no CapStar Material Adverse Change and AGH shall have received a certificate of the chief executive officer or chief financial officer of CapStar, in such capacity, certifying to such effect.

    (d) Opinion of Counsel. The AGH Parties shall have received an opinion from Morris, Nichols, Arsht & Tunnell, Delaware counsel to the CapStar Parties, dated the Closing Date to the effect that, to the extent specifically applicable, this Agreement, to the extent governed by Delaware law, is enforceable under Delaware law and that all requisite approvals of the Merger required under Delaware law and pursuant to CapStar's certificate of incorporation and other governing documents has been obtained. Paul Weiss shall have delivered to the appropriate parties the necessary legal options to satisfy the conditions of (i) Section 8.3 of the Indenture dated as of October 16, 1997 between CapStar and First Trust of New York, N.A. and (ii) Section 5.1(v) of the Indenture dated as of August 19, 1997 between CapStar and IBJ Schroder Bank & Trust Company.

    (e) Consents. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a AGH Material Adverse Effect or a CapStar Material Adverse Effect.

    (f) E&P Certificate. KPMG Peat Marwick LLP shall have delivered to the AGH Parties, in a form acceptable to the AGH Parties, a statement confirming that the E&P of CapStar, immediately before the distribution of the stock of OPCO, will be no greater than $55,000,000 and the tax basis of such stock, of which CapStar is the record and beneficial owner, will not be less than $67,000,000.

    (g) Affiliates Letter. Each of the Affiliates referred to in Section 6.6 shall have delivered to AGH the written agreement contemplated by Section 6.6.

    (h) Net Worth Certificate. KPMG Peat Marwick LLP shall have delivered to the AGH Parties, in a form acceptable to the AGH Parties, a statement confirming that the pro forma book value (as determined in accordance with GAAP) of OPCO as of January 1, 1997 (after taking into account the transactions contemplated by this Agreement), does not exceed $75,000,000.

  8.4 Frustration of Closing Conditions. Neither the CapStar Parties nor the AGH Parties may rely on the failure of any condition set forth in Section 8.1,
8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to commence or complete the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 9

                       Termination, Amendment and Waiver

  9.1 Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Departments, whether before or after either of the Stockholder Approvals are obtained:

    (a) by mutual written consent duly authorized by both the Board of Directors of AGH and the Board of Directors of CapStar;

    (b) by AGH, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the CapStar Parties set forth in this Agreement, in either case such that the conditions set forth in
  Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied by October 31, 1998 (or as otherwise extended);

    (c) by CapStar, upon a breach of any representation, warranty, covenant obligation or agreement on the part of the AGH Parties set forth in this Agreement, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied by October 31, 1998 (or as otherwise extended);

    (d) by either AGH or CapStar, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

    (e) by either AGH or CapStar, if the Merger shall not have been consummated before October 31, 1998; provided, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this clause;

    (f) by either AGH or CapStar if, upon a vote at a duly held CapStar Stockholders Meeting or any adjournment thereof, the CapStar Stockholder Approvals shall not have been obtained as contemplated by Section 7.1;

    (g) by either AGH or CapStar if, upon a vote at a duly held AGH Stockholders Meeting or any adjournment thereof, the AGH Stockholder Approvals shall not have been obtained as contemplated by Section 7.1;

    (h) by CapStar, if prior to the CapStar Stockholders Meeting, the Board of Directors of CapStar shall have withdrawn or modified in accordance with
  Section 6.1 hereof in any manner adverse to AGH its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a CapStar Superior Proposal; provided that such termination pursuant to this clause (h) shall not be effective until CapStar has made payment of the Break-Up Fee (as defined below) required by (and to the extent then payable pursuant to) Section 9.2(c) hereof;

    (i) by AGH, if prior to the AGH Stockholders Meeting, the Board of Directors of AGH shall have withdrawn or modified in accordance with
  Section 6.2 hereof in any manner adverse to CapStar its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any AGH Superior Proposal; provided that such termination pursuant to this clause (i) shall not be effective until AGH has made payment of the Break-Up Fee required by Section 9.2(c) hereof;

    (j) by AGH if (i) prior to the CapStar Stockholders Meeting, the Board of Directors of CapStar shall have withdrawn or modified in any manner adverse to AGH its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any CapStar Acquisition Proposal, (ii) prior to the CapStar Stockholders Meeting, CapStar shall have entered into any agreement with respect to a CapStar Acquisition Proposal (other than a confidentiality agreement as contemplated and permitted by Section 6.1(a)) or (iii) the Board of Directors of CapStar shall have resolved to do any of the foregoing;

    (k) by CapStar if (i) prior to the AGH Stockholders Meeting, the Board of Directors of AGH shall have withdrawn or modified in any manner adverse to CapStar its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any AGH Acquisition Proposal,
  (ii) prior to the AGH Stockholders Meeting, AGH shall have entered into any agreement with respect to a AGH Acquisition Proposal (other than a confidentiality agreement as contemplated and permitted by Section 6.2(a)) or (iii) the Board of Directors of AGH shall have resolved to do any of the foregoing; and

    (l) by either AGH or CapStar if, during the 20 consecutive trading days ending with and including the trading date that is five trading days immediately preceding the date the Proxy Statement required by Section 7.1 is first mailed, the average Closing Price (as defined below) of the CapStar Common Stock is less than $29, and the party desiring such termination provides notice to the other party within three business days of the end of such 20-trading-day period. For purposes hereof, "Closing Price" shall mean the last reported sale price per share of CapStar Common Stock as reported on the NYSE consolidated tape on the trading day in question.

  9.2 Certain Fees and Expenses.

  (a) Except as otherwise specified in this Agreement or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all expenses relating to the transfer of any hotel franchises) shall be paid by the party incurring such cost or expense.

  (b) AGH agrees that if this Agreement shall be terminated pursuant to
Section 9.1(c), (g), (i) or (k) and, in the case of (c) or (g), following the date of this Agreement and prior to termination of this Agreement, AGH shall have received a AGH Acquisition Proposal and within six months following termination of this Agreement, AGH shall enter into a definitive agreement providing for a AGH Acquisition Proposal, then AGH will pay as directed by CapStar a fee in an amount equal to the Break-Up Fee. Notwithstanding the foregoing, in the event of a termination pursuant to Section 9.1(c) or 9.1(g), AGH shall immediately pay as directed by CapStar an amount equal to the Break-Up Expenses, which amount shall be credited against any Break-Up Fee that may ultimately become payable pursuant to the preceding sentence. Payment of any of such amounts shall be made, as directed by CapStar, by wire transfer of immediately available funds immediately upon this occurrence of the event giving rise to payment of such fee or expenses. The payment of the Breakup Fee shall be compensation for the loss suffered by CapStar as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other, other than the payment of the Breakup Fee.

  (c) CapStar agrees that if this Agreement shall be terminated pursuant to
Section 9.1(b), (f), (h) or (j) and, in the case of (b) or (f), following the date of this Agreement and prior to the termination of this Agreement, CapStar shall have received a CapStar Acquisition Proposal and within six months following termination of this Agreement, CapStar shall enter into a definitive agreement providing for a CapStar Acquisition Proposal, then CapStar will pay as directed by AGH a fee in an amount equal to the Break-Up Fee. Notwithstanding the foregoing, in the event of a termination pursuant to
Section 9.1(b) or 9.1(f), then CapStar will pay, as directed by AGH, an amount equal to the Break-Up Expenses, which amount shall be credited against any Break-Up Fee that may ultimately become payable pursuant to the preceding sentence. Payment of any of such amounts shall be made, as directed by AGH, by wire transfer of immediately available funds immediately upon this occurrence of the event giving rise to payment of such fee or expenses. The payment of the Breakup Fee shall be compensation for the loss suffered by AGH as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other, other than the payment of the Breakup Fee.

  As used in this Agreement, "Break-Up Fee" shall be an amount equal to $35,000,000 plus Break-Up Expenses (the "Base Amount"); provided, however, that in the case of a Break-Up Fee payable to AGH, such fee shall not exceed the sum of (A) the maximum amount that can be paid to AGH without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to AGH, and
(B) in the event AGH receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that AGH has received a ruling from the IRS holding that AGH's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by AGH of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. CapStar's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that AGH is not able to receive the full Base Amount, CapStar shall place the unpaid amount in escrow and shall not release any portion thereof to AGH unless and until CapStar receives either one or combination of the following: (i) a letter from AGH's independent accountants indicating the maximum amount that can be paid at that time to AGH without causing AGH to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events CapStar shall pay to AGH the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. The "Break-Up Expenses" payable to AGH or CapStar, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $3,000,000 and (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants', commercial bankers' and investment bankers' fees and expenses); provided, however, in the case of Break-Up Expenses payable to AGH, such expenses shall not exceed the sum of (A) the maximum amount that can be paid to the Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives a Break Up Fee Tax Opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Break-Up Expenses less the amount payable under clause (A) above. The obligation of AGH or CapStar, as applicable ("Payor"), to pay any unpaid portion of the Break Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives any one or combination of the following: (i) a letter from the Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Recipient without causing the Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

  9.3 Effect of Termination. In the event of termination of this Agreement by either CapStar or AGH as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AGH, or CapStar, other than the last sentence of Section 7.2,
Section 9.2, this Section 9.3 and Article 10.

  9.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Board of Directors at any time before or after any Stockholder Approvals are obtained and prior to the filing of the Articles of Merger and the Certificate of Merger with the Departments; provided, however, that, after the Stockholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of stockholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of AGH as a REIT or (b) preserve the Merger as a tax-free reorganization under Section 368 of the Code.

  9.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE 10

                              General Provisions

  10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section
10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  10.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a)if to AGH, to:

    American General Hospitality Corporation
    5605 MacArthur Blvd.
    Irving, Texas 75038
    Attention: President
    Fax No. (972) 550-6895

    with a copy to:

    Battle Fowler LLP
    75 East 55th Street
    New York, New York 10022
    Attention: Steven L. Lichtenfeld, Esq.
    Fax No. (212) 856-9150

  (b)if to CapStar, to:

    CapStar Hotel Company
    1010 Wisconsin Avenue, N.W.
    Washington, D.C. 20007
    Attention: President
    Fax No. (202) 295-2230

    with copies to:

    Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, New York 10019-6064
    Attention: Richard S. Borisoff, Esq.
    Fax No. (212) 757-3990
    and

    DeCampo, Diamond & Ash
    805 Third Avenue
    New York, New York 10022
    Attention: William H. Diamond, Esq.
    Fax No. (212) 758-1728

All notices shall be deemed given only when actually received.

  10.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

  10.5 Entire Agreement; No Third-Party Beneficiaries. Except as provided in
Section 7.4, this Agreement, the CapStar Disclosure Letter, the AGH Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Merger constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and are not intended to confer upon any person other than the parties hereto any rights or remedies.

  10.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF MARYLAND OR DELAWARE ARE MANDATORILY APPLICABLE.

  10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  10.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Southern District of New York or in any state court located in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Southern District of New York or any state court located in New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

  10.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  IN WITNESS WHEREOF, the AGH Parties and the CapStar Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ATTEST:                                   American General Hospitality
                                           Corporation, a Maryland corporation


          /s/ Bruce G. Wiles
By: _________________________________       /s/ Steven D. Jorns
          Assistant Secretary             By: _________________________________
                                            Name: Steven D. Jorns
                                            Title: Chairman, Chief Executive
                                                 Officer and President

                                          American General Hospitality
                                           Operating Partnership, L.P.,
                                          By: AGH GP, Inc., its general
                                           partner


          /s/ Bruce G. Wiles                /s/ Steven D. Jorns
By: _________________________________     By: _________________________________
          Assistant Secretary               Name: Steven D. Jorns
                                            Title: Chairman, Chief Executive
                                                 Officer and President

ATTEST:                                   Capstar Hotel Company, a Delaware
                                           corporation

        /s/ William H. Diamond              /s/ Paul W. Whetsell
By: _________________________________     By: _________________________________
          Assistant Secretary               Name: Paul W. Whetsell
                                            Title: Chief Executive Officer and
                                                 President

                                          Capstar Management Company, L.P.,
                                          By: CapStar Hotel Company, its
                                           general partner

        /s/ William H. Diamond              /s/ Paul W. Whetsell
By:  ________________________________     By: _________________________________
          Assistant Secretary               Name: Paul W. Whetsell
                                            Title: Chief Executive Officer and
                                                 President

                                          Capstar Management Company II, L.P.,
                                          By: CapStar General Corp., its
                                           general partner

        /s/ William H. Diamond              /s/ Paul W. Whetsell
By: _________________________________     By: _________________________________
          Assistant Secretary               Name: Paul W. Whetsell
                                            Title: Chief Executive Officer and
                                                 President

                                                                     APPENDIX B

                     [LETTERHEAD OF SALOMON SMITH BARNEY]

March 15, 1998

The Board of Directors
American General Hospitality Corporation 5605 MacArthur BoulevardIrving, Texas 75038

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to American General Hospitality Corporation ("AGHC") of the Exchange Ratios (as defined below) set forth in the Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"), by and among AGHC, American General Hospitality Operating Partnership, L.P. ("AGH OP" and, together with AGHC, "American General"), CapStar Hotel Company ("CHC"), CapStar Management Company, L.P. ("CapStar Management I") and CapStar Management Company II, L.P. ("CapStar Management II" and, together with CHC and CapStar Management I, "CapStar"). As more fully described in the Merger Agreement, (i) CHC will be merged with and into AGHC (the "Merger"), (ii) each outstanding share of the common stock, par value $0.01 per share, of CHC (the "CHC Common Stock") will be converted into the right to receive 1.0 (the "CHC Exchange Ratio") share of the common stock, par value $0.01 per share, of AGHC (the "AGHC Common Stock") and (iii) each outstanding share of AGHC Common Stock will be converted into the right to receive 0.8475 (the "AGHC Exchange Ratio" and, together with the CHC Exchange Ratio, the "Exchange Ratios") of a share of AGHC Common Stock. We have been advised by representatives of American General that, in connection with the transactions contemplated by the Merger, (a) CapStar will contribute or transfer all of its management agreements and substantially all of its leasehold interests to a newly formed Delaware limited partnership ("CapStar Management OP"), the general partner of which will be a newly formed Delaware corporation and wholly owned subsidiary of CHC ("OpCo") and, immediately prior to the Merger, CHC will distribute the stock of OpCo to its stockholders (the "Spin-Off"), (b) CapStar will contribute or transfer all of its hotel assets to a newly formed Delaware limited partnership ("CapStar Hotel OP") and, concurrently with the Merger, CapStar and American General will effect a business combination of CapStar Hotel OP with AGH OP, with AGH OP as the surviving entity (the "OP Reorganization"), (c) prior to giving effect to the OP Reorganization, American General will enter into an Exchange Rights Agreement with certain holders of limited partnership interests in CapStar Hotel OP (the "Exchange") and (d) immediately following the Spin-Off and the Merger, CapStar Management OP will purchase (i) certain partnership interests in AGH Leasing, L.P. and (ii) substantially all of the assets of AGH Management, Inc. (the "Asset Purchase" and, together with the Spin-Off, the OP Reorganization and the Exchange, the "Related Transactions").

  In arriving at our opinion, we reviewed the Merger Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of American General and certain senior officers and other representatives and advisors of CapStar concerning the businesses, operations and prospects of American General and CapStar. We examined certain publicly available business and financial information relating to American General and CapStar as well as certain financial forecasts and other information and data for American General and CapStar which were provided to or otherwise discussed with us by the respective managements of American General and CapStar, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the AGHC Common Stock and CHC Common Stock; the historical and projected earnings and other operating data of American General and CapStar; and the capitalization and financial condition of American General and CapStar. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of American General and CapStar. We also evaluated the potential pro forma financial impact of the Merger on American General. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of American General and CapStar that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of American General and CapStar as to the future financial performance of American General and CapStar and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Related Transactions will be effected in accordance with the terms contemplated thereby and, to the extent relevant to our analysis, have evaluated American General and CapStar after giving effect to such transactions. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Merger and the transactions contemplated thereby, including the Related Transactions, will not adversely affect the real estate investment trust status of the combined entity resulting from the Merger. Our opinion, as set forth herein, relates to the relative values of American General and CapStar. We are not expressing any opinion as to what the value of the AGHC Common Stock actually will be when issued pursuant to the Merger or the price at which the AGHC Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of American General or CapStar nor have we made any physical inspection of the properties or assets of American General or CapStar. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for American General or the effect of any other transaction in which American General might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

  Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to AGHC in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of AGHC and CHC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to AGHC and CHC unrelated to the proposed Merger, for which services we have received and will receive compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with AGHC, CHC and their respective affiliates.

  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of AGHC in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratios are fair, from a financial point of view, to AGHC.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY

                        [LETTERHEAD OF LEHMAN BROTHERS]

                                                                     APPENDIX C

March 16, 1998

Board of Directors
CapStar Hotel Company
1010 Wisconsin Avenue, N.W.
Washington, DC 20007

Members of the Board:

  We understand that the CapStar Hotel Company (the "Company") is proposing to enter into a merger agreement with American General Hospitality Corporation ("American General") pursuant to which: (i) the Company will be merged with and into American General (the "Merger"), and each outstanding share of common stock of the Company (the "Company Shares") will be converted into the right to receive 1.0 share of common stock of the surviving company in the Merger (the "REIT") (the "Merger Consideration") and each outstanding share of common stock of American General will be converted in the right to receive 0.8475 shares of common stock of the REIT; and (ii) prior to the Merger, the Company will spin-off its hotel operating and management business ("OpCo") to the Company's current shareholders (the "Spin-off" and, together with the Merger, the "Proposed Transaction"), with the shareholders of the Company receiving
1.0 shares of common stock of OpCo for each share of common stock of the Company (the "Spin-off Consideration" and, together with the Merger Consideration, the "Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated March 15, 1998, between the Company, CapStar Management, L.P. and CapStar Management Company II, L.P., on the one hand, and American General and American General Hospitality Operating Partnership, L.P. on the other hand (the "Merger Agreement"). It is our further understanding that, following the Spin-off, OpCo intends to acquire all of the assets, business and properties of American General Hospitality, Inc. and all of the limited partnership interests in AGH Leasing, L.P. (such entities, collectively, the "Lessee/Manager") for $95.0 million in cash and common shares of OpCo (the "Lessee/Manager Acquisition"). The terms and conditions of the Lessee/Manager Acquisition are set forth in more detail in the agreement dated March 15, 1998 between CapStar Management, L.P. on the one hand, and American General Hospitality, Inc. and AGH Leasing, L.P., on the other hand (the "Acquisition Agreement").

  We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company of the Consideration to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

  In arriving at our opinion, we reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Proposed Transaction, including with respect to the corporate governance and management of the REIT following consummation of the Merger; (ii) publicly available information concerning the Company and American General that we believe to be relevant to our analysis;
(iii) financial and operating information with respect to the business, operations, properties and prospects of the Company, OpCo and American General furnished to us by the Company and American General; (iv) a trading history of the Company's common stock from September 1996 to present, and a comparison of that trading history with those of other companies that we deemed relevant;
(v) a trading history of American General's common stock from September 1996 to present, and a comparison of that trading history with those of other companies that we deemed relevant; (vi) a comparison of the historical financial results and present financial conditions of the Company and OpCo with those of other companies that we deemed relevant; (vii) a comparison of the historical financial results and present financial condition of American General with those of other companies that we deemed relevant; (viii) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other completed transactions that we deemed relevant and with strategic alternatives available to the Company on a stand alone basis; (ix) the relative contributions of the Company and American General, on a pro forma basis, to the historical and projected funds from operations and cash flow of the REIT; and (x) the potential pro forma impact of the Proposed Transaction on the REIT, including the cost savings, operating synergies and strategic benefits expected by management of the Company to result from a combination of the applicable businesses. In addition, we have had discussions with the management of the Company concerning the businesses, operations, assets, financial conditions and prospects of the Company and OpCo and with the management of American General concerning their respective business, operations, assets, financial condition and prospects, both individually and on a combined pro forma basis after giving effect to the transactions contemplated by the Merger Agreement, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company and American General that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, OpCo, American General and the REIT, upon advice of the Company and American General, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and American General, as the case may be, as to the future financial performance of the Company, OpCo, American General and the REIT, and that the Company and American General would perform, and OpCo and the REIT will perform, substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of certain of the properties of the Company and American General and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or American General. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the shareholders of the Company. We have assumed, with your consent, that the transactions contemplated by the Merger Agreement will comply with applicable laws, including, without limitations, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  In addition, we express no opinion as to the prices at which shares of common stock of the REIT or OpCo actually will trade following the consummation of the Spin-off and the Merger. The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes in, among other things, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of OpCo will likely be characterized by a period of redistribution among the Company's shareholders who receive such shares in the Spin-off (especially in light of the taxable nature of the Spin-off) which may temporarily depress the market price of such shares during such period. Accordingly, this opinion should not be viewed as providing any assurance that the combined market value of the shares of common stock of the REIT and the shares of common stock of OpCo to be received by a shareholder of the Company pursuant to the Proposed Transaction will be in excess of the current market value of the shares of common stock of the Company owned by such shareholder at any time prior to announcement or consummation of the Proposed Transaction.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the shareholders of the Company in the Proposed Transaction is fair to such shareholders.

  We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and have acted as lender to the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and American General for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                     APPENDIX D

-------------------------------------------------------------------------------
                Goldman, Sachs & Co. I 85 Broad Street I New York, New York
                10004
                Tel: 212-902-1000


-------------------------------------------------------------------------------

PERSONAL AND CONFIDENTIAL

March 15, 1998

Board of Directors
CapStar Hotel Company
1010 Wisconsin Avenue, N.W.
Suite 650
Washington, D.C. 20007

Gentlemen:

  We understand that CapStar Hotel Company (the "Company"), CapStar Management Company, L.P. and CapStar Management Company II, L.P., on the one hand, and American General Hospitality Corporation ("American General") and American General Hospitality Operating Partnership, L.P., on the other hand are proposing to enter into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement") pursuant to which, among other things: (i) the Company will be merged with and into American General (the "Merger"), and each outstanding share of common stock of the Company (the "Shares") will be converted into the right to receive 1.0 share of common stock of the surviving company (the "Surviving Corporation") in the Merger (such conversion ratio being hereinafter referred to as the "Exchange Ratio") and each outstanding share of common stock of American General (the "American General Shares") will be converted into the right to receive 0.8475 shares of common stock of the Surviving Corporation; and (ii) prior to the Merger, the Company will spin-off its hotel operating and management business ("OpCo") to the Company's current shareholders (the "Spin-Off"), with the shareholders of the Company receiving
1.0 share of common stock of OpCo for each Company Share that they own. The terms and conditions of the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement and related agreements (together, the "Transactions") are set forth in more detail in the Merger Agreement and related agreements. It is our further understanding that, following the Spin-Off, OpCo intends to acquire all of the assets, business and properties of American General Hospitality, Inc. and all of the limited partnership interests in AGH Leasing, L.P. (such entities, collectively, the "Lessee/Manager") for $95.0 million in cash and common shares of OpCo (the "Lessee/Manager Acquisition"). The terms and conditions of the Lessee/Manager Acquisition are set forth in more detail in the agreement dated the date hereof among OpCo, CMC Operating Partnership, L.P., a limited partnership whose general partner, after consummation of the Spin-Off, will be OpCo, American General Hospitality, Inc., AGHL GP, Inc. and certain other parties thereto.

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Shares of the Exchange Ratio to be received in the Merger pursuant to the Merger Agreement. Our opinion does not address, and we are not opining upon, the prices at which shares of common stock of the Surviving Corporation and shares of common stock of OpCo will trade following the consummation of the Transactions, nor upon any of the Transactions contemplated by the Merger Agreement and the related agreements other than the fairness, from a financial point of view, of the Exchange Ratio to the holders of Shares. We note that the distribution of OpCo's common stock to holders of the Shares in connection with the Spin-Off will be effected on a pro rata basis.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as
(i) a co-managing underwriter of the initial public offering of the Shares on August 20, 1996, (ii) a co-managing underwriter of a public offering of the Shares on March 12, 1997, (iii) a co-managing underwriter of a public offering of the Company's 4.75% Convertible Subordinated Notes due 2004 and the Shares on October 9, 1997, and (iv) having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. In addition, Goldman, Sachs & Co. is a full service securities firm and in the ordinary course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and American General.

  In connection with this opinion, we have reviewed, among other things, the Merger Agreement and the form of Intercompany Agreement among the Surviving Corporation, OpCo and CMC Operating Partnership, L.P.; the Company's Registration Statements as amended and supplemented by the Company since the initial public offering of the Shares and American General's Registration Statements as amended and supplemented by American General since the initial public offering of the American General Shares; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the two years ended December 31, 1997 and Annual Reports to Stockholders and Annual Reports on Form 10-K of American General for the year ended December 31, 1996 and a draft Annual Report on Form 10-K of American General for the year ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 1O-Q of the Company and American General; certain other communications from the Company and American General to their respective stockholders; certain internal financial analyses and forecasts for the Company and American General prepared by their respective managements and certain pro forma financial information and forecasts for the Surviving Corporation prepared by the Company and reviewed by American General, which financial information and forecasts take into account the effects of the Transactions. We also have held discussions with members of the senior management of the Company and American General regarding the past and current business operations, financial condition and future prospects of their respective companies, both individually and on a combined pro forma basis after giving effect to the Transactions and the strategic rationale for, and the potential benefits of, the Transactions. The financial prospects discussed included future potential acquisitions and synergies in operations and costs of financing. In addition, we have reviewed the reported price and trading activity for the Shares and the American General Shares, compared certain financial and stock market information for the Company and American General with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the lodging industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. With respect to the financial forecasts furnished by the Company and American General, we have assumed, with your consent, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and American General's management as to the expected future financial performance of the

Company and American General, as the case may be, both individually and, in the case of the Surviving Corporation, on a pro forma basis after giving effect to the Transactions. We have assumed, with your consent, that the Transactions will comply with any applicable laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or American General or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Shares.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.
                                          (GOLDMAN, SACHS & CO.)

                                                                     APPENDIX E

                   AMERICAN GENERAL HOSPITALITY CORPORATION

                     ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

  FIRST: American General Hospitality Corporation, a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

  SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                   ARTICLE I

  The undersigned, Tracy A. Bacigalupo, whose address is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                  ARTICLE II

                                     Name

  The name of the corporation (hereinafter, the "Corporation") is

    American General Hospitality Corporation

                                  ARTICLE III

                                   Purposes

  The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force. Subject to, and not in limitation of the authority of the preceding sentence, the Corporation intends to engage in business as a real estate investment trust (a "REIT") qualifying as such under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code").

                                  ARTICLE IV

                Principal Office in Maryland and Resident Agent

  The address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202, Attention:
Tracy A. Bacigalupo, Esq. The name of the resident agent of the Corporation in the State of Maryland is Tracy A. Bacigalupo, c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202.

                                   ARTICLE V

                                Shares of Stock

SECTION 1. AUTHORIZED SHARES OF STOCK

  Authorized Shares. The total number of shares of stock of all classes that the Corporation has authority to issue is 350,000,000, consisting of 250,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), and 100,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $3,500,000. To the extent permitted by Maryland law and notwithstanding Article V, Section 2.E., the Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SECTION 2. REIT-RELATED RESTRICTIONS AND LIMITATIONS ON THE EQUITY STOCK

  The Corporation shall seek to elect and maintain status as a REIT under the Code. Until such time as Article V shall have been amended in accordance with
Section 2(E) of this Article V in order to terminate the REIT status of the Corporation, it shall be the duty of the Board of Directors to use commercially reasonable efforts to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to the Corporation's stockholders (the "Stockholders").

  A. Restrictions on Transfer.

  1. Definitions. For purposes of this Article V, the following terms shall have the following meanings set forth below:

  "American General Hospitality Operating Partnership Agreement" shall mean the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended or restated from time to time.

  "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own," and "Beneficially Owned" shall have correlative meanings.

  "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 2(B)(1) of Article V hereof.

  "Board of Directors" shall mean the Board of Directors of the Corporation.

  "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have correlative meanings.

  "Equity Stock" shall mean Common Stock of the Corporation. The term "Equity Stock" shall include all shares of Common Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Section 2(B) of
Article V hereof.

  "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such shares of Common Stock filed under the Securities Act of 1933, as amended.

  "Look-Through Entity" shall mean an entity (i) that is looked through for purposes of the "closely held" test in Section 856(h) of the Code and (ii) each beneficial owner of which would satisfy the Ownership Limit if such beneficial owner owned directly its proportionate share of the shares of Equity Stock that are held by the Look-Through Entity, which, by way of example, could include (i) a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a corporation.

  "Look-Through Ownership Limit" shall mean 15% of the number of outstanding shares of any class of Equity Stock.

  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors.

  "Non-Transfer Event" shall mean an event, other than a purported Transfer, that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or Look-Through Ownership Limit, as applicable, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

  "Operating Partnership" shall mean American General Hospitality Operating Partnership, L.P., a Delaware limited partnership.

  "Ownership Limit" shall mean 9.8% of the number of outstanding shares of any class of Equity Stock.

  "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 2(B)(5) of Article V hereof.

  "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

  "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 2(A)(3) of Article V hereof, would own record title to shares of Equity Stock.

  "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which this Article V has been amended in accordance with Section 2(E) of this Article V in order to terminate the REIT status of the Corporation.

  "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section 2(A)(3) of Article V hereof.

  "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

  "Trust" shall mean any separate trust created pursuant to Section 2(A)(3) of
Article V hereof and administered in accordance with the terms of Section 2(B) of Article V hereof, for the exclusive benefit of any Beneficiary.

  "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

  2. Restriction on Transfers.

  a. Subject to Section 2(A)(8) of Article V hereof, and except as provided in
Section 2(A)(7) of Article V hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit; provided, however, a Look-Through Entity may Beneficially Own or Constructively Own outstanding shares of Equity Stock in an amount not to exceed the Look-Through Ownership Limit, and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

  b. Subject to Section 2(A)(8) of Article V hereof, and except as provided in
Section 2(A)(7) of Article V hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

  c. From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of
Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

  d. From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the real property of the Corporation, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of the Corporation or the Operating Partnership (a "Subsidiary"), within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the

Operating Partnership's or a Subsidiary's real property, within the meaning of
Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

  3. Transfer to Trust.

  a. If, notwithstanding the other provisions contained in this Section 2(A) of Article V, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit (or, in the case of a Look-Through Entity, either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit), then, (i) except as otherwise provided in Section 2(A)(7) of Article V hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, (ii) such number of shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2(B) of Article V hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 2(B) of Article V, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

  b. If, notwithstanding the other provisions contained in this Section 2(A) of Article V, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, then
(x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2(B) of Article V hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 2(B) of Article V, and
(z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

  4. Remedies For Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of
Section 2(A)(2) of Article V hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 2(A)(2) of Article V hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

  5. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 2(A)(2) of Article V hereof, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section 2(A)(3) of Article V hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

  6. Owners Required to Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

    a. Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code (currently Regulation (S)1.857-8(d)), of the outstanding shares of all classes of stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as applicable.

    b. Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as applicable.

  7. Exception. The Ownership Limit or the Look-Through Ownership Limit, as applicable, shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Section 2(A)(2) of Article V hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, in its sole discretion and upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors as it may deem necessary or desirable in order to maintain the Corporation's status as a REIT, may exempt a Person from the Ownership Limit or the Look-Through Ownership Limit, if (i) such Person is not (A) an individual for purposes of Code Section 542(a)(2), as modified by Code Section 856(h) or (B) treated as the owner of such stock for purposes of Code Section 542(a)(2), as modified by Code Section 856(h) and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial or Constructive Ownership of such shares of Equity Stock will violate Section 2(A)(2)(b), 2(A)(2)(c) or 2(A)(2)(d) of Article V hereof, (ii) such Person does not and represents that it will not Constructively Own shares of Equity Stock to the extent that such Constructive Ownership of Equity Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation Constructively Owning an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation, the Operating Partnership or a Subsidiary to Constructively Own more than a 9.9% interest in such tenant), and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact, and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 2(A)(2) through 2(A)(6) of this Article
V) will result in such shares of Equity Stock that are in excess of the Ownership Limit or Look-Through Ownership Limit, as the case may be, being designated as Shares-in-Trust in accordance with the provisions of Section 2(A)(3) of Article V hereof.

  8. New York Stock Exchange Transactions. Notwithstanding any provision contained herein to the contrary, nothing in these Articles of Amendment and Restatement shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article.

  B. Shares-in-Trust.

  1. Trust. Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to Section 2(A)(3) of Article V hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after the establishment thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 2(A)(3) of Article V hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 2(B)(5) of Article V hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

  2. Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be authorized by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 2(A)(3) of Article V hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

  3. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 2(B)(3) of Article V in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

  4. Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Corporation has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section 2(A)(3) of Article V hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

  5. Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section 2(A)(3) of Article V hereof. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 2(B)(5) of Article V, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to Section 2(B)(6) of Article V hereof.

  6. Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 2(B)(5) of Article V hereof or following the acceptance of the offer to purchase such shares in accordance with Section 2(B)(7) of Article V hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 2(B)(5) or 2(B)(6) of Article V hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 2(B)(6) shall be distributed to the Beneficiary in accordance with the provisions of Section 2(B)(5) of Article V hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this
Section 2(B), by such Trustee or the Corporation.

  7. Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. Subject to Section 2(B)(6) of Article V hereof, the Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 2(A)(5) of
Article V hereof.

  C. Remedies Not Limited. Subject to Section 2(A)(8) of Article V hereof, nothing contained in this Article V shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as applicable.

  D. Legend. Each certificate for shares of Equity Stock shall bear substantially the following legend:

  "The shares of Common Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the number of outstanding shares of any class of Equity Stock (or, in the case of a Look-Through Entity, in excess of 15% of the number of outstanding shares of any class of Equity Stock), (ii) beneficially own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iii) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, or (iv) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own more than 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of
  Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's charter, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests."

  Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability on request and without charge.

  E. Amendment. Notwithstanding any other provisions of the charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, the charter or the Bylaws of the Corporation), the provisions of this Article V shall not be amended, altered, changed or repealed without the affirmative vote of all of the Independent Directors and the holders of not less than two-thirds of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SECTION 3. COMMON STOCK.

  Subject to the provisions of Sections 2 and 4 of this Article V, the Common Stock shall have the following preferences, rights, powers, restrictions, limitations and qualifications, and such others as may be afforded by law:

    A. Voting Rights. Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on all matters to be voted upon by the Stockholders.

    B. Dividend Rights. The holders of Common Stock shall be entitled to receive, ratably in proportion to the number of shares of Common Stock held by them, such dividends as may be authorized from time to time by the Board of Directors out of assets legally available therefor.

    C. Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to Stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by them.

SECTION 4. PREFERRED STOCK.

  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

SECTION 5. CLASSIFIED OR RECLASSIFIED SHARES.

  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article V and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

SECTION 6. GENERAL PROVISIONS.

  A. Interpretation and Ambiguities. The Board shall have the power to interpret and to construe the provisions of this Article V, and in the case of an ambiguity in the application of any of the provisions of this Article V, including any definition contained in Section 1(A), the Board shall have the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it, and any such interpretation, construction or determination shall be final and binding on all interested parties, including the Stockholders.

  B. Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                  ARTICLE VI

                            The Board of Directors

SECTION 1. AUTHORIZED NUMBER AND INITIAL DIRECTORS.

  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The authorized number of directors of the Corporation initially shall consist of not less than three, the minimum number required by the MGCL, and not more than 15 persons, which number may be increased or decreased pursuant to the Bylaws of the Corporation.

SECTION 2. CLASSIFIED BOARD.

  The directors of the Corporation shall be and are hereby divided into three Classes, designated "Class I," "Class II" and "Class III," respectively. The number of directors in each such class shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders following the Annual Meeting at which such director was elected, provided, however, that each initial director in Class I shall serve for a term ending on the date of the Annual Meeting held in 1997; each initial director in Class II shall serve for a term ending on the date of the Annual Meeting held in 1998; and each initial director in Class III shall serve for a term ending on the date of the Annual Meeting held in 1999.

SECTION 3. GENERAL TERM OF OFFICE.

  Notwithstanding the provisions of Section 2 of this Article VI, each director shall serve until such director's successor is elected and qualifies or until such director's death, retirement, resignation or removal.

SECTION 4. REMOVAL OF DIRECTORS.

  A director may be removed, with or without cause, by the affirmative vote of at least 75% of the votes entitled to be cast for the election of directors at an annual meeting or at a special meeting of the stockholders called for the purpose of removing such director.

SECTION 5. INDEPENDENT DIRECTORS.

  A. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed 60 days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be comprised of persons (each such person an "Independent Director") who are not officers or employees of the Corporation or the Operating Partnership or Affiliates (as hereinafter defined) of (i) any officers or employees of the Corporation or the Operating Partnership or of any advisor to the Corporation or the Operating Partnership under an advisory agreement, (ii) any lessee or contract manager of any property of the Corporation or the Operating Partnership or their respective subsidiaries, (iii) any subsidiary of the Corporation or the Operating Partnership, or (iv) any Person that is an Affiliate of the Corporation or the Operating Partnership.

  B. For purposes of this Section 5, "Affiliate" of a Person shall mean (i) any Person that, directly or indirectly, controls or is controlled by or is under the common control with such other Person, (ii) any Person that owns, beneficially, directly or indirectly, five percent or more of the outstanding stock of such other Person, or (iii) any officer, director, employee, partner or trustee of such other Person or of any or of any Person controlling, controlled by or under common control with such Person (excluding directors and Persons serving in similar capacities who are not otherwise an Affiliate of such Person). The term "Person" means and includes any natural person, corporation, partnership, association, trust, limited liability company or any other legal entity. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

  C. Notwithstanding anything herein to the contrary, no term or provision of this Section 5 of Article VI may be added, amended or repealed in any respect without the affirmative vote of all the Independent Directors.

SECTION 6. BOARD AUTHORIZATION OF STOCK ISSUANCES.

  The Board of Directors of the Corporation may authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, or securities convertible into shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter.

SECTION 7. CERTAIN OTHER DETERMINATIONS BY THE BOARD OF DIRECTORS.

  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of shares or the payment of other distributions on shares; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets, of the Corporation.

SECTION 8. RESERVED POWERS OF THE BOARD OF DIRECTORS.

  The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

                                  ARTICLE VII

               Provisions for Defining, Limiting and Regulating
                 Certain Powers of the Corporation and of the
                          Stockholders and Directors

SECTION 1. NO PREEMPTIVE RIGHTS.

  Except as may be specifically provided by the Board of Directors, no holder of shares of stock of the Corporation, shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the Corporation or any other security of the Corporation which it may issue or sell.

SECTION 2. ADVISOR AGREEMENTS.

  Subject to such approval of Stockholders and other conditions, if any, as may be required by applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any Person (as defined in Article VI Section 5(B)) whereby, subject to the supervision of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

SECTION 3. OTHER ACTIVITIES OF MANAGEMENT.

  Certain of the officers and directors of the Corporation and their affiliates are continuously engaged in acquiring, developing, constructing, operating and managing real property. By virtue of these activities, opportunities to acquire, develop and own properties will become available to the officers and directors of the Corporation and their affiliates in the future. Any of the officers and directors of the Corporation and their affiliates may continue to engage in such activities, independently or with others, and the officers and directors of the Corporation and their affiliates shall have no obligation to make any such business opportunities available to the Corporation. The Corporation shall have no interest in any such business opportunities other than business opportunities which the officers and directors of the Corporation and their affiliates, in their sole discretion, have made available to the Corporation and in which the Corporation has invested.

SECTION 4. REIT QUALIFICATION.

  The Board of Directors shall use commercially reasonable efforts to cause the Corporation and its Stockholders to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use commercially reasonable efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if Article V has been amended in accordance with Section 2(E) of Article V in order to terminate the REIT status of the Corporation, the Board of Directors shall revoke or otherwise terminate the Corporation's REIT election pursuant to
Section 856(g) of the Code.

SECTION 5. STOCKHOLDER VOTING REQUIREMENTS.

  Notwithstanding any provision of law to the contrary, except as otherwise specifically provided herein, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on any matter or act requiring approval of the Stockholders of the Corporation shall be sufficient, valid and effective, after due authorization, approval or advice by the Board of Directors, to approve and authorize such matter or act.

                                 ARTICLE VIII

                     Indemnification, Advance of Expenses
             and Limitation of Liability of Officers and Directors

SECTION 1. INDEMNIFICATION AND ADVANCE OF EXPENSES.

  A. Mandatory Indemnification and Advance of Expenses. To the fullest extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay on behalf of or reimburse reasonable expenses in advance of final disposition of a proceeding any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. To the fullest extent permitted by Maryland law, the indemnification provided herein shall include reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advancement of expenses as set forth in the first sentence of this Section 1(A) of this Article VIII to a person who served a predecessor of the Corporation in any of the capacities described in the first sentence of this Section 1(A) of this Article VIII and to agents and employees of the Corporation and any predecessor Corporation.

  B. Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person, as described in Section 1(A) of this Article VIII, and on any obligation of the Corporation to indemnify or advance expenses pursuant to the charter or Bylaws of the Corporation or any resolution of the Board of Directors or contract to which the Corporation is a party.

  C. Non-Exclusivity. The rights provided herein shall not be deemed to limit the right of the Corporation to indemnify or advance expenses to any other person to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification or advances of expenses from the Corporation may be entitled under any agreement, the Bylaws of the Corporation, a resolution of Stockholders or the Board of Directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

SECTION 2. LIMITATION OF LIABILITY.

  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.

SECTION 3. EFFECT OF AMENDMENT.

  Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the charter or the Bylaws of the Corporation inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the provisions of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                  ARTICLE IX

                                  Amendments

  A. Right to Amend Articles. Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal, or rescind any provision contained herein, including but not limited to the provisions setting forth the terms or the contract and other rights of the issued and outstanding stock of the Corporation of any class or series, in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all contract or other rights, preferences and privileges of whatsoever nature conferred upon Stockholders, directors, officers, employees or any other persons whomsoever by and pursuant to the charter of the Corporation, in its present form or as hereafter amended, are granted subject to this reservation.

  B. Certain Amendments Requiring Special Stockholder Vote. Any provision of the charter of the Corporation to the contrary notwithstanding:

    1. no term or provision of the charter of the Corporation may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code;

    2. Article VI, Section 2 (classification of directors), Section 4 (removal of directors), Section 5 (independent directors); Article VII,
  Section 1 (no preemptive rights); Article VIII (indemnification, advance of expenses and limitation of liability of officers); and this Article IX (amendments) shall not be amended or repealed; and

    3. no provisions imposing cumulative voting in the election of directors may be added to the charter of the Corporation;

unless in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

  THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

  FOURTH: The current address of the principal office of the Corporation within the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: Tracy A. Bacigalupo, Esq.

  FIFTH: The name and address of the Corporation's current resident agent is Tracy A. Bacigalupo, whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202.

  SIXTH: The number of directors of the Corporation is currently five and the names of the directors currently in office are as follows: Steven D. Jorns, H. Cabot Lodge III, James R. Worms, James McCurry and Kent R. Hance.

  SEVENTH:

  (a) The total number of shares of stock of all classes which the Corporation had authority to issue immediately prior to this amendment and restatement was 100,000,000 shares of Common Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $1,000,000.

  (b) The total number of shares of all classes of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 350,000,000, consisting of 250,000,000 shares of

Common Stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value is $3,500,000.

  The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President
and attested to by its Secretary on this    day of      , 1998.

ATTEST:                                   American General
                                          Hospitality Corporation

                                                                         (SEAL)
_____________________________________     By: _________________________________
            KENNETH E. BARR                           STEVEN D. JORNS
               SECRETARY                        CHAIRMAN OF THE BOARD,CHIEF
                                              EXECUTIVE OFFICER AND PRESIDENT

                                                                      APPENDIX F
                        MERISTAR HOSPITALITY CORPORATION

                                 INCENTIVE PLAN

                               TABLE OF CONTENTS

 ARTICLE I   DEFINITIONS.................................................  F-1
     1.1     Affiliate...................................................  F-1
     1.2     AGHI........................................................  F-1
     1.3     Agreement...................................................  F-1
     1.4     Award.......................................................  F-1
     1.5     Board.......................................................  F-1
     1.6     Code........................................................  F-1
     1.7     Committee...................................................  F-1
     1.8     Common Stock................................................  F-1
     1.9     Company.....................................................  F-1
     1.10    Exchange Act................................................  F-1
     1.11    Fair Market Value...........................................  F-1
     1.12    Incentive Award.............................................  F-1
     1.13    Lessee......................................................  F-1
     1.14    OpCo........................................................  F-1
     1.15    Option......................................................  F-1
     1.16    Participant.................................................  F-2
     1.17    Performance Shares..........................................  F-2
     1.18    Permitted Family Members....................................  F-2
     1.19    Plan........................................................  F-2
     1.20    Stock Award.................................................  F-2
     1.21    Ten Percent Shareholder.....................................  F-2
 ARTICLE II  PURPOSES....................................................  F-2
 ARTICLE III ADMINISTRATION..............................................  F-2
 ARTICLE IV  ELIGIBILITY.................................................  F-3
 ARTICLE V   STOCK SUBJECT TO PLAN.......................................  F-3
     5.1     Shares Issued...............................................  F-3
     5.2     Aggregate Limit.............................................  F-3
     5.3     Reallocation of Shares......................................  F-4
 ARTICLE VI  OPTIONS.....................................................  F-4
     6.1     Award.......................................................  F-4
     6.2     Option Price................................................  F-4
     6.3     Maximum Option Period.......................................  F-4
     6.4     Nontransferability..........................................  F-4
     6.5     Transferable Options........................................  F-4
     6.6     Employee Status.............................................  F-4
     6.7     Exercise....................................................  F-5
     6.8     Payment.....................................................  F-5
     6.9     Shareholder Rights..........................................  F-5
     6.10    Disposition of Stock........................................  F-5
 ARTICLE VII STOCK AWARDS................................................  F-5
     7.1     Award ......................................................  F-5
     7.2     Vesting.....................................................  F-5
     7.3     Performance Objectives......................................  F-5
     7.4     Employee Status.............................................  F-6
     7.5     Shareholder Rights..........................................  F-6

                                                                         PAGE
                                                                         ----

 ARTICLE VIII PERFORMANCE SHARE AWARDS.................................   F-6
     8.1      Award ...................................................   F-6
     8.2      Earning the Award........................................   F-6
     8.3      Payment..................................................   F-6
     8.4      Shareholder Rights.......................................   F-6
     8.5      Nontransferability.......................................   F-7
     8.6      Transferable Performance Shares..........................   F-7
     8.7      Employee Status..........................................   F-7
 ARTICLE IX   INCENTIVE AWARDS.........................................   F-7
     9.1      Award ...................................................   F-7
     9.2      Terms and Conditions.....................................   F-7
     9.3      Nontransferability.......................................   F-7
     9.4      Transferable Incentive Awards............................   F-7
     9.5      Employee Status..........................................   F-8
     9.6      Shareholder Rights.......................................   F-8
 ARTICLE X    ACCELERATION UPON CERTAIN EVENTS.........................   F-8
 ARTICLE XI   ADJUSTMENT UPON CHANGE IN COMMON STOCK...................   F-8
 ARTICLE XII  COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES;
              GOVERNING LAW............................................   F-9
 ARTICLE XIII GENERAL PROVISIONS.......................................   F-9
    13.1      Effect on Employment and Service.........................   F-9
    13.2      Unfunded Plan............................................   F-9
    13.3      Rules of Construction....................................   F-9
 ARTICLE XIV  AMENDMENT................................................   F-9
 ARTICLE XV   DURATION OF PLAN.........................................  F-10
 ARTICLE XVI  EFFECTIVE DATE OF PLAN...................................  F-10

                                   ARTICLE I

                                  Definitions

  1.1 Affiliate means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of the Company.

  1.2 AGHI means American General Hospitality, Inc., a Texas corporation.

  1.3 Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares or an Option or Incentive Award granted to such Participant.

  1.4 Award means any of an Incentive Award, an Option, an award of Performance Shares, or a Stock Award.

  1.5 Board means the Board of Directors of the Company.

  1.6 Code means the Internal Revenue Code of 1986, and any amendments thereto.

  1.7 Committee means the Compensation Committee of the Board or a subcommittee thereof comprised of at least two (2) directors each of whom is a non-employee director within the meaning of Securities and Exchange Commission Rule 16b-3.

  1.8 Common Stock means the common stock, $0.01 par value, of the Company.

  1.9 Company means MeriStar Hospitality Corporation, a Maryland corporation.

  1.10 Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect on the effective date of this Plan.

  1.11 Fair Market Value means, on any given date, the current fair market value of the shares of Common Stock as determined below:

  If the Common Stock is not listed on an established stock exchange, the Fair Market Value shall be the average of the final bid and asked quotations on the over-the-counter market in which the Common Stock is traded or, if applicable, the reported "closing" price of a share of Common Stock in the New York over-the-counter market as reported by the National Association of Securities Dealers, Inc. If the Common Stock is listed on one or more established stock exchanges, Fair Market Value shall be deemed to be the highest closing price of a share of Common Stock reported on any such exchange. In any case, if no sale of Common Stock is made on any stock exchange or over-the-counter market on that date, then Fair Market Value shall be determined as of the next preceding day on which there was a sale. If the Common Stock is not traded, Fair Market Value shall be determined by the Board using any reasonable method in good faith.

  1.12 Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a cash payment from the Company or an Affiliate.

  1.13 Lessee means AGH Leasing, L.P., a Delaware limited partnership.

  1.14 OpCo means MeriStar Hotels & Resorts, Inc., a Delaware corporation.

  1.15 Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

  1.16 Participant means an employee of the Company or an Affiliate, including an employee who is a member of the Board, or an individual whose efforts contribute to the performance or success of the Company or an Affiliate, who satisfies the requirements of Article IV and is selected by the Committee to receive a Stock Award, an Option, an Incentive Award, an award of Performance Shares or a combination thereof.

  1.17 Performance Shares means an award, in the amount determined by the Committee and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive a payment for each specified share equal to the Fair Market Value of Common Stock on the date of payment.

  1.18 Permitted Family Members shall have the meaning set forth in Section
6.5 hereof.

  1.19 Plan means the MeriStar Hospitality Corporation Incentive Plan.

  1.20 Stock Award means Common Stock awarded to a Participant under Article
VIII.

  1.21 Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of an Affiliate. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

                                  ARTICLE II

                                   Purposes

  The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its stockholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code ("incentive stock options") and Options not so qualifying, and the grant of Stock Awards, Performance Shares and Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                                  ARTICLE III

                                Administration

  The Plan shall be administered by the Committee. The Committee shall have authority to grant Stock Awards, Performance Shares, Incentive Awards and Options upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the transferability or forfeitability of a Stock Award, Incentive Award or Performance Shares. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or Performance Shares may be settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. Neither the Committee nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, Stock Award, Incentive Award or award of Performance Shares. All expenses of administering this Plan shall be borne by the Company.

  The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act; provided, however, the Committee shall not delegate its authority (i) to appoint delegates or its authority to amend or revoke any delegation, (ii) under s XI and XII hereof and (iii) to accelerate the exercisability of Options, the transferability of Stock Awards or the time at which Incentive Awards or awards of Performance Shares may be settled. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

                                  ARTICLE IV

                                  Eligibility

  Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) or a person whose efforts contribute to the performance or success of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) (other than a Board member or an employee of the Lessee, AGHI or OpCo, in each case, who is not also an employee of the Company or an Affiliate) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate. Directors of the Company who are employees of the Company or an Affiliate may be selected to participate in this Plan.

                                   ARTICLE V

                             Stock Subject to Plan

  5.1 Shares Issued. Upon the award of shares of Common Stock pursuant to a Stock Award or the settlement of a Performance Share award, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of an Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

  5.2 Aggregate Limit. With respect to calendar year 1997, the maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be the total of (i) ten (10%) percent of the number of shares
of Common Stock that were outstanding as of        , 1997 (rounded downward if
necessary to eliminate fractional shares), minus (ii) the number of shares
subject to Awards which were granted prior to        , 1997, plus (iii) the
number of shares with respect to which previously granted Awards have expired. Thereafter, at any given time, the maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be the total of (i) ten (10%) percent of the number of shares of Common Stock that were outstanding as of the end of the immediately preceding calendar year (rounded downward if necessary to eliminate fractional shares), minus (ii) the number of shares subject to Awards which were granted under the Plan through the last day of the immediately preceding calendar year, plus (iii) as of the last day of the immediately preceding calendar year, the number of shares with respect to which previously granted Awards have expired. In addition to the foregoing, in no event may the total number of shares of Common Stock covered by outstanding Incentive Stock Options granted under the Plan, plus the number of shares of Common Stock issued pursuant to the exercise of Incentive Stock Options, whenever granted under the Plan, exceed [1,400,000] shares. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in XI.

  5.3 Reallocation of Shares. If an Award is terminated (for any reason other than its exercise), forfeited or expires unexercised, the number of shares of Common Stock allocated to the Award or portion thereof which was terminated, forfeited or expired unexercised may be reallocated to other Awards to be granted under this Plan.

                                  ARTICLE VI

                                    Options

  6.1 Award. In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards; provided, however, that no individual may be granted Options in any calendar year covering more than 750,000 shares of Common Stock.

  6.2 Option Price. The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date of grant or, with respect to Options granted in connection with the initial employment of an individual, eighty-five (85%) percent of the Fair Market Value on the date the Option is granted; provided, however, that no more than ten percent (10%) of the shares of Common Stock issued under the Plan be may granted at less than one hundred percent (100%) of Fair Market Value. Notwithstanding the preceding sentence, the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted or, in the case of an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted.

  6.3 Maximum Option Period. The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant, except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option that is granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.

  6.4 Nontransferability. Except as provided in Section 6.5 hereof, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

  6.5 Transferable Options. Section 6.4 hereof to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners (collectively, "Permitted Family Members"); provided, however, that the Participant may not receive any consideration for the transfer. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant.

  6.6 Employee Status. For purposes of determining the applicability of
Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons, shall not be deemed interruptions of continuous employment.

  6.7 Exercise. Subject to the provisions of this Plan and the applicable Agreement, an Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an option is granted) exceeding $100,000. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires in accordance with Section 6.3 hereof. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

  6.8 Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Committee. If the Agreement provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company. If Common stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised. In addition, a Participant may provide instructions to the Company that upon receipt of the Option price in cash from a broker or dealer acting at the direction of the Participant in payment for any shares of Common Stock pursuant to the exercise of an Option, the Company shall issue such shares of Common Stock directly to the designated broker or dealer.

  6.9 Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.

  6.10 Disposition of Stock. A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs:

    (i) within two years of the grant of an Option or

    (ii) within one year of the issuance of the Common Stock to the Participant.

  Such notice shall be in writing and directed to the Secretary of the Company.

                                  ARTICLE VII

                                 Stock Awards

  7.1 Award. In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards; provided, however, that no individual may receive Stock Awards with respect to more than 50,000 shares of Common Stock in any calendar year.

  7.2 Vesting. The Committee, on the date of the award, may prescribe that a Participant's rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. Except with respect to Stock Awards any portion of which are immediately vested, the period of restriction shall be at least three years; provided, however, that the minimum period of restriction shall be at least one year in the case of (i) the restricted portion of a Stock Award with an immediately vested portion and (ii) a Stock Award that will become transferable and nonforfeitable on account of the satisfaction of performance objectives prescribed by the Committee.

  7.3 Performance Objectives. In accordance with Section 7.2 hereof, the Committee may prescribe that Stock Awards will be vested immediately upon grant or will become vested or transferable or both based on objectives stated with respect to the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, funds from operations or Fair Market Value. If the Committee, on the date of award, prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the shares subject to such Stock Award shall become nonforfeitable and transferable only to the extent that the Committee certifies that such objectives have been achieved.

  7.4 Employee Status. In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

  7.5 Shareholder Rights. Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are transferable and are no longer forfeitable.

                                 ARTICLE VIII

                           Performance Share Awards

  8.1 Award. In accordance with the provisions of Article IV, the Committee will designate each individual to whom an award of Performance Shares is to be made and will specify the number of shares of Common Stock covered by such awards; provided, however, that no Participant may receive an award of Performance Shares in any calendar year for more than 12,500 shares of Common Stock.

  8.2 Earning the Award. The Committee, on the date of the grant of an award, may prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares only upon the satisfaction of certain requirements or the attainment of certain objectives. By way of example and not of limitation, the restrictions may provide that Performance Shares will be forfeited without payment if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term or unless the Company, an Affiliate or an operating unit achieves objectives stated with reference to the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, funds from operations or Fair Market Value. If the Committee, on the date of award, prescribes that no payments will be made with respect to Performance Shares unless performance objectives stated with respect to the foregoing criteria are attained, no such payment will be made unless, and then only to the extent that, the Committee certifies that such objectives have been achieved.

  8.3 Payment. In the discretion of the Committee, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable when an award of Performance Shares is earned, but a cash payment will be made in lieu thereof.

  8.4 Shareholder Rights. No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled by the issuance of Common Stock. After an award of Performance Shares is earned, if settled completely or partially in Common Stock, a Participant will have all the rights of a shareholder with respect to such Common Stock.

  8.5 Nontransferability. Except as provided in Section 8.6 hereof, Performance Shares granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

  8.6 Transferable Performance Shares. Section 8.5 hereof to the contrary notwithstanding, the Committee may grant Performance Shares which are transferable to Permitted Family Members to the extent that, and on such terms and conditions as may be permitted by, Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of Performance Shares transferred pursuant to this section shall be bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant.

  8.7 Employee Status. In the event that the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

                                  ARTICLE IX

                               Incentive Awards

  9.1 Award. In accordance with the provisions of Article IV, the Committee shall designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Committee under the procedures established by the Committee; provided, however, that no Participant may receive an Incentive Award payment in any calendar year that exceeds the lesser of (i) one hundred (100%) percent of the Participant's base salary (prior to any salary reduction or deferral elections) as of the date of grant of the Incentive Award or (ii) $250,000.

  9.2 Terms and Conditions. The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only to the extent that the Company, an Affiliate or an operating unit, during a performance period of at least one year, achieves objectives stated with respect to the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, funds from operations or Fair Market Value. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate or that the Company, an Affiliate, or the Participant attain stated objectives or goals (in addition to those prescribed in accordance with the preceding sentence) as a prerequisite to payment under an Incentive Award. The Committee, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant's death, disability, or retirement. No payment shall be made under an Incentive Award except to the extent that the Committee certifies that the objectives governing such award have been achieved.

  9.3 Nontransferability. Except as provided in Section 9.4 hereof, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

  9.4 Transferable Incentive Awards. Section 9.3 hereof to the contrary notwithstanding, the Committee may grant Incentive Awards which are transferable to Permitted Family Members to the extent that, and on such terms and conditions as may be permitted by, Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Incentive Award transferred pursuant to this section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant.

  9.5 Employee Status. If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment.

  9.6 Shareholder Rights. No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Affiliate on account of such award.

                                   ARTICLE X

                       Acceleration Upon Certain Events

  In the event (i) of the commencement of a public tender offer for all or any portion of the Common Stock, (ii) a proposal to merge, consolidate or otherwise combine with another company is submitted to the stockholders of the Company for approval, or (iii) the Board approves any transaction or event that would constitute a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Securities Exchange Act of 1934, as amended, all outstanding Options and awards shall become fully vested or exercisable, as the case may be, in each case as of the date of the consummation of such tender offer or other transaction or event.

                                  ARTICLE XI

                    Adjustment Upon Change in Common Stock

  The maximum number of shares as to which Options, Stock Awards and Performance Shares may be granted under this Plan, the terms of outstanding Stock Awards, Options, Performance Share awards and Incentive Awards, and the per individual limitations on the number of shares for which Options, Stock Awards and Performance Shares may be granted, shall be adjusted as the Committee shall determine to be equitably required in the event that there is an increase or reduction in the number of shares of Common Stock, or any change (including, but not limited to, a change in value) in the shares of Common Stock or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, subdivision or consolidation of shares, extraordinary dividend, change in corporate structure or otherwise. Any determination made under this Article XI by the Committee shall be final and conclusive.

  The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, Stock Awards and Performance Shares may be granted, the per individual limitations on the number of shares for which Options, Stock Awards and Performance Shares may be granted or the terms of outstanding Stock Awards, Options, Incentive Awards or Performance Shares.

  The Committee may make Stock Awards and may grant Options, Incentive Awards and Performance Shares in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article
XI. Notwithstanding any provision of the Plan (other than the limitation of Section 5.2 hereof), the terms of such substituted Stock Awards, Option, Incentive Awards or Performance Share grants shall be as the Committee, in its discretion, determines is appropriate.

                                  ARTICLE XII

                            Compliance With Law and
                 Approval of Regulatory Bodies; Governing Law

  No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an option is exercised or a Performance Share settled may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters. Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Texas without giving effect to conflicts of law principles.

                                 ARTICLE XIII

                              General Provisions

  13.1 Effect on Employment and Service. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

  13.2 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

  13.3 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                  ARTICLE XIV

                                   Amendment

  The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment materially (i) increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) changes the class of individuals eligible to become Participants or (iii) increases the benefits that may be provided under the Plan. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding Stock Award, Option, Incentive Award or Performance Share award outstanding at the time such amendment is made.

                                  ARTICLE XV

                               Duration of Plan

  No Stock Award, Option, Incentive Award or Performance Share award may be granted under this Plan more than ten years after the earlier of the date this Plan was adopted by the Board or the date this Plan was originally approved by stockholders, as reflected in Article XVI. Stock Awards, Options, Incentive Awards and Performance Share awards granted before that date shall remain valid in accordance with their terms.

                                  ARTICLE XVI

                            Effective Date of Plan

  The Plan was originally adopted by the Board on July 11, 1996, and approved by shareholders on July 15, 1996.

                                                                      APPENDIX G

                        MERISTAR HOSPITALITY CORPORATION

                     NON-EMPLOYEE DIRECTORS' INCENTIVE PLAN

                                   ARTICLE I

                                  Definitions

  1.1 Award Date means the first business day following the Company's annual meeting of stockholders, beginning with the annual meeting of stockholders in 1999.

  1.2 Board means the Board of Directors of the Company.

  1.3 Committee means the Board or the committee appointed by the Board to administer the Plan.

  1.4 Common Stock means the common stock of the Company.

  1.5 Company means MeriStar Hospitality Corporation, a Maryland corporation.

  1.6 Fair Market Value means, on any given date: if the Common Stock is not listed on an established stock exchange, Fair Market Value shall be the average of the final bid and asked quotations on the over-the-counter market in which the Common Stock is traded or, if applicable, the reported "closing" price of a share of Common Stock in the New York over-the-counter market as reported by the National Association of Securities Dealers, Inc. If the Common Stock is listed on one or more established stock exchanges, Fair Market Value shall be deemed to be the highest closing price of a share of Common Stock reported on any of such exchanges. In any case, if no sale of Common Stock is made on any stock exchange or over-the-counter market on that date, then Fair Market Value shall be determined as of the next preceding day on which there was a sale.

  1.7 First Award Date means the date following the consummation of the merger contemplated by the Agreement and Plan of Merger among American General Hospitality Corporation and American General Hospitality Operating Partnership, L.P., and Capstar Hotel Company, Capstar Management Company, L.P. and Capstar Management Company II, L.P., dated as of March 15, 1998, upon which the Participant commences service as a member of the Board, whether by election or appointment.

  1.8 Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

  1.9 Option means a stock option that entitles the holder to purchase shares of Common Stock from the Company on the terms set forth in Article IV of this Plan.

  1.10 Participant means a member of the Board who, on the First Award Date or applicable Award Date, is not an employee or officer of the Company or any "subsidiary" or "parent" corporation of the Company within the meaning of
Section 424 of the Internal Revenue Code.

  1.11 Plan means the MeriStar Hospitality Corporation Non-Employee Directors' Incentive Plan.

                                  ARTICLE II

                                   Purposes

  The Plan is intended to (i) assist the Company in recruiting and retaining non-employee directors and (ii) promote a greater identity of interest between Participants and stockholders by enabling Participants to participate in the Company's future success.


                                  ARTICLE III

                                Administration

  The Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of the Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to the Plan. All expenses of administering the Plan shall be borne by the Company.

                                  ARTICLE IV

                                    Options

  4.1 Grant of Options. Each Participant shall be granted an Option for 7,500 shares of Common Stock on the applicable First Award Date. Thereafter, each Participant shall receive an annual grant of an Option to purchase 5,000 shares of Common Stock on each Award Date. All Options shall be evidenced by Agreements that shall be subject to the applicable provisions of this Plan and to such other provisions as the Committee may adopt which are not inconsistent with the provisions of this Plan.

  4.2 Option Price. The price per share of Common Stock purchased on the exercise of an Option shall be the Fair Market Value on the date that the Option is granted.

  4.3 Maximum Option Period. The maximum period during which an Option may be exercised shall be ten years from the date of grant.

  4.4 Exercise of Options. All Options granted under the Plan shall vest in three annual installments beginning on the date of grant and on subsequent anniversaries thereof (each, a "Vesting Date"), provided the Participant continues to serve as a director of the Company on such Vesting Date.

  4.5 Effect of Termination of Services or Death. If a Participant ceases to serve as a director of the Company for any reason, the Options that have been previously granted to that Participant and that are not vested as of that date shall be forfeited. Options that have vested as of the date of such cessation of services may be exercised by the Participant, in accordance with and subject to the terms of the Plan, after the date such Participant ceases to be a director of the Company. If a Participant dies, the Options that have been previously granted to that Participant and that are vested as of the date of death may be exercised by the administrator of the Participant's estate, or by the person to whom such Options are transferred by will or the laws of descent and distribution. In no event, however, may any Option be exercised after the expiration date of such Option. Any Option or portion thereof that is not exercised during the applicable time period specified above shall be deemed terminated at the end of the applicable time period for purposes of Article VI hereof.

  4.6 Effect of a Change in Control. All Options granted pursuant to this Plan shall immediately vest upon a Change in Control of the Company. For purposes of the Plan, a "Change in Control" shall mean (i) the commencement of a public tender offer for all or any portion of the Common Stock, (ii) a proposal to merge, consolidate or otherwise combine with another company is submitted to the stockholders of the Company for approval, or (iii) the Board approves any transaction or event that would constitute a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of the Securities Exchange Act of 1934, as amended.

  4.7 Payment of Option Price. Payment of the Option price shall be made in cash, cash equivalent acceptable to the Committee, Company Common Stock, or a combination thereof. In addition, a Participant may provide instructions to the Company that upon receipt of the Option price in cash from a broker or dealer acting at the direction of the Participant in payment for any shares of Common Stock pursuant to the exercise of an Option, the Company shall issue such shares of Common Stock directly to the designated broker or dealer. If shares of Common Stock are surrendered in payment of the Option price, the shares surrendered must have an aggregate Fair Market Value (determined as of the day preceding the exercise date) that, together with any cash or cash equivalent paid, is not less than the Option price for the number of shares of Common Stock for which this Option is being exercised.

  4.8 Nontransferability. Each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom an Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

  4.9 Transferable Options. Section 4.8 hereof to the contrary notwithstanding, an Option that is not an incentive stock option may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners; provided, however, that the Participant may not receive any consideration for the transfer. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant.

  4.10 Stockholder Rights. No Participant shall have any rights as a stockholder with respect to shares of Common Stock subject to his or her Option until the date of exercise of such option.

                                   ARTICLE V

                            Shares in Lieu of Fees

  5.1 Each Participant shall have the right to elect to receive payment of any or all director fees in shares of Common Stock rather than cash. Unless a Participant elects otherwise, fees paid in shares of Common Stock will be paid at the same time as are fees paid in cash.

                                  ARTICLE VI

                             Stock Subject to Plan

  6.1 Shares Issued. Upon the exercise of an Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

  6.2 Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 125,000 shares. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Article VII.

  6.3 Reallocation of Shares. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan.

                                  ARTICLE VII

                    Adjustment Upon Change in Common Stock

  The provisions of this Plan and the terms of outstanding Options shall be adjusted as the Committee shall determine to be equitably required in the event that there is an increase or reduction in the number of shares of Common Stock, or any change (including, but not limited to, a change in value) in the shares of Common Stock or exchange of shares of Common Stock for a different number or kind of shares or other securities of the

Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, subdivision or consolidation of shares, extraordinary dividend, change in corporate structure or otherwise. Any determination made under this Article VII by the Committee shall be final and conclusive.

  The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the provisions of this Plan or the terms of outstanding Options.

                                 ARTICLE VIII

                            Compliance With Law and
                 Approval of Regulatory Bodies; Governing Law

  No Common Stock shall be issued and no certificates for shares of Common Stock shall be delivered under the Plan except in compliance with all applicable federal and state laws and regulations, any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's Common Stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence Common Stock issued upon the exercise of an Option granted under the Plan may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Common Stock shall be issued and no certificate for shares of Common Stock shall be delivered upon the exercise of an Option granted under the Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters. Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Texas without giving effect to conflicts of law principles.

                                  ARTICLE IX

                              General Provisions

  9.1 Unfunded Plan. The Plan, insofar as it provides for awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by awards under the Plan. Any liability of the Company to any person with respect to any award to be made under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

  9.2 Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                   ARTICLE X

                                   Amendment

  The Board may amend from time to time or terminate the Plan at any time; provided, however, that no amendment may become effective until stockholder approval is obtained if the amendment (i) materially increases the aggregate number of shares of Common Stock that may be issued under this Plan or (ii) stockholder approval would be required for compliance with stock exchange rules. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding Option.

                                  ARTICLE XI

                               Duration of Plan

  No Option may be made under this Plan after December 31, 2008. Options made before that date shall remain valid in accordance with their terms.

                                  ARTICLE XII

                            Effective Date of Plan

  The Plan was originally adopted by the Board on July 11, 1996 and approved by shareholders on July 15, 1996.

                                                                 APPENDIX H

                    AN OVERVIEW OF PAPER-CLIPPED REITS

                                PREPARED BY

                        NATIONAL REIT TAX PRACTICE

                         COOPERS & LYBRAND, L.L.P.

                  FOR THE BOARD OF CAPSTAR HOTEL COMPANY

                              MARCH 11, 1998

                      [COOPERS & LYBRAND LETTERHEAD]

                     PAPER-CLIPPED REITS--AN OVERVIEW

  In operating businesses which rely heavily on real estate to generate earnings the structure used to own and operate that business will significantly impact the long term value of the enterprise to shareholders. There are numerous tax structures available to own and operate these publicly-traded businesses including taxable C-corporations, REITs, and Paired share REITs. The purpose of this paper is to provide an analysis of each of these structures.

DISCUSSION OF STRUCTURES:

 1. C-Corporations

  The C-corporation is the traditional structure used by publicly-traded operating enterprises. The use of a C-corporation means that management is not restricted as to dividend payout, share ownership, or operational activities. The cost of this flexibility is a 35% tax at the entity level on net taxable income. C-corporations are not incented to pay a dividend to shareholders but are incented to leverage the company in order to maximize retained earnings and minimize tax liability. This truth is evidenced by the lower payout ratio and higher leverage ratios of lodging enterprises operating as C-corporations.

 2. Real Estate Investment Trusts

  Generally, a REIT is a corporation or business trust that receives a deduction for dividends paid to shareholders, and thereby is able to avoid the imposition of federal income taxes. Most states follow the federal treatment. The cost of this tax benefit are required compliance with a set of rules restricting the ownership of REITs, the nature of REIT's income and assets, and a mandatory distribution of shareholder dividends equal to at least 95 percent of the REIT's taxable income. Note, to the extent that the REIT distributes between 95 and 100 percent of its income, it would be subject to corporate-level tax on that undistributed income.

  The income and asset test restrictions, which were patterned after the mutual fund rules, are designed to restrict a REITs business activities to the ownership and management of leased real estate, or ownership of mortgages and other loans secured by real estate. In general, the rules are designed to prevent a REIT from engaging in active trades or businesses, even those that are real estate intensive. Those restrictions do not adversely impact on a REIT's ability to own and manage such real estate assets as offices, apartments, shopping centers or warehouses and allow investors to benefit from their ownership and operation economics. However, those restrictions do preclude a REIT from managing assets involving a high degree of operating activities or personal property, such as hotels, golf courses, and health care facilities ("Restricted Assets").

  Accordingly, these rules have meant that while a REIT may own a Restricted Asset, it was forced to lease such assets to an operator. The REIT rules further require that such a lease be based upon some measure other than net profits. The need to lease the operation of the Restricted Assets under these lease terms meant that the REIT shareholders were unable to fully benefit from the operation of the Restricted Assets. This inability to enjoy the full economic benefit of the Restricted Asset has been called "leakage." Leakage is defined as the "profit" that a REIT forfeits to the service provider or lessee.

  This has been a typical problem for investors in hotel REITs. The value of the leakage could be significant as evidenced by the sale of private management companies owned by insiders to two separate hotel REITs. For example, RFS Hotel Investors insiders sold the management company which ran RFS's hotels to Doubletree for $72 million and Equity Inns insiders sold the management company which operated its properties to Interstate Hotels for $50 million. Those lessee agreements represented approximately 15% of the equity value of RFS and 11% of the equity value of Equity Inns, respectively, that could have been available to the public investors had those deals been structured differently.

 3. Paired Share & Paper-Clip REITs

  In addition to leakage, REIT management was concerned about the lack of control over the assets as well as their inability to add value at the property level. Structures were created in the 1970's and early 80's to pair a REIT and a taxable operating company in so-called Paired Share REITs in order to combine the best features of both structures in one tradable unit. In a Paired Share REIT, the shares of both a REIT and Operating Company are combined and must trade together as a unit on the exchange. This structure allowed REIT management to fulfill their wish list of having an entity that complied with the REIT rules along with the associated benefits, to invest in operationally intensive businesses, maintain control over the assets and to provide investors with an opportunity to receive the full economic benefit of the investments.

  The opportunity to form new Paired Share REITs was eliminated by Congress in the 1984 Tax Act. However, the six existing Paired Share REITs were grandfathered at that time. The cost to acquire a Paired Share REIT was most recently estimated to be between $150 and $200 million, based upon the premium that Meditrust paid for Santa Anita. More recently, Crescent Real Estate Equities announced in April of last year the creation of a taxable corporation that would be "paper-clipped" with the REIT. The purpose of the structure was to bifurcate real estate and an intensive operating business in a manner that provides investors with the benefits of the Paired Share REITs. The "paper-clipped" entity was created through the taxable distribution of shares in a new (taxable) Operating Company to the existing REIT shareholders.

  The post merger CapStar/American General structure will be the first lodging industry paper-clipped REIT structure. The state of the art paper-clip structure combines the advantages of the growth and income oriented tax-exempt REIT with the operating flexibility of a taxable C-corporation operating company (OPCO). The two publicly-traded entities trade as separate companies but are structured to maintain a symbiotic relationship so that investors investing in both companies enjoy the economic benefits of the entire enterprise. The relationship between the two companies is maintained through a variety of means. This is important. Although at the consummation of the merger the shareholder's interests of both companies are the same, once trading is available the shareholders bases will diverge. In order to ensure the continued strength of the operating relationship, additional measures are utilized including overlapping management and board members as well as the extensive use of inter-company agreements. The inter-company agreements may include employee sharing and other operating platform synergies, first rights of refusal on acquisition and development opportunities, financing arrangements, change in control provisions as well as share ownership limits, and other agreements that foster the long-term cooperation between the two publicly traded entities without jeopardizing the REIT's status.

  The paper-clipped REIT structure was chosen over alternatives such as the taxable C-corporation, stand-alone REIT or Paired Share REIT structure because it maximizes long-term shareholder value. The paper-clipped REIT structure was selected because it provides distinct advantages for both management and investors versus the other formats. The advantages over the stand-alone C-corporation include:

    1. The tax efficiencies gained by the bifurcation of the business into its real estate and operating components. The REIT receives rental income that is a cost to the operating company. The REIT makes distributions to its investors who then pay taxes at their tax rate. The OPCO receives an income deduction for its rental payment, which reduces its taxable income.

    2. Greater investor flexibility because investors have the opportunity to invest separately in the REIT for growth and income and/or the operating company for growth through operating leverage.

    3. The ability of a paper-clipped REIT that is formed as an UPREIT to use interests in the REIT Operating Partnership as currency for acquisitions with tax-sensitive sellers. The use of operating partnership units allows the potential seller to contribute their assets to the operating partnership in exchange for partnership units in the REIT which are convertible into REIT shares in the future at the discretion of the contributor. Once the units are converted a taxable event occurs but the contributor can hold the units until it wants to convert. Heirs to the seller receive a step-up in the basis upon the transfer of the units and therefore minimize the taxable consequences to the heirs.

  The advantages over the Paired-Share REIT include:

    1. Significantly lower cost to institute. Unlike the rare paired-share REIT, which most recently sold for $150-$200 million, the formation of a paper-clip, structured in a manner that does not create significant tax costs, would include only the initial structuring costs as well as ongoing compliance and filing requirements.

    2. Significantly easier tax-free acquisitions of corporate targets. The caveat is that whichever asset does not fit-management contracts within the REIT or real estate assets in the operating company would incur a taxable transaction with the sale of those assets to its paper-clipped entity.

    3. The ability of investors to invest separately in two different entities at the levels they wish. There is no mandatory investment ratio as is the case with Paired Share entities. If an investor believes that acquisitions, and therefore the REIT, are the way to invest then it will have the opportunity to overweight that investment. If there is a sense that the operating side of the business is booming then the investor may overweight its interest in the OPCO.

    4. Its current low profile. Unlike the Paired-Share REITs, paper-clip structures have so far escaped the attention of the Treasury Department, IRS and the Congress. And given the fact that constituency of the paper-clip structure is two separate companies with different shareholders, proponents should be able to forcefully argue that the management of each entity has a fiduciary duty to their shareholders not to allow the symbiotic relationship to evolve to a more parasitic relationship.

  The disadvantage of the paper-clip structure primarily revolves around a concern that because of the independent trading of the two separate companies, shareholders will develop divergent interests which could lead to shareholder suits if management is not vigilant of its fiduciary responsibilities. The divergence of interest could also lead the two companies into separate directions weakening the symbiotic relationship between them. In addition, relative to the stand-alone C-corporation, the dividend payout requirement of the REIT does not allow for significant retention of cash flow for capital improvements and other investment programs without raising new outside capital.

  And finally, to the degree that the entity distributed to shareholders has significant value, the tax consequences to shareholders may dampen the perceived value of the transaction. This was evidenced by the experiences of two recently announced paper-clip structures, Station Casinos and Vencor. Upon the announcement by Station Casinos in December of their conversion to the paper-clip structure, the stock price increased by 50%. The distribution of the operating company to shareholders was not going to generate a taxable event since the operating company had no earnings and profits. This is decidedly not the case with Vencor. The valuation split between the REIT and the operating company is expected to be about $15 for the REIT and $10 for the operating company. The distribution of shares in the operating company creates a taxable event for shareholders of about $10 per share. Consequently, the stock of Vencor was flat after it announced its intention to use the paper-clip structure.

  The following exhibit provides examples as to the value creation ability of the paper-clipped structure. Variables such as interest expense, depreciable life, size of the portfolio, REIT payout ratio, estimated capital expenditures and capitalization rate all affect the present value of the net savings associated with the paper-clip structure. In addition, other assumptions regarding the operating relationship of the paper clip entities are imbedded in this analysis. These assumptions include the concurrent ownership of the REIT and OPCO stock by an investor and that the REIT's only tenant is the OPCO and that the OPCO's only landlord is the REIT. In addition, it is assumed that the corporation will pay the full 35% tax rate in cash and that the OPCO will pay no taxes. The ability of investors in the C-corporation which does not pay dividends to theoretically defer their personal taxes indefinitely is also ignored. The model does serve the purpose of establishing the potential of the paper-clip structure. As evidenced by these examples, the paper clip structure provides management of real estate intensive operating businesses the tools to create significant shareholder value.

                                                                  EXHIBIT 1

     CREATING SHAREHOLDER WEALTH THROUGH THE PAPER-CLIP REIT STRUCTURE

Real Estate Value ($ millions).............. $1,000 $1,000 $1,000 $1,000 $1,000

                                                                         AVERAGE
                          DEFAULT LEVERAGE REIT PAYOUT  CAPITALIZATION DEPRECIATION
    VARIABLE CHANGES       MODEL   AT 75%  RATIO AT 85%   RATE OF 8%   OF 35 YEARS
    ----------------      ------- -------- ------------ -------------- ------------
Net Operating Income at
 11%....................   $110     $110       $110          $110          $110
Depreciation over an av-
 erage 22 years.........    (45)     (45)       (45)          (45)          (45)
Interest Expense at a
 cost of 7% and 50%
 leverage...............    (35)     (53)       (35)          (35)          (35)
General & Administrative
 at a rate of 1% of as-
 sets...................    (10)     (10)       (10)          (10)          (10)
                           ----     ----       ----          ----          ----
Net Income..............   $ 20     $  2       $ 20          $ 20          $ 36
                           ====     ====       ====          ====          ====
Taxes Avoided Through
 Paired or Paper-Clipped
 REIT at 35% Corporate
 Tax Rate...............   $  7     $  1       $  7          $  7          $ 13
PLUS INCREMENTAL FINANC-
 ING COSTS
C-Corporation AFFO(1)
 with recurring capital
 expenditures = 25% of
 NOI....................     38       20         38            38            38
Required Incremental Eq-
 uity Issuance with a
 REIT payout ratio of
 95%....................     36       19         32            36            36
Additional Costs of
 Raising Equity with an
 underwriters fee of
 5%.....................     (2)      (1)        (2)           (2)           (2)
SUBSTANTIAL VALUE CREA-
 TION
Taxes Saved.............      7        1          7             7            13
Additional Financing
 Costs..................     (2)      (1)        (2)           (2)           (2)
Net Annual Savings......      5       (0)         5             5            11
Capitalization Rate
 (9%)...................
                           ----     ----       ----          ----          ----
Present Value of Net
 Savings................   $ 56     $ (3)      $ 58          $ 63          $122
                           ====     ====       ====          ====          ====

--------

1. AFFO or adjusted funds from operations is equal to NOI less interest expense, general and administrative expenses and required capital expenditures which are estimated to be 25% of net operating income.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The AGH Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The AGH Charter obligates it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of AGH, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of AGH, or is or was serving at the request of AGH as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The AGH Charter also permits AGH to indemnify and advance expenses to any person who served a predecessor of AGH in any of the capacities described above and to any employee or agent of AGH or a predecessor of AGH.

  The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the AGH Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses, to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

  AGH has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
     2.1     Agreement and Plan of Merger, dated as of March 15, 1998, by and among the Registrant and American General Hospitality Operating
             Partnership, L.P., on the one hand, and CapStar Hotel Company,
             CapStar Management Company, L.P., and CapStar Management Company
             II, L.P., on the other hand (Attached as Appendix A to the Joint
             Proxy Statement/Prospectus).
     3.1     Articles of Incorporation of the Registrant (Incorporated by
             reference to Exhibit 3.1 to the Registrant's Registration
             Statement on Form S-11, No. 333-4568).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     3.2     Articles of Amendment and Restatement of the Registrant
             (Incorporated by reference to
             Exhibit 3.2 to the Registrant's Registration Statement on Form S-
             11, No. 333-4568).
     3.3     Bylaws of the Registrant (Incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-11, No. 333-
             4568).
     3.4     Form of Second Articles of Amendment and Restatement (Incorporated
             by reference to the Registrant's Registration Statement on Form S-
             11, No. 333-4568)
     3.5     Form of Articles of Amendment and Restatement of the Registrant
             (Attached as Appendix E to the Joint Proxy Statement/Prospectus).
     3.6     Form of Amended Bylaws of the Registrant.**
     4.1     Form of Common Stock Certificate for the Registrant (Incorporated
             by reference to Exhibit 4.1 to the Registrant's Registration
             Statement on Form S-11, No. 333-4568).
     5.1     Opinion of Battle Fowler LLP regarding the validity of the shares.**
     8.1     Opinion of Battle Fowler LLP regarding (i) certain tax
             consequences of the Merger and the Spin-Off to AGH stockholders;
             (ii) the qualifications of AGH and MeriStar as a REIT for federal income tax purposes; and (iii) the qualifications of the AGH
             Operating Partnership and the MeriStar Operating Partnership as a
             partnership for federal income tax purposes.*
     8.2     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding certain aspects of the federal income tax consequences of the
             Merger and the Spin-Off.*
    10.1     Form of MeriStar Incentive Plan (Attached hereto as Appendix F to the Joint Proxy Statement/Prospectus).+
    10.2     Form of MeriStar Non-Employee Directors' Incentive Plan (Attached
             hereto as Appendix G to the Joint Proxy Statement/Prospectus).+
    10.3     Form of Employment Agreement between MeriStar Hospitality
             Corporation and Paul W. Whetsell.**
    10.4     Form of Employment Agreement between MeriStar Hospitality
             Corporation and Steven D. Jorns.**
    10.5     Form of Employment Agreement between MeriStar Hospitality
             Corporation and John Emery.**
    10.6     Form of Employment Agreement between MeriStar Hospitality
             Corporation and Bruce G. Wiles.**
    10.7     Form of Employment Agreement between MeriStar Hospitality
             Corporation and Kenneth E. Barr.**
    10.8     Form of Exchange Rights Agreement, by and among MeriStar
             Hospitality Corporation, MeriStar Hospitality Operating
             Partnership, L.P., and the Persons set forth therein (Incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on
             Form 8-K, dated March 17, 1998, No. 1-11903).
    10.9     Form of Voting Agreement between Paul W. Whetsell and Steven D.
             Jorns (Incorporated by reference to Exhibit 99.4 to the
             Registrant's Current Report on Form 8-K, dated March 17, 1998, No.
             1-11903).
    10.10    Form of Affiliate Agreement (Incorporated by reference to Exhibit
             99.4 to the Registrant's Current Report on Form 8-K, dated March
             17, 1998, No. 1-11903).
    10.11    Form of Contribution, Assumption and Indemnity Agreement between
             CapStar Hotel Company and CMC Operating Company (Incorporated by
             reference to Exhibit 99.4 to the Registrant's Current Report on
             Form 8-K, dated March 17, 1998, No. 1-11903).
    10.12    Form of Intercompany Agreement, among MeriStar Hospitality
             Corporation, MeriStar Hospitality Operating Partnership, L.P., CMC
             Operating Company and CMC Operating Partnership, L.P.
             (Incorporated by reference to Exhibit 99.4 to the Registrant's
             Current Report on Form 8-K, dated March 17, 1998, No. 1-11903).
    10.13    Form of Operating Lease (Incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on Form 8-K, dated March 17,
             1998, No. 1-11903).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------

   21.1 Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10-K, dated March 31, 1998, No. 1-11903).
   23.1      Consent of Battle Fowler LLP (Contained in Exhibit 5.1).**
   23.2      Consent of Battle Fowler LLP (Contained in Exhibit 8.1).*
   23.2.1    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in
             Exhibit 8.2).*
   23.3      Consent of Coopers & Lybrand, L.L.P. (Dallas, TX).*
   23.4      Consent of Coopers & Lybrand, L.L.P. (Washington, D.C.).*
   23.5      Consent of Coopers & Lybrand, L.L.P. (Philadelphia, PA).*
   23.6      Consent of KPMG Peat Marwick LLP.*
   23.7      Consent of Bruce G. Wiles.***
   23.8      Consent of Paul W. Whetsell.*
   23.9      Consent of Daniel Doctoroff.*
   23.10     Consent of William Janes.*
   23.11     Consent of James F. Dannhauser.*
   23.12     Consent of Mahmood Khimji.*
   23.13     Consent of Pinsker, Goldberg, Ivanicki & Apuzzo.*
   23.14     Consent of Wertheim & Company.*
   23.15     Consent of King Griffin & Adamson P.C.*
   23.16     Consent of Mann Frankfort Stein & Lipp, P.C.*
   23.17     Consent of Pannell Kerr Forster PC.*
   24.1      Power of Attorney.***
   99.1      Proxy for the Registrant.*
   99.2      Proxy for CapStar.*
   99.3      Consent of Salomon Smith Barney.*
   99.4      Consent of Goldman, Sachs & Co.**
   99.5      Consent of Lehman Brothers Inc.**
   99.6 Acquisition Agreement, dated as of March 15, 1998, among MeriStar H&R Operating Company, L.P., American General Hospitality Corporation, American General Hospitality, Inc., AGHL GP, Inc., the general partner of AGH Leasing, L.P., and the limited partners of AGH Leasing, Inc.**

--------
*Filed herewith.
**To be filed by amendment.

***Previously filed.
+Management contract or compensatory plan or arrangement.
(b)No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.
(c) The Opinion of Salomon Smith Barney is attached as Appendix B to the Joint Proxy Statement/Prospectus. The Opinion of Goldman, Sachs & Co. is attached to Appendix C to the Joint Proxy Statement/Prospectus. The Opinion of Lehman Brothers Inc. is attached as Appendix D to the Joint Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee's benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for the by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF IRVING, TEXAS, ON THE 22ND DAY OF MAY, 1998.

                                          American General Hospitality
                                           Corporation

                                                    /s/ Steven D. Jorns
                                          By: _________________________________
                                            NAME: STEVEN D. JORNS
                                            TITLE:  CHAIRMAN OF THE BOARD,
                                            CHIEF     EXECUTIVE OFFICER AND
                                            PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AND THE FOREGOING POWER OF ATTORNEY HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

         /s/ Steven D. Jorns           Chairman of the
-------------------------------------   Board, Chief             May 22, 1998
           STEVEN D. JORNS              Executive Officer,
                                        President and
                                        Director

         /s/ Kenneth E. Barr           Executive Vice
-------------------------------------   President, Chief         May 22, 1998
           KENNETH E. BARR              Financial Officer,
                                        Secretary,
                                        Treasurer and
                                        Principal
                                        Accounting Officer

                                       Director
               *
-------------------------------------
         H. CABOT LODGE III

                                       Director
               *
-------------------------------------
           JAMES R. WORMS

                                       Director
               *
-------------------------------------
          JAMES B. MCCURRY

                                       Director
               *
-------------------------------------
            KENT R. HANCE

       /s/ Steven D. Jorns

*By: ___________________________

      STEVEN D. JORNS

      ATTORNEY-IN-FACT

Dated: May 22, 1998

                   AMERICAN GENERAL HOSPITALITY CORPORATION
                      1998 ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                   AMERICAN GENERAL HOSPITALITY CORPORATION

        The undersigned hereby appoints Steven D. Jorns and Kenneth E. Barr, and each or either of them his attorneys and agents, with full power of substitution to vote all shares of common stock, par value $.01 per share ("AGH Common Stock") of American General Hospitality Corporation ("AGH") which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of AGH to be held at . , on [.], 1998 at . p.m., local time and including at any adjournments or postponements thereof as follows:
    THE BOARD OF DIRECTORS OF AGH RECOMMENDS A VOTE FOR THE ELECTION OF THE PROPOSALS SET FORTH BELOW UNDER ITEMS 1-6.
    1. PROPOSAL ONE: Approval and adoption of an Agreement and Plan of Merger, dated as of March 15, 1998, among AGH, American General Hospitality Operating Partnership, L.P., a Delaware limited partnership, CapStar Hotel Company, a Delaware corporation ("CapStar"), CapStar Management Company, L.P., a Delaware limited partnership, and CapStar Management Company II, L.P., a Delaware limited partnership. (check one box)

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]

    2. PROPOSAL TWO: Approval and adoption of an amendment to AGH's Charter to

          (a) increase the number of authorized shares of stock and authorized number of shares of AGH Common Stock; (check one box)

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]

          (b) authorize the issuance of shares of preferred stock having such preferences, rights and other terms as the Board of Directors may determine from time to time; (check one box)

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]

          (c) to the extent permitted under applicable Maryland law, permit the Board of Directors to increase or decrease the number of authorized shares of stock of AGH without stockholder approval. (check one box)

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]

    3. PROPOSAL THREE: Approval of and vote the amendment and restatement of the American General Hospitality Corporation Non-Employee Directors' Incentive Plan. (check one box)

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]

    4. PROPOSAL FOUR: Approval of the amendment and restatement of the American General Hospitality Corporation 1996 Incentive Plan. (check one box)

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]

    5. PROPOSAL FIVE: Election of Directors FOR the nominees listed below [ ] WITHHOLD THE AUTHORITY to vote for the nominees listed below [ ]
       Nominees:  H. Cabot Lodge III, Janes R. Worms,
       Paul W. Whetsell, Daniel L. Doctoroff, William S. Janes,
       Bruce G. Wiles, James F. Dannhauser and [additional director]
       FOR, except vote withheld from the following nominee(s):
       --------------------------------------------------------
    6. To consider and vote upon such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.


                                                     (continued on reverse side)

(continued from other side)

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of AGH Common Stock held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this proxy will be voted as directed above. If a proxy is submitted and no directions are given, the proxy will be voted for the approval of the Merger Proposal and for the additional Proposals referred to herein. Nonvoting shares (including broker non-votes) and abstentions will have the effect of a vote against the Merger Proposal and Proposal Two and will have no effect on the votes to approve Proposals Three, Four and Five. The election of Paul W. Whetsell, Daniel L. Doctoroff, William S. Janes, Bruce G. Wiles, James F. Dannhauser and Mahmood Khimji is conditioned upon the approval of the Merger Proposal.


You may revoke your proxy at any time before it is voted.

This proxy will be valid until the sooner of one year from the date indicated below and the completion of the Special Meeting.


                            DATED:______________________________________, 1998

                            PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.


                            __________________________________________________
                                              (Signature)


                            __________________________________________________
                                      (Signature, if held jointly)


                            __________________________________________________
                                                 (Title)

                            WHEN SHARES ARE HELD JOINTLY, BOTH OWNERS MUST SIGN AND DATE. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. IF A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY PRESIDENT OR OTHER DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN FULL PARTNERSHIP NAME BY AUTHORIZED PERSON.
--------------------------------------------------------------------------------
IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
           IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL
                           MACKENZIE PARTNERS, INC.
                         (___) ___-____ (CALL COLLECT)
--------------------------------------------------------------------------------

                             CAPSTAR HOTEL COMPANY

                     1998 SPECIAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF CAPSTAR HOTEL COMPANY

        The undersigned, as a holder of common stock, par value $.01 per share ("CapStar Common Stock"), of CapStar Hotel Company ("CapStar"), hereby appoints Paul W. Whetsell and John Emery, and each or either of them his attorneys and agents, with full power of substitution to vote all shares of CapStar Common Stock which the undersigned would be entitled to vote if personally present at the 1998 Special Meeting of Stockholders of CapStar to be held at the Embassy Row Hilton, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036 on [ ], 1998 9:00 a.m., local time, and including at any adjournments or postponements thereof, as follows:

THE BOARD OF DIRECTORS OF CAPSTAR RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER
                           PROPOSAL SET FORTH BELOW

        To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"), among American General Hospitality Corporation, a Maryland corporation ("AGH"), American General Hospitality Operating Partnership, L.P., a Delaware limited partnership, CapStar, CapStar Management Company, L.P., a Delaware limited partnership, and CapStar Management Company II, L.P., a Delaware limited partnership. (Check one box)

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]

                                                     (continued on reverse side)

(continued from other side)

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of CapStar Common Stock held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this proxy will be voted as directed above. If a proxy is given and no directions are given, the proxy will be voted for the approval of the Merger Proposal. Nonvoting shares and abstentions will have the effect of a vote against the Merger Proposal. This proxy will not be used to vote for an adjournment of the CapStar Meeting if the stockholder votes against the Merger Proposal.

You may revoke your proxy at any time before it is voted.

This proxy will be valid until the sooner of one year from the date indicated below and the completion of the Special Meeting.


                            DATED:______________________________________, 1998

                            PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.


                            __________________________________________________
                                              (Signature)


                            __________________________________________________
                                      (Signature, if held jointly)


                            __________________________________________________
                                                 (Title)

                            WHEN SHARES ARE HELD JOINTLY, BOTH OWNERS MUST
                            SIGN AND DATE. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. IF A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY PRESIDENT OR OTHER DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN FULL PARTNERSHIP NAME BY AUTHORIZED PERSON.

--------------------------------------------------------------------------------
IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE!
           IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL
                           MACKENZIE PARTNERS, INC.
                         (___) ___-____ (CALL COLLECT)
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Agreement and Plan of Merger, dated as of March 15, 1998, by and among the Registrant and American General Hospitality Operating
             Partnership, L.P., on the one hand, and CapStar Hotel Company,
             CapStar Management Company, L.P., and CapStar Management Company
             II, L.P., on the other hand (Attached as Appendix A to the Joint
             Proxy Statement/Prospectus).
     3.1     Articles of Incorporation of the Registrant (Incorporated by
             reference to Exhibit 3.1 to the Registrant's Registration
             Statement on Form S-11, No. 333-4568).
     3.2     Articles of Amendment and Restatement of the Registrant
             (Incorporated by reference to
             Exhibit 3.2 to the Registrant's Registration Statement on Form S-
             11, No. 333-4568).
     3.3     Bylaws of the Registrant (Incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-11, No. 333-
             4568).
     3.4     Form of Second Articles of Amendment and Restatement (Incorporated
             by reference to the Registrant's Registration Statement on Form S-
             11, No. 333-4568)
     3.5     Form of Articles of Amendment and Restatement of the Registrant
             (Attached as Appendix E to the Joint Proxy Statement/Prospectus).
     3.6     Form of Amended Bylaws of the Registrant.**
     4.1     Form of Common Stock Certificate for the Registrant (Incorporated
             by reference to Exhibit 4.1 to the Registrant's Registration
             Statement on Form S-11, No. 333-4568).
     5.1     Opinion of Battle Fowler LLP regarding the validity of the
             Shares.**
     8.1     Opinion of Battle Fowler LLP regarding (i) certain tax
             consequences of the Merger and the Spin-Off to AGH stockholders;
             (ii) the qualifications of AGH and MeriStar as a REIT for federal income tax purposes; and (iii) the qualifications of the AGH
             Operating Partnership and the MeriStar Operating Partnership as a
             partnership for federal income tax purposes.*
     8.2     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding certain aspects of the federal income tax consequences of the
             Merger and the Spin-Off.*
    10.1     Form of MeriStar Incentive Plan (Attached hereto as Appendix F to the Joint Proxy Statement/Prospectus).+
    10.2     Form of MeriStar Non-Employee Directors' Incentive Plan (Attached
             hereto as Appendix G to the Joint Proxy Statement/Prospectus).+
    10.3     Form of Employment Agreement between MeriStar Hospitality
             Corporation and Paul W. Whetsell.**
    10.4     Form of Employment Agreement between MeriStar Hospitality
             Corporation and Steven D. Jorns.**
    10.5     Form of Employment Agreement between MeriStar Hospitality
             Corporation and John Emery.**
    10.6     Form of Employment Agreement between MeriStar Hospitality
             Corporation and Bruce G. Wiles.**
    10.7     Form of Employment Agreement between MeriStar Hospitality
             Corporation and Kenneth E. Barr.**
    10.8     Form of Exchange Rights Agreement, by and among MeriStar
             Hospitality Corporation, MeriStar Hospitality Operating
             Partnership, L.P., and the Persons set forth therein (Incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on
             Form 8-K, dated March 17, 1998, No. 1-11903).
    10.9     Form of Voting Agreement between Paul W. Whetsell and Steven D.
             Jorns (Incorporated by reference to Exhibit 99.4 to the
             Registrant's Current Report on Form 8-K, dated March 17, 1998, No.
             1-11903).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------

     10.10   Form of Affiliate Agreement (Incorporated by reference to Exhibit
             99.4 to the Registrant's Current Report on Form 8-K, dated March 17, 1998, No. 1-11903).
     10.11 Form of Contribution, Assumption and Indemnity Agreement between CapStar Hotel Company and CMC Operating Company (Incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on Form 8-K, dated March 17, 1998, No. 1-11903).
     10.12 Form of Intercompany Agreement, among MeriStar Hospitality Corporation, MeriStar Hospitality Operating Partnership, L.P., CMC Operating Company and CMC Operating Partnership, L.P. (Incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on Form 8-K, dated March 17, 1998, No. 1-11903).
     10.13 Form of Operating Lease (Incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on Form 8-K, dated March 17, 1998, No. 1-11903).
     21.1 Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10-K, dated March 31, 1998, No. 1-11903).
     23.1    Consent of Battle Fowler LLP (Contained in Exhibit 5.1).**
     23.2    Consent of Battle Fowler LLP (Contained in Exhibit 8.1).*
    23.2.1   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (Contained in
             Exhibit 8.2).*
     23.3    Consent of Coopers & Lybrand, L.L.P. (Dallas, TX)*
     23.4    Consent of Coopers & Lybrand, L.L.P. (Washington, D.C.)*
     23.5    Consent of Coopers & Lybrand, L.L.P. (Philadelphia, PA)*
     23.6    Consent of KPMG Peat Marwick LLP.*
     23.7    Consent of Bruce G. Wiles.***
     23.8    Consent of Paul W. Whetsell.*
     23.9    Consent of Daniel Doctoroff.*
     23.10   Consent of William Janes.*
     23.11   Consent of James F. Dannhauser.*
     23.12   Consent of Mahmood Khimji.*
     23.13   Consent of Pinsker, Goldberg, Ivanicki & Apuzzo.*
     23.14   Consent of Wertheim & Company.*
     23.15   Consent of King Griffin & Adamson P.C.*
     23.16   Consent of Mann Frankfort Stein & Lipp, P.C.*
     23.17   Consent of Pannell Kerr Forster PC.*
     24.1    Power of Attorney.***
     99.1    Proxy for the Registrant.*
     99.2    Proxy for CapStar.*
     99.3    Consent of Salomon Smith Barney.*
     99.4    Consent of Goldman, Sachs & Co.**
     99.5    Consent of Lehman Brothers, Inc.**
     99.6 Acquisition Agreement, dated as of March 15, 1998, among MeriStar H&R Operating Company, L.P., American General Hospitality Corporation, American General Hospitality, Inc., AGHL GP, Inc., the general partner of ASH Leasing, L.P., and the limited partners of AGH Leasing, Inc.**

--------
* Filed herewith.
** To be filed by amendment.

*** Previously filed.
+Management contract or compensatory plan or arrangement.